                                              Filed Pursuant to Rule 424B3
                                              Registration File No: 333-102110

PROSPECTUS

                              [STENA LOGO OMITTED]



OFFER TO EXCHANGE ALL OUTSTANDING $200,000,000 9 5/8% SENIOR NOTES DUE 2012 FOR
                                 $200,000,000
         9 5/8% SENIOR NOTES DUE 2012, WHICH HAVE BEEN REGISTERED UNDER
                        THE SECURITIES ACT OF 1933, OF

                                STENA AB (PUBL)


                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON FEBRUARY 19, 2003, UNLESS EXTENDED.

                               ----------------

     Terms of the exchange offer:

     o The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

     o We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     o You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

     o We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Certain tax considerations" on page 129 of this prospectus for more information.

     o  We will not receive any proceeds from the exchange offer.

     o The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

                                ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR ORIGINAL NOTES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------


                  The date of this prospectus is January 17, 2003.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STENA AB. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF STENA AB SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                TABLE OF CONTENTS

                                                                            PAGE
Summary ................................................................      1
Risk factors ...........................................................     16
Use of proceeds ........................................................     28
Exchange rate information ..............................................     29
Capitalization .........................................................     30
Selected historical consolidated financial information and other data ..     33
Management's discussions and analysis of financial condition and
   results of operations ...............................................     34
Business ...............................................................     53
Management .............................................................     77
Principal shareholders .................................................     80
Certain relationships and related party transactions ...................     81
The exchange offer .....................................................     83
Description of notes ...................................................     91
Description of other indebtedness ......................................    122
Book-entry; delivery and form ..........................................    126
Certain tax considerations .............................................    129
Plan of distribution ...................................................    132
Legal matters ..........................................................    132
Experts ................................................................    133
Where you can find more information                                         133
Index to financial statements ..........................................    F-1

                            -------------------------

Stena AB is a stock corporation of limited liability incorporated in 1897 under the laws of the Kingdom of Sweden and governed by the Swedish Companies Act. Our registered office is in the Commune of Gothenburg, Vastra Gotaland County, Sweden. Our World Wide Web site address is http://www.stena.com. The information in our website is not part of this prospectus.

In this prospectus the terms "we," "us", "our" and "Stena AB" refer to Stena AB
(Publ) and its subsidiaries, unless the context requires otherwise, and "initial purchasers" refers to J.P. Morgan Securities Inc., ABN AMRO Incorporated, Deutsche Bank Securities, Inc. and Salomon Smith Barney Inc. The terms "SIBV" and "Stena Line" refer to Stena International B.V., our wholly-owned subsidiary, and to an international passenger and freight ferry service operator that was consolidated as one of our subsidiaries as of October 31, 2000, respectively.

                            -------------------------

This prospectus discusses important business and financial information about us that is not included in or delivered with this document. You may request a copy of any of the documents which are referred to in this prospectus, at no cost, by writing or telephoning us at the following address or phone number.


                                    Stena AB
                                 Masthuggskajen
                          SE-405 19 Gothenburg, Sweden
                          Telephone: 011-46-31-85-5000
                            Attention: Peter Olofsson

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION.

             SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Stena AB is a stock corporation incorporated under the laws of the Kingdom of Sweden. Substantially all of Stena AB's directors and executive officers and the experts named herein are residents of the Kingdom of Sweden. All or a substantial portion of the assets of Stena AB and of such individuals are located outside the United States. It may not be possible for investors to effect service of process within the United States upon Stena AB or such persons with respect to matters arising under the U.S. federal securities laws or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of such laws. Stena AB has been advised by Wistrand Advokatbyra Goteborg KB, its Swedish counsel, that the United States and Sweden do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Furthermore, such counsel has advised that (i) there is doubt whether an action could be brought in Sweden against Stena AB predicated solely upon the provisions of the U.S. federal securities laws and (ii) actions for enforcement of judgments of U.S. courts against Stena AB are not enforceable in Sweden, either by treaty or in practice, but are accepted on an evidential basis in a Swedish legal action.

Stena AB has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in any action brought against it under the securities laws of the United States arising out of the offering.


                           FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate," "should," "likely," "foresee," "believe," "estimate," "expect," "intend," "continue," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. Such statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties.

Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to:

     o  changes in general economic and business conditions;

     o  changes in currency exchange rates and interest rates;

     o  introduction of competing products by other companies;

     o lack of acceptance of new products or services by our targeted customers;

     o  inability to meet efficiency and cost reduction objectives;

     o  changes in our business strategy; and

     o other risk factors listed in our reports filed with the SEC from time to time.

We do not intend, and undertake no obligation, to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include those discussed under the heading "Risk factors" in this prospectus.

                            CURRENCY OF PRESENTATION

Stena AB maintains its consolidated financial accounts in Swedish kronor. In this prospectus, references to "SEK" or "kronor" are to Swedish kronor, references to "U.S. dollars," "dollars" or "$" are to U.S. dollars, references to "EUR", "|Hn" and "euro" are to the currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended by the Treaty on European Union, references to "DKK" are to Danish Kronor and references to " (pounds sterling)" or "GBP" are to British pounds. For the convenience of the reader, this prospectus contains translations of kronor amounts into U.S. dollars at specified rates. No representation is made that the kronor amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or at any other rates. Unless otherwise stated, the translations of kronor into U.S. dollars have been made at $1.00=SEK 9.2740, the noon buying rate in New York City for cable transfers in kronor as certified for customs purposes by the Federal Reserve Bank of New York, on September 30, 2002. Unless otherwise stated, the translations of other currencies into SEK have been made at the applicable conversion rates as reported by Sveriges Riksbank, the Central Bank of Sweden, on September 30, 2002. No representation is made that these amounts have been, could have been or could be converted into such amounts at the rates indicated or at any other rates.


                                    GLOSSARY

The following are abbreviations and definitions of certain terms commonly used in the shipping industry and this prospectus. The terms are taken from the Marine Encyclopedic Dictionary (Fifth Edition) published by Lloyd's of London Press Ltd. and other sources, including information supplied by us.

Aframax tanker. Tankers ranging in size from 70,000 dwt to 110,000 dwt.

Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Bareboat charter. Rental or lease of an empty ship, without crew, stores or provisions.

Charter. The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty. A vessel is "chartered in" by a lessee and "chartered out" by a lessor.

Classification society. A private organization which has as its purpose the supervision of vessels during their construction and afterward, in respect to their seaworthiness and upkeep, and the placing of vessels in grades or "classes" according to the society's rules for each particular type of vessel.

DnV. Det Norske Veritas, a Norwegian classification society.

Drydock. Large basin where all the fresh/sea water is pumped out to allow a ship to dock in order to carry out cleaning and repairing of those parts of a vessel which are below the water line.

Dwt. Deadweight tonne. A unit of a vessel's capacity, for cargo, fuel oil, stores and crew, measured in metric tonnes of 1,000 kilograms. A vessel's dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

Dynamic positioning (DP). Computer controlled power management system which controls thrusters allowing a vessel to maintain position in most weather without anchors.

Freight unit. Trucks, trailers, containers and railcars.

Gross ton. Unit of 100 cubic feet or 2.831 cubic meters.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Lane meter. Number of useable length meters of lanes for cars, trailers or trucks, except with respect to RoRo vessels that do not carry cars.

Lightering. To put cargo in a lighter to partially discharge a vessel or to reduce her draft. A lighter is a small vessel used to transport cargo from a vessel anchored offshore.

Linkspan. The docking facility for the HSS vessels.

Lloyds Register. British ship classification society.

Newbuilding. A new vessel recently delivered or under construction.

Offhire. The period a vessel is unable to perform the services for which it is immediately required under its contract. Offhire periods include days spent on repairs, drydockings, special surveys, vessel upgrades, initial positioning after the purchase of a vessel and periods awaiting employment.

P&I Insurance. Third party insurance obtained through a mutual association (P&I
Club) formed by shipowners to provide protection from large financial loss to one member by contribution towards that loss by all members.

Panamax tanker. Vessels designed to maximum beam (32.2 meters) to transit the Panama Canal.

Product tanker. Vessels designed to carry a variety of liquid products varying from crude oil to clean and dirty petroleum products, acids and other chemicals. The tanks are coated, this being a requirement of some of the products carried and the ship may have equipment designed for the loading and unloading of cargoes with a high viscosity.

RoRo vessels. Vessels designed primarily to transport freight trailers and a limited number of passengers.

RoPax vessels. Vessels designed to transport trucks, freight trailers, buses and cars and which also provide cabin accommodations for passengers.

Scrapping. The disposal of old vessel tonnage by way of sale as scrap metal.

Semi-submersible rig. Semi-submersible rigs are floating platforms which, by means of a water ballasting system, can be submerged to a predetermined depth so that a substantial portion of the lower hulls, or pontoons, is below the water surface during drilling operations. Semi-submersible rigs are capable of operating in the "submerged" mode sitting on the seabed in water depths of approximately 40 to 50 feet. Typically, the rig is "semi-submerged," remaining afloat, off bottom, in a position in which the lower hull is approximately 60 feet below the water line and the upper deck protrudes well above the surface. These rigs maintain their position over the well through the use of an anchoring system or a computer-controlled thruster system. Semi-submersible rigs are divided into five generations which are determined by rig design and the year of delivery of the units. Generally, first generation drilling rigs are drilling rigs that were delivered before 1973, second generation drilling rigs are drilling rigs that were delivered between 1973 and 1981, third generation drilling rigs are drilling rigs that were delivered between 1982 and 1985 and fourth generation drilling rigs are drilling rigs that have been delivered since 1986. Fifth generation drilling rigs are drilling rigs that have been delivered since 1997.

Service speed. The average maximum speed a vessel can reach when utilized on a daily basis.

Shuttle tankers. A tanker, usually with special fittings for mooring, which lifts oil from offshore fields and transports it to a share storage or refinery terminal on repeated trips.

Spot market. The market for immediate chartering of a vessel.

Tanker. Ship designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined products, liquid chemicals and liquid gas. Tankers load their cargo by gravity from the shore or by shore pumps and discharge using their own pumps.

Time charter. The hire of a vessel for a specified period of time. The charter out party provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage and pays for insurance, repairs and maintenance. The charter in party pays for bunkering and all voyage related expenses including canal tolls and port charges.

ULCC. Ultra large crude carrier--a tanker larger than 300,000 dwt.

VLCC. Very large crude carrier--a tanker of 200,000 to 300,000 dwt.

                                     SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk factors" section and our consolidated financial statements and related notes.

OUR BUSINESS


Stena AB is one of the largest privately owned companies in Sweden. We own and operate one of the world's largest international passenger and freight ferry services and own and charter drilling rigs, Roll-on/Roll-off vessels, and crude oil and petroleum product tankers. We also invest in and manage residential and commercial real estate, principally in Sweden and The Netherlands. For the twelve months ended September 30, 2002, we generated revenues of SEK 13.3 billion and Adjusted EBITDA of SEK 3.1 billion, of which SEK 12.4 billion and SEK 2.6 billion, respectively, was generated by our restricted group, which, for purposes of the indenture governing the notes, includes all of our businesses except real estate.


BUSINESS SEGMENTS

FERRY OPERATIONS. We currently operate 17 routes and 33 vessels in Scandinavia and the United Kingdom under the "Stena Line" and "Scandlines" brand names. The results of our ferry operations have improved significantly from the year ended December 31, 2000. Since that date, we have expanded our route network through acquiring and opening new routes and implemented measures designed to control costs. We have also benefitted from volume improvements commencing in late 2001 after volumes declined in 1999 and 2000 following the abolition on July 1, 1999 of duty and tax free sales within the European Union. In November 2000, we established a new business segment, ferry operations. We acquired, in our acquisition of Stena Line, six vessels that were formerly part of our Roll-on/Roll-off operations. This reduced annual charter expenses by approximately SEK 382 million. In addition, we benefit from a new tax subsidy introduced in Sweden in October 2001 with similar effect to other arrangements implemented by several other countries in Northern Europe. The amount of this subsidy was approximately SEK 361 million for the 12 month period ended September 30, 2002.

Our ferry operations generate revenues from three principal business activities: (i) travel, which consists primarily of ticket sales for passengers and private cars, package tours and hotel sales; (ii) onboard sales, which consists primarily of retail sales, restaurants, bars, arcades, gaming and duty and tax free sales on certain of our routes; and (iii) freight, which consists primarily of trailer and truck transportation. For the twelve months ended September 30, 2002, we carried a total of 12.6 million passengers, 2.4 million private cars and 1.1 million freight units on our routes. For the twelve months ended September 30, 2002, our ferry operations generated revenues of SEK 8.4 billion and EBITDA of SEK 1.2 billion.

OFFSHORE DRILLING. We own and operate three third generation and two fifth generation semi-submersible drilling rigs. We took delivery of our fifth generation drilling rigs in 1999 and 2001. We believe our excellent safety record, our quality of service and modern fleet provide us with a significant competitive advantage. Our rigs are currently deployed in the United Kingdom and Norwegian sectors of the North Sea, Southeast Asia and Brazil. For the five years ended December 31, 2001, our average rig utilization rate was approximately 93%. For the twelve months ended September 30, 2002, our drilling operations generated revenues of SEK 2.1 billion and EBITDA of SEK 1.1 billion.

SHIPPING. Our shipping operations consist of the ownership and chartering of Roll-on/Roll-off vessels and crude oil and petroleum product tankers. For the twelve months ended September 30, 2002, our shipping operations generated revenues of SEK 2.0 billion and EBITDA of SEK 252 million.

Roll-on/Roll-off vessels. Roll-on/Roll-off vessels permit trucks, freight trailers, buses and cars to drive directly onto and off of the ship. As a result, these vessels permit more rapid loading and unloading and do not require cranes or other port facilities associated with traditional cargo handling and container ship operations. As of October 31, 2002, we owned six RoRo vessels and one RoPax vessel. We have two RoRo newbuildings on order and are in the process of selecting a shipyard to finish an incomplete newbuilding we acquired earlier this year. RoPax vessels are designed to transport trucks, freight trailers, buses and cars and provide accommodations for passengers. RoRo vessels are designed primarily to transport freight trailers and a limited number of passengers.

We order new vessels to be built, purchase existing vessels, charter out vessels and sell vessels. Roll-on/Roll-off vessels are generally employed on relatively short, non-deep sea routes, principally in Northwest Europe, Scandinavia and the Mediterranean and Caribbean seas. We are one of the initial participants in the Roll-on/Roll-off segment of the shipping industry and believe that our experience and knowledge relating to the design, construction and operation of these vessels and our close customer relationships provide us with a significant competitive advantage. For the five years ended December 31, 2001, our average Roll-on/Roll-off vessel utilization rate was approximately 95%.

Crude oil and petroleum product transportation. We own, charter in and provide commercial management services for crude oil and product tankers. As of October 31, 2002, we charter in 15 Product, Aframax and Panamax tankers, lease two Product tankers pursuant to a long-term finance leases and have a 50% interest in two shuttle tankers. We have 75% interests in two Panamax tankers on order. We also have agreements with ChevronTexaco pursuant to which we have first call rights to bid to provide oil and petroleum product transportation to Chevron Texaco at market rates. For the five years ended December 31, 2001, our average tanker utilization rate was approximately 96%.

REAL ESTATE. We acquire, refurbish and manage residential and commercial properties. Our properties are primarily located in Sweden and The Netherlands. As of October 31, 2002, we owned 186 properties. Approximately 85% of our rental income comes from our properties in Sweden. For the twelve months ended September 30, 2002, our real estate business generated revenues of SEK 905 million and EBITDA of SEK 499 million.

OUR STRENGTHS

Diversified operations. We operate in five businesses: ferries, offshore drilling, Roll-on/Roll-off vessels, crude oil and petroleum product transportation and real estate. These operations provide us with a diversified revenue and earnings stream that has served to insulate us from the volatility of any of these businesses individually.

Substantial asset base and EBITDA. We believe that we own and operate a high-quality fleet of ferries, drilling rigs, Roll-on/Roll-off vessels and crude oil tankers. We also own a substantial portfolio of real estate properties. As of September 30, 2002, on a pro forma basis to give effect to the adjustments referred to in "Pro forma condensed financial information," the book value of our tangible fixed assets was approximately 1.7 times the amount of our indebtedness. Historically, our assets have generated significant levels of EBITDA. As our asset base has grown, our EBITDA has grown from SEK 1.2 billion in 1997 to SEK 2.8 billion in 2001.

High utilization rates. We have achieved high utilization rates for our assets in our shipping and offshore drilling businesses. For the five years ended December 31, 2001, our average utilization rates for Roll-on/Roll-off vessels, crude oil tankers and offshore drilling rigs were approximately 95%, 96% and 93%, respectively.

Proven management team. We have over fifty years experience in various aspects of the shipping business. Our current senior management team, which has been in place since 1984, has been responsible for developing and executing our strategy. This team has experience in acquiring assets at attractive prices, operating them efficiently and selling them as favorable opportunities arise. We have successfully structured investments in Coflexip and P&O Stena Line, enabling us to increase the value of the assets invested and to subsequently realize significant gains by selling these investments.

OUR STRATEGY

Maintain strong financial position. We operate in capital intensive businesses. We intend to maintain a strong financial position and substantial liquidity that should enable us to continue to access capital to fund our businesses. We financed the expansion of our asset base in part by selectively disposing of assets, enabling us to maintain a strong financial position. After a period of substantial investment over the last five years, we are now positioned to benefit from strong free cash flow that should enable us to improve our financial position over the next five years.

Improve results of ferry operations. Since our acquisition of 100% of Stena Line in January 2001, we have focused on increasing revenues, principally through increased volumes, and on measures designed to control costs. These efforts have resulted in increased passenger and freight volumes of 4.2% and 5.7% for the twelve months ended September 30, 2002. Revenues from our ferry operations have increased to SEK 8.4 billion in the twelve months ended September 30, 2002 from SEK 7.8 billion during the twelve months ended September 30, 2001. EBITDA has increased to SEK 1.2 billion from SEK 0.7 billion over these same periods while direct operating expenses have increased by less than 2%.

Selectively expand our businesses. We have acquired a substantial asset base as a result of our investments over the last several years. We expect that our future investments in vessels and drilling rigs will be lower than in recent years and, in the case of drilling rigs, will likely be supported by long-term contracts. We expect that future investments in real estate will be driven by market opportunities, as well as the cash flow and debt capacity of our real estate operations.

RECENT DEVELOPMENTS

Sale of P&O Stena Line. On August 13, 2002, we completed the sale of our 40% interest in P&O Stena Line to The Peninsular & Oriental Steam Navigation Company, or P&O. In connection with the sale, we received approximately (pounds sterling)193 million (SEK 2.8 billion) comprised of approximately (pounds sterling)152 million for our equity interest in P&O Stena Line, (pounds sterling)30 million as repayment of an outstanding loan to P&O Stena Line and approximately (pounds sterling)11 million as dividends and interest. The transaction resulted in a gain of approximately SEK 650 million. We used these proceeds to repay indebtedness under our revolving credit facilities.

In connection with this transaction, we also purchased from P&O North Sea Ferries Limited three RoPax vessels that we operate on our Harwich-Rotterdam route.

2002 revolving credit facility. On November 13, 2002 we replaced our $428 million revolving credit facility with a new $600 million revolving credit facility. See "Description of other indebtedness."

Stena Tay Notes. On December 12, 2002 we redeemed in full the 7.30% Senior Secured Guaranteed Notes due 2004 of Stena Tay Limited for an aggregate redemption price of $89.1 million.

10 1/2% Senior Notes. On January 15, 2003, we redeemed our 10 1/2% Senior Notes due 2005 for a redemption price of 102.6250% plus accrued interest to but excluding the date of redemption.

                                    * * * * *

Our principal executive offices are located at Masthuggskajen, SE-405 19 Gothenburg, Sweden, and our telephone number at that address is 011-46-31-855-000.


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

                         SUMMARY OF THE EXCHANGE OFFER

On November 27, 2002, we completed the private offering of $200,000,000 aggregate principal amount of 9 5/8% Senior Notes due 2012. As part of that offering, we entered into a registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered..........   Up to $200,000,000 aggregate principal amount
                               of new 9 5/8% Senior Notes due 2012, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The exchange offer..........   We are offering to exchange $1,000 principal
                               amount of our 9 5/8% Senior Notes due 2012, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 9 5/8% Senior Notes due 2012.

                               In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $200,000,000 principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales.....................   Based on interpretations by the staff of the
                               SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                               o you are acquiring the exchange notes in the ordinary course of your business;

                               o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                               o  you are not an affiliate of ours.

                               If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                               o  you cannot rely on the applicable
                                  interpretations of the staff of the SEC; and

                               o  you must comply with the registration
                                  requirements of the Securities Act in
                                  connection with any resale transaction.

                               Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

                               Furthermore, any broker-dealer that acquired any of its original notes directly from us:

                               o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

                               o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration date.............   5:00 p.m., New York City time, on February 19,
                               2003 unless we extend the expiration date.

Accrued interest on the
  exchange notes and
  original notes............   The exchange notes will bear interest from the
                               most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the
  exchange offer............   The exchange offer is subject to customary
                               conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The exchange offer--Conditions to the exchange offer" for more information regarding conditions to the exchange offer.

Procedures for tendering
  original notes............   Except as described in the section titled "The
                               exchange offer--Guaranteed delivery procedures," a tendering holder must, on or prior to the expiration date:

                               o  transmit a properly completed and duly
                                  executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

                               o if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.

                               See "The exchange offer--Procedures for
                               tendering."

Special procedures for
  beneficial holders........   If you are the beneficial holder of original
                               notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The exchange offer--Procedures for tendering."

Guaranteed delivery
  procedures................   If you wish to tender your original notes and you
                               cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The exchange offer--Guaranteed delivery procedures."

Withdrawal rights...........   Tenders may be withdrawn at any time before
                               5:00 p.m., New York City time, on the expiration date.

Acceptance of original
  notes and delivery of
  exchange notes............   Subject to the conditions stated in the section
                               "The exchange offer--Conditions to the exchange offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The exchange offer--Terms of the exchange offer."

Certain tax considerations..   We believe that your exchange of original notes
                               for exchange notes to be issued in the exchange offer will not be a taxable event for U.S.
                               federal income tax purposes. See "Certain tax considerations."

Exchange agent..............   JPMorgan Chase Bank is serving as exchange
                               agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The exchange offer--Exchange agent."

Use of proceeds.............   We will not receive any proceeds from the
                               issuance of exchange notes in the exchange offer.
                               We will pay all expenses incident to the exchange offer. See "Use of proceeds."

                       SUMMARY OF THE TERMS OF THE NOTES

The form and terms of the exchange notes and the original notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. For a more complete understanding of the notes, please refer to the section of this document entitled "Description of notes." For purposes of the description of the notes included in this prospectus, references to the "Company," "Issuer," "us," "we" and "our" refer only to Stena AB (Publ) and do not include our subsidiaries.

Exchange notes offered......   $200 million aggregate principal amount of
                               9 5/8% Senior Notes due 2012

Maturity....................   December 1, 2012.

Interest payment dates......   June 1 and December 1, commencing June 1, 2003.

Optional redemption.........   The notes will be redeemable at our option, in
                               whole or in part, at any time on and after December 1, 2007, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

Optional tax redemption.....   The notes are redeemable, in whole, but not in
                               part, at our option, at a price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest to the date of redemption, in the event of a change in tax law requiring the imposition of withholding taxes by the Kingdom of Sweden or by any other jurisdiction in which Stena AB is resident for tax purposes. Our credit facilities restrict our ability to optionally redeem the notes. See
                               "Description of other indebtedness."

Sinking fund................   No sinking fund payments will be required.

Ranking.....................   The original notes are, and the exchange notes
                               will be,

                               o  our unsecured obligations;

                               o  effectively junior to secured debt;

                               o senior to any future senior subordinated or subordinated debt; and

                               o structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries, including those under our credit facilities.


                               The original notes do, and the exchange notes will, rank equally with all of our existing and future unsecured unsubordinated debt.


                               Amounts borrowed under our revolving credit facilities are obligations of SIBV and are guaranteed by Stena AB and certain of our subsidiaries. As of September 30, 2002, on an as adjusted basis after giving effect to the offering of the original notes and the receipt and application of the net proceeds of the offering of the original notes, as more fully described in "Use of proceeds" and other adjustments as more fully described in "--Pro forma financial information":

                               o we had approximately $1.5 billion of total indebtedness, of which approximately $503 million was the obligation of our unrestricted subsidiaries and $1.0 billion was the obligation of our restricted subsidiaries; and

                               o we had approximately $1.5 billion of senior indebtedness, $1.1 billion of which is secured indebtedness to which the original notes are, and the exchange notes will be, effectively subordinated.

Covenants...................   The indenture governing the notes contains
                               covenants that limit our ability and the ability of our restricted subsidiaries to:

                               o  incur additional debt;

                               o  issue preferred stock;

                               o make other restricted payments including investments;

                               o  engage in other business activities;

                               o  create liens;

                               o  sell or otherwise dispose of assets,
                                  including capital stock of subsidiaries;

                               o enter into agreements that restrict dividends from subsidiaries;

                               o  enter into mergers or consolidations;

                               o enter into transactions with affiliates and related persons;

                               o  guarantee indebtedness; and

                               o  enter into sale/leaseback transactions.

                               These covenants are subject to a number of important exceptions and qualifications. For more details, see "Description of notes."

Change of control...........   Upon the occurrence of a change of control,
                               which may include transactions approved by our board of directors, we will be obligated to make an offer to purchase all outstanding notes at a purchase price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Asset sales.................   In connection with certain asset dispositions,
                               we may be required to use the excess proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of notes -- Certain covenants."


                                  RISK FACTORS

Investing in the notes involves substantial risks. You should carefully consider all the information in this prospectus prior to exchanging your original notes for exchange notes. In particular, we urge you to consider carefully the factors set forth under "Risk factors" beginning on page 16 of this prospectus.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary sets forth our consolidated financial and operating data for the periods indicated. The summary consolidated financial data for the years ended December 31, 1999, 2000 and 2001 are derived from our audited consolidated financial statements which have been audited by KPMG Bohlins AB. The summary consolidated financial data for the nine month periods ended September 30, 2001 and 2002 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The information set forth below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," "Selected historical consolidated financial information and other data" and our consolidated financial statements and unaudited condensed consolidated financial statements and the related notes contained elsewhere in this prospectus.

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in Sweden, referred to as Swedish GAAP, which differs, in certain significant respects, from generally accepted accounting principles in the United States, referred to as US GAAP. Reconciliation of such differences which significantly affect the determination of net income for the years ended December 31, 1999, 2000 and 2001 and stockholders' equity as of December 31, 2000 and 2001 is set forth in Note 24 to our consolidated financial statements. Reconciliation of such differences which significantly affect the determination of net income for the nine months ended September 30, 2001 and 2002 and stockholders' equity as of September 30, 2002 is set forth in
Note 5 to our unaudited condensed consolidated financial statements.

Restricted group data represents our summary consolidated financial data excluding our real estate operations. Our real estate operations are conducted through various subsidiaries. For purposes of the indenture, these subsidiaries are designated unrestricted subsidiaries and, as a result, are not bound by the restrictive provisions of the indenture. As of September 30, 2002, these unrestricted subsidiaries had outstanding indebtedness of approximately SEK 4.7 billion ($503 million), substantially all of which was secured by their real property interests.

------------------------------------------------------------------------------------------------------------------------------
                                                      YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30, (10)
                                            -------------------------------------------   ------------------------------------
(IN MILLIONS)                                  1999        2000        2001      2001          2001        2002       2002
------------------------------------------------------------------------------------------------------------------------------
                                                SEK         SEK         SEK      $(1)           SEK         SEK       $(1)
CONSOLIDATED GROUP (2)

Income Statement Data (Swedish GAAP):
Total revenues ..........................     4,274       5,760      13,104     1,413        10,090      10,301      1,111
Direct operating expenses ...............    (1,970)     (3,267)     (8,928)     (963)       (6,745)     (6,773)      (730)
Selling and administrative expenses .....      (344)       (510)     (1,421)     (153)         (993)     (1,123)      (121)
Depreciation and amortization ...........      (728)       (974)     (1,506)     (162)       (1,170)     (1,323)      (143)
Income from operations ..................     1,232       1,153       1,267       137         1,182       1,082        117
Interest income .........................       103         206         120        13            98         181         20
Interest expense ........................      (593)       (649)       (913)      (98)         (738)       (746)       (81)
Net income ..............................       826       3,097       1,410       152           442       1,017        110

Balance Sheet Data (Swedish GAAP):
Cash and marketable securities (3) ......     1,102       2,555       3,635       392         2,540       1,915        207
Total assets ............................    19,884      30,805      35,062     3,781        33,829      29,965      3,231
Total debt (4) ..........................    12,408      15,878      19,028     2,052        17,658      13,931      1,502
Stockholders' equity ....................     5,631       9,270      11,110     1,198        10,387      11,743      1,266

Other Data (Swedish GAAP):
Capital expenditures ....................    (3,146)     (3,266)     (3,875)     (418)       (3,173)     (1,511)      (163)
EBITDA (5) ..............................     1,960       2,127       2,773       299         2,352       2,405        260
Adjusted EBITDA (6) .....................     2,091       2,322       2,879       310         2,451       2,587        280
Cash flow from operating activities......       876       1,410       1,026       111         1,375       1,565        169
Cash flow from investing activities .....    (1,405)      2,821      (1,998)     (216)       (2,074)      1,288        139
Cash flow from financing activities......       568      (3,351)      2,014       217           614      (4,246)      (458)
Earnings to fixed charges (7) ...........       1.5x        4.0x        1.4x      1.4x          1.5x        2.0x       2.0x

Consolidated Amounts (US GAAP):
Income from operations ..................     1,346       1,080       1,328       143         1,205       1,400        151
Net income ..............................     1,036       3,602         942       102           118       1,435        155
Total assets ............................    18,880      30,289      34,267     3,695            --      29,525      3,184
Stockholders' equity ....................     4,734       8,915      10,352     1,116            --      11,226      1,210
------------------------------------------------------------------------------------------------------------------------------

Footnotes to table appear on page 15.

--------------------------------------------------------------------------------------------------------------------------------
                                                        YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30, (10)
                                               -------------------------------------------  ------------------------------------
(IN MILLIONS)                                     1999        2000        2001      2001        2001         2002       2002
--------------------------------------------------------------------------------------------------------------------------------
                                                   SEK         SEK         SEK      $(1)         SEK          SEK        $(1)
RESTRICTED GROUP (2)

Income Statement Data (Swedish GAAP):
Total revenues .............................     3,354       5,166      12,288     1,325        9,497        9,630      1,038
Direct operating expenses ..................    (1,721)     (3,040)     (8,640)     (932)      (6,533)      (6,519)      (703)
Selling and administrative expenses ........      (306)       (457)     (1,360)     (147)        (945)      (1,070)      (115)
Depreciation and amortization ..............      (692)       (936)     (1,453)     (157)      (1,132)      (1,277)      (138)
Income from operations .....................       635         869         853        92          887          764         82
Interest income ............................       100         199         112        12           93          177         19
Interest expense ...........................      (434)       (475)       (671)      (72)        (555)        (548)       (59)
Net income .................................       674       2,978       1,251       135          332          918         99

Balance Sheet Data (Swedish GAAP):
Cash and marketable securities (3) .........     1,040       2,563       3,584       386        2,389        1,842        199
Total assets ...............................    17,125      26,866      30,207     3,257           --       24,993      2,695
Total debt (4) .............................     9,890      12,031      14,360     1,548       13,183        9,266        999
Stockholders' equity .......................     5,652       9,522      11,300     1,218           --       11,826      1,275

Other Data (Swedish GAAP):
Capital expenditures .......................    (2,346)     (1,710)     (2,558)     (275)      (2,293)      (1,253)      (135)
EBITDA (5) .................................     1,327       1,805       2,306       249        2,019        2,041        220
Adjusted EBITDA (6) ........................     1,705       1,999       2,404       259        2,113        2,219        239
Adjusted EBITDA to interest expense ........       3.9x        4.2x        3.6x      3.6x         3.8x         4.0x       4.0x
Total debt to Adjusted EBITDA ..............       5.8x        6.0x        6.0x      6.0x          --           --         --
Net debt to Adjusted EBITDA (8) ............       5.2x        4.7x        4.5x      4.5x          --           --         --
Earnings to fixed charges (7) ..............       1.4x        4.5x        1.3x      1.3x         1.5x         2.1x       2.1x
--------------------------------------------------------------------------------------------------------------------------------

Footnotes to table appear on page 15.

PRO FORMA FINANCIAL INFORMATION


The pro forma financial information assumes the redemption of $121.8 million aggregate principal amount of our 10 1/2% Senior Notes due 2005 (which were called for redemption on December 16, 2002 to be redeemed on January 15, 2003) and a call premium of $3.2 million, the redemption of $95.4 million aggregate principal amount of Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004 and a call premium of $3.9 million (which were redeemed on December 12, 2002), the issuance of the original notes and the borrowings under our revolving credit facilities of approximately SEK 278 million to fund a portion of the redemption prices of the 10 1/2% Senior Notes and the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes. The principal amounts of our 10 1/2% Senior Notes and the Stena Tay Notes represent the amounts outstanding as of September 30, 2002. The pro forma adjustments are reflected as if these transactions had actually occurred on January 1, 2001 for pro forma income statement data and September 30, 2002 for pro forma balance sheet data. See "Pro forma condensed financial information."


--------------------------------------------------------------------------------------------------------------
                                                     YEAR ENDED DECEMBER 31,   NINE MONTHS ENDED SEPTEMBER 30,
                                                     -----------------------   -------------------------------
(IN MILLIONS)                                            2001       2001        2001         2002       2002
--------------------------------------------------------------------------------------------------------------
                                                          SEK       $(1)         SEK          SEK       $(1)
CONSOLIDATED GROUP (2)

Net income ......................................       1,412        152         460          421         45
Interest expense ................................        (776)       (84)       (615)        (691)       (75)
Total debt (4) ..................................                                          14,047      1,514
Earnings to fixed charges (Swedish GAAP) (7) ....        1.5x       1.5x        1.6x         1.5x       1.5x
Earnings to fixed charges (US GAAP) (7) .........        1.1x       1.1x        1.3x         2.0x       2.0x

RESTRICTED GROUP (2)
Interest expense ................................        (534)       (58)       (432)        (493)       (53)
Total debt (4) ..................................                                           9,382      1,012
--------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------
                                                 TWELVE MONTHS ENDED SEPTEMBER 30,(9)
                                                 ------------------------------------
(IN MILLIONS)                                                          2002     2002
-------------------------------------------------------------------------------------
RESTRICTED GROUP (2)                                                    SEK     $(1)
Interest expense ............................                          (595)     (64)
Adjusted EBITDA .............................                         2,609      281
Total debt (4) ..............................                         9,382    1,012
Adjusted EBITDA to interest expense .........                          4.4x     4.4x
Total debt to Adjusted EBITDA ...............                          3.6x     3.6x
Net debt to Adjusted EBITDA(8) ..............                          2.9x     2.9x
-------------------------------------------------------------------------------------


Footnotes to table appear on page 15.

(1) Amounts in U.S. dollars have been translated, solely for the convenience of the reader, at an exchange rate of $1.00 = SEK 9.2740, the noon buying rate on September 30, 2002.

(2) The consolidated group includes from October 31, 2000 the Stena Line Group. Restricted group data represents our selected consolidated financial data excluding our real estate business that are designated as unrestricted subsidiaries for purposes of the indenture.

(3) Cash and marketable securities consists of cash and cash equivalents, short-term investments and marketable securities.

(4) Total debt includes short-term debt, long-term debt and capitalized lease obligations, current and noncurrent.

(5) EBITDA is defined as income from operations plus depreciation and amortization. We have included information concerning EBITDA because certain investors use it as a measure of our ability to service our debt. EBITDA is not required under generally accepted accounting principles in Sweden or the United States and should not be considered an alternative to net income or any other measure of performance required by Swedish GAAP or US GAAP or as an indicator of our operating performance and should be read in conjunction with the consolidated statements of cash flows contained in our consolidated financial statements included elsewhere herein.

(6) Adjusted EBITDA is EBITDA plus the sum of interest income, cash dividends received from affiliated companies and minority interest, less non-recurring items not received in cash. See table below:

-------------------------------------------------------------------------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                                               ---------------------------------------------   -------------------------------
(IN MILLIONS)                                    1999        2000        2001        2001         2001       2002      2002
-------------------------------------------------------------------------------------------------------------------------------
                                                  SEK         SEK         SEK        $(1)          SEK        SEK      $(1)
CONSOLIDATED GROUP (2)

  EBITDA ..................................     1,960       2,127       2,773        299         2,352      2,405       260
  Adjustments:
    Interest income .......................       103         206         120         13            98        181        20
    Cash dividends received (a) ...........        29          --          --         --            --         --        --
    Minority interest .....................        (1)        123           4         --             1          1        --
    Non-recurring items, non-cash .........        --        (134)        (18)        (2)           --         --        --
                                                -------------------------------------------------------------------------------
  Adjusted EBITDA .........................     2,091       2,322       2,879        310         2,451      2,587       280
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                                               ---------------------------------------------   -------------------------------
(IN MILLIONS)                                    1999        2000        2001        2001         2001       2002      2002
-------------------------------------------------------------------------------------------------------------------------------
                                                  SEK         SEK         SEK        $(1)          SEK        SEK      $(1)
RESTRICTED GROUP (2)

  EBITDA ..................................     1,327       1,805       2,306        249         2,019      2,041       220
  Adjustments:
    Interest income .......................       100         199         112         12            93        177        19
    Cash dividends received (b) ...........       279          --          --         --            --         --        --
    Minority interest .....................        (1)        123           4         --             1          1        --
    Non-recurring items, non-cash .........        --        (128)        (18)        (2)           --         --        --
                                                -------------------------------------------------------------------------------
  Adjusted EBITDA .........................     1,705       1,999       2,404        259         2,113      2,219       239
-------------------------------------------------------------------------------------------------------------------------------

     (a) Cash dividends received excludes dividends received on investments held for trading purposes, but includes dividends from strategic investments which up to April 2000 and October 2000, respectively, included Stena Line and Coflexip only.

     (b) In 1999, cash dividends for the restricted group include a dividend from our real estate business to Stena AB of SEK 250 million and a dividend of SEK 29 million from Coflexip, a company in which we owned an approximate 30% interest prior to our sale of such interest in April 2000.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of profit before tax plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (expensed and capitalized) on all indebtedness, plus a proportion of rental expense deemed to be representative of the interest factor.

(8) Net debt is defined as total debt less cash and cash equivalents, short-term investments and marketable securities.

(9) Last twelve months ended September 30, 2002 information is calculated by subtracting data for the nine months ended September 30, 2001 from the data for the year ended December 31, 2001 and then adding the data for the nine months ended September 30, 2002.

(10) We changed our accounting policy for dry-docking costs under Swedish GAAP as of January 1, 2002 due to a new accounting standard issued in Sweden. We now use a method that capitalizes dry-docking costs as incurred and amortizes such costs as depreciation and amortization expense over the period to the next scheduled dry-docking. Dry-docking costs are now classified as amortization expense instead of as an operating expense in the nine-month period ended September 30, 2002 and the amounts have also been reclassified for the corresponding period ending September 30, 2001. The income statement for the year ended December 31, 2001 does not reflect the adoption of this new accounting principle. Accordingly, dry-docking costs of SEK 99 million are classified as direct operating expenses for the year ended December 31, 2001.

                                  RISK FACTORS

Our business, operations and financial condition are subject to various risks. Some of these risks are described below and you should take these risks into account in evaluating the exchange offer and an investment in the exchange notes. The following risk factors, other than "You may have difficulty selling the original notes that you do not exchange," generally apply to the original notes as well as the exchange notes. This section does not describe all risks applicable to us, our industry or our business and is intended only as a summary of certain material factors.

RISKS RELATING TO THE NOTES

YOU MAY HAVE DIFFICULTY SELLING THE ORIGINAL NOTES THAT YOU DO NOT EXCHANGE.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The exchange offer--Consequences of exchanging or failing to exchange original notes."

OUR LEVEL OF INDEBTEDNESS COULD LIMIT CASH FLOW AVAILABLE FOR OUR OPERATIONS AND COULD ADVERSELY AFFECT OUR OPERATIONS AND FLEXIBILITY.

As of September 30, 2002, on a pro forma basis after giving effect to the offering of the original notes and the application of the net proceeds, together with borrowings under our revolving credit facilities, to redeem approximately $121.8 million aggregate principal amount of our 10 1/2% Senior Notes and approximately $95.4 million aggregate principal amount of the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004, we and our subsidiaries had outstanding consolidated indebtedness of SEK 14.0 billion ($1.5 billion), of which SEK 4.7 billion ($503 million) was the obligation of unrestricted subsidiaries (as defined in the indenture), and our total debt as a percentage of our total capitalization was approximately 55%.

Our indebtedness could restrict our operations and make it more difficult for us to fulfill our obligations under the notes. Among other things, our indebtedness may:

     o limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions of vessels or other strategic acquisitions and general corporate purposes;

     o require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures or acquisitions;

     o limit our flexibility in planning for or reacting to changes in the markets in which we compete;

     o place us at a competitive disadvantage relative to our competitors with less indebtedness;

     o render us more vulnerable to general adverse economic and industry conditions; and

     o make it more difficult for us to satisfy our financial obligations, including those relating to the notes or be able to refinance maturing indebtedness.

Subject to compliance with various financial and other covenants imposed by our revolving credit facilities, the agreements governing our other indebtedness and the indenture, we and our subsidiaries may incur additional indebtedness from time to time, including to finance the purchase or completion of newbuildings. We have entered into shipbuilding contracts with shipyards in China and Korea for the construction of two RoRo newbuildings and two RoPax vessels, respectively. The first RoPax vessel was delivered in January 2003. We also have 75% interests in two Panamax tankers being constructed in China. We are in the process of selecting a shipyard to finish construction of an incomplete RoRo vessel we acquired in May 2002. Our aggregate remaining cost for our five newbuildings, fully equipped, is approximately $158 million payable through early 2004. The estimated cost to finish construction of our incomplete RoRo vessel is approximately $12 million. See "Description of notes -- Certain covenants" and "Description of other indebtedness."


Although certain indebtedness of ours bears a fixed rate of interest, certain other indebtedness of ours bears interest at rates that fluctuate with prevailing interest rates. As a result, our interest expense under such facilities could increase. In addition, future financings we may undertake may also provide for rates that fluctuate with prevailing interest rates that could increase. We currently hedge a portion of our interest rate exposure. However, there can be no assurance that such debt will be effectively hedged or that we will continue such hedging.

Our incurrence of additional debt could further exacerbate the risks described in this prospectus and could result in a material adverse effect on our business, financial condition, results of operations and ability to satisfy our obligations under the notes.

OUR ABILITY TO SERVICE OUR DEBT AND MEET OUR CASH REQUIREMENTS DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

Although there can be no assurances, we believe that the level of borrowings available to us combined with cash from our operations will be sufficient to provide for our cash requirements. To date, we have been able to generate sufficient cash flow from operations, borrowings and refinancings to meet interest and principal payments on our indebtedness. However, our continued ability to satisfy our obligations will depend on our future operating performance and financial results that will be subject, in part, to factors beyond our control, such as interest rates and general economic, financial and business conditions, as well as other factors. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

     o  refinance all or a portion of our debt, including the notes;

     o  obtain additional financing;

     o  sell certain of our assets or operations;

     o  reduce or delay capital expenditures; or

     o  revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including the indenture governing the notes, then in effect.

THE COVENANTS IN OUR REVOLVING CREDIT FACILITIES, THE AGREEMENTS GOVERNING OUR OTHER INDEBTEDNESS AND THE INDENTURE GOVERNING THE NOTES IMPOSE RESTRICTIONS ON OUR BUSINESS.

Our revolving credit facilities, the indenture governing the notes and the instruments governing our other indebtedness contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and to take advantage of business opportunities as they arise. The restrictions these covenants place on us and our subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

     o incur liens and debt or provide guaranties in respect of obligations of any other person;

     o  issue preferred stock;

     o  pay dividends or make distributions;

     o  make redemptions and repurchases of capital stock;

     o  make loans, investments and capital expenditures;

     o  prepay, redeem or repurchase debt;

     o  engage in mergers, consolidations and asset dispositions;

     o  engage in sale-leaseback transactions and affiliate transactions;

     o  change our business and issue and sell capital stock of subsidiaries;
        and

     o  restrict distributions from subsidiaries.

In addition, our revolving credit facilities require us to maintain a number of financial ratios.

If we violate these covenants and are unable to obtain waivers from our lenders, our debt under the revolving credit facilities would be in default and could be accelerated by our lenders. If our indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. If our expectations of future operating results are not achieved, or our debt is in default for any reason, our business, financial condition and results of operations would be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions. See "Description of notes -- Certain covenants" and "Description of other indebtedness."

THE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL OF OUR SECURED DEBT AND IF A DEFAULT OCCURS, WE MAY NOT HAVE SUFFICIENT FUNDS TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

The notes are general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt, including the 8 3/4% Senior Notes. The notes are effectively subordinated to all of our secured bank debt to the extent of the value of the assets securing that debt. As of September 30, 2002, after giving effect to the offering of the original notes and the application of the net proceeds of the offering of the original notes, and borrowings under our revolving credit facilities, as more fully described in "Use of proceeds," we would have had approximately $1.1 billion of secured indebtedness to which the notes would have been effectively subordinated in right of payment.

In addition, the indenture governing the notes, subject to specified limitations, permits us to incur additional secured indebtedness and your notes will be effectively junior to any such additional secured indebtedness we may incur. In the event of our bankruptcy, liquidation, reorganization or other winding up of us, the assets that secure our secured indebtedness will be available to pay obligations on the notes only after all such secured indebtedness has been repaid in full from such assets. Likewise, because our revolving credit facilities are secured obligations, our failure to comply with the terms of the revolving credit facilities would entitle those lenders to foreclose on our assets that serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes and potentially with all of our other general creditors. In such event, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

BECAUSE STENA AB IS A HOLDING COMPANY, REPAYMENT OF OUR INDEBTEDNESS, INCLUDING THE NOTES, IS DEPENDENT ON CASH FLOW GENERATED BY OUR SUBSIDIARIES.

Stena AB is a holding company. All of our operations are conducted by, and substantially all of our assets (including our vessels) are owned by, our subsidiaries. Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Under the Swedish Companies Act, there are restrictions as to the ability of our subsidiaries to pay us dividends or make loans and advances to us. The 8 3/4% Senior Notes Indenture and the indenture contain covenants that restrict the ability of our subsidiaries to enter into any agreement limiting distributions and transfers, including dividends. However, our real estate operations are conducted through unrestricted subsidiaries which are not bound by restrictive provisions of the indenture and there can be no assurance that the cash flows or assets of those subsidiaries will be available to us to pay our obligations under the notes.

THE NOTES WILL BE STRUCTURALLY JUNIOR TO THE INDEBTEDNESS AND OTHER LIABILITIES OF OUR SUBSIDIARIES.

You will not have any claim as a creditor against our subsidiaries and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary's creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2002, our subsidiaries had approximately $1.5 billion of outstanding indebtedness and other liabilities, excluding intercompany liabilities, all of which was structurally senior to the notes.

In addition, the indenture, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries

WE CONDUCT OUR REAL ESTATE OPERATIONS THROUGH SUBSIDIARIES WHICH ARE NOT SUBJECT TO CERTAIN RESTRICTIVE PROVISIONS IN THE INDENTURE.

Our real estate operations are conducted through various subsidiaries. For purposes of the indenture, as is the case under other indentures governing our indebtedness, these subsidiaries are designated as unrestricted subsidiaries and, as a result, are bound by the restrictive provisions of the indenture. At September 30, 2002, these unrestricted subsidiaries had outstanding indebtedness of approximately SEK 4.7 billion ($503 million) substantially all of which was secured by their real property interests. Neither we nor any of our subsidiaries that has not been designated as an unrestricted subsidiary (referred to as the restricted subsidiaries) have guaranteed payment of any of this indebtedness. There is no limitation in the indenture on the amount of indebtedness such unrestricted subsidiaries may incur in the future. The indenture requires that any indebtedness of an unrestricted subsidiary incurred after the offering must be non-recourse to Stena AB and its restricted subsidiaries. Nevertheless, there can be no assurance that a creditor of an unrestricted subsidiary could not successfully seek satisfaction from the us and our restricted subsidiaries or that, in the event of the bankruptcy of Stena AB or one or more of our unrestricted subsidiaries, a bankruptcy court would not consolidate the assets and debts of us and our restricted subsidiaries with those of the unrestricted subsidiaries. The indenture contains certain limitations on our ability to make investments in unrestricted subsidiaries.

In addition, because the covenant of the indenture prohibiting, subject to certain limitations, the creation of limitations on the ability of our subsidiaries to pay dividends does not apply to the unrestricted subsidiaries and because our real estate investments are subject to significant indebtedness, there can be no assurance that the cash flows or assets of unrestricted subsidiaries will be available to us to pay our obligations under the notes or any of our other indebtedness. The indenture also provides for designating other of our subsidiaries as unrestricted subsidiaries. See "Description of notes."

WE MAY INCUR ADDITIONAL INDEBTEDNESS RANKING EQUAL TO THE NOTES.

If we incur any additional indebtedness that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL.

Upon a change of control, we would be required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest. If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price and we may be required to secure third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control under the indenture. Our failure following a change of control to make or consummate an offer to purchase the notes would constitute an event of default under the indenture and would have a material adverse effect on our financial condition. In such an event, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all of the notes. A change of control under the notes includes any transaction that results in any person (other than Sten A. Olsson, his descendents, their estates or trusts created for their benefit) beneficially owning or controlling more than 50% of our voting stock. Additionally, the occurrence of the events constituting a change of control with respect to the notes would constitute a change of control under the 8 3/4% Senior Notes Indenture and would require us to make an offer to purchase all outstanding 8 3/4% Senior Notes. The failure to make such purchases would constitute an event of default under the 8 3/4% Senior Notes Indenture.

The occurrence of events constituting a change of control which is not cured within 120 days would trigger mandatory prepayment of outstanding advances under our revolving credit facilities and termination of the facilities unless the lenders under such facilities agree otherwise. Because the notes will be structurally subordinated to the borrowings under the revolving credit facilities and because the revolving credit facilities are secured by 20 of our Roll-on/Roll-off vessels and five drilling rigs, our ability to repay amounts owing under the notes and the 8 3/4% Senior Notes in such event may be materially adversely affected. In addition, under our revolving credit facilities, a change in control which would give the banks a right to require the payment of the outstanding borrowings thereunder in full would occur if any person other than Sten A. Olsson, his descendants, their estates or trusts created for their benefit were to own less than 75% of the outstanding voting stock of Stena AB. As a result, the change of control provisions in the revolving credit facilities would be triggered prior to the occurrence of a change of control under the notes and a change of control under the 8 3/4% Senior Notes Indenture. As such, the occurrence of a change in control under the revolving credit facilities may not result in a change in control under the notes or the 8 3/4% Senior Notes. See "Description of notes" and "Description of other indebtedness."

The change of control provisions in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to offer to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in an event of a takeover, recapitalization or similar transaction.

YOU MAY FIND IT DIFFICULT TO SELL YOUR EXCHANGE NOTES BECAUSE THERE IS NO EXISTING TRADING MARKET FOR THE EXCHANGE NOTES.


You may find it difficult to sell your exchange notes because a trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on November 27, 2002 primarily to a small number of institutional investors. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

There is no existing trading market for the exchange notes, and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the original notes depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that a market for the exchange notes will develop. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.


BROKER-DEALERS OR NOTEHOLDERS MAY BECOME SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

Any broker-dealer that:

     o exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

     o resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

RISKS RELATING TO OUR BUSINESS

THE FERRY INDUSTRY IN AREAS WHERE WE OPERATE IS HIGHLY COMPETITIVE.

We compete with other ferry operators as well as different forms of transportation, including airlines, other freight carriers and fixed links such as bridges and tunnels.

Some of these other forms of transportation are faster or may be more convenient than ferry service. In the case of competition with other ferry operators, such competition is based on the location of the routes, the rates charged, the quality and reliability of the vessel and the onshore and onboard service provided. The principal effect of this competition is to pressure our volumes and limit our ability to increase prices. Some of our competitors may have greater financial resources than us, are owned by governments or benefit from government subsidies. As a result, such competitors may be better able to withstand price competition and price volatility than us.

RISING FUEL PRICES MAY ADVERSELY AFFECT THE PROFITABILITY OF OUR FERRY
OPERATIONS.

Fuel represents a significant cost incurred by us in the operation of our fleet. In addition, each of our four HSSs consumes significantly more fuel than a conventional ferry. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. In recent years, the prices for fuel have been increasing as well as volatile. A significant or sustained increase in the price of fuel or reductions in supply could increase our operating expenses and have a material adverse effect on our financial condition and results of operations. Road and port blockades in the future, arising from fuel protests or other reasons, may have similar effects resulting in loss of carryings.

We seek to reduce our exposure to adverse changes in fuel prices by entering into hedging transactions. We primarily use swaps and options to hedge our exposure to variations in the price of fuel. However, there can be no assurance that such hedging activities will be successful.

OUR OPERATING RESULTS ARE SUBJECT TO SEASONAL FLUCTUATIONS.

Our ferry operations are highly seasonal principally because passenger volumes are linked to tourism. The period from June through September is the peak travel season for passengers. As a result, our ferry operations generate a significantly greater portion of their revenues and substantially all of their profits in the second and third quarters and generally report losses in the first and fourth quarters.

THE OFFSHORE DRILLING RIG MARKET IS COMPETITIVE AND THE FUTURE DEMAND FOR OUR RIGS UNPREDICTABLE.

The offshore drilling rig market is highly competitive. The level of demand for offshore drilling rigs has historically fluctuated significantly in connection with oil price changes. Drilling contracts are generally awarded on a competitive bid basis with price competition as the primary factor. However, contracts for drilling projects are increasingly being negotiated directly between an oil company and its preferred contractor with quality of service, safety and suitability of equipment, as well as price, as significant factors in awarding the contract. We cannot predict the timing or extent of any changes in the industry or the future level of demand for our drilling rigs.

THE SHIPPING INDUSTRY IS CYCLICAL AND SUBJECT TO A VARIETY OF EXTERNAL FACTORS.

Historically, the profitability of the shipping industry has been cyclical. The cyclicality of the shipping industry has been due to changes in the level and pattern of global economic growth and the highly competitive nature of the shipping industry, as well as changes in the supply of and demand for vessel capacity which impact charter rates and vessel values. The worldwide supply of vessels is influenced by the number of newbuildings and scrappings and government and industry regulation of maritime transportation practices. The overall demand for vessel capacity is influenced by global and regional economic conditions, increases and decreases in industrial and agricultural production, energy consumption, tourism patterns, political changes and armed conflicts, developments in international trade and changes in sea borne and other transportation patterns. Because many of the factors influencing the supply of and demand for vessel capacity are unpredictable, the timing, direction and degree of changes in the shipping markets in which we participate, including the RoRo, RoPax, car/passenger ferry and tanker markets, as well as future charter rates and vessel values, are also unpredictable and we cannot assure you that demand for our services or vessels will increase or even remain stable.

WE CANNOT ASSURE YOU THAT CHARTER RATES OR UTILIZATION LEVELS FOR OUR VESSELS AND DRILLING RIGS WILL NOT DECREASE.

Over the last decade, charter rates, vessel values and the general profitability of the shipping and offshore drilling industries have been volatile. There can be no assurance that charter rates or vessel values in the businesses in which we operate will be stable or increase over time. Vessel values are strongly influenced by charter rates which in turn are influenced by the level and pattern of global economic growth and the worldwide supply of vessels.

For the five years ended December 31, 2001, our RoRo, RoPax and car/passenger ferry fleet utilization has averaged approximately 95%. In the case of our RoRo, RoPax and car/passenger ferry vessels, a substantial portion of this utilization has been through long-term charters. Prior to our acquisition of Stena Line, Stena Line was our largest customer. As a result of our acquisition of Stena Line, the vessels previously chartered to Stena Line and used in our ferry operations are no longer part of our Roll-on/Roll-off vessel operations. Four charters for our fleet of seven Roll-on/Roll-off vessels expire over the next 12 months. The large number of RoRo and RoPax newbuildings ordered and delivered in the industry in recent years and the increasing demand for larger vessels have already adversely impacted charter rates and the value of older, smaller and slower vessels.


For the five years ended December 31, 2001, our drilling rig utilization rate has averaged approximately 93%. Three of our drilling rig charters expire in 2003 and two other charter contracts expire in 2006 and 2009, respectively, subject to certain early termination rights in the case of the charter expiring in 2009. Our customers may terminate some of our drilling contracts if the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of a breakdown of major equipment or, in some cases, due to other events beyond the control of either party. In reaction to depressed market conditions, our customers may also seek renegotiation of firm drilling contracts to reduce their obligations.


For the five years ended December 31, 2001, the utilization for our fleet of chartered in tankers and the tanker owned by us has averaged 96%. All of our chartered in tankers are currently trading on the spot market. There can be no assurance that rates on the spot market will not decline, that charters on the spot market will continue to be available or that dependence on the spot market will not result in generally lower overall utilization and lower profitability.

We actively seek new charters in an effort to maintain a high level of vessel and rig utilization. However, we cannot assure you that we will be successful in renewing charter agreements, obtaining charter agreements for our newbuildings or replacing charter agreements for our existing vessels or that future charter rates will enable our vessels to be operated profitably.

CONVERSIONS OF OUR VESSELS AND DRILLING RIGS, UPGRADES OR NEWBUILDINGS MAY BE SUBJECT TO DELAYS AND COST OVERRUNS.

From time to time we may undertake to add new capacity through conversions or upgrades to our vessels and drilling rigs or through new construction. These projects are subject to risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

     -  shortages of equipment, materials or skilled labor;

     -  unscheduled delays in the delivery of ordered materials and equipment;

     -  unanticipated cost increases;

     -  weather interferences;

     - difficulties in obtaining necessary permits or in meeting permit conditions;

     -  design and engineering problems;

     -  failure to meet agreed-upon specifications; and

     -  bankruptcy or other failures of the shipyard.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO RISKS AND UNCERTAINTIES ARISING FROM INTERNATIONAL POLITICAL CONFLICTS AND ECONOMIC CONDITIONS THAT COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

Our operations are global and are affected by international economic, political and governmental conditions, especially in the countries where we and our subsidiaries are engaged in business or where our vessels operate or are registered.

Economic conditions and fluctuations in currency exchange rates among the countries in which we conduct our ferry operations affects the travel and trade patterns of our customers. We are also subject to governmental and regulatory risks including taxation, nationalization, inflation and protectionist measures that can affect our ability to operate our current routes or alter our routes. We are further subject to political upheaval risks. For example, passenger, private car and freight traffic on our Scotland-Northern Ireland route has been affected by civil disturbances from time to time in Northern Ireland and may be so affected in the future.

We are also subject to risks pertaining to the Middle East conflict. The tankers owned, chartered in or managed by us trade from time to time in the Arabian Gulf. In the past, political and armed conflicts in this region have included attacks on tankers and other efforts to disrupt shipping in this area. Future political instability or future hostilities in this region could adversely impact our tanker operations and therefore could have a material adverse affect on our operations.

These circumstances may materially adversely affect our trade patterns, operations and results of operations.

TERRORIST ATTACKS, SUCH AS THE ATTACKS IN NEW YORK AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001, AND OTHER ATTACKS OR ACTS OF WAR MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused major instability in the U.S. and other financial markets and have resulted generally in a slow-down in travel. Leaders of the U.S. government have announced their intention to actively pursue those behind the attacks and to possibly initiate broader action against global terrorism. The attacks and any response may lead to armed hostilities or to further acts of terrorism in the United States or elsewhere and such developments would likely cause further instability in financial markets or further disruptions in travel patterns. Furthermore, the recent terrorist attacks and future developments may result in reduced demand from our customers for our services. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH OUR OWNERS THAT MAY ADVERSELY AFFECT US.

Our owners own other companies and have other business interests. In the past, certain of such companies have engaged in the same business as or in businesses similar to those conducted by us. In the future, due to the availability of funds, restrictions contained in debt or other instruments or for other reasons, our owners may determine to allocate a particular business opportunity, such as the acquisition of a vessel or drilling rig or the construction of a new vessel to such other companies. In addition, our owners may make these investments or engage in these businesses directly. In such event, we would not incur any debt or be subject to any risks related to such transaction, but also would not receive any cash flow or income generated by it. Further, such activities by our owners may result in other companies or our owners directly competing with us.

In the case of corporate opportunities and conflicts of interest, Swedish corporate law requires our directors to act in our best interests. Our board of directors is advised by Swedish counsel with respect to such matters. Our eight directors and one deputy director include four directors who are neither employees nor officers of Stena AB and three directors, including our deputy director, who are appointed by the trade unions representing our employees.

THE LOSS OF THE SERVICES OF OUR KEY EMPLOYEES COULD MATERIALLY ADVERSELY AFFECT OUR REVENUES, RESULTS OF OPERATIONS AND PROSPECTS.

We rely, and expect to continue to rely, upon Dan Sten Olsson, our Chief Executive Officer, and Svante Carlsson, our Chief Financial Officer, as well as certain other key employees for the successful pursuit of our activities. The loss of any of their services could have an adverse effect on our operations. We do not maintain life insurance with respect to Messrs. Olsson or Carlsson.

MOST OF OUR ONBOARD STAFF AND ONSHORE SHIPPING STAFF ARE UNIONIZED. STRIKES BY THEM MAY DISRUPT OUR SERVICES AND ADVERSELY AFFECT OUR OPERATIONS.

The shipping industry in Sweden and other jurisdictions in which we operate is susceptible to industrial action due to the strong influence of maritime trade unions, resulting both from direct employer/employee disputes and from sympathetic industrial action which legislation in those countries currently permits. While we believe that we have good relations with our work force, we cannot assure you that we will not be adversely affected by future industrial action against efforts by our management to reduce labor costs, restrain wage increases or modify work practices.

We are party to separate agreements covering substantially all our employees in our ferry operations in Sweden, the United Kingdom and The Netherlands. Generally, the term of these agreements is for one to two years or the agreements continue until terminated or renegotiated. In the United Kingdom, we have an agreement with our labor unions for which the pay level is negotiated on an annual basis. We negotiate labor agreements for our offshore drilling operations separately on an annual basis.

Although we have not experienced a strike or work stoppage in the last 10 years, there can be no assurance that we will in the future be able to favorably negotiate the terms and conditions of such labor agreements or that strikes or disruptions will not occur in the future as a result of the failure to negotiate such terms or otherwise.

CURRENCY FLUCTUATIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL STATEMENTS AND/OR OUR OPERATING MARGINS.

Although we report our results of operations in kronor, we earn a substantial portion of revenues and incur a substantial portion of expenses in other currencies, principally U.S. dollars, British pounds, Euros and Norwegian kroner. In particular, we incur significant expenses in U.S. dollars for fuel and for expenses in our tanker operations and as of September 30, 2002 approximately $765 million of our debt was denominated in dollars. Fluctuations in the exchange rates between the dollar and other currencies could have a material effect on the amount of funds denominated in other currencies needed by us to satisfy our dollar-denominated obligations. In addition, a substantial portion of our assets and liabilities are denominated in currencies other than the kronor. As a result, these assets and liabilities will also be impacted by changes in the exchange rate between kronor and other currencies. Our financial results as reported in kronor have in the past and in the future are expected to be significantly affected by changes in the exchange rate between the kronor and such other currencies. We seek to manage our foreign currency exposure by using forward exchange contracts. We also hedge certain of our currency exchange exposures with borrowings denominated in the same currency as the investment. However, there can be no assurance that such hedging will be successful and foreign exchange fluctuations may have a material adverse effect on our financial statements and/or our operating margins.

WE UTILIZE VARIOUS FINANCIAL INSTRUMENTS, INCLUDING HEDGING ARRANGEMENTS, TO MANAGE FINANCIAL RISKS WHICH MAY NOT BE SUCCESSFUL.

We have traditionally used various financial instruments as part of an overall risk management policy to seek to reduce our exposure to interest rate and foreign currency exchange fluctuations. To manage our interest rate risks, we utilize swaps, forward rate agreements, interest rate futures, options and interest rate collars. To manage our foreign currency exchange rate exposure, we utilize forward foreign currency exchange contracts, foreign currency options and currency swaps. We also hedge certain of our currency exchange exposures with borrowings denominated in the same currency as the investment. However, there can be no assurance that such hedging will be successful in mitigating the risk that interest rate fluctuations will have an adverse effect on our financial statements and/or operating results.

By utilizing hedging instruments, we potentially forego benefits that might result from fluctuations in currency exchange rates, declines in short term interest rates and declines in oil prices. Additionally, we are exposed to credit risk in the event of the failure of counterparties to meet their obligations under these arrangements. The theoretical risk is the cost of replacement at current market prices of these transactions in the event of defaults by counterparties. Although we believe the possibility of non-performance by counterparties is remote (given that we maintain a policy of entering into such arrangements only with highly rated institutions), the impact of such a default may have an adverse effect on our result of operations. There can also be no assurance that our hedging activities will be successful.

COMPLIANCE WITH SAFETY, ENVIRONMENTAL AND OTHER GOVERNMENTAL REQUIREMENTS MAY ADVERSELY AFFECT OUR OPERATIONS.

The shipping industry in general, our business and the operation of our vessels in particular, are affected by a variety of governmental regulations in the form of numerous international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such vessels operate, as well as in the country or countries in which such vessels are registered. These regulations include:

     o the United States Oil Pollution Act of 1990 (OPA) with respect to strict liability for the discharge of oil and other materials into the environment, the issuance of certificates of financial responsibility for vessels trading in United States waters and requiring that newly constructed tankers that trade in United States waters be constructed with double hulls;

     o the International Convention on Civil Liability for Oil Pollution Damage of 1969 entered into by certain countries (other than the United States) relating to strict liability for pollution damage caused by the discharge of oil;

     o the International Maritime Organization International Convention for the Prevention of Pollution from Ships with respect to strict technical and operational requirements for tankers;

     o the International Maritime Organization International Convention for the Safety of Life at Sea of 1974 (SOLAS) with respect to crew and passenger safety, certain safety regulations concerning car/passenger ferry and RoPax vessels and a subsequent chapter, as revised in 2000, with respect to the construction and operation of high speed craft such as the HSS ferries; and

     o the International Convention on Load Lines of 1966 with respect to the safeguarding of life and property through limitations on load capability for vessels on international voyages.

Additional laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and that could have a material adverse effect on our operations. In addition, we are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations. In the event of war or national emergency, our vessels may be subject to requisition by the government of the flag flown by the vessel without any guarantee of compensation for lost profits.

We believe our vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance with applicable safety/environmental laws and regulations and are insured against usual risks for such amounts as our management deems appropriate. The vessels' operating certificates and licenses are renewed periodically during each vessel's required annual survey. However, government regulation of vessels, particularly in the areas of safety and environmental impact may change in the future and require us to incur significant capital expenditure on our ships to keep them in compliance.

CATASTROPHIC LOSS AND OTHER LIABILITIES OF OUR BUSINESS COULD ADVERSELY AFFECT OUR RESULT OF OPERATIONS.

The operation of any oceangoing vessel carries with it an inherent risk of catastrophic maritime disaster, mechanical failure, collision, and loss of or damage to cargo.

Additionally, in the course of operating vessels, marine disasters such as oil spills and other environmental mishaps, cargo loss or damage, business interruption due to political or other developments, as well as maritime disasters not involving us, labor disputes, strikes and adverse weather conditions could result in loss of revenues, liabilities or increased costs, personal injury, loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims. In addition, offshore drilling operations are subject to many of the same risks as shipping, including risks relating to the environment and possible catastrophic loss or liability, and are subject to the usual hazards inherent in drilling for oil and gas offshore, such as blowouts, reservoir damage, loss of well control, punchthroughs, craterings or fires.

Although we maintain insurance which we believe is consistent with industry norms against certain of these risks, including loss of life, there can be no assurance that such insurance would be sufficient to cover the cost of damages suffered by us or the loss of income resulting from a vessel being removed from operation. We also cannot assure you that a claim will be paid or that we will be able to obtain insurance at reasonable rates in the future.

In the event that such claims were assessed against us, all of our assets could be subject to attachment and other judicial process.

WE CANNOT ASSURE YOU THAT A JUDGMENT OF A UNITED STATES COURT FOR LIABILITIES UNDER U.S. SECURITIES LAWS WOULD BE ENFORCEABLE IN SWEDEN, OR THAT AN ORIGINAL ACTION CAN BE BROUGHT IN SWEDEN AGAINST US FOR LIABILITIES UNDER U.S. SECURITIES LAWS.

We are a Swedish company, all of our directors and officers are residents of Sweden and elsewhere outside the United States and most of our assets and the assets of our directors and officers are located outside the United States. As a result, it may be difficult for you to:

     o effect service of process within the United States upon us or our directors and officers, or

     o enforce judgments obtained in United States courts against us or our directors and officers based upon the civil liability provisions of the United States federal securities laws.

We have been advised by our Swedish counsel, Wistrand Advokatbyra G|f-teborg KB, that there is doubt:

     o whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Sweden against us or its directors and officers, and

     o whether an original action could be brought in Sweden against us or its directors and officers to enforce liabilities based solely upon the United States federal securities laws.

                                 USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

                           EXCHANGE RATE INFORMATION

The following table sets forth, for the years and dates indicated, certain information concerning the exchange rates, expressed in kronor per U.S. $1.00, between kronor and U.S. dollars based on the noon buying rate.


-----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                  AVERAGE (1)           HIGH          LOW     PERIOD END
-----------------------------------------------------------------------------------------------
1997 ..................................      7.6843          8.0825       6.8749         7.9400
1998 ..................................      7.9658          8.3350       7.5800         8.1030
1999 ..................................      8.3006          8.6500       7.7060         8.5050
2000 ..................................      9.2251         10.3600       8.3530         9.4440
2001 ..................................     10.4328         11.0270       9.3250        10.4571

2002 ..................................
 July .................................      9.3474          9.5685       9.1990         9.5150
 August ...............................      9.4610          9.6855       9.2875         9.4000
 September ............................      9.3400          9.4520       9.1930         9.2740
 October ..............................      9.2846          9.3850       9.1885         9.1885
 November .............................      9.0652          9.1690       8.9708         9.0760
 December .............................      8.9328          9.0750       8.6950         8.6950
2002 (through September 30, 2002) .....      9.9329         10.7290       9.1930         9.2740
-----------------------------------------------------------------------------------------------


(1) Represents the average of the noon buying rates on the last business day of each full month during the relevant period.


On January 13, 2003, the noon buying rate for the Swedish kronor, expressed as Swedish kronor per U.S. dollar, was $1.00 = SEK 8.6985.

                                 CAPITALIZATION


The following table sets forth our capitalization as of September 30, 2002, and on an as adjusted basis to give effect to the offering of the original notes and the application of the net proceeds, together with borrowings under our revolving credit facilities, to redeem our 10 1/2% Senior Notes due 2005 (which on December 16, 2002 were called for redemption on January 15, 2003) and the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004 (which were redeemed on December 12, 2002). You should read the adjusted capitalization data set forth in the table below in conjunction with "Use of proceeds," "Selected consolidated financial information and other data," "Management's discussion and analysis of financial condition and results of operations", our consolidated financial statements and the related notes and the unaudited pro forma financial information appearing elsewhere in this prospectus.


--------------------------------------------------------------------------------------------------------------
                                                                                      AS OF SEPTEMBER 30, 2002
                                                               -----------------------------------------------
(IN MILLIONS)                                                   ACTUAL     AS ADJUSTED(1)    AS ADJUSTED(1)(2)
--------------------------------------------------------------------------------------------------------------
                                                                   SEK                SEK                    $
Cash and cash equivalents, short-term investment and
  marketable securities ....................................     1,915              1,915                  207
                                                                ----------------------------------------------
Short-term debt(3):
  Property .................................................        15                 15                    2
  Other(4) .................................................       678                251                   27
  Capitalized lease obligations ............................        75                 75                    8
                                                                ----------------------------------------------
    Total short term debt ..................................       768                341                   37
Revolving credit facilities(5)(6) ..........................     1,889              2,277                  245
Other long-term debt:
  Property .................................................     4,683              4,683                  505
  Other(4) .................................................     3,233              2,664                  287
  10 1/2% Senior notes due 2005 ............................     1,131                 --                   --
  8 3/4% Senior notes due 2007 .............................     1,622              1,622                  175
  9 5/8% of Senior Notes due 2012 issued in November 2002 ..        --              1,855                  200
  Capitalized lease obligations ............................       605                605                   65
                                                                ----------------------------------------------
    Total debt .............................................    13,931             14,047                1,514
Stockholders' equity(7) ....................................    11,743             11,646                1,256
                                                                ----------------------------------------------
    Total capitalization ...................................    25,674             25,693                2,770
--------------------------------------------------------------------------------------------------------------

(1) The As adjusted amounts assume the redemption of $121.8 million principal amount of our 10 1/2% Senior Notes due 2005 (the amount outstanding as of September 30, 2002) and a call premium of $3.2 million, the redemption of $95.4 million principal amount of Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004 (the amount outstanding as of September 30,
      2002) and a call premium of $3.9 million, and the borrowings under our revolving credit facilities of approximately SEK 278 million to fund a portion of the redemption prices of those notes. The As adjusted amounts give effect to each of these transactions as if they had occurred on September 30, 2002. The actual principal amounts of the 10 1/2% Senior Notes that will be outstanding at the time of redemption and the actual principal amounts of the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes that were outstanding at the date of redemption on December 12, 2002, are less than the amounts outstanding as of September 30, 2002 and used in the pro forma financial information included elsewhere in this prospectus. See Note 6.

(2) Translation of the As adjusted numbers into dollars are solely for convenience of the reader, at an exchange rate of $1.00 = SEK 9.2740, the noon buying rate on September 30, 2002.

(3)   Includes the current portion of long-term debt.

(4) Decrease in outstanding amounts under other debt due to the redemption of the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004.

(5) As of September 30, 2002, availability under the revolving credit facilities was $436 million. The new 2002 revolving credit facility adds an additional $172 million of availability.

(6) The proceeds of the offering of the original notes, together with borrowings under our revolving credit facility, will be used to redeem the $121.8 million outstanding principal amount of our 10 1/2% Senior Notes due 2005 at a redemption price of 102.6250% and were used to redeem approximately $84.2 million outstanding principal amount of the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004, plus a premium of $3.9 million on December 12, 2002. Based on the actual amounts of the 10 1/2% Senior Notes due 2005 to be redeemed and the actual amount of the 7.30% Senior Secured Guaranteed Notes that were redeemed on December 12, 2002, the borrowings under our revolving credit facilities would be approximately SEK 104 million less than the As adjusted amounts, reflecting the principal amounts outstanding under the 10 1/2% Senior Notes due 2005 of $121.8 million and under the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004 of $84.2 million.

(7) As adjusted stockholders' equity includes adjustments to reflect a non-recurring loss of SEK 97 million which consists of SEK 66 million from the payment of estimated call premiums that will be paid upon the redemption of the 10 1/2% Senior Notes due 2005 and call premiums that were paid upon the redemption of the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes, and the write-off of SEK 31 million of unamortized debt issuance costs related to those borrowings.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                 AND OTHER DATA

In the following table, we provide you with our selected historical consolidated information and other operating data at the dates and for the periods indicated. The selected historical consolidated financial information and other data for the years in the five-year period ended December 31, 2001 has been derived from our audited consolidated financial statements. The selected condensed consolidated financial information for the nine month periods ended September 30, 2001 and 2002 has been derived from our unaudited condensed consolidated financial statements. The interim financial information is unaudited, but reflects all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results of the interim periods presented. Results of our operations for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the full year.

Our consolidated financial statements are prepared in accordance with Swedish GAAP, which differs, in certain significant respects, from US GAAP. Reconciliation of such differences that significantly affect the determination of net income for the years ended December 31, 1999, 2000 and 2001 and stockholders' equity as of December 31, 2000 and 2001 is set forth in Note 24 to our consolidated financial statements. Reconciliation of such differences that significantly affect the determination of net income for the nine months ended September 30, 2001 and 2002 and stockholders' equity as of September 30, 2002 is set forth in Note 5 to our unaudited condensed consolidated financial statements.

----------------------------------------------------------------------------------------------------------------------------------
                                                                      YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED SEPTEMBER 30,
                                        ------------------------------------------------------------------------------------------
(In millions)                               1997       1998       1999      2000       2001      2001      2001     2002     2002
----------------------------------------------------------------------------------------------------------------------------------
                                             SEK        SEK        SEK       SEK        SEK      $(1)       SEK      SEK     $(1)
CONSOLIDATED GROUP (2)

Income Statement Data (Swedish GAAP):
Total revenues ........................    3,434      4,634      4,274     5,760     13,104     1,413    10,090    10,301    1,111
Direct operating expenses .............   (1,911)    (2,253)    (1,970)   (3,267)    (8,928)     (963)   (6,745)   (6,773)   (730)
Selling and administrative expenses ...     (301)      (316)      (344)     (510)    (1,421)     (153)     (993)   (1,123)   (121)
Depreciation and amortization .........     (465)      (526)      (728)     (974)    (1,506)     (162)   (1,170)   (1,323)   (143)
Total operating expenses ..............   (2,677)    (3,095)    (3,042)   (4,607)   (11,837)   (1,276)   (8,908)   (9,219)   (994)
Income from operations ................      757      1,539      1,232     1,153      1,267       137     1,182     1,082     117
Share of affiliated companies'results..      121         38        (70)     (864)       131        14        82         4      --
Gain on sale of affiliated company.....       --         --         --     3,174         --        --        --       652      71
Interest income .......................      115        108        103       206        120        13        98       181      20
Interest expense ......................     (527)      (488)      (593)     (649)      (913)      (98)     (738)     (746)    (81)
Other financial items (3) .............       20       (148)        55       234        196        21       143       (62)     (7)
Minority interest .....................       (1)        (3)        (1)      123          4        --         1         1      --
Income before taxes ...................      485      1,046        726     3,377        805        87       768     1,112     120
Net income ............................      505        651        826     3,097      1,410       152       442     1,017     110

Balance Sheet Data (Swedish GAAP):
Cash and marketable securities (4).....      692        808      1,102     2,555      3,635       392     3,266     1,915     207
Total assets ..........................   15,407     18,430     19,884    30,805     35,062     3,781    33,829    29,965    3,231
Total debt (5) ........................    9,671     11,480     12,408    15,878     19,028     2,052    17,658    13,931    1,502
Stockholders' equity ..................    4,065      5,005      5,631     9,270     11,110     1,198    10,387    11,743    1,266

Other Data (Swedish GAAP):
Capital expenditures ..................   (2,543)    (3,737)    (3,146)   (3,266)    (3,875)     (418)   (3,173)   (1,511)   (163)
Cash dividends received (6) ...........        4         28         29        --         --        --        --        --      --
Cash dividends declared ...............       17         22         17        50         50         5        50        50       5
Non-recurring items, received in cash..       --         --         --        10         --        --        --        --      --
Cash flow from operating activities....      909        830        876     1,410      1,026       111     1,375     1,565     169
Cash flow from investing activities....   (2,361)    (2,343)    (1,405)    2,821     (1,998)     (215)   (2,074)    1,288     139
Cash flow from financing activities....    1,367      1,493        568    (3,351)     2,014       217       614    (4,246)   (458)
Earnings to fixed charges (7) .........      1.6x       1.8x       1.5x      4.0x       1.4x      1.4x      1.5x      2.0x    2.0x

Consolidated Amounts (US GAAP):
Net income ............................      285        627      1,036     3,602        942       102       118     1,435     155
Total assets ..........................   14,343     17,563     18,880    30,289     34,267     3,695        --    29,525    3,184
Stockholders' equity ..................    4,393      4,177      4,734     8,915     10,352     1,116        --    11,226    1,210
Earnings to fixed charges (7) .........      1.4x       1.8x       1.7x      4.5x       1.0x      1.0x      1.3x      2.5x    2.5x
----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts in U.S. dollars have been translated, solely for the convenience of the reader, at an exchange rate of $1.00 = SEK 9.2740, the noon buying rate on September 30, 2002.

(2) The consolidated group includes our ferry operations from October 31, 2000.

(3) Other financial items refer to financial income (expense), including dividends received, gain (loss) on securities, foreign exchange gains (losses) and other financial income (expense), but excluding interest income and interest expense.

(4) Cash and marketable securities consists of cash and cash equivalents, short-term investments and marketable securities.

(5) Total debt includes short-term debt, long-term debt and capitalized lease obligations, current and noncurrent.

(6) Cash dividends received excludes dividends received on investments held for trading purposes, but includes dividends from strategic investments which up to April 2000 and October 2000, respectively, included Stena Line and Coflexip only.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of profit before tax plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (expensed and capitalized) on all indebtedness, plus a proportion of rental expense deemed to be representative of the interest factor.

RESTRICTED GROUP DATA

Restricted Group Data represents our selected consolidated financial information, excluding our real estate operations (with the exception of one property) that are conducted through various subsidiaries. For purposes of the indenture, the subsidiaries in which our real estate operations are conducted are designated unrestricted subsidiaries, as defined in the indenture, and, as a result, are not bound by the restrictive provisions of the indenture. As of September 30, 2002, these unrestricted subsidiaries had outstanding indebtedness of approximately SEK 4.7 billion ($503 million), substantially all of which was secured by their real property interests.

---------------------------------------------------------------------------------------------------------------------------------
                                                                     YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                                             ------------------------------------------------------------------------------------
(In millions)                                     1999          2000        2001        2001          2001        2002       2002
---------------------------------------------------------------------------------------------------------------------------------
                                                   SEK           SEK         SEK        $(1)           SEK         SEK       $(1)
RESTRICTED GROUP

Income Statement Data (Swedish GAAP):
Revenues from operations ...................     3,182         5,086      12,133       1,308         9,370       9,603      1,035
Net gain (loss) on sale of vessels .........       172            80         155          17           127          27         3
Total revenues .............................     3,354         5,166      12,288       1,325         9,497       9,630      1,038
Direct operating expenses ..................    (1,721)       (3,040)     (8,640)       (932)       (6,533)     (6,519)     (703)
Selling and administrative expenses ........      (306)         (457)     (1,360)       (147)         (945)     (1,070)     (115)
Depreciation and amortization ..............      (692)         (936)     (1,453)       (157)       (1,132)     (1,277)     (138)
Total operating expenses ...................    (2,719)       (4,297)    (11,435)     (1,233)       (8,610)     (8,866)     (956)
Income from operations .....................       635           869         853          92           887         764        82
Share of affiliated companies-results. .....       (70)         (864)        131          14            82           4        --
Gain on sale of affiliated company .........        --         3,174          --          --            --         652        71
Interest income ............................       100           199         112          12            93         177        19
Interest expense ...........................      (434)         (475)       (671)        (72)         (555)       (548)      (59)
Other financial items (2) ..................       300           224         197          21           144         (63)       (7)
Minority interest ..........................        (1)          123           4          --             1           1        --
Income before taxes ........................       530         3,250         626          67           652         987       106
Net income .................................       674         2,978       1,251         135           332         918        99

Balance Sheet Data (Swedish GAAP):
Cash and marketable securities (3) .........     1,040         2,563       3,584         386         3,115       1,842       199
Total assets ...............................    17,125        26,866      30,207       3,257            --      24,993      2,695
Total debt (4) .............................     9,890        12,031      14,359       1,548        13,183       9,266       999
Stockholders' equity .......................     5,652         9,522      11,300       1,218            --      11,826      1,275

Other Data (Swedish GAAP):
Capital expenditures .......................    (2,346)       (1,710)     (2,558)       (276)       (2,293)     (1,253)     (135)
Cash dividends received (5) ................       279            --          --          --            --          --        --
Cash flow from operating activities ........       977         1,165         912          98         1,317       1,495       161
Cash flow from investing activities ........    (1,723)        4,250        (919)        (99)       (1,378)      1,362       147
Cash flow from financing activities ........       751        (4,669)      1,207         130            34      (4,272)     (461)
Earnings to fixed charges (6) ..............       1.4x          4.5x        1.3x        1.3x          1.5x        2.1x      2.1x
---------------------------------------------------------------------------------------------------------------------------------

(1) Amounts in U.S. dollars have been translated, solely for the convenience of the reader, at an exchange rate of $1.00 = SEK 9.2740, the noon buying rate on September 30, 2002.

(2) Other financial items refer to financial income (expense), including dividends received, gain (loss) on securities, foreign exchange gains (losses) and other financial income (expense), but excluding interest income and interest expense.

(3) Cash and marketable securities consists of cash and cash equivalents, short-term investments and marketable securities.

(4) Total debt includes short-term debt, long-term debt and capitalized lease obligations, current and noncurrent.

(5) In 1999, cash dividends for the restricted group include a dividend from our real estate business to Stena AB of SEK 250 million and a dividend of SEK 29 million from Coflexip, a company in which we owned an approximate 30% interest prior to our sale of such interest in April 2000.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of profit before tax plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (expensed and capitalized) on all indebtedness, plus a proportion of rental expense deemed to be representative of the interest factor.

              MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion and analysis should be read in conjunction with "Selected historical consolidated financial information and other data" and our consolidated financial statements, our unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with Swedish GAAP which differs in certain significant respects from US GAAP. For a discussion of the significant differences between Swedish GAAP and US GAAP and a reconciliation of net income and stockholders' equity from Swedish GAAP to US GAAP, see Note 24 to our consolidated financial statements and Note 5 to our unaudited condensed consolidated financial statements.

We generate revenue primarily from our ferry operations, chartering out our Roll-on/Roll-off vessels, tankers and drilling rigs, managing tankers, selling vessels and from real estate rents. The period from June through September is the peak travel season for passengers in our ferry operations. Chartering activities are not significantly affected by seasonal fluctuations, but variations over the year may occur, among other things, as a consequence of vessel utilization rates, dry-docking and charter rates. Any sale or acquisition of vessels, drilling rigs and real estate also have an impact on our results in each period.

SIGNIFICANT EVENTS

In April 2000, we sold our investment in Coflexip to the French company Technip at EUR 119 per share, for an aggregate consideration of approximately EUR 657 million. The proceeds were used to repay an outstanding obligation of $87 million and all outstanding borrowings under our 1995 revolving credit facility. In addition, we received a dividend in May 2000 from Coflexip for its 1999 fiscal year of approximately EUR 6.4 million.

Prior to October 2000, we owned an approximate 46% interest in Stena Line and another company owned by our shareholders owned a 7.5% interest in Stena Line. As of October 2000, Stena Line became one of our subsidiaries as a result of our acquisition of a majority of the outstanding shares of Stena Line. Pursuant to open market purchases of Stena Line shares, a tender offer for such shares and a statutory procedure, we acquired the entire equity interest in Stena Line. We also acquired Stena Line's $300 million Senior Notes pursuant to a tender offer and consent solicitation in the fourth quarter of 2000. In late 2001, we refinanced Stena Line and reorganized its operating units.

On November 6, 2002, SIBV, one of our wholly-owned subsidiaries, entered into a new $600 million secured revolving credit facility with a syndicate of financial institutions or lenders, for which J.P. Morgan plc, Svenska Handelsbanken AB (publ.) and Nordea Bank Sverige AB (publ.) act as lead arrangers and Svenska Handelsbanken AB (publ.) acts as facility agent. The revolving credit facility closed on November 13, 2002. The facility was made available for the purposes of refinancing SIBV's existing debt, including the 1995 revolving credit facility, and to provide financing for general corporate purposes. The final maturity of the revolving credit facility will be on November 6, 2007, subject to options on SIBV's part to extend the facility for an additional two years with the consent of the lenders. If the facility is extended in accordance with such options, the amount available under the facility will be reduced by $100 million on each of the fifth and sixth anniversaries of the facility. SIBV's obligations under the revolving credit facility are guaranteed by Stena AB and certain of its subsidiaries.

On December 12, 2002, we redeemed in full the 7.30% Senior Secured Guaranteed Notes due 2004 of Stena Tay Limited for an aggregate redemption price of approximately $89.1 million.


On December 16, 2002, we notified holders of our 10 1/2% Senior Notes due 2005 of our intention to redeem these notes on January 15, 2003 for a redemption price of 102.6250%.

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------
                                                                               YEAR ENDED                NINE MONTHS ENDED
                                                                             DECEMBER 31,                    SEPTEMBER 30,
                                                  ------------------------------------------------------------------------
(SEK IN MILLIONS)                                      1999          2000            2001            2001             2002
--------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED DATA
Income Statement Data:
Total revenues ................................       4,274         5,760          13,104          10,090          10,301
Direct operating expenses .....................      (1,970)       (3,267)         (8,928)         (6,745)         (6,773)
Selling and administrative expenses ...........        (344)         (510)         (1,421)           (993)         (1,123)
Non-recurring items ...........................          --           144              18              --              --
Depreciation and amortization .................        (728)         (974)         (1,506)         (1,170)         (1,323)
                                                  ------------------------------------------------------------------------
Income from operations ........................       1,232         1,153           1,267           1,182           1,082

BUSINESS SEGMENT DATA
Revenues:
Ferry operations ..............................          --           996(1)        7,909           6,196           6,670
    Net gain (loss) on sale of vessels ........          --            --             (16)             --              (2)
                                                  ------------------------------------------------------------------------
  Total ferry operations ......................          --           996           7,893           6,196           6,668
Drilling ......................................       1,167         1,466           1,702           1,249           1,598
Shipping ......................................       1,964         2,590           2,498           1,907           1,319
    Net gain on sale of vessels ...............         172            80             171             127              29
                                                  ------------------------------------------------------------------------
  Total shipping ..............................       2,136         2,670           2,669           2,034           1,348
Other .........................................          51            34              24              18              16
                                                  ------------------------------------------------------------------------
  Total restricted group ......................       3,354         5,166          12,288           9,497           9,630
Property ......................................         920           594             816             593             671
                                                  ------------------------------------------------------------------------
  Total unrestricted group ....................         920           594             816             593             671
                                                  ------------------------------------------------------------------------
  Total .......................................       4,274         5,760          13,104          10,090          10,301
Income from Operations: (2)
Ferry operations ..............................          --          (132)            (59)            191             624
Drilling ......................................         390           392             468             351             243
Shipping ......................................         355           692             522             419             (15)
Other .........................................        (110)          (83)            (78)            (74)            (88)
                                                  ------------------------------------------------------------------------
  Total restricted group ......................         635           869             853             887             764
Property ......................................         597           284             414             295             318
                                                  ------------------------------------------------------------------------
  Total unrestricted group ....................         597           284             414             295             318
                                                  ------------------------------------------------------------------------
  Total .......................................       1,232         1,153           1,267           1,182           1,082
Depreciation and Amortization:
Ferry operations ..............................          --           (90)           (772)           (561)           (581)
Drilling ......................................        (294)         (434)           (501)           (431)           (581)
Shipping ......................................        (384)         (398)           (171)           (132)           (111)
Other .........................................         (14)          (14)             (9)             (8)             (4)
                                                  ------------------------------------------------------------------------
  Total restricted group ......................        (692)         (936)         (1,453)         (1,132)         (1,277)
Property ......................................         (36)          (38)            (53)            (38)            (46)
                                                  ------------------------------------------------------------------------
  Total unrestricted group ....................         (36)          (38)            (53)            (38)            (46)
                                                  ------------------------------------------------------------------------
  Total .......................................        (728)         (974)         (1,506)         (1,170)         (1,323)
--------------------------------------------------------------------------------------------------------------------------

(1)   Includes revenues from ferry operations from November 1, 2000.

(2)   Gains on sale of vessels are allocated to their respective segment.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2002 TO THE NINE MONTHS ENDED

SEPTEMBER 30, 2001

Currency effects

Our revenues and expenses are significantly affected, as reported in Swedish kronor (SEK), by fluctuations in currency exchange rates, primarily relative to the US dollar, the British pound and the Euro. We seek to mitigate the impact of potential adverse foreign currency exchange fluctuations by matching, to the extent possible, revenue and expenses in the same currency. In addition, we enter into certain derivative financial instruments. Revenues in our ferry operations are mainly generated in SEK, British pounds, Euro, Norwegian kronor and Danish kronor. Excluding our ferry operations, approximately 80% of our revenues and 75% of our direct operating expenses are generated in US dollars while approximately 15% of our total revenues are generated in SEK. Although we seek to hedge the net effects of such fluctuations, our reported gross revenues and expenses are influenced. The exchange rates as used for consolidation are presented below:


--------------------------------------------------------------------------------------
AVERAGE RATES
                          JANUARY-SEPTEMBER, 2001    JANUARY-SEPTEMBER, 2002    CHANGE
--------------------------------------------------------------------------------------
US $...................                     10.24                       9.93      (3%)
British pound .........                     14.74                      14.67        --
Euro ..................                      9.18                       9.19        --
--------------------------------------------------------------------------------------


---------------------------------------------------------------------------------
CLOSING RATES
                               DECEMBER 31, 2001    SEPTEMBER 30, 2002     CHANGE
---------------------------------------------------------------------------------
US $ ..................                  10.6675                9.2825      (13%)
British pound .........                  15.4750               14.5300       (6%)
Euro ..................                   9.4190                9.1285       (3%)
---------------------------------------------------------------------------------

REVENUES

Total revenues increased SEK 211 million in the first nine months of 2002 to SEK 10,301 million from SEK 10,090 million in the first nine months of 2001, or 2%. The increase in revenues in the first nine months of 2002 were negatively affected by the strengthening of the SEK with respect to the US dollar.

Ferry operations. Ferry revenues are primarily generated from ticket sales, freight haulage and on board spending. Revenues from ferry operations increased SEK 472 million in the first nine months of 2002 to SEK 6,196 million from SEK 6,668 million in the first nine months of 2001, or 8%, principally due to increased volumes of passengers, cars and freight, including effects of increased capacity on the Karlskrona-Gdynia route and the new freight route Rotterdam-Harwich.

Net gain (loss) on sale of vessels, ferry operations. In the first nine months of 2002, we incurred losses of SEK (2) million, mainly related to the sale of the ferry Stena Galloway. We sold no ferries in the first nine months of 2001.

Drilling. Drilling revenues consist of charter hires for our drilling rigs. Revenues from drilling operations increased SEK 349 million in the first nine months of 2002 to SEK 1,598 million from SEK 1,249 million in the first nine months of 2001, or 28%, principally due to the delivery of the Stena Don in December 2001 and increased dayrates for the Stena Spey and the Stena Clyde, partly offset by reduced revenues for the Stena Dee due to lower dayrates and offhire. The change in day rates reflects new charter contracts. Dayrates for drilling rigs reflect market conditions in effect at the time a charter is made in the particular geographic area.

Shipping. Shipping revenues primarily represent charter hires for our owned and chartered in vessels and management fees for vessels managed by us. Revenues from shipping operations decreased SEK 588 million in the first nine months of 2002 to SEK 1,319 million from SEK 1,907 million in the first nine months of 2001, or (31)%. Revenues from chartering out Roll-on/Roll-off vessels decreased SEK 37 million to SEK 186 million from SEK 223 million, or (17)% as a consequence of the sale of the Stena Partner in March 2001, partly offset by revenues from the Stena Foreteller from June 2002. Revenues from crude oil tankers decreased SEK 564 million in the first nine months of 2002 to SEK 1,067 million from SEK 1,631 million in the first nine months of 2001, or (35)%, due to the sale in December 2001 of the ULCC Stena Companion and the sale in July 2002 of the VLCC Stena Conductor, together with decreased revenues in all tanker segments as a consequence of lower charter rates in the spot market, partly offset by the delivery in June 2002 of the Stena Caribbean and three additional tankers chartered in.

Net gain on sale of vessels, shipping. In the first nine months of 2002, we recorded gains of SEK 29 million on the sale of the VLCC tanker Stena Conductor. In the first nine months of 2001, we recorded gains of SEK 127 million on the sale of the RoRo vessel Stena Partner and the VLCC tanker Stena Concordia.

Property. Property revenues consist of rents for properties owned and management fees from properties managed by us. Revenues from property operations increased SEK 93 million in the first nine months of 2002 to SEK 665 million from SEK 572 million in the first nine months of 2001, or 16%, mainly due to the acquisition of additional properties in Sweden in the last quarter of 2001 and in 2002, partly offset by sales of properties.

Net gain on sale of properties. Net gains on sale of properties in the first nine months of 2002 of SEK 14 million, mainly related to sale of properties in Sweden. In the first nine months of 2001, we recorded gains on sales of properties of SEK 30 million.

DIRECT OPERATING EXPENSES

Total direct operating expenses increased SEK 28 million in the first nine months of 2002 to SEK 6,773 million from SEK 6,745 million in the first nine months of 2001. The increase in expenses in the first nine months of 2002 were partly offset by the strengthening of the SEK with respect to the US dollar.

Ferry operations. Direct operating expenses for ferry operations consist principally of personnel costs, costs of goods sold on the vessels, fuel costs, vessel charter costs, commissions, package tour costs and other related costs. Direct operating expenses for ferry operations decreased SEK 27 million in the first nine months of 2002 to SEK 4,753 million from SEK 4,770 million in the first nine months of 2001, partly due to reduced expenses due to a tax subsidy system for social security costs for onboard personnel introduced in Sweden on October 1, 2001, offset by higher vessel costs on certain routes as a result of vessel changes to increase capacity. Direct operating expenses for ferry operations for the first nine months of 2002 decreased to 71% of revenues, as compared to 77% for the first nine months of 2001.

Drilling. Direct operating expenses for drilling consist primarily of personnel costs, fuel costs, insurance, maintenance and catering costs. Direct operating expenses from drilling operations increased SEK 295 million in the first nine months of 2002 to SEK 685 million from SEK 390 million in the first nine months of 2001, or 76%, mainly due to the delivery of the Stena Don in December 2001 and lower expenses in 2001 due to released provisions in the third quarter of SEK 76 million relating to social charges for seamen, as a consequence of a new agreement with UK authorities, partly offset by lower expenses for the Stena Dee while it was offhire. Direct operating expenses from drilling operations for the first nine months of 2002 were 43% of drilling revenues as compared to 37% for the first nine months of 2001, before release of provision.

Shipping. Direct operating expenses for shipping consist primarily of vessel charter costs, fuel costs, personnel costs, insurance and other related vessel costs. Direct operating expenses from shipping operations decreased SEK 269 million in the first nine months of 2002 to SEK 1,083 million from SEK 1,352 million in the first nine months of 2001 or
(20)%. Direct operating expenses with respect to Roll-on/Roll-off vessels decreased SEK 34 million to SEK 75 million from SEK 109 million or (31)% . Direct operating expenses for the first nine months of 2001 included a provision of SEK 30 million regarding the final settlement for the cancelled four Italian RoRo newbuildings . The balance of that settlement, SEK 45 million, was included as Other financial expense. Direct operating expenses associated with crude oil tankers decreased SEK 261 million to SEK 1,002 million from SEK 1,263 million, or (21)%, mainly due to lower rates for chartered vessels, the sale of the Stena Companion in December 2001 and currency effects as above. In the third quarter 2001, costs of SEK 112 million were recorded due to charter commitments made before the restructuring of StenTex, the joint-venture with Texaco, after the announced take-over of Texaco by Chevron. Direct operating expenses for crude oil operations for the first nine months of 2002 were 94% of revenues, as compared to 77% for the first nine months of 2001. Direct operating expenses for crude oil tankers include time-charter costs which are fixed for periods between 6 and 12 months in advance, while revenues in the spot market vary with each voyage. The change in operating expenses as a percentage of revenues reflects primarily the decline in charter rates in the spot market.

Property. Property expenses consist primarily of maintenance, heating and personnel costs. Direct operating expenses from property operations increased SEK 41 million in the first nine months of 2002 to SEK 261 million from SEK 220 million in the first nine months of 2001, or 19%, primarily due to increased expenses as a result of additional properties acquired in Sweden from July to December 2001. Direct operating expenses from property operations in the first nine months of 2002 were 39% of property revenues, as compared to 38% for the first nine months of 2001.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses increased SEK 130 million in the first nine months of 2002 to SEK 1,123 million from SEK 993 million in the first nine months of 2001, or 13%, mainly due to expenses of SEK 33 million related to the consolidation into the group at the end of 2001 of StenTex (crude oil tanker segment), reclassification from direct operating expenses relating to ferry operations of SEK 17 million, other expenses of SEK 39 million relating to ferry operations, mainly personnel costs, and increased central administrative expenses.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization charges increased SEK 153 million in the first nine months of 2002 to SEK 1,323 million from SEK 1,170 million in the first nine months of 2001, or 13%, mainly due to the delivery of the rig Stena Don in December 2001, and to a lesser extent the deliveries of the RoPax vessel Stena Hollandica in February 2001, the RoRo vessel Stena Foreteller in May 2002 and the tanker vessel Stena Caribbean in June 2002, partly offset by the sale of the Stena Partner in the first quarter of 2001, the sale of the Stena Companion in the last quarter of 2001 and the sale of the Stena Conductor in July 2002.

RESULT FROM AFFILIATED COMPANIES

Gain on sale of affiliated companies relate to the sale in August 2002 of the 40% interest in P&O Stena Line. Our share of affiliated companies' results in the nine months ended September 30, 2001 amounted to a gain of SEK 82 million.

FINANCIAL INCOME AND EXPENSE, NET

Financial income and expense, net decreased SEK 130 million in the first nine months of 2002 to a loss of SEK (627) million from a loss of SEK (497) million in the first nine months of 2001.

Net gain (loss) on securities in the first nine months of 2002 was SEK (190) million, of which SEK 3 million net realized gains and SEK (193) million net unrealized losses, mainly on emerging market high-yield bonds. Net gain on securities in the first nine months of 2001 amounted to a net gain of SEK 36 million, related to net realized gains from the sale of marketable securities.

Interest income in the first nine months of 2002 increased SEK 83 million to SEK 181 million from SEK 98 million in the first nine months of 2001, mainly due to interest income from P&O of SEK 103 million from January 1 to the sale in August of P&O Stena Line.

Interest expense for the first nine months of 2002 increased SEK 8 million to SEK (746) million from SEK (738) million for the first nine months of 2001. Interest expense increased mainly due to interest expense for the Stena Don, deliveredin December 2001, and to a lesser extent the Stena Hollandica, the Stena Foreteller and the Stena Caribbean, delivered in February 2001, May 2002 and June 2002, respectively, partly offset by lower interest rates and repayment of debt in August 2002 with proceeds from the sale of P&O Stena Line, the sale of the Stena Partner in the first quarter of 2001, the sale of the Stena Companion in the last quarter of 2001 and the sale of the Stena Conductor in July 2002.

During the first nine months of 2002, we had foreign exchange gains, net of SEK 8 million consisting of gains of SEK 40 million from currency trading and losses of SEK (32) million from translation differences. In the first nine months of 2001, we had foreign exchange losses, net of SEK (51) million consisting of gains of SEK 9 million from currency trading and losses of SEK
(60) million from translation differences.

Other financial income (expense) of SEK 105 million for the first nine months of 2002 includes SEK 147 million relating to amortization of the excess of SEK 658 million of the acquisition value of Stena Line Senior Notes over their redemption price as acquired in late 2000. This excess value is being amortized between 2001 and early 2004 in the first and last quarters of each year, according to a plan established at the end of 2000. Other financial income (expense) for the first nine months of 2001 was to SEK 153 million, including amortization of SEK 200 million relating to the Stena Line Senior Notes and of other items aggregating SEK (47) million, including financial costs of SEK 45 million relating to the final settlement for the RoRo vessels cancelled in Italy, partly offset by income on a financing agreement for a tanker vessel.

INCOME TAXES

Income taxes in the first nine months of 2002 were SEK (95) million, consisting of net current taxes of SEK (23) million and deferred taxes of SEK (72) million. Gains from the sale of P&O Stena Line is believed to be exempt from tax after the introduction from April 1, 2002 of a new tax legislation on capital gains in the United Kingdom.

Income taxes in the first nine months of 2001 was SEK (326) million, consisting of SEK (169) million related to current taxes and SEK (157) million related to deferred taxes.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31,
2000

CURRENCY EFFECTS

Our revenues and expenses, as reported in Swedish kronor (SEK), are significantly affected by fluctuations in currency exchange rates, primarily relative to the US dollar and, to a lesser extent, to the British pound and the Euro. We seek to mitigate the impact of potential adverse foreign currency exchange fluctuations by matching, to the extent possible, revenue and expenses in the same currency. In addition, we enter into certain derivative financial instruments. See "-Quantitative and qualitative disclosures about market risk." Revenues in our ferry operations are mainly generated in SEK, British pounds, Euro, Norwegian kronor and Danish kronor. Excluding our ferry operations, approximately 80% of our revenues and 75% of direct operating expenses are generated in US dollars while approximately 15% of our total revenues are generated in SEK. Although we seek to hedge the net effects of such fluctuations, the reported gross revenues and expenses are influenced. The exchange rates as used for consolidation are presented below:

---------------------------------------------------------------------------------
AVERAGE RATES
                         JANUARY-DECEMBER, 2000   JANUARY-DECEMBER, 2001   CHANGE
---------------------------------------------------------------------------------
US $...................                    9.16                    10.33     +13%
British pound .........                   13.86                    14.87      +7%
Euro ..................                    8.45                     9.25      +9%
---------------------------------------------------------------------------------


---------------------------------------------------------------------------------
CLOSING RATES
                               DECEMBER 31, 2000    DECEMBER 31, 2001      CHANGE
---------------------------------------------------------------------------------
US $...................                   9.5350              10.6675        +12%
British pound .........                  14.2200              15.4750         +9%
Euro ..................                   8.8570               9.4190         +6%
---------------------------------------------------------------------------------


REVENUES

Total revenues increased in 2001 to SEK 13,104 million from SEK 5,760 million in 2000, or by SEK 7,344 million. This increase includes SEK 6,897 million from Stena Line, which was consolidated as one of our subsidiairies as of October 31, 2000. Excluding the impact of consolidating Stena Line, total revenues were SEK 5,211 million, an increase of 9% over revenues for 2000.

Ferry operations. Revenues for 2001 were SEK 7,909 million. Stena Line was consolidated as a subsidiary commencing on October 31, 2000 and is therefore not included in our revenues prior to that date. In 2000, our ferry operations reported total revenues of SEK 7,024 million, SEK 996 million of which was earned in November and December 2000.

Net gain (loss) on sale of vessels, ferry operations. In 2001, we recorded a loss of SEK (16) million on the sale of the conventional fast ferry Felix.

Drilling. Revenues from drilling operations increased in 2001 to SEK 1,702 million from SEK 1,466 million in 2000, or 16%, mainly due to increased day rates for the Stena Dee and the Stena Clyde and currency effects as above, partly offset by decreased revenues for the Stena Spey due to lower day rate. The Stena Don started its operations with Statoil in Norway on December 20, 2001.

Shipping. Revenues from shipping operations decreased in 2001 to SEK 2,498 million from SEK 2,590 million in 2000, or 4%. Revenues from chartering out Roll-on/Roll-off vessels, excluding charter agreements with Stena Line, decreased to SEK 297 million from SEK 313 million. Revenues from crude oil tankers increased in 2001 to SEK 2,125 million from SEK 1,818 million in 2000, or 17%, due to increased revenues for Aframax, Product and Panmax tankers as a consequence of higher charter rates in the spot market and increased number of vessels together with currency effects as above, partly offset by decreased revenues for VLCC and ULCC tankers due to lower charter rates, the sale in January 2001 of the Stena Concordia and the sale in early December 2001 of the Stena Companion.

Net gain on sale of vessels, shipping. In 2001, we recorded gains of SEK 171 million on the sale of the RoRo vessel Stena Partner, the VLCC tanker Stena Concordia and the ULCC tanker Stena Companion. In 2000, we recorded gains on sale of vessels of SEK 80 million relating to the sale of the RoPax vessel Stena Challenger.

Property. Revenues from property operations increased in 2001 to SEK 787 million from SEK 598 million in 2000, or 32%, mainly due to increased revenues from properties acquired in Sweden during 2000 and 2001.

Net gain on sale of properties. In 2001 we made gains of SEK 41 million on the sale of properties in Sweden. In 2000 we made gains on sale of properties in Sweden of SEK 5 million.

DIRECT OPERATING EXPENSES

Total direct operating expenses increased in 2001 to SEK 8,928 million from SEK 3,267 million in 2000, or by SEK 5,661 million. This increase includes SEK 5,196 million from our ferry operations. Excluding Stena Line, total direct operating expenses increased in 2001 to SEK 2,705 million from SEK 2,240 million in 2000, or 21%.

Ferry operations. Direct operating expenses for our ferry operations for 2001 amounted to SEK 6,223 million. The direct operating expenses of our ferry operations consist principally of personnel costs, fuel costs, vessel charter and other related vessel costs. These costs are seasonal only to the extent capacity can be adjusted during the year. Direct operating expenses for our ferry operations for 2001 were 79% of revenues.

Drilling. Direct operating expenses from drilling operations increased in 2001 to SEK 629 million from SEK 574 million in 2000, or 10%, mainly due to increased expenses for the Stena Dee in connection with new charter, increased expenses for the Stena Clyde due to dry-docking in the first half of 2000 and currency effects as above, partly offset by released provisions of SEK 76 million relating to social charges for seamen, as a consequence of a new agreement with UK authorities. Direct operating expenses from drilling operations for 2001 were 37% of drilling revenues as compared to 39% for 2000.

Shipping. Direct operating expenses from shipping operations increased in 2001 to SEK 1,762 million from SEK 1,422 million in 2000, or 24%. Direct operating expenses with respect to Roll-on/Roll-off vessels, excluding charter agreements with Stena Line, decreased to SEK 116 million from SEK 134 million. Direct operating expenses associated with crude oil tankers increased to SEK 1,646 million from SEK 1,356 million, or 21%. This includes costs of SEK 112 million recorded due to charter commitments made before the restructuring of StenTex, the joint venture between Stena Bulk and Texaco, after the announced take-over of Texaco by Chevron. Direct operating expenses for crude oil tankers include time-charter costs fixed for periods between 6 and 12 months and do not vary exactly as the corresponding revenues. Direct operating expenses for crude oil operations for 2001 were 77% of revenues, as compared to 75% for 2000. Excluding the extra costs of SEK 112 million, direct operating expenses for crude oil operations for 2001 would have been 72% of revenues.

Property. Direct operating expenses from property operations increased in 2001 to SEK 299 million from SEK 235 million in 2000, or 27%, primarily due to increased expenses from properties acquired in Sweden during 2000 and 2001. Direct operating expenses from property operations in 2001 were 38% of property revenues, as compared to 39% for 2000.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses increased in 2001 to SEK 1,421 million from SEK 510 million in 2000, or by SEK 911 million. This increase includes SEK 841 million from our ferry operations. Excluding our ferry operations, selling and administrative expenses increased in 2001 to SEK 464 million from SEK 394 million in 2000, or 18%, mainly due to higher expenses for the drilling rigs and currency effects as above.

NON-RECURRING ITEMS

Stena Line was consolidated as a subsidiary as of October 31, 2000. On consolidation, a reserve of SEK 163 million was recorded, of which SEK 145 million was released at the end of 2000 to offset operating losses in our ferry operations for the period from November 1, 2000 to December 31, 2000. The remaining provision of SEK 18 million was released in 2001.

The non-recurring items for the year ended December 31, 2000 amount to SEK 144 million, which include the release of the provision of SEK 145 million as above, restructuring costs in our ferry operations of SEK (40) million and SEK 39 million relating to refunds from the Swedish pension insurance company SPP.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization charges increased in 2001 to SEK 1,506 million from SEK 974 million in 2000, or by SEK 532 million. This increase includes SEK 376 million from our ferry operations for 2001. Excluding the effects of our ferry operations, depreciation and amortization increased in 2001 to SEK 734 million from SEK 668 million in 2000, or 10%, mainly due to currency effects as mentioned above, deliveries of the RoPax vessels Stena Britannica and Stena Hollandica in September 2000 and February 2001, respectively, and properties acquired during 2000 and 2001, partly offset by the sale of the Stena Challenger in April 2000, the Stena Partner and the Stena Concordia in the first quarter of 2001 and the sale in early December 2001 of the Stena Companion. The Stena Don started its operations with Statoil in Norway on December 20, 2001.

SHARE OF AFFILIATED COMPANIES' RESULTS

As a result of the consolidation of Stena Line as a subsidiary as of October 31, 2000, our share of the results of affiliated companies relates to P&O Stena Line, which was, until August 13, 2002, 40% owned by Stena Line. See "Business -- Ferry operations". Our share of affiliated companies' results in 2001 amounted to an income of SEK 131 million.

Our share of affiliated companies' results in 2000 amounted to a loss of SEK
(864) million, which included a loss of SEK (885) million from our ferry operations, a loss of SEK (45) million from P&O Stena Line and an income of SEK 66 million from Coflexip Stena Offshore. We sold our investment in Coflexip in April 2000 with a gain of SEK 3,174 million.

FINANCIAL INCOME AND EXPENSE, NET

Financial income and expense, net decreased in 2001 to a loss of SEK (597) million from a loss of SEK (209) million in 2000, or by SEK (388) million.

Net gain (loss) on securities in 2001 amounted to a net gain of SEK 107 million including unrealized losses as well as realized gains from the sale of equity shares. Net gain (loss) on securities in 2000 amounted to a net gain of SEK 178 million.

Interest income in 2001 decreased to SEK 120 million from SEK 206 million in 2000.

Interest expense for 2001 amounted to SEK (913) million, out of which SEK (630) million was for our ferry operations. Interest expense for 2000 amounted to SEK
(649) million. Excluding our ferry operations, interest expense decreased in 2001 to SEK (283) million from SEK (541) million in 2000. The decreased interest expense is mainly due to the repayment of credit facilities in April 2000 after the sale of our investment in Coflexip and the Stena Challenger and the sale of the Stena Partner and the Stena Concordia in the first quarter 2001, partly offset by investments in further shares in Stena Line, new loans for properties acquired in 2000 and 2001 as well as new loans in September 2000 and February 2001 for the Stena Britannica and the Stena Hollandica.

In 2001 we had foreign exchange losses of SEK (74) million consisting of losses of SEK (78) million from translation differences and gains of SEK 4 million from currency trading. In 2000, we had foreign exchange gains of SEK 122 million consisting of gains of SEK 166 million from our ferry operations translation differences primarily on its $ denominated debt, gains of SEK 7 million from currency trading and losses of SEK (51) million from other translation differences.

Other financial income (expense) in 2001 amounted to SEK 158 million including released provisions of SEK 277 million relating to the excess of SEK 658 million of the carrying value of the Stena Line $300 million Senior Notes over their redemption price in late 2000. This excess value is released between 2001 to 2004 according to a plan determined at the end of 2000. Other items of in total SEK (119) million include amortized deferred financing costs, financial costs regarding the final settlement for the cancelled four Italian RoRo newbuildings and financing of a tanker as well as normal bank charges. Other financial income (expense) for 2000 amounted to SEK (71) million.

INCOME TAXES

Income taxes in 2001 amounted to SEK 605 million, of which SEK (74) million related to current taxes and SEK 679 million related to deferred taxes. In 2001 further tax loss carryforwards related to the shareholding in Stena Line were crystallized as a consequence of a legal reorganization in September 2001.

Income taxes in 2000 amounted to SEK (280) million, of which SEK (30) million related to current taxes and SEK (250) million related to deferred taxes.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31,
1999

CURRENCY EFFECTS

Our revenues and expenses, as reported in Swedish kronor (SEK), are significantly affected by fluctuations in currency exchange rates, primarily relative to the U.S. dollar and, to a lesser extent, to the British pound. We seek to mitigate the impact of potential adverse foreign currency exchange fluctuations by, to the extent possible, matching revenue and expenses in the same currency. In addition, we enter into certain derivative financial instruments. See also "-Quantitative and qualitative disclosures about market risk". The revenues of our ferry operations are mainly generated in SEK, British pounds, Euro, Norwegian kronor and Danish kronor. Excluding our ferry operations, approximately 80% of our total revenues and 75% of direct operating expenses are generated in U.S. dollars. Approximately 6% and 15% of our total revenues and direct operating expenses, respectively, are generated in British pounds. Our primary market risks are foreign exchange risks, interest rate risks, equity price risks and trading risks. We seek to manage our exposure to adverse changes in foreign currency exchange rates and interest rates through the use of various derivative financial instruments. We conduct this monitoring and control continuously in each company as well as centrally. The exchange rates as used for consolidation are presented below:


---------------------------------------------------------------------------------
AVERAGE RATES
                         JANUARY-DECEMBER 1999   JANUARY-DECEMBER 2000     CHANGE
---------------------------------------------------------------------------------
US $...................                   8.24                    9.16       +11%
British pound .........                  13.30                   13.86        +4%
Euro ..................                   8.81                    8.45       (4%)
---------------------------------------------------------------------------------


---------------------------------------------------------------------------------
CLOSING RATES
                              DECEMBER 31, 1999     DECEMBER 31, 2000   CHANGE
------------------------------------------------------------------------------
US $...................                  8.5250                9.5350     +12%
British pound .........                 13.7950               14.2200      +3%
Euro ..................                  8.5635                8.8570      +3%
------------------------------------------------------------------------------

REVENUES

Total revenues increased in 2000 to SEK 5,760 million from SEK 4,274 million in 1999, or by SEK 1,486 million. This increase in revenues includes SEK 996 million from Stena Line for November and December 2000. Excluding the impact of consolidating Stena Line on October 31, 2000, total revenues were SEK 4,843 million, an increase of 13% over 1999.

Ferry operations. Stena Line was consolidated as a subsidiary commencing on October 31, 2000. Revenues for November and December 2000 amounted to SEK 996 million. The revenues are principally generated from three sources: travel, onboard sales and freight and are highly seasonal. The period from June through September is the peak travel season for passengers. As a result, our ferry operations generate a significantly greater portion of its revenues and generates substantially all of its profits in the second and third quarters. Our ferry operations generally reports losses in the first and fourth quarters.

Drilling. Revenues from drilling operations increased in 2000 to SEK 1,466 million from SEK 1,167 million in 1999, or 26%, due to the delivery in May 1999 of the Stena Tay, partly offset by decreased revenues for the Stena Clyde which was dry-docked in the first half of 2000.

Shipping. Revenues from shipping operations increased in 2000 to SEK 2,590 million from SEK 1,964 million in 1999, or 32%. Revenues from chartering out Roll-on/Roll-off vessels, including charter agreements with Stena Line, increased to SEK 775 million from SEK 724 million, or 7%. Revenue from crude oil tankers increased in 2000 to SEK 1,818 million from SEK 1,176 million in 1999, or 55%, due to increased revenues for VLCC/ULCC tankers, Aframax tankers and Product tankers as a consequence of higher charter rates in the spot market and increased number of vessels, partly offset by decreased revenues for Panmax tankers due to fewer vessels.

Net gain on sale of vessels, shipping. In 2000, we recorded a gain of SEK 80 million on the sale of the RoPax vessel Stena Challenger. In 1999, we recorded a gain of SEK 172 million on the sale of the RoRo vessel Medferry Express and two RoPax newbuildings.

Property. Revenues from property operations increased in 2000 to SEK 598 million from SEK 587 million in 1999, or 2%, due to increased revenues from properties acquired in the last quarter of 1999 and first quarter of 2000, partly offset by the sale of properties in Sweden and The Netherlands in the last quarter of 1999.

Net gain on sale of properties. In 2000, we made gains of SEK 5 million on the sale of properties in Sweden. In 1999, we made gains on sales of properties in Sweden and The Netherlands of SEK 343 million.

Other. Other revenues decreased in 2000 to SEK 25 million from SEK 41 million in 1999 due primarily to the sale in April 2000 of an investment in a hotel business in Sweden.

DIRECT OPERATING EXPENSES

Total direct operating expenses increased in 2000 to SEK 3,267 million from SEK 1,970 million in 1999, or by SEK 1,297 million. This increase includes SEK 1,027 million from our ferry operations for November and December 2000. Excluding the impact of the consolidation of Stena Line as one of our subsidiaries on October 31, 2000, total direct operating expenses increased in 2000 to SEK 2,311 million from SEK 1,970 million in 1999, or 17%. Total direct operating expenses excluding the impact of our ferry operations were 48% of total revenues, as compared to 46% for 1999.

Ferry operations. Stena Line was consolidated as our subsidiary commencing on October 31, 2000. Direct operating expenses for November and December 2000 amounted to SEK 1,027 million. The direct operating expenses of our ferry operations consist principally of personnel costs, fuel costs, vessel charter and other related vessel costs. These costs are seasonal only to the extent capacity can be adjusted during the year. As a consequence, our ferry operations generally reports losses in the first and fourth quarters.

Drilling. Direct operating expenses from drilling operations increased in 2000 to SEK 574 million from SEK 435 million in 1999, or 32%, due to the delivery in May 1999 of the Stena Tay and dry-docking of the Stena Dee in the third quarter of 1999, partly offset by decreased operating expenses for the Stena Clyde in connection with dry-docking in the first half of 2000. Direct operating expenses from drilling operations for 2000 were 39% of drilling revenues as compared to 37% for 1999.

Shipping. Direct operating expenses from shipping operations increased in 2000 to SEK 1,422 million from SEK 1,258 million in 1999, or 13%. Direct operating expenses with respect to Roll-on/Roll-off vessels increased to SEK 134 million from SEK 88 million, mainly due to the new one-year charter of the Stena Challenger. Direct operating expenses associated with crude oil tankers increased to SEK 1,356 million from SEK 1,195 million, or 13%. Direct operating expenses for crude oil tankers include time-charter costs fixed for periods between six and 12 months. Direct operating expenses from total shipping operations before consolidation of Stena Line for 2000 were 54% of shipping revenues, as compared to 59% for 1999.

Property. Direct operating expenses from property operations decreased in 2000 to SEK 235 million from SEK 259 million in 1999, or 9%, primarily due to the sale of properties in Sweden and The Netherlands in the last quarter of 1999, partly offset by increased expenses from properties acquired in the last quarter of 1999 and first quarter of 2000. Direct operating expenses from property operations in 2000 were 39% of property revenues, as compared to 44% for 1999.

Other. Other direct operating expenses in 2000 decreased to SEK 9 million from SEK 18 million in 1999.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses increased in 2000 to SEK 510 million from SEK 344 million in 1999, or by SEK 166 million. This increase includes SEK 116 million from our ferry operations for November and December 2000. Excluding the impact of the consolidation of Stena Line on October 31, 2000, selling and administrative expenses increased in 2000 to SEK 394 million from SEK 344 million in 1999, or 15%, partly due to increased costs in connection with new properties and drilling rigs.

NON-RECURRING ITEMS

The Swedish pension insurance company SPP decided to make a refund to its customers. A total amount of SEK 9 million was paid to us in cash in August 2000. Together with discounted expected payments, SEK 39 million has been recorded as a non-recurring gain.

In total the non-recurring items for the year ended December 31, 2000 amount to SEK 144 million, which also include restructuring costs in our ferry operations of SEK (40) million and the release of negative goodwill of SEK 145 million on consolidation of Stena Line as of December 31, 2000.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization charges increased in 2000 to SEK 974 million from SEK 728 million in 1999, or by SEK 246 million. This includes SEK 90 million from our ferry operations for November and December 2000. Before consolidation of Stena Line, depreciation and amortization increased in 2000 to SEK 884 million from SEK 728 million in 1999, or 21%, mainly due to the deliveries of the Stena Tay in May 2000 and of the Stena Britannica in September 2000, partly offset by the sale of the Stena Challenger in April 2000.

SHARE OF AFFILIATED COMPANIES' RESULTS

Our share of affiliated companies' results decreased in 2000 to a loss of SEK
(864) million from a loss of SEK (70) million in 1999. The result from our ferry operations in 2000 included a loss of SEK (885) million as compared to a loss of SEK (166) million in 1999. Our ferry operations' results for 2000 include our share of results for the period from January to October 2000 of SEK
(140) million while SEK (745) refers to our share of Stena Line's impairment charges recorded.

Our investment in Coflexip was disposed of in April 2000. The share of the result from Coflexip in 2000 was a gain of SEK 66 million. The share of the result from Coflexip in 1999 was a gain of SEK 96 million.

As a result of the consolidation of Stena Line as of October 31, 2000, our share of the results of affiliated companies includes P&O Stena Line, which was 40% owned by Stena Line. See "Summary-Recent developments." Our share of the result from P&O Stena Line for November and December 2000 was a loss of SEK
(45) million.

FINANCIAL INCOME AND EXPENSE, NET

Financial income and expense, net improved in 2000 to a loss of SEK (209) million from a loss of SEK (435) million in 1999, or by SEK 226 million. This amount includes SEK 63 million from Stena Line relating to November and December 2000. Before consolidation of Stena Line on October 31, 2000, financial income and expense, net improved in 2000 to a loss of SEK (272) million from a loss of SEK (435) million in 1999.

Net gains on securities in 2000 amounted to SEK 178 million as compared to a net loss of SEK (2) million in 1999. The gain in 2000 relates mainly to the sale of equity shares. Interest income in 2000 increased to SEK 206 million from SEK 103 million in 1999, mainly due to funds received in connection with the sale of our investment in Coflexip in April 2000.

Interest expense before consolidation of Stena Line decreased in 2000 to SEK
(560) million from SEK (593) million in 1999, mainly due to the repayment of credit facilities in April 2000 after the sale of Coflexip and the Stena Challenger, partly offset by new loans in May 1999 for the Stena Tay. Net interest expense for Stena Line for the period November to December 2000 was SEK (89) million.

During 2000, we had foreign exchange gains of SEK 122 million consisting of gains of SEK 7 million from currency trading, gains of SEK 166 million from Stena Line translation differences primarily on its U.S. dollar denominated debt and losses of SEK (51) million from other translation differences. In 1999, we had foreign exchange gains of SEK 22 million consisting of a loss of SEK (1) million from currency trading and gains of SEK 23 million from translation differences.

INCOME TAXES

Income taxes in 2000 amounted to SEK (280) million, of which SEK (30) million related to current taxes and SEK (250) million related to deferred taxes. The gain from the sale of our investment in Coflexip was not taxable. Excluding the gain on the sale of our investment in Coflexip and the share of affiliated companies' results, our effective income tax rate for 2000 was 26%.

Income taxes in 1999 amounted to SEK 100 million, of which SEK (92) million related to current taxes and SEK 192 million related to deferred taxes. In connection with certain court decisions in May 1999 relating to Swedish taxation for the years 1986 to 1989, deferred tax liabilities of SEK 190 million were released and replaced by current taxes of SEK (101). As a result of those court decisions, deferred tax assets of SEK 138 million, which related to prior years' tax losses, were recognized. Other taxes of SEK (127) million in 1999 were recorded, of which SEK 9 million related to current taxes and SEK
(136) million related to deferred taxes.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity requirements principally relate to: (i) servicing debt; (ii) financing the purchase of vessels and other assets; and (iii) funding working capital. We have in prior years met our liquidity requirements with cash on hand, cash flows from operations, borrowings under various credit facilities and refinancing arrangements. We had total cash and marketable securities of SEK 3,635 million, SEK 2,555 million and SEK 1,102 million as at December 31, 2001, 2000 and 1999, respectively. The increase in 2001 as compared to 2000 is attributable to additional drawings under a credit facility to finance a short term investment in cash equivalents over year-end. As of September 30, 2002, we had total cash and marketable securities of SEK 1,915 million as compared with SEK 3,635 million at December 31, 2001.

Cash flows provided by operating activities were SEK 1,026 million, SEK 1,410 million and SEK 876 million for 2001, 2000 and 1999, respectively. Cash flows provided by (used in) investing activities amounted to SEK (1,998) million, SEK 2,821 million and SEK (1,405) million in 2001, 2000 and 1999, respectively. The change in 2001 from 2000 was primarily a result of investments in remaining outstanding Stena Line shares, properties and in the newbuilding program regarding the Stena Don drilling rig and RoRo, RoPax and crude oil tanker vessels, partly offset by proceeds from the sale of the Stena Concordia, the Stena Partner and the Stena Companion. The change in 2000 from 1999 was largely attributable to our receipt of proceeds in 2000 from the sale of Coflexip of SEK EUR 657 million.

Total investments in RoRo, RoPax, crude oil tanker and drilling rig newbuildings on order were SEK 756 million, SEK 2,939 million and SEK 1,899 million as at December 31, 2001, 2000 and 1999, respectively. In total, our investment program amounts to approximately SEK 3,050 million and is to be completed in early 2004.

Cash flows provided by (used in) financing activities amounted to SEK 2,014 million, SEK (3,351) million and SEK 568 million for 2001, 2000 and 1999, respectively. The change from 2000 to 2001 related primarily to the new EUR 200 million revolving credit facility and loans for the Stena Hollandica. For the nine months ended September 30, 2002, cash flows provided by (used in) operating, investing and financing activities amounted to SEK 1,565 million, SEK 1,288 million and SEK (4,246) million, respectively.

Total interest bearing debt amounted to SEK 19,028 million, SEK 15,878 million and SEK 12,408 million at December 31, 2001, 2000 and 1999, respectively. The increase in 2001 compared to 2000 relates principally to amounts borrowed to pay for newbuildings and to fund a short term investment in cash equivalents over year end. Total interest bearing debt at September 30, 2002 amounted to SEK 13,931 million. This decrease in 2002 is related to net repayment of debt and currency effects as above.

As of September 30, 2002, we had two revolving credit facilities. The $500 million 1995 revolving credit facility under which SIBV is borrower has been reduced to $428 million in connection with sales of vessels used for collateral under this facility and terminates in September 2004. As of September 30, 2002, the utilized portion of the $428 million revolving credit facility was $219 million, out of which $185 million was actually drawn and $34 million used for issuing of bank guarantees. As of December 31, 2001, the utilized part of this facility was $377 million, of which $342 million was actually drawn and $35 million was used for issuing of bank guarantees. We took delivery of the Stena Don in late 2001 at a value of approximately $370 million. This delivery was financed through this credit facility. The $275 million 2001 revolving credit facility terminates in September 2006. The facility was reduced to $245 million as of September 30, 2002 and as of September 30, 2002, this facility was not utilized. As of December 31, 2001, the utilized portion of this facility was $45 million. The EUR 200 million unsecured revolving credit facility terminated in September 2002. As of December 31, 2001, it was fully drawn. We also entered into a $75 million secured facility in 2001 that terminates in October 2005. As of September 30, 2002, and as of December 31, 2001, this facility was not utilized.

In September 2001, we repurchased another $15 million of our outstanding 10 1/2% Senior Notes. As of October 31, 2002, out of the original $175 million of these notes issued, $121.8 million remains outstanding.

Set forth below is a summary as of October 2002 of our estimated committed capital expenditures for vessels for the fiscal years 2002 through 2004.

--------------------------------------------------------------------------
                                                                YEAR ENDED
                                                              DECEMBER 31,
                                                 -------------------------
(SEK IN MILLIONS)                                  2002      2003     2004
--------------------------------------------------------------------------
Ferry operations .............................      691       682       --
Shipping:
  Roll-on/Roll-off vessels ...................      705       258       --
  Crude oil tankers ..........................      409       305      157
                                                 -------------------------
    Total shipping ...........................    1,114       563      157
Total committed capital expenditures .........    1,805     1,245      157
--------------------------------------------------------------------------

We believe that, based on current levels of operating performance and anticipated market conditions, our cash flow from operations, together with other available sources of funds, including refinancings, will be adequate to make required payments of principal and interest on our debt, including the notes, to permit proposed capital expenditures, including newbuildings and other vessel acquisitions, and to fund anticipated working capital requirements.

LONG-TERM FINANCIAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

Our long-term financial obligations as of December 31, 2001 were as follows:


-------------------------------------------------------------------------------------------------------
                                               LESS THAN       1-3       4-5     AFTER 5            NOT
(SEK IN MILLIONS)                    TOTAL      ONE YEAR     YEARS     YEARS       YEARS      SPECIFIED
-------------------------------------------------------------------------------------------------------
Long-term debt, including
  current maturities ............   16,550           767     5,130     2,596       4,675          3,382
Operating leases ................    2,054           932       670       238         214             --
Total ...........................   18,604         1,699     5,800     2,834       4,889          3,382
-------------------------------------------------------------------------------------------------------


Our other commercial commitments are listed in Note 20 of our consolidated financial statements and include purchase commitments for ship newbuildings and properties of SEK 3,173 million and guarantees of SEK 1,759 million.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in Sweden (Swedish GAAP), which differ in certain significant respects from generally accepted accounting principles in the United States (US GAAP). The principal differences between Swedish GAAP and US GAAP are further discussed in note 24 to our consolidated financial statements appearing elsewhere in this prospectus.

The preparation of our consolidated financial statements requires the use of estimates, judgments and assumptions that affect the reported amounts of assets, liabilities and provisions at the date of the financial statements and the reported amounts of sales and expenses during the periods presented. The accounting principles applied by us that are deemed to be critical are discussed below:

Vessels lives and impairment. Our vessels represent our most significant assets and we state them at cost less accumulated depreciation. Depreciation of vessels, which includes depreciation of vessels under capital leases, is computed using the straight-line method over estimated service lives of 10 to 25 years. Significant vessel improvement costs are capitalized as additions to the vessel versus being expensed as a repair and maintenance activity. Should certain factors or circumstances cause us to revise our estimate of vessel service lives, depreciation expense could be materially lower or higher. If circumstances cause us to change our assumptions in making determinations as to whether vessel improvements should be capitalized, the amounts we expense each year as repairs and maintenance costs could increase, partially offset by a decrease in depreciation expense.

Dry-docking. Within the international shipping industry, there are different methods that are used to account for dry-docking costs. We changed our accounting policy for dry-docking costs as of January 1, 2002 due to a new accounting standard issued in Sweden. We now use a method that capitalizes dry-docking costs as incurred and amortizes such costs as depreciation and amortization expense over the period to the next scheduled dry-docking. The change in accounting principle had no material impact on net income or shareholders' equity.

Impairment of long-lived assets. We review long lived assets used in our business and investments in affiliated companies on an annual basis for impairment, or whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. An impaired asset is written down to its estimated fair value if the decline is deemed to be permanent. We estimate fair value based on independent appraisals, sales price negotiations, active markets if available, and projected future cash flows discounted at a rate determined by management to be commensurate with our business risk. The estimation of fair value using these methods is subject to numerous uncertainties which require our significant judgment when making assumptions of revenues, operating costs, selling and administrative expenses, interest rates and general economic business conditions, among other factors.

Market value of marketable securities. Under Swedish GAAP our investments in current marketable securities held for trading purposes and noncurrrent marketable securities that are held for purposes other than trading are recorded at the lower of cost or market. Net unrealized gains on our marketable securities are not recognized and net unrealized losses are recognized in our income statement as gain (loss) on securities. Under US GAAP, all of our investment in current marketable securities with a readily determinable fair value are either classified as held for trading or held for purposes other than trading and carried at market value. Market value is determined using period-end sales prices on stock exchanges or dealer quotes. Changes in the market value of current marketable securities held for trading are recorded as financial income and expense in our income statement. Changes in the market value of current marketable securities held for purposes other than trading are recorded, net of deferred taxes, in stockholders' equity.

Financial instruments. Under Swedish GAAP, we apply hedge accounting for all transactions that are economically hedged. Such transactions are hedged on-balance sheet or off-balance sheet by transactions with matching principal or notional amounts, interest rates and currencies, such that our exposure to changes in net values of such transactions due to movements in interest or exchange rates is hedged.

Certain assets, liabilities and designated derivatives had qualified for hedge accounting under previous US GAAP standards. Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Transactions, an Amendment to FASB Statement No. 133." Under the new US GAAP accounting standards, our hedging relationships did not qualify for hedge accounting under US GAAP during 2001 and 2002. Therefore, the adoption and ongoing application of the new US GAAP accounting standards increases the volatility of reported earnings under US GAAP. Our ambition is that certain assets, liabilities and designated derivatives will be designed to qualify for hedge accounting in the future and thereby reduce this volatility.

The fair market values for our derivative financial instruments are generally determined based on quoted market prices or market quotes for the same or similar financial instruments.

RECONCILIATION OF SWEDISH GAAP TO US GAAP

The differences in net income and stockholders' equity between Swedish GAAP and US GAAP result primarily from differing accounting treatments for disposal of assets, depreciation of properties, leases, income taxes, investments in debt and securities issued by Coflexip and other items. See note 24 of the notes to our consolidated financial statements and note 5 to our condensed consolidated financial statements for a reconciliation of net income and stockholders' equity from Swedish GAAP to US GAAP and a discussion of such differences.

Net income determined in accordance with US GAAP would have been SEK 118 million and SEK 1,435 million in the nine month period ended September 30, 2001 and 2002, respectively, as compared to SEK 442 million and SEK 1,017 million of net income determined under Swedish GAAP for the nine month period ended September 30, 2001 and 2002, respectively.

Net income determined in accordance with US GAAP would have been SEK 1,036 million in 1999, SEK 3,602 million in 2000 and SEK 942 million in 2001 as compared to SEK 826 million and SEK 3,097 million and SEK 1,410 million of net income determined under Swedish GAAP for the years ended December 31, 1999, 2000 and 2001, respectively.

Stockholders' equity determined in accordance with US GAAP would have been SEK 8,915 million and SEK 10,352 million at December 31, 2000 and 2001, respectively, and SEK 11,226 million at September 30, 2002. Under Swedish GAAP, stockholders' equity was SEK 9,270 million and SEK 11,110 million at December 31, 2000 and 2001, respectively, and SEK 11,743 million at September 30, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the course of our operations, we are exposed to various types of market risks. Our primary market risks are foreign exchange risks, interest rate risks, oil price risks, equity price risks and trading risks. We seek to manage our exposure to adverse changes in foreign currency exchange rates, interest rates and oil prices through the use of various derivative financial instruments. We conduct monitoring and control of these risks continuously in each company as well as centrally. Our positions are monitored using a variety of techniques, such as market value and sensitivity analyses. Most of our financial transactions are carried out through the central finance functions located in Gothenburg, Amsterdam and Zug, Switzerland, which conduct their operations within established risk mandates and limits. The information presented below should be read in conjunction with Note 21 to our audited consolidated financial statements.

FOREIGN EXCHANGE RISKS

We are exposed to the risk of fluctuations in foreign currency exchange rates due to the international nature and scope of our operations. Our currency risk is related to changes in contracted and projected flows of payments which are denominated in currencies other than the functional currency (transaction exposure), to the translation of our monetary assets and liabilities that are denominated in such currencies (translation exposure), to the translation of net assets of foreign subsidiaries (equity exposure) and financial trading activities. The objective of our foreign exchange risk management program is to seek to manage the risk of adverse foreign exchange movements on our income and financial position.

TRANSACTION EXPOSURE

Our revenues and expenses, as reported in Swedish kronor, are significantly affected by fluctuations in currency exchange rates, primarily in relation to the US dollar and, to a lesser extent, the British pound, the Euro and the Norwegian kronor. When the Swedish kronor appreciates against other currencies, our revenues and expenses as reported in kronor may decrease and when the krona declines against other currencies, our revenues and expenses as reported in kronor may increase. Future changes in exchange rates may also impact our reported revenues and expenses.

We use forward exchange contracts to seek to hedge against the risk of adverse movements in currency exchange rates of future payment flows from firm commitments such as charter vessel contracts. Contracts related to hedging of anticipated sales and purchases of foreign currency normally do not exceed 12 months.

TRANSLATION EXPOSURE

Our policy is to hedge our translation exposure risk primarily on our net exposures by currency. Our management regularly reviews our assets and liabilities that are denominated in foreign currency and determines the net amount that is subject to risk of adverse foreign currency fluctuations.

We seek to manage our exposure from the risk of adverse foreign currency fluctuations arising from certain assets and liabilities denominated in foreign currencies. Group companies operate in local currencies or the US dollar. Our financial exposure is managed through us generally maintaining loans and investments in the same currency. In companies which have loans and investments in foreign currencies, hedging is carried out in accordance with our financial policy. We primarily use forward exchange contracts and currency swaps and, to a lesser extent, purchased foreign currency options to manage our foreign currency translation exposure.

After taking into account hedging instruments as above, we recorded net exchange gains/(losses) of SEK 115 million and SEK (78) million for the financial years ended December 31, 2000 and 2001, respectively. This equals 0.4% and 0.2% of total assets of SEK 30,805 million and SEK 35,062 million as of December 31, 2000 and 2001, respectively.

EQUITY EXPOSURE

When we prepare our consolidated financial statements, the net assets of our foreign subsidiaries and part of affiliated companies are translated to Swedish kronor at the exchange rate in effect at the date of the balance sheet. It is our policy to primarily hedge the translation risk of these investments through the designation of long-term borrowings. The net assets of certain foreign subsidiaries are hedged through foreign exchange contracts. We record translation differences arising from net assets of foreign subsidiaries directly to stockholders' equity.

The book value of our net assets of foreign subsidiaries, as of December 31, 2000 and 2001, was approximately SEK 8,800 million and SEK 9,100 million, respectively. The net assets are expressed mainly in British pounds, Euros and US dollars and, to a smaller degree, in Swiss francs. A 1% change in the value of the Swedish kronor against each of the functional currencies of our foreign subsidiaries would affect our stockholders' equity as of December 31, 2001 by SEK 91 million. In 2001, our stockholders' equity increased by SEK 480 million due to exchange rate differences (see also Note 15 to our audited consolidated financial statements included elsewhere in this prospectus).

BUNKER FUEL EXPOSURE

Our expenses are also significantly affected by fluctuations in price of bunker fuel oil used for propulsion, primarily in our ferry operations.

We use fixed price swaps and, to a lesser extent, option contracts to seek to hedge against the risk of adverse movements in the oil price. Contracts related to hedging of bunker fuels normally extend to 12 to 18 months but can be for terms of up to three years based on management's assessment of acceptable risk levels and future oil prices (see also Note 21 in our audited consolidated financial statements included elsewhere in this prospectus).


FINANCIAL TRADING ACTIVITIES

We also from time to time buy and sell certain types of derivative financial instruments with the objective of generating profits based on short-term differences in price. We refer to such financial instruments that are not used in our program of interest rate and foreign currency risk management as 'trading' for purposes of this disclosure. All trading instruments are subject to market risk; that is, the risk that future changes in market conditions may make an instrument less valuable. We are a party to a variety of interest rate and foreign currency contracts in our trading activities.

We recorded net gains from currency and interest rate trading activities of SEK 11 million and SEK 4 million for the financial years ended December 31, 2000 and 2001, respectively.

INTEREST RATE RISKS

We use several types of financial instruments to seek to manage our interest rate risk such as interest rate swaps, futures, options and collars. The extent of our use of these financial instruments is determined by reference to the net exposure of our debt that is subject to interest rate risk and management's views regarding future interest rates. We use such financial instruments to seek to achieve a desired interest rate on our interest-bearing liabilities. For example, all of our interest rate swaps convert floating rate debt to a fixed rate of interest, and for those instruments changes in interest rates may affect the value of the interest rate swaps and also their cash requirements. However, interest expense in our income statement is recorded at the fixed interest rate swap agreement and, accordingly, is not affected by the change in interest rates.

At the end of 2001, our interest-bearing assets, consisting mainly of cash and cash equivalents and marketable securities, were to a large extent invested in interest-bearing securities with short maturities. Before any effects of hedging contracts, our interest bearing debt consisted of approximately 68% floating rate borrowings, 17% fixed rate bond loans and 15% other fixed rate loans. The floating rate borrowings are normally fixed for a period of three to six months. A number of financial instruments were in place as of September 30, 2002 to manage these interest rate risks, including interest rate swaps to effectively convert floating rate borrowings to fixed rate borrowings.

EQUITY PRICE RISK AND MARKETABLE SECURITIES

At December 31, 2001, the fair value of our marketable securities and short-term investments (except restricted cash) amounted to SEK 1,480 million. The potential change in fair value resulting from a hypothetical 10 percent change of prices would be SEK 148 million. Movements in fair value of investments in shares will not, however, under Swedish GAAP result in any immediate change to our financial statements except when the fair value is less than the cost of acquisition. Gains are deferred until realized under Swedish GAAP.

                                    BUSINESS

OVERVIEW


We are one of the largest privately owned companies in Sweden. We were acquired by the Sten A. Olsson family in 1967 to serve as a holding company for certain of the family's businesses.


We own and operate one of the world's largest international passenger and freight ferry services and own and charter drilling rigs, Roll-on/Roll-off vessels and crude oil and petroleum product tankers. We also invest in and manage residential and commercial real estate, principally in Sweden and The Netherlands. For the twelve months ended September 30, 2002, we generated revenues of SEK 13.3 billion and Adjusted EBITDA of SEK 3.1 billion, of which SEK 12.4 billion and SEK 2.6 billion, respectively, was generated by our restricted group which, for purposes of the indenture governing the notes, includes all of our businesses except real estate.

FERRY OPERATIONS

We operate 17 routes and 33 vessels in Scandinavia and the United Kingdom under the "Stena Line" and "Scandlines" brand names. The results of our ferry operations have improved significantly from the year ended December 31, 2000. Since that date, we have expanded our route network through acquiring and opening new routes and implemented measures designed to control costs. We have also benefitted from volume improvements commencing in late 2001 after volumes declined in 1999 and 2000 following the abolition on July 1, 1999 of duty and tax free sales within the European Union. In November 2000, we established a new business segment, ferry operations. We acquired, in our acquisition of Stena Line, six vessels that were formerly part of our Roll-on/Roll-off operations. This reduced annual charter expenses by approximately SEK 382 million. In addition, we benefit from a new tax subsidy introduced in Sweden in October 2001 similar to other tax subsidy arrangements already implemented by several other countries in Northern Europe. The amount of this subsidy was approximately SEK 361 million for the 12 month period ended September 30, 2002.

Our ferry operations generate revenues from three principal business activities: (i) travel, which consists primarily of ticket sales for passengers and private cars, package tours and hotel sales; (ii) onboard sales, which consists primarily of retail sales, restaurants, bars, arcades, gaming and duty and tax free sales on certain of our routes; and (iii) freight, which consists primarily of trailer and truck transportation. For the twelve months ended September 30, 2002, we carried a total of 12.6 million passengers, 2.4 million private cars and 1.1 million freight units on our routes. For the twelve months ended September 30, 2002, our ferry operations generated revenues of SEK 8.4 billion and EBITDA of SEK 1.2 billion. Revenues from our ferry operations over this period were generated from travel (39%), on board sales (26%) and freight (35%).

In August 2000, we completed the acquisition of Scandlines AB, a Swedish company. Through this transaction, we acquired one route, Trelleborg-Travemunde, and 50% interests in three other routes, Helsingborg-Helsingor, Trelleborg-Sassnitz and Trelleborg-Rostock.

Prior to October 2000, we owned an approximate 46% interest in Stena Line and another company owned by our shareholders owned a 7.5% interest in Stena Line. As of October 2000, Stena Line became one of our subsidiaries as a result of our acquisition of a majority of the outstanding shares of Stena Line. Pursuant to open market purchases of Stena Line shares, a tender offer for such shares and a statutory procedure, we acquired the entire equity interest in Stena Line. We also acquired Stena Line's $300 million Senior Notes pursuant to a tender offer and consent solicitation in the fourth quarter of 2000. In late 2001, we refinanced Stena Line and reorganized its operating units.

On August 13, 2002, we completed the sale of our 40% equity interest (50% voting interest) in P&O Stena Line to P&O for (pounds sterling)193 million comprised of approximately (pounds sterling)152 million for our equity interest in P&O Stena Line, (pounds sterling)30 million as repayment of an outstanding loan to P&O Stena Line and approximately (pounds sterling)11 million as dividends and interest. P&O Stena Line operates two English Channel routes, including the Dover-Calais route, Europe's largest ferry route in terms of passenger traffic. We retained certain obligations in connection with P&O Stena Line, including an obligation to indemnify P&O Stena Line with respect to certain tax matters. In connection with this transaction, we also purchased from P&O North Sea Ferries Limited three RoPax vessels that we operate on our Harwich-Rotterdam route. We have also agreed to certain restrictions on our business for a period of three years, including that we will not carry on or engage in tourist or freight ferry services which call at any European mainland port between Dieppe and Zeebrugge or any English port between Newhaven and Harwich.

As of October 1, 2001 Sweden introduced a new tax subsidy system with similar effect to other arrangements already implemented by several other countries in Northern Europe. Under the new system, ferry operators receive a subsidy equal to all social security costs and income taxes payable by the employers on behalf of employees who work on board Swedish-flagged vessels.

BUSINESS ACTIVITIES

We generate revenue from our ferry operations from three principal business activities: travel, onboard sales and freight. The following table sets forth the revenue and percentage of total revenue for each of our business areas for the last three years.

--------------------------------------------------------------------------------------------------------
                                                                                 YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------
(SEK IN MILLIONS, EXCEPT PERCENTAGES)                 1999(1)               2000(1)                 2001
--------------------------------------------------------------------------------------------------------
Travel ................................    2,842        41%      2,959        42%      3,167          40%
Onboard sales .........................    2,111        30       1,748        25       2,011          25
Freight ...............................    1,925        28       2,232        32       2,631          33
Other .................................       85         1          85         1         100           2
                                           -----        --       -----        --       -----          --
Total revenues ........................    6,963       100%      7,024       100%      7,909         100%
--------------------------------------------------------------------------------------------------------

(1) As of October 2000, Stena Line became a subsidiary as a result of our acquisition of a majority of the outstanding shares of Stena Line. Prior to October 31, 2000 these figures represent Stena Line's business.

We generate travel revenue from sales of tickets for passengers, private cars, motorbikes, recreational vehicles and buses, as well as from package tour sales. Our travel revenue also includes revenue from our two Danish hotels which are marketed as part of packages for conferences or vacations and provision of travel agency services.

We generate onboard sales from onboard duty and tax free and other retail sales, restaurants, bars, arcades and gaming. As a consequence of the abolition of duty and tax free sales in the European Union on July 1, 1999, onboard sales have declined as a percentage of our total revenues. However, our non-European Union routes such as Norway-Denmark and Sweden-Poland, have not been affected by the abolition of duty and tax free sales.

Our freight activities consist of the transportation of trucks, trailers, containers and railcars. Our freight customers are primarily large freight transport and forwarding companies. The majority of our freight cargo consists of trucks accompanied by drivers which generate a higher freight rate than unaccompanied freight. We believe that, as a result of our route network and ability to provide transportation across more than one route, we are well positioned to benefit from the future growth of European freight trade.

Set forth below is certain financial and operating data for our ferry operations for the twelve month periods ended September 30, 2001 and 2002:

--------------------------------------------------------------------
                                  TWELVE MONTHS ENDED SEPTEMBER  30,
                                  ----------------------------------
                                     2001         2002      % CHANGE
--------------------------------------------------------------------
Volumes (in thousands)
Number of passengers .........     12,176       12,618           3.6%
Private cars .................      2,245        2,391           6.5%
Freight units ................      1,011        1,069           5.7%

Financial (SEK in millions)
Revenues
  Travel .....................      3,076        3,275           6.5%
  Onboard ....................      1,972        2,163           9.7%
  Freight/Port ...............      2,743        2,945           7.4%
                                  ----------------------------------
Total revenues ...............      7,791        8,383           7.6%
Expenses .....................      7,133        7,217           1.2%
                                  ----------------------------------
EBITDA .......................        658        1,166          77.2%
--------------------------------------------------------------------

ROUTE NETWORK

We currently operate 17 routes in Scandinavia and the United Kingdom. Our routes are geographically well positioned and generally located in high traffic areas.



                                  [MAP OMITTED]

Sweden-Denmark. We operate ferry services on three routes. We estimate that we had an approximate 31%, 22% and 44% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Sweden and Denmark for the year ended December 31, 2001.

The following table sets forth the volumes of passengers, private cars and freight units on our Sweden-Denmark routes for the last three years and for the twelve months ended September 30, 2002.

------------------------------------------------------------------------------------------------------------------------------------
                                      PASSENGERS                           PRIVATE CARS                        FREIGHT UNITS
                        ------------------------------------------------------------------------------------------------------------
                                                       TWELVE                             TWELVE                              TWELVE
                                                       MONTHS                             MONTHS                              MONTHS
                                                        ENDED                              ENDED                               ENDED
                                                SEPTEMBER 30,                      SEPTEMBER 30,                       SEPTEMBER 30,
(IN THOUSANDS)           1999    2000    2001            2002  1999   2000   2001           2002   1999   2000   2001           2002
------------------------------------------------------------------------------------------------------------------------------------
Gothenburg-
  Fredrikshavn ........ 2,549   2,131   1,981           2,079   491    438    413            433    158    156    156            162
Varberg-Grena .........   360     275     201             188    82     63     48             45     24     22     26             24
Helsingborg-
  Helsing|f-r (1)(2) ..    --   2,312   4,047           4,123    --    373    666            695     --     76    139            137
------------------------------------------------------------------------------------------------------------------------------------

(1)   Operations on this route commenced July 1, 2000.

(2) Represents only 50% of volume on this route. This route is operated in partnership with Scandlines Danmark AS.

The Gothenburg-Fredrikshavn route is our single largest route on a revenue basis. The Gothenburg-Fredrikshavn route is 52 nautical miles. We operate one day ferry, two RoPax vessels and one HSS 900 vessel on this route. The scheduled crossing time is approximately 3.25 hours, except in the case of the HSS 900, which makes the crossing in approximately two hours.

The Varberg-Grena route is 65 nautical miles and has a scheduled crossing time of approximately 4.5 hours. We operate one RoPax vessel on this route.

The Helsingborg-Helsingor route is 3 nautical miles and has a scheduled crossing time of approximately 20 minutes. This route is operated in a 50/50 partnership with Scandlines Danmark A/S. Each partner receives a 50% share of the accounting profit or loss of the partnership and receives an agreed fixed monthly management fee. We operate three vessels on this route, one is owned and operated by us, one by Scandlines Danmark A/S, and one jointly by us and Scandlines Danmark A/S.

Sweden-Germany. We operate ferry service on five routes, including two routes operated in cooperation with Scandlines Deutschland Gmbh. We estimate that we had an approximate 39%, 41% and 28% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Sweden and Germany for the year ended December 31, 2001.

The following table sets forth the volumes of passengers, private cars and freight units on our Sweden-Germany routes for the last three years and for the twelve months ended September 30, 2002.

-----------------------------------------------------------------------------------------------------------------------------------
                                     PASSENGERS                          PRIVATE CARS                        FREIGHT UNITS
                        -----------------------------------------------------------------------------------------------------------
                                                    TWELVE                               TWELVE                              TWELVE
                                                    MONTHS                               MONTHS                              MONTHS
                                                     ENDED                                ENDED                               ENDED
                                             SEPTEMBER 30,                        SEPTEMBER 30,                       SEPTEMBER 30,
(IN THOUSANDS)          1999   2000   2001            2002   1999   2000   2001            2002   1999   2000   2001           2002
-----------------------------------------------------------------------------------------------------------------------------------
Gothenburg-Kiel .......  553    425    445             478     96     95     92              95     34     40     37             35
Gothenburg-
 Travemunde ...........   --     --     --               3     --     --     --              --     60     63     61             58
Trelleborg-
 Sassnitz (1) (2) .....   --    209    328             339     --     34     56              65     --      6     13             15
Trelleborg-
 Rostock (1) (2) ......   --     76    139             150     --     13     23              26     --     24     49             48
Trelleborg-
 Travemunde(1) ........   --     14     35              49     --     --     --              --     --     15     35             51
-----------------------------------------------------------------------------------------------------------------------------------


(1)   Operations on this route commenced July 1, 2000.

(2) Represents only 50% of the volumes on this route. This route is operated under a pooling arrangement with Scandlines Deutschland AG.

On the Gothenburg-Kiel route, we operate two large overnight RoPax vessels with cabin accommodations. The Gothenburg-Kiel route is 214 nautical miles and has a scheduled crossing time of approximately 12.75 hours. We operate two RoRo vessels on the Gothenburg-Travemunde route. The Gothenburg-Travemunde route is 265 nautical miles and has a scheduled crossing time of approximately 15 hours. Throughout the year, we operate one overnight crossing in each direction on each of these routes.

We operate the route Trelleborg-Sassnitz in cooperation with Scandlines Deutschland Gmbh, a subsidiary of the Danish-German group of Scandlines AG, in a pooling arrangement. Pursuant to the pooling arrangement, revenue is split 50/50 between us and Scandlines Deutschland Gmbh, we each pay our own expenses and retain proceeds from on-board sales. The route is 60 nautical miles and represents the shortest distance between Sweden and Germany. The crossing time is approximately 3.5 hours. Two vessels are operating on this route, one contributed by us and one contributed by Scandlines Deutschland Gmbh.

We operate the route Trelleborg-Rostock in cooperation with Scandlines Deutschland Gmbh under a pooling arrangement. Pursuant to the pooling arrangement, revenue is split 50/50 between us and Scandlines Deutschland Gmbh, we each pay our own expenses and retain proceeds from on-board sales. The route is 85 nautical miles and has a scheduled crossing time of 5 hours. Two vessels operate on this route, one contributed by us and one contributed by Scandlines Deutschland Gmbh.

We operate two RoPax vessels on the freight route Trelleborg-Travemunde. The route is 120 nautical miles and has a scheduled crossing time of 7 hours.

Norway-Denmark. We operate ferry service on one route. We estimate that we had an approximate 15%, 12% and 17% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Norway and Denmark for the year ended December 31, 2001.

The following table sets forth the volumes of passengers, private cars and freight units on our Norway-Denmark route for the last three years and for the twelve months ended September 30, 2002.


----------------------------------------------------------------------------------------------------------------------------------
                                               PASSENGERS                         PRIVATE CARS                       FREIGHT UNITS
                     -------------------------------------------------------------------------------------------------------------
                                                   TWELVE                               TWELVE                              TWELVE
                                                   MONTHS                               MONTHS                              MONTHS
                                                    ENDED                                ENDED                               ENDED
                                            SEPTEMBER 30,                        SEPTEMBER 30,                       SEPTEMBER 30,
(IN THOUSANDS)         1999   2000   2001            2002   1999   2000   2001            2002   1999   2000   2001           2002
----------------------------------------------------------------------------------------------------------------------------------
Oslo-Fredrikshavn ..    526    526    552             568     59     58     62              66     16     13     15             15
----------------------------------------------------------------------------------------------------------------------------------

We operate a large overnight ferry with cabin accommodations on this route. The Norway-Denmark route is 143 nautical miles and has a scheduled crossing time of approximately 10.25 hours. Throughout the year we offer a daily overnight sailing from Oslo with a day return from Fredrikshavn. Because Norway is not part of the European Union, we continue to offer duty and tax free retail sales on this route.

Sweden-Poland. We operate ferry service on one route. We estimate that we had an approximate 39%, 26% and 16% share of the passengers, private cars and freight units volume, respectively, transported on Roll-on/Roll-off vessels between Sweden and Poland for the year ended December 31, 2001.

The following table sets forth the volumes of passengers, private cars and freight units on our Sweden-Poland route for the last three years and for the twelve months ended September 30, 2002.

---------------------------------------------------------------------------------------------------------------------------------
                                 PASSENGERS                          PRIVATE CARS                        FREIGHT UNITS
                    -------------------------------------------------------------------------------------------------------------
                                                  TWELVE                               TWELVE                              TWELVE
                                                  MONTHS                               MONTHS                              MONTHS
                                                   ENDED                                ENDED                               ENDED
                                           SEPTEMBER 30,                        SEPTEMBER 30,                       SEPTEMBER 30,
(IN THOUSANDS)        1999   2000   2001            2002   1999   2000   2001            2002   1999   2000   2001           2002
---------------------------------------------------------------------------------------------------------------------------------
Karlskrona-Gdynia..    240    267    300             357     31     36     35              44     17     17     19             30
---------------------------------------------------------------------------------------------------------------------------------

The Karlskrona-Gdynia route is 164 nautical miles and has a scheduled crossing time of approximately ten hours. In order to accommodate increasing volumes, in January 2002 we added a RoPax vessel to the night ferry operated on this route. Because Poland is not part of the European Union, we continue to offer duty and tax free retail sales continue on this route.

Wales/England-Republic of Ireland. We operate ferry services on three routes. We estimate that we had an approximate 50%, 47% and 23% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Wales or England and the Republic of Ireland for the year ended December 31, 2001.

The following table sets forth the volumes of passengers, private cars and freight units on our Wales-Republic of Ireland routes for the last three years and for the twelve months ended September 30, 2002.

-----------------------------------------------------------------------------------------------------------------------------------
                                                  PASSENGERS                       PRIVATE CARS                       FREIGHT UNITS
                        -----------------------------------------------------------------------------------------------------------
                                                      TWELVE                             TWELVE                              TWELVE
                                                      MONTHS                             MONTHS                              MONTHS
                                                       ENDED                              ENDED                               ENDED
                                               SEPTEMBER 30,                      SEPTEMBER 30,                       SEPTEMBER 30,
(IN THOUSANDS)           1999    2000    2001           2002  1999   2000   2001           2002   1999   2000   2001           2002
-----------------------------------------------------------------------------------------------------------------------------------
Fishguard-Rosslare.....   830     833     687            712   191    193    155            167     35     38     35             36
Holyhead-Dun
 Laoghaire ............ 1,344   1,194   1,067          1,048   239    229    206            215     48     48     44             38
Holyhead-Dublin .......   173     175     158            207    39     39     31             43     51     52     55             66
-----------------------------------------------------------------------------------------------------------------------------------

We operate one HSS 1500, two RoPax vessels and, in the high season, an additional conventional fast ferry on these routes. The Holyhead-Dun Laoghaire route is 58 nautical miles and has a scheduled crossing time of approximately
1.75 hours with an HSS. The Holyhead-Dublin route is 59 nautical miles with a scheduled crossing time of approximately 3.5 hours. The Fishguard-Rosslare route is approximately 54 nautical miles and has a scheduled crossing time of approximately 3.5 hours, except in the case of a conventional fast ferry which makes the crossing in approximately 1.65 hours.

Scotland/England-Northern Ireland. We operate ferry service on one route. We estimate that we had an approximate 52%, 43% and 17% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between Scotland and Northern Ireland for the year ended December 31, 2001.

The following table sets forth the volumes of passengers, private cars and freight units on this route for the last three years and for the twelve months ended September 30, 2002.

-----------------------------------------------------------------------------------------------------------------------------------
                                                 PASSENGERS                         PRIVATE CARS                      FREIGHT UNITS
                     --------------------------------------------------------------------------------------------------------------
                                                     TWELVE                               TWELVE                             TWELVE
                                                     MONTHS                               MONTHS                             MONTHS
                                                      ENDED                                ENDED                              ENDED
                                              SEPTEMBER 30,                        SEPTEMBER 30,                      SEPTEMBER 30,
(IN THOUSANDS)         1999    2000    2001            2002   1999   2000   2001            2002   1999   2000   2001          2002
------------------------------------------------------------------------------------------------------- ------ ------ -------------
Stranraer-Belfast ..  1,487   1,458   1,348           1,334    285    276    251             265    146    163    148           137
-----------------------------------------------------------------------------------------------------------------------------------

(1)   Prior to February 2002, we operated two RoPax vessels on this route.

We operate one RoPax vessel and one HSS 1500 on this route. The
Stranraer-Belfast route is 46 nautical miles and has a scheduled crossing time of approximately 3.25 hours, except in the case of the HSS 1500 which makes the crossing in approximately two hours.

England-The Netherlands. We operate ferry services on three routes. We estimate that we had an approximate 28%, 34% and 11% share of the volume of passengers, private cars and freight units, respectively, transported on Roll-on/Roll-off vessels between England and The Netherlands or Belgium for the year ended December 31, 2001.

The following table sets forth the volumes of passengers, private cars and freight units on this route for the last three years and for the twelve months ended September 30, 2002.


-----------------------------------------------------------------------------------------------------------------------------------
                                                PASSENGERS                         PRIVATE CARS                       FREIGHT UNITS
                      -------------------------------------------------------------------------------------------------------------
                                                    TWELVE                               TWELVE                              TWELVE
                                                    MONTHS                               MONTHS                              MONTHS
                                                     ENDED                                ENDED                               ENDED
                                             SEPTEMBER 30,                        SEPTEMBER 30,                       SEPTEMBER 30,
(IN THOUSANDS)          1999   2000   2001            2002   1999   2000   2001            2002   1999   2000   2001           2002
-----------------------------------------------------------------------------------------------------------------------------------
Harwich-Hook of
 Holland ............  1,016    985    882             959    236    223    210             232    123    129    136            139
Killingholme-Hook
 of Holland(1) ......     --     --     --              16     --     --     --              --     --      7     46             52
Harwich-
 Rotterdam(2) .......     --     --     --               8     --     --     --              --     --     --     --             24
-----------------------------------------------------------------------------------------------------------------------------------

(1)   We commenced operations on this freight route in October 2000.

(2) We commenced operations on this freight route on September 15, 2002. We acquired this route in July 2002 and from August 1, 2002 to September 14, 2002 this route was operated as a Rotterdam-Felixstowe route.

We operate two RoPax vessels and one HSS 1500 on our Harwich-Hook of Holland route. The Harwich-Hook of Holland route is 110 nautical miles and has a scheduled crossing time of approximately eight hours, except in the case of the HSS 1500, which makes the crossing in approximately 3.75 hours.

We operate two RoPax vessels on our Killingholme-Hook of Holland route. The Killingholme-Hook of Holland route is 187 nautical miles and has a scheduled crossing time of approximately 12 hours.

We operate three RoPax vessels on our Harwich-Rotterdam route. This route is 109 nautical miles and has a scheduled crossing time of approximately 6.75 hours.

FERRY FLEET

As of November 30, 2002, our fleet consisted of 33 Roll-on/Roll-off vessels.


Newbuildings. In July 2000, we ordered two RoPax vessels from a shipyard in Korea. The first of these vessels was delivered in January 2003 and we expect the second vessel to be delivered in mid-2003.


HSS vessels. We currently operate three HSS 1500s and one HSS 900. HSS vessels are designed to travel with significantly less vertical motion than other fast ferries at service speeds of up to 40 knots. The HSS 1500 is currently the largest high speed ferry in service in the world and has the capacity to carry significant numbers of trucks, freight trailers, cars and buses and up to 1500 passengers. The HSS 900 can carry up to 900 passengers and 210 cars or a combination of cars and buses.

HSS VESSELS

------------------------------------------------------------------------------------------------------------------------
                                                                                                                 SERVICE
                                                                                 PASSENGER      NUMBER     LANE    SPEED
VESSEL                     ROUTE                       YEAR BUILT   GROSS TONS    CAPACITY   OF BERTHS   METERS  (KNOTS)
------------------------------------------------------------------------------------------------------------------------
Stena Carisma ............ Gothenburg-Fredrikshavn         1997        8,631         900          --       --        38
Stena Discovery .......... Harwich-Hook of Holland         1997       19,638       1,500          --      800        40
Stena Explorer(1) ........ Holyhead-Dun Laoghaire          1996       19,638       1,500          --      800        40
Stena Voyager(1) ......... Stranraer-Belfast               1996       19,638       1,500          --      800        40
------------------------------------------------------------------------------------------------------------------------

(1)   Leased pursuant to long-term finance leases.

Conventional, day and night ferries. Our fleet of conventional day and night ferries are designed to transport a combination of cars, trucks, freight trailers and passengers. This type of ferry comes in two different designs, the day ferry and the night ferry. Night ferries provide cabin accommodations for passengers.

CONVENTIONAL FAST FERRY

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        SERVICE
                                                                                  PASSENGER        NUMBER       LANE      SPEED
VESSEL                     ROUTE                    YEAR BUILT     GROSS TONS      CAPACITY     OF BERTHS     METERS    (KNOTS)
-------------------------------------------------------------------------------------------------------------------------------
Stena Lynx III .........   Fishguard-Rosslare           1996          4,113           620            --         --          35
-------------------------------------------------------------------------------------------------------------------------------

DAY FERRIES

------------------------------------------------------------------------------------------------------------------------
                                                                                                                 SERVICE
                                                      YEAR BUILT/                PASSENGER      NUMBER     LANE    SPEED
VESSEL                    ROUTE                          REFITTED   GROSS TONS    CAPACITY   OF BERTHS   METERS  (KNOTS)
------------------------------------------------------------------------------------------------------------------------
Stena Danica ............ Gothenburg-Fredrikshavn     1983/1995       28,727       2,274          74     1,640     19.5
Aurora af
 Helsingborg(1) ......... Helsingborg-Helsing|f-r          1992       10,918       1,250          --       535      15
Hamlet(2) ............... Helsingborg-Helsing|f-r          1997       10,067       1,000          --       535      15
------------------------------------------------------------------------------------------------------------------------

(1)   Chartered on long-term contract expiring January 2008.

(2)   The vessel is 50% owned by us and 50% owned by Scandlines AG.

NIGHT FERRIES

------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       SERVICE
                                                  YEAR BUILT/                    PASSENGER        NUMBER       LANE      SPEED
VESSEL                    ROUTE                      REFITTED     GROSS TONS      CAPACITY     OF BERTHS     METERS    (KNOTS)
------------------------------------------------------------------------------------------------------------------------------
Stena Baltica .........   Karlskrona-Gdynia       1986/1994         31,189         1,800         1,300        900          20
Stena Saga ............   Oslo-Fredrikshavn       1981/1995         33,750         2,000         1,601      1,050          22
------------------------------------------------------------------------------------------------------------------------------

RoPax vessels. RoPax vessels are designed to transport trucks, freight trailers, buses and cars and also provide accommodations for passengers. RoPax vessels are flexible and can adapt their capacity in line with seasonal variations in freight and passenger traffic. During the peak passenger season, the RoPax vessel acts as a ferry for passengers and cars and, during the low season, we operate this type of vessel as a freight ferry.

ROPAX VESSELS


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         SERVICE
                                                              YEAR BUILT/                PASSENGER      NUMBER     LANE    SPEED
VESSEL                       ROUTE                               REFITTED   GROSS TONS    CAPACITY   OF BERTHS   METERS  (KNOTS)
--------------------------------------------------------------------------------------------------------------------------------
Stena Jutlandica(1) ........ Gothenburg-Fredrikshavn               1996       29,691       1,500         197      2,100    21.5
Skane(2) ................... Trelleborg-Rostock                    1998       42,705         600         550      3,200      22
Stena Britannica ........... Harwich-Hook of Holland               2000       33,360         400         452      2,900      22
Stena Hollandica ........... Harwich-Hook of Holland               2001       33,360         400         452      2,900      22
Stena Forwarder(3) ......... Holyhead-Dublin                       1991       25,000         500         308      1,500      24
Stena Caledonia ............ Stranraer-Belfast                     1981       12,619       1,000          12        675    19.5
Stena Europe ............... Fishguard-Rosslare               1981/1995       24,828       2,076       1,332      1,692      19
Stena Germanica ............ Gothenburg-Kiel                  1987/1996       38,772       2,400       2,440      1,320      20
Stena Nautica .............. Varberg-Grena                         1986       19,763       1,800         148        620      18
Stena Scandinavica ......... Gothenburg-Kiel                  1988/1996       38,756       2,400       2,454      1,320      20
G|f-taland ................. Trelleborg-Travemunde                 1973       18,060         400         148      1,383    18.5
Stena Traveller ............ Karlskrona-Gdynia                     1992       18,332         250         204      1,800      18
Svealand ................... Trelleborg-Travemunde                 1998       25,206         300         300      2,300    21.5
M/S Trelleborg ............. Trelleborg-Sassnitz                1982/94       10,882         900          40      1,189      21
Stena Scanrail ............. Gothenburg-Fredrikshavn          1973/1996        7,504          65          32        900    16.5
Stena Searider ............. Killingholme-Hook of Holland     1969/1995       21,019         120         105      2,400      17
Stena Seatrader ............ Killingholme-Hook of Holland          1973       17,991         221         221      2,100    17.5
Stena Partner .............. Harwich-Rotterdam                     1978       21,162         166          47      2,450      17
Stena Transfer ............. Harwich-Rotterdam                     1977       21,162         166          47      2,450      17
Stena Transporter .......... Harwich-Rotterdam                     1978       16,776         124          38      1,850      17
--------------------------------------------------------------------------------------------------------------------------------



(1) Prior to December 23, 2002, 50% of the vessel was leased pursuant to a long-term finance lease. On that date, our interest in the vessel was sold to Stena Sessan. The vessel is now chartered by us on long-term contract expiring December 2014.
(2)   Chartered on long-term contract expiring 2004.
(3)   Chartered on long-term contract expiring April 2003.


RoRo vessels. The RoRo vessel is designed primarily to transport freight trailers and a limited number of passengers, primarily truck drivers.

RORO VESSELS

-----------------------------------------------------------------------------------------------------------------------
                                                                                                                SERVICE
                                                     YEAR BUILT/                PASSENGER      NUMBER     LANE    SPEED
VESSEL                     ROUTE                        REFITTED   GROSS TONS    CAPACITY   OF BERTHS   METERS  (KNOTS)
-----------------------------------------------------------------------------------------------------------------------
Stena Carrier ............ Gothenburg-Travemunde          1978       13,117          12          12    1,700        18
Stena Freighter .......... Gothenburg-Travemunde          1977       13,134          12          12    1,700        18
Stena Gothica(1) ......... Gothenburg-Harwich        1975/1990       14,406          12          12    2,000        16
-----------------------------------------------------------------------------------------------------------------------

(1) This vessel is chartered out to and operated by a joint venture between us and Tor Line AB on an annual renewable basis. Additionally, the joint venture charters out the vessel to Tor Line AB for part of each year. We and Tor Line AB share equally in the profits and losses from the joint venture.

SALES AND MARKETING

Passengers and cars. Our travel service targets our marketing efforts to three distinct groups: individual travelers, bus operators and business travelers. The travel products and services we offer consist of day trips, package trips (ferry ticket plus shore based arrangements), cruises (ferry tickets used primarily for onboard activities) and transport (ferry ticket plus a vehicle transport). We also offer conference services and other business related services to our business travel customers.

Our sales organization is divided into national sales offices in each of the countries where we have ferry operations and is responsible for sales and reservations, sales training and route coordination. Telephone reservations are centralized at one call center in each country. Products are sold directly to consumers and through travel agents with which we maintain various arrangements, including direct booking access. Individual customer bookings can also be made by telephone, e-mail, mail, fax and directly at each of our ferry terminals. In addition, bookings are taken over the Internet for all our routes in Scandinavia and the United Kingdom.

Freight. Our freight operations are centralized into a single freight organization. This single freight organization provides sales, marketing and reservation services to customers and coordinates freight services for customers seeking transportation across more than one route. Freight operations are handled by sales representatives in each country where we operate, as well as independent sales agents in other European countries.

OFFSHORE DRILLING

We own and operate three third generation and two fifth generation drilling rigs. We took delivery of our fifth generation drilling rigs in 1999 and 2001. These rigs are currently chartered out to major oil companies under long-term contracts. We believe our excellent safety record, demonstrated by our receipt of the International Association of Drilling Contractors' Gold Award for Special Achievement in health and safety in 2001, our quality of service and modern fleet provide us with a significant competitive advantage. Our rigs are currently deployed in the United Kingdom and Norwegian sectors of the North Sea, Southeast Asia and Brazil. For the five years ended December 31, 2001, our average rig utilization rate was approximately 93%. For the twelve months ended September 30, 2002, our drilling operations generated revenues of approximately SEK 2.1 billion and EBITDA of approximately SEK 1.1 billion.

The table below sets forth selected information with respect to our drilling rigs as of October 31, 2002:

DRILLING RIG FLEET

------------------------------------------------------------------------------------------------------------------------
                                                              WATER     BLOW-OUT
DRILLING RIG              GENERATION     YEAR BUILT     DEPTH (FT.)    PREVENTORS               PROPULSION        CLASS
------------------------------------------------------------------------------------------------------------------------
Stena Clyde .........            3rd         1976           1,650      15,000 psi(1)    2 In Line Propellers        DnV
Stena Spey ..........            3rd         1983           1,500      15,000 psi       2 In Line Propellers        DnV
Stena Dee ...........            3rd         1984           1,800      15,000 psi       4 Azimuth Thrusters         DnV
Stena Tay ...........            5th         1999           7,500      15,000 psi       8 Azimuth Thrusters         DnV
Stena Don ...........            5th         2001           1,600      15,000 psi       6 Azimuth Thrusters         DnV
------------------------------------------------------------------------------------------------------------------------

(1)   "psi" means pound per square inch.

We operate our five drilling rigs from our headquarters in Aberdeen, Scotland with base offices in the Far East, Norway and Brazil. The Stena Dee and the Stena Spey are currently deployed in the North Sea and the Stena Clyde is currently contracted for work in Southeast Asia. The Stena Tay is currently deployed in Brazil and the Stena Don is currently deployed in the Norwegian sector of the North Sea. All of our drilling rigs are equipped to drill high pressure wells. As of October 31, 2002, the average age of our fleet was approximately 13 years.

The table below sets forth the average utilization rates for our drilling rigs for each of the years indicated.

RIG UTILIZATION

-----------------------------------------------------------------------------------------------------------------
                                                                     YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------------------
                                                1997           1998             1999           2000          2001
-----------------------------------------------------------------------------------------------------------------
Number of vessels .......................          4              3(1)             4(2)           4             5(3)
Total vessel days available .............      1,460          1,164(1)         1,324(2)       1,464         1,472
Vessel days utilized ....................      1,385          1,056            1,236          1,366         1,377
Vessel utilization (percentage) .........       94.7           90.8             93.4           93.3          93.6
Offhire days planned ....................         44             81               65             69            31
Offhire days (percentage) ...............        3.1            7.0              4.9            4.7           2.1
Unutilized days .........................         31             27               23             29            64
Unutilized days (percentage) ............        2.2            2.3              1.7            2.0           4.3
Average daily rates $....................     92,500        117,900          107,400        113,000        129,849
-----------------------------------------------------------------------------------------------------------------

(1)   The Stena Forth was sold in March 1998.
(2)   The Stena Tay commenced operations May 17, 1999.
(3)   The Stena Don commenced operations December 20, 2001.

In 1999, we chartered the Stena Tay to Shell pursuant to a ten year contract. Shell has the right to terminate this contract prior to the fifth year upon providing notice and payment of termination fees. Shell can also terminate the agreement after the fifth year upon twelve months notice.

In July 1998, we entered into a long-term contract with Statoil, a Norwegian oil company, to construct the Stena Don. The Stena Don was chartered to Statoil in December 2001 under a five year charter contract which can be extended, at Statoil's option, for an additional period of ten years in extension terms of two years each. The Stena Don is designed to work in all currently planned and producing sub-sea oilfields in the greater North Sea area.

The Stena Dee was off-hire for a period of approximately 55 days in the first half of 2002. During this time, we took the opportunity to undertake certain upgrades. In August 2002, we entered into a short-term charter for the Stena Dee with Kerr-McGee for the completion of one development well that was completed in late October 2002.

Selected information with respect to our drilling contracts is set forth below:

----------------------------------------------------------------------
RIG                            CUSTOMER       CONTRACT EXPIRATION DATE
----------------------------------------------------------------------
Stena Clyde .........    Shell Malaysia                    05/2003(1)
Stena Spey ..........     ChevronTexaco                    02/2003(2)
Stena Dee............     Maersk/Repsol(3)                 05/2003(3)
Stena Tay ...........             Shell(4)                 08/2009
Stena Don ...........       Statoil ASA                    12/2006
----------------------------------------------------------------------

(1) Anticipated expiration date. Shell has the option to extend contract for up to seven additional wells.

(2) Anticipated expiration date. ChevronTexaco exercised an option on August 1, 2002 to extend the contract for two additional wells.

(3) The Stena Dee commenced an estimated 45 day charter in December 2002 for Maersk Oil (UK) Ltd. for one well and thereafter will commence a charter for Repsol Investigaciones Petroliferas, S.A. for two wells plus an option to extend the contract for one additional well. We estimate that the Repsol charter will end in May 2003.

(4)   Shell Exploration and Production Offshore Services B.V.

The contracts for our drilling rigs typically provide for compensation on a "dayrate" basis, under which we receive a fixed fee for each day that the rig is operating under contract. Under dayrate contracts, we pay the operating expenses of the rig, including wages and the costs of incidental supplies. In October 2002, the charter rates for our drilling rigs were as follows: Stena
Clyde: $68,000; Stena Spey: $92,000; Stena Dee: $35,000; Stena Tay: $218,000;
and Stena Don: $207,000.

Competition. The offshore drilling rig market is highly competitive, reflecting the historic oversupply of offshore drilling rigs and the ability of operators to move rigs from areas of low utilization and low dayrates to areas of greater activity and relatively higher dayrates. Although drilling contracts are generally awarded on a competitive bid basis with price competition as the primary factor, contracts for drilling projects are increasingly being negotiated directly between an oil company and its preferred contractor with quality of service, safety and suitability of equipment, in addition to price, being significant factors in awarding contracts.

SHIPPING

Our shipping operations consist of the ownership and chartering of Roll-on/Roll-off vessels and crude oil and petroleum product tankers. To support these activities, we are also engaged in the design, purchase, sale, management and staffing of these vessels. We generally collect charter hire payments monthly in advance in the case of time charters and upon completion with respect to charters on the spot market. For the twelve months ended September 30, 2002, our shipping operations generated revenues of SEK 2.0 billion and EBITDA of SEK 252 million.

ROLL-ON/ROLL-OFF VESSEL OPERATIONS

Roll-on/Roll-off vessels permit trucks, freight trailers, buses and cars to drive directly onto and off of the ship. As a result, these vessels permit more rapid loading and unloading and do not require cranes or other port facilities associated with traditional cargo handling and container ship operations. Our Roll-on/Roll-off vessel operations are divided into RoPax vessels, which carry trucks, freight trailers, buses and cars and provide accommodations for passengers, RoRo vessels, which carry freight trailers only and limited number of passengers, and car/passenger ferry vessels.

Over the past five years, our RoRo, RoPax and car/passenger ferry fleet size has ranged from 7 to 15 vessels. As of October 31, 2002, we owned six RoRo vessels and one RoPax vessel. As a result of the acquisition in October 2000 of a majority of the outstanding shares of Stena Line, which had previously been our largest customer, we no longer include in our Roll-on/Roll-off operations the six vessels that were previously chartered to Stena Line and are used and included in our ferry operations. This decreased revenue and EBITDA from our Roll-on/Roll-off operations and increased the EBITDA of our ferry operations.

The table below sets forth selected information with respect to our Roll-on/Roll-off vessel fleet as of October 31, 2002.

RORO VESSELS


-----------------------------------------------------------------------------------------------------------------
                                                                     PASSENGER                   SERVICE SPEED
VESSEL                     FLAG            YEAR BUILT        DWT      CAPACITY     LANE METERS         (KNOTS)
-----------------------------------------------------------------------------------------------------------------
Stena Clipper ..........   Bahamas               1978     11,000            12           1,750           17.0
Stena Shipper ..........   U.K.                  1979      8,800            12           2,050           19.0
Stena Tender ...........   Isle of Man           1983      4,700            12           1,250           15.5
Stena Timer ............   Isle of Man           1984      4,700            12           1,250           15.5
Mont Ventoux(1).........   U.K.                  1998     12,350            12           2,715           22.0
Cetam Massilia .........   Sweden                2002     12,300            12           3,000           22.0
-----------------------------------------------------------------------------------------------------------------



(1)   The Sea Centurion was renamed Mont Ventoux on December 24, 2002.


ROPAX VESSEL

-----------------------------------------------------------------------------------------------------------------------
                                                              PASSENGER         NUMBER                    SERVICE SPEED
VESSEL                    FLAG      YEAR BUILT       DWT       CAPACITY      OF BERTHS     LANE METERS          (KNOTS)
-----------------------------------------------------------------------------------------------------------------------
P O Aquitaine .........   U.K.            1991     3,794         1,850      121 cabins           1,784               20
-----------------------------------------------------------------------------------------------------------------------

For the five years ended December 31, 2001, our average Roll-on/Roll-off vessel utilization rate was approximately 95%. The table below sets forth information with respect to the utilization of our Roll-on/Roll-off vessels, including the vessels chartered to Stena Line, during the last five years.

ROLL-ON/ROLL-OFF VESSEL UTILIZATION

---------------------------------------------------------------------------------------------------
                                                           YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------
                                             1997        1998        1999     2000(4)        2001
---------------------------------------------------------------------------------------------------
Total vessel days available(1) ........     4,470       4,763       5,215       4,546       2,729
Vessel days utilized(2) ...............     3,939       4,564       5,089       4,437       2,683
Vessel utilization (percentage)(2).....      88.1        95.8        97.6        97.6        98.3
Offhire days(3) .......................       115          82          44          67          26
Offhire days (percentage) .............       2.6         1.7         0.8         1.5         1.0
Unutilized days .......................       416         117          82          42          20
Unutilized days (percentage) ..........       9.3         2.5         1.6         0.9         0.7
---------------------------------------------------------------------------------------------------

(1) Total vessel days is determined by aggregating the number of days in each year we owned, chartered in or leased such vessels.

(2) In the case of bareboat charters, the vessel is deemed to be utilized during the entire time the vessel is on charter.

(3)   Due to planned dry-dockings and damage.

(4) In October 2000 we acquired a majority of the outstanding shares of Stena Line, which had previously been our largest customer. As of that date, we no longer include in our Roll-on/Roll-off operations the six vessels that were previously chartered to Stena Line and are used and included in our ferry operations.

The customers for our Roll-on/Roll-off vessels consist primarily of operators in the international freight and passenger transportation business. Since we frequently purchase and sell our Roll-on/Roll-off vessels and because our customers charter specific vessels to suit their particular needs, our customer base varies with changes in our fleet. In October 2000 we acquired a majority of the outstanding shares of Stena Line, which had previously been our largest customer. As of that date, we no longer include in our Roll-on/Roll-off operations the six vessels that were previously chartered to Stena Line.

Chartering activities. Our strategy is to charter our Roll-on/Roll-off vessels on either long-term time charters or bareboat charters. We seek operationally experienced and financially stable customers to charter our Roll-on/Roll-off vessels. In the case of time charters, we provide the crew, technical management and insurance coverage. In the case of bareboat charters, the charterer provides the fuel, crew, insurance and daily maintenance of the vessel. Bareboat charters also provide us with the right to inspect our vessels on a periodic basis.

Our operating expenses in connection with vessels chartered under time charters are higher than in the case of vessels chartered under bareboat charters. However, in the case of vessels chartered under time charters, the charter rate is generally higher because the person chartering out the vessel provides more services. As a result, there is generally no material effect on our cash flow between vessels chartered under time or bareboat charters or as a result of changes from time to bareboat charters.


The table below sets forth information about existing chartering arrangements in place with respect to our Roll-on/Roll-off vessels.


RORO VESSELS


------------------------------------------------------------------------
                                                                 CURRENT
                                                                 CHARTER
VESSEL               TYPE OF CHARTER     CHARTERER             PERIOD(1)
------------------------------------------------------------------------
Stena Clipper                   Time      Crowley(2)       01/02 -- 01/04
Mont Ventoux                    Time    Sudcargos          11/02 -- 11/03
Stena Timer                     Time      Crowley(2)       11/01 -- 02/04
Stena Tender                    Time      ADNATCO(3)       12/01 -- 12/04
Cetam Massilia                  Time        CETAM(4)       07/02 -- 04/03
Stena Shipper                   Time     Ministry          01/03 -- 04/03
                                       of Defense
                                          (United
                                          Kingdom)
------------------------------------------------------------------------



(1)   Excludes optional extension periods.

(2)   Crowley Liner Services Inc.

(3)   Abu Dhabi National Tanker Company.

(4)   Compagnie Europeenne de Transport D' Automobiles de Mer S.A.R.L.


ROPAX VESSELS

-----------------------------------------------------------------------------
                                                                      CURRENT
                                                                      CHARTER
VESSEL              TYPE OF CHARTER               CHARTERER            PERIOD
-----------------------------------------------------------------------------
P O Aquitaine              Bareboat     P&O Ferries Limited   04/99 -- 12/05
-----------------------------------------------------------------------------

Fleet management. We order new vessels to be built, purchase existing vessels, charter vessels out and sell vessels. We believe that our close relationships with customers and our ability to understand, anticipate and service customer needs provides us with important market information which can be used in determining whether to purchase, sell or reconstruct existing vessels or order newbuildings. We base our decision as to whether to purchase or sell vessels on market conditions, the size of our fleet of Roll-on/Roll-off vessels, our view of future demand, vessel values, charter rates and other factors. We typically sell vessels to operators of passenger and freight services.

While we prefer to negotiate outright sales of our vessels for cash, we may extend financing or enter into hire/purchase contracts with purchasers of our vessels. Sales of our vessels are an integral part of our business and have provided a significant portion of our shipping revenue in past years. The market for vessel sales is highly competitive and there can be no assurance that we will be able to realize gains from the sale of vessels in the future.

The table below sets forth for each of the years indicated information with respect to our purchases and sales of Roll-on/Roll-off vessels and the income recognized from such sales.

ROLL-ON/ROLL-OFF VESSEL SALES AND PURCHASES

----------------------------------------------------------------------------------------
                                           1997     1998     1999       2000      2001
----------------------------------------------------------------------------------------
Fleet as of January 1, ...............       13       12       15         14         8
Newbuildings delivered ...............       --        1        2          1        --
Vessels purchased ....................        2        3       --         --        --
Vessels sold(1) ......................        3        1        3          1         1
Fleet as of December 31, .............       12       15       14          8(2)      7
Net gain/(loss) on sale of vessels
  SEK million ........................      (47)      45      172         80        91
----------------------------------------------------------------------------------------

(1) In 1997, one vessel was sold on credit terms. All other vessel sales were for cash.

(2) In October 2000 we acquired a majority of the outstanding shares of Stena Line, which had previously been our largest customer. As of that date, we no longer include in our Roll-on/Roll-off operations the six vessels that were previously chartered to Stena Line and are used and included in our ferry operations.

Newbuilding program. We ordered two RoRo newbuildings in May 1999 and another RoRo newbuilding in November 1999, all for delivery in 2002. We took delivery of the first RoRo vessel, the Stena Foreteller (now re-named Cetam Massilia), in May 2002. We expect that the other two newbuildings will be delivered in March and July 2003, respectively, after the cancellation dates specified in the newbuilding contracts. We are currently negotiating with the shipyard building these vessels and have not determined what action to take with respect to our cancellation rights under the newbuilding contracts. In May 2002, we also acquired a new RoRo vessel which had originally been ordered by us in 1995 from a shipyard in Italy, but later cancelled. The vessel was partly completed before cancellation and was acquired from the liquidator of that shipyard. We intend to make arrangements to complete the vessel, now named the Chieftain, at another shipyard, which has not yet been selected.

Competition. The Roll-on/Roll-off vessel chartering business is very competitive. Competition among companies that charter out Roll-on/Roll-off vessels depends on several factors, such as the availability of suitable vessels, charter rates, customer service and the quality of the vessels. The large number of newbuildings ordered and delivered in the industry in recent years has significantly increased competition in our roll-on/roll-off vessel operations and adversely impacted charter rates and the value of older, smaller and slower vessels. Some companies may decide that it is more economical to purchase rather than charter vessels, thereby decreasing demand for our chartering operations. From time to time we sell vessels to such operators. Our competitors include other ship owners and ferry line service operators who may from time to time have an unemployed vessel.

CRUDE OIL AND PETROLEUM PRODUCT TRANSPORTATION

We own, charter in and provide commercial management services for crude oil and product tankers.

As of October 31, 2002, we charter in 15 Product, Aframax and Panamax tankers, lease two Product tankers pursuant to long-term finance leases and have a 50% interest in two shuttle tankers. We generally seek to maintain a fleet of 10 to 15 chartered in tankers in the Product, Aframax and Panamax classes. Our customers are generally large international oil companies, members of the Organization of Petroleum Exporting Countries and shipping companies. Our major customers include ChevronTexaco, Vela, Vitol, Alpine and Engen.

We have agreements with ChevronTexaco that provide us until October 2003 with first call rights to bid to provide ChevronTexaco with oil transportation in specified geographic areas and Panamax cargoes worldwide at market rates.

Our interest in two shuttle tankers is through a 50/50 joint venture with Ugland Nordic Shipping ASA, Norway, referred to herein as Ugland, a company owned by Teekay, a company active in the shuttle tanker business. One vessel, the Stena Alexita, is chartered out to Esso, Norway for ten years commencing in 1998 with the option to extend the charter for an additional five years. The second vessel, Stena Natalita, is chartered out to Statoil until April 30, 2004 with an option to extend the charter for one additional three-year period.

We have an allocation agreement with Concordia Maritime AB, referred to herein as Concordia, pursuant to which Concordia may elect to participate fully or partially in crude oil and petroleum product tanker and bulk cargo vessel opportunities identified by us. We also provide commercial management and other services for Concordia's ULCC and VLCC tankers. See "Certain relationships and related party transactions -- Concordia."

Newbuildings. We entered into a newbuilding contract with a shipyard in Poland for the construction of two double-hulled product tankers, dwt 10,000, to be held pursuant to long-term finance leases. The first of these, the Stena Caribbean, was delivered in June 2002 and time-chartered to ChevronTexaco for nine years. The second tanker, the Stena Calypso, was delivered in October 2002; we have chartered this vessel to ChevronTexaco for five years. We also have 75% interests in two double-hulled Panamax tankers, dwt 72,000, on order.

Chartering activities. As of October 31, 2002, all of our chartered in tankers were chartered out on the spot market. The spot market refers to a segment of the shipping market where contracts are made for single voyages. Under a charter on the spot market, the person chartering out the vessel provides the crew, captain, insurance and daily maintenance as well as bunker, harbor dues, channel fees and any other costs in connection with the voyage.

Since January 1, 2002, spot market rates have ranged from $10,000 to $30,000 per day for Aframax tankers, $6,000 to $17,000 per day for Panamax tankers and $6,000 to $13,000 per day for Product tankers. Spot market rates as of October 31, 2002 were $19,000, for the Aframax market, $14,500 for the Panamax market and $8,000 for the Product market.

For the five years ended December 31, 2001, our average tanker utilization rate was approximately 96%. The table below sets forth certain information relating to the utilization of our owned and chartered in tankers for the last five years.

TANKER UTILIZATION

----------------------------------------------------------------------------------------------------
                                                                             YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------
                                               1997        1998        1999        2000        2001
----------------------------------------------------------------------------------------------------
Total tanker days available(1) .........      5,178       7,294       6,326       5,602       5,257
Tanker days utilized ...................      4,894       6,929       6,092       5,442       5,040
Tanker utilization (percentage) ........       94.5        95.0        96.3        97.1        95.9
Offhire days(2) ........................        284         365         234         160         217
Offhire days (percentage) ..............        5.5         5.0         3.7         2.9         4.1
----------------------------------------------------------------------------------------------------

(1) Total tanker days is determined by aggregating the number of days in each year we owned, chartered in or leased such tankers.

(2)   Due to planned drydockings and damage.

There can be no assurance that our tankers which trade on the spot market will continue to be employed or that rates obtained by us will cover costs associated with the operation of such tankers.

Commercial management services. We provide commercial management services for Concordia. Commercial management includes arranging charters, fuel, documentation and port services, revenue collection and accounting services.

Competition. International sea borne crude tanker and product tanker transportation services are provided by two main types of operators: major oil company captive fleets (both private and state owned) and independent ship owner fleets. Many of our customers also operate their own tankers and use such tankers not only to transport their own oil, but also to transport oil for third party charterers in direct competition with operators in the tanker charter market. Chartering tankers is highly competitive and is based upon price, location, vessel quality, size, condition and acceptability of the tanker and its manager to charterers.

SHIP MANAGEMENT

As part of our ongoing commitment to maintaining a high quality fleet and efficient operations, we own and operate a ship management company, Northern Marine, which provides ship management services from bases in Glasgow, Scotland and Singapore. Ship management includes crewing, inventory control, maintenance and technical management. As of December 31, 2001, Northern Marine provided services for vessels through approximately 3,000 seafarers for us, Concordia, ChevronTexaco and several other third parties.

TECHNICAL DEVELOPMENTS & PATENTS

Stena Teknik, our technical division, provides design, construction and other marine technology support to our shipping and off shore drilling activities. We hold several patent registrations and applications in the United States and abroad to establish and protect our proprietary rights in the shipbuilding design industry. These patent registrations and applications relate primarily to the design and construction of the HSS ferries. In addition, we currently hold patents in approximately ten European countries for other technologies relating to the construction of marine vessels.

REAL ESTATE

General. Through our subsidiaries, we are involved in the acquisition, refurbishment and management of residential and commercial properties. For purposes of the indenture, these subsidiaries are designated unrestricted subsidiaries, as defined in the indenture. As of October 31, 2002, our real estate portfolio consists of two segments: 156 leasehold and freehold properties in Sweden and 30 freehold and leasehold properties located in The Netherlands, Germany, Luxembourg and France. Currently, approximately 85% of our rental income comes from our properties in Sweden; with the majority of our remaining rental income being derived from properties located in The Netherlands. Our real estate portfolio is managed from offices located in Gothenburg, Stockholm, Malm|f- and Amsterdam. We also manage real property owned by the Olsson family. As of October 31, 2002, our management estimates, based on internal valuations, that the market value of properties owned by our real estate operations was SEK 7.7 billion. For the twelve months ended September 30, 2002, our real estate business generated revenues of SEK 905 million and EBITBA of SEK 499 million.

Each of our real estate subsidiaries finances its acquisitions of real property with individual mortgages from various commercial and mortgage banks on each parcel obtained. On average, approximately 75% of the value of each property is financed. In the case of the Swedish properties, approximately one-half of our properties (based on value) secure loans which are for a term of less than one year and are subject to floating interest rates and the remaining half secure loans of two to five years in duration. The debt incurred by our real estate operations is non-recourse to our restricted group. Our average loan is for a term of 2.8 years. Through the use of interest rate caps, the interest rates are converted into fixed rates for up to five years. Outside of Sweden, the mortgage loans are generally for a minimum period of five years. Interest rates are generally fixed for these properties.

We lease our Swedish residential properties on an evergreen basis with a right for the tenant to give three months termination notice. Under Swedish law, after a residential tenant has leased a property, the landlord cannot evict the tenant except for good cause (e.g., non-payment of rent or failure to take care of the premises or the disturbance of other tenants). Swedish law provides for rent stabilization with respect to residential properties. Residential tenants have the right to renew their leases at rates established as a result of negotiations between voluntary landlord and tenant associations.

Generally, our commercial properties inside and outside Sweden have similar lease arrangements. We lease commercial properties for a term of three to ten years. Under Swedish law, unless the lease provides otherwise, a tenant has no right to renew a commercial lease upon termination, but upon renewal, the landlord cannot charge a rent which is substantially above market rent. Commercial leases may generally be terminated by the landlord if the tenant is delinquent on rent payments or if the tenant fails to maintain the property. In The Netherlands and Germany, our typical commercial lease has a term of five years and often includes an option for the tenant to renew. In France and Luxembourg, our typical commercial lease runs for a period of nine years and tenants are usually given options to terminate the lease in the third and sixth years of the lease. Our commercial leases generally include annual adjustment clauses to reflect inflation. Except in the case of our leases on properties in The Netherlands, tenants generally pay the property tax, insurance and management costs for such properties.

Swedish properties. Our real estate portfolio in Sweden as of October 31, 2002 consists of residential and commercial properties totaling approximately 887,000 square meters. In 2001, we acquired 25 properties in Stockholm (approximately 126,000 square meters) and six properties in Malm|f- (approximately 63,000 square meters) for aggregate consideration of approximately SEK 1,100 million. Our residential properties consist primarily of multi-family rental properties (approximately 8,500 units) which in terms of square meters comprise approximately 67% of our properties in Sweden or approximately 594,000 square meters. Our commercial properties in Sweden consist of office buildings and industrial property and comprise the remaining 33% of our property portfolio in Sweden or approximately 293,000 square meters. The occupancy rates for our Swedish properties based on square meters on December 31, 2000 and on December 31, 2001 were 98%.

Of our Swedish properties, 17 are leased pursuant to long-term ground leases from local governments. These leases typically run for a 50 year to 90 year period. Rent is renegotiated after the first 20 years and every 10 years thereafter. Most of our leased properties have more than 50 years of the original lease term remaining.

Other. Our other properties as of October 31, 2002 consist of 30 commercial properties, 20 of which are located in The Netherlands. The remaining properties are located in Germany, Luxembourg and southern France. Our non-Swedish properties total approximately 113,000 square meters. The occupancy rates for our non-Swedish properties based on square meters on December 31, 2000 and on December 31, 2001 were 94%.

Property management. In Sweden, we also manage property owned by the Olsson family. We receive a fee for these services equal to 5% of the rents collected with respect to such properties. For the years ended December 31, 2000 and December 31, 2001, such fees aggregated SEK 6 million and SEK 10 million, respectively.

INVESTMENT ACTIVITIES

We maintain an investment portfolio of equity and debt securities. As of December 31, 2001, we had invested SEK 1.4 billion in this portfolio, as compared to SEK 1.2 billion as of December 31,

2000. In addition to our hedging arrangements, we actively trade in currency contracts and options. As of December 31, 2001, the notional amounts and credit exposure of such instruments were SEK 1.7 billion and SEK 17 million, respectively, as compared to SEK 634 million and SEK 23 million, respectively, as of December 31, 2000.

Results from our portfolio of debt and equity securities and our currency/interest rate trading activities for the years ended December 31, 2001, 2000 and 1999 were a gain of SEK 111 million, a gain of SEK 189 million and a loss of SEK 3 million, respectively. Our equity investments currently include both publicly traded and private companies. The debt securities currently held by us are primarily bank floating rate notes and high yield government and corporate bonds from emerging markets. We seek to maintain a diversified investment portfolio to balance our exposure to various risks and have established a series of procedures and limits we believe are designed to manage the risks of these activities on a day-to-day basis. Investments are subject to various risks and currency rates are highly volatile and, as a result, there can be no assurance that our investment activities will be profitable.

Our policies regarding our investments provide that we may borrow up to 60% of the value of certain equity investments and up to 80% of the value of certain investments in debt securities. In the case of certain of our investments, various of the agreements governing our indebtedness provide that if the value of our investment decreases below an established minimum level, the lender has the right to liquidate the investment.

CLASSIFICATION

The hull and machinery of each of our vessels have been certified as being "in class" by its respective classification society: Lloyds Register or DnV. A classification society certifies that a vessel has been built and maintained in accordance with the rules of the society and is in compliance with applicable rules and regulations of the country of registry and the international conventions of which that country is a member.

ASSET APPRAISALS

The aggregate appraised value of our Roll-on/Roll-off vessels, crude oil tankers and drilling rigs as of June 30, 2002 was SEK 16.3 billion ($1.8 billion) as compared with the net book value of SEK 14.7 billion ($1.6 billion). This aggregate value is comprised of: ferries (SEK 6.8 billion), drilling rigs (SEK 8.1 billion), Roll-on/Roll-off vessels (SEK 1.1 billion) and crude oil tankers (owned) (SEK 0.3 billion). In July 2002, we sold the tanker Stena Conductor which had an appraised value of SEK 0.1 billion. These appraisals were performed by independent ship appraisers who received customary fees for such services. Our vessel values generally fluctuate over time and there can be no assurance that we would be able to sell our vessels for their appraised values.

As of June 30, 2002, the book value of the other tangible fixed assets held by our restricted group was SEK 2.9 billion.

RISK OF LOSS AND INSURANCE

General. Our business is subject to a number of risks, including mechanical failure of our vessels, collisions, property loss or damage, cargo loss or damage and business interruption due to political circumstances in foreign countries, international hostilities, terrorism or labor strikes. The operation of any ocean-going vessel or drilling rig is also subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental mishaps, and other liabilities arising from owning and chartering out vessels or drilling rigs in international trade. Environmental legislation enacted in the United States, which imposes virtually unlimited liability upon owners, operators and bareboat charterers trading in the U.S. market for certain oil pollution accidents in the United States, has made liability insurance for trading in the U.S. market more expensive and has caused insurers to consider reducing available liability coverage.

We maintain insurance coverage in amounts consistent with industry practice. Our insurance coverage is maintained with underwriters in the insurance markets mainly in Sweden, Norway, the United Kingdom, the United States.

Hull and machinery insurance. We maintain hull and machinery insurance, which insures against the risk of damage to, or total or constructive loss of, a vessel as well as damage to third parties caused by direct contact with an insured vessel. Constructive total loss occurs when the vessel is so damaged due to a casualty that the repair costs amount to at least 80% of the insured value of the vessel. We also maintain war risks insurance, which insures the risk of damage and total or constructive total loss of an insured vessel directly caused by certain warlike situations such as military use of weapons or terrorist activities. Coverage for areas designated from time to time as war zones may be excluded or additional premiums may be required with respect to travel in such zones. We maintain coverage for the full value of each vessel, the value of which is updated at least annually.

We maintain civil and war risk hull and machinery insurance in respect of all Roll-on/Roll-off vessels, tankers and drilling rigs owned by us and vessels bareboat chartered in or leased by us pursuant to a long-term finance lease. The bareboat charterer of a vessel is responsible for obtaining adequate hull and machinery insurance. However, except for vessels bareboat chartered out to companies affiliated with us, we obtain "innocent owner insurance," to insure against the risk that the bareboat charterer's hull and machinery insurance, war risk insurance and protection and indemnity insurance are not valid due to any act or omission of the charterer.

Loss of hire insurance. We maintain loss of hire insurance to insure against a loss of income due to damage to the hull or machinery of any Roll-on/Roll-off vessels and tankers owned by us. Our drilling rigs are covered by loss of hire insurance and vessels used in our ferry operations have loss of hire insurance at the option of the applicable route director.

Protection and indemnity insurance. We maintain P&I insurance coverage for our shipping activities, which includes coverage against legal liability and other related expenses incurred due to the injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to third party property, pollution arising from oil or substance and salvage, towing and other related costs. Our P&I insurance coverage is arranged through four P&I mutual insurance clubs in Sweden, Norway, the United Kingdom. As a member of the club, we may be required to pay additional premiums in arrears. Our total premium is based on our own claims record, the total claims record of the members of the club and the aggregate claims record of all clubs which are members of the international association of P&I Clubs and the clubs' costs for reinsurance.

We maintain P&I insurance in respect of all Roll-on/Roll-off vessels, tankers and drilling rigs owned, chartered in or leased pursuant to a long-term finance lease, except for vessels bareboat chartered out. The charterer of a vessel we bareboat charter-out is responsible for obtaining adequate P&I insurance. We obtain "subsidiary P&I insurance" for vessels bareboat chartered by companies not affiliated with us in order to insure the owner of a vessel bareboat chartered out against claims.

Since February 20, 1996, the maximum exposure of all P&I clubs for liabilities to third parties has been capped at an amount based on a formula specified in the International Convention on Liability for Maritime Claims of 1976. Oil pollution coverage is also limited. Coverage for damages arising from oil pollution for vessels that are owned and bareboat chartered in is limited to $1 billion per vessel per incident. Coverage for our drilling rigs for damages arising from pollution is limited to $150 million per incident, except that coverage for the Stena Clyde is limited to $100 million per incident. We believe we have adequate oil pollution coverage.

Our fleet of tankers is used to transport crude oil and petroleum products. The operation of these vessels, as well as our drilling rigs, could potentially result in an oil spill for which we could be liable. The Roll-on/Roll-off vessels owned and chartered out by us do not transport crude oil or petroleum products, but do carry significant quantities of diesel oil and other heavy oil used for fuel that, if spilled, would cause pollution and liability. In addition, vessels owned and chartered out by us could be involved in a collision with a tanker causing a spill of the tanker's cargo for which we could be liable. See "--Regulation."

Claims experience. We have experienced some immaterial property losses over the past five years. These losses were covered by insurance and none of these incidents resulted in a material loss or liability for us.

Adequacy of insurance. We believe that our current insurance coverage provides adequate protection against the accident-related risks involved in the conduct of our business and that we maintain appropriate levels of environmental damage and pollution insurance coverage, consistent with industry practice. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Consistent with industry practice, our insurance policies are subject to commercially reasonable deductibles.

SIGNIFICANT SUBSIDIARIES

The following table sets forth significant subsidiaries owned, directly or indirectly, by us:

-------------------------------------------------------------------------
                                                               PERCENTAGE
NAME OF COMPANY                           DOMICILE                  OWNED
-------------------------------------------------------------------------
Stena Rederi AB .......................   Sweden                    100%
Stena Bulk AB .........................   Sweden                    100%
Stena Fastigheter AB ..................   Sweden                    100%
Stena Line Scandinavia AB .............   Sweden                    100%
Stena International BV ................   The Netherlands           100%
Stena Line Holding BV .................   The Netherlands           100%
Stena Drilling (Holdings) Ltd .........   United Kingdom            100%
Stena Ferries Ltd .....................   United Kingdom            100%
Stena Line Limited ....................   United Kingdom            100%
Stena Maritime AG .....................   Switzerland               100%
Stena Holding (Bermuda) Ltd ...........   Bermuda                   100%
Stena Tay Limited .....................   Bermuda                   100%
Stena Don LLC .........................   Isle of Man               100%
-------------------------------------------------------------------------

REGULATION

GENERAL

The shipping industry in general, and our business and the operation of our vessels and drilling rigs in particular, are subject to and affected by a variety of governmental regulations including numerous international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such vessels and drilling rigs are registered and operate. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such revised conventions, laws and regulations or the impact thereof on the resale price or useful life of our vessels and drilling rigs. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations. Subject to the discussion below and to the fact that the kinds of permits, licenses and certificates required for the operation of the vessels and drilling rigs owned or operated by us will depend upon a number of factors, we believe that we have been and will be able to obtain all permits, licenses and certificates material to the conduct of our operations. We believe that the heightened environmental and quality concerns of insurance underwriters, regulatory bodies and charterers will result in greater inspection and safety requirements on all vessels.

ENVIRONMENTAL

OPA '90. We are subject to the laws of various jurisdictions and international conventions regarding the discharge of materials into the environment. The most onerous of such regulations is the United States Oil Pollution Act of 1990, or OPA '90. OPA '90 established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA '90 affects all owners and operators whose vessels trade in the United States or its territories or possessions or whose vessels operate in the United States waters, which include the United States territorial area and the two hundred nautical mile exclusive economic zone of the United States.

Under OPA '90, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all oil spill containment and clean-up costs and other damages arising from oil spills pertaining to their vessels. OPA '90 limits the liability of responsible parties to the greater of $1,500 per gross ton or $10 million per tanker. These limits of liability do not apply if the incident was proximately caused by a violation of applicable United States Federal safety, construction or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the oil removal activities.

In order to ensure that the responsible parties will meet the minimum liability amount imposed by OPA '90, responsible parties must establish evidence of financial responsibility to pay. Certificates of financial responsibility have been obtained for all of our owned or bareboat chartered vessels that trade in U.S. waters. We believe that if the need arises, certificates of financial responsibility for our other vessels could be obtained promptly. Guarantees from Shoreline Mutual (Bermuda) Limited and Arrat Ltd. are the primary vehicles through which we have satisfied the requirements under OPA '90.

Owners, bareboat charterers or operators of tankers operating in United States waters are required to file vessel response plans with the Coast Guard, and their tankers are required to be operated in compliance with their Coast Guard approved plans. Such response plans must, among other things, (i) address a "worst case" scenario and identify and ensure, through contract or other approved means, the availability of necessary private response resources to respond to a "worst case discharge," (ii) describe crew training and drills and
(iii) identify a qualified individual with full authority to implement removal actions. We have filed vessel response plans with the Coast Guard for the tankers owned or bareboat chartered by us that trade in United States waters and have received approval for all of such tankers to operate in United States waters.

Under OPA '90, with certain limited exceptions, all newly built or converted tankers operating in United States waters must be built with double-hulls, and existing vessels which do not comply with the double-hull requirement must be phased out over a 25-year period (1990-2015) based on size, age and place of discharge, unless retrofitted with double-hulls. Notwithstanding the phase-out period, OPA '90 currently permits existing single-hull tankers to operate until the year 2015 if their operations within United States waters are limited to discharging at the Louisiana Off-Shore Oil Platform, or off-loading by means of lightering activities within authorized lightering zones more than 60 miles offshore. Our new Product tankers, with double-hulls and diesel-electric propulsion with twin azimuth thrusters navigate in the Caribbean and call at some United States ports. These vessels are compliant with OPA '90.

OPA '90 expressly provides that individual states are entitled to enforce their own pollution liability laws, even if inconsistent with or imposing greater liability than OPA '90. There is no uniform liability scheme among the states. Some states have OPA '90-like schemes for limiting liability to various amounts and some rely on common law fault-based remedies, while others impose strict and unlimited liability on an owner or operator. Some states have also established their own requirements for financial responsibility. We believe that we have been and will continue to be able to comply with applicable state laws and regulations when carrying out our operations.

IMO. Many countries other than the United States have ratified and follow the liability scheme adopted by the International Maritime Organization (IMO) and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969 (CLC). Under the CLC, a tanker's registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by a discharge of persistent oil, such as crude oil, fuel oil, heavy diesel oil and lubricating oil, subject to certain complete defenses, including pollution damage resulting from an act of war, caused by a third party, or caused by the negligence or wrongful act of a government responsible for the maintenance of lights or other navigational aids. Liability is currently limited to approximately $188 per gross ton. The right to limited liability is forfeited only where the spill is caused by the owner's actual fault or the fault of a third party with whom the owner has a direct contractual relationship. Tankers trading in the territorial waters of contracting states must provide evidence of insurance covering the maximum amount for which the owner is strictly liable. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern and liability is imposed on the basis of fault or in a manner similar to the CLC.

On March 6, 1992, the IMO adopted regulations to the International Convention for the Prevention of Pollution from Ships (MARPOL) which set forth new and upgraded requirements for pollution prevention for tankers. These regulations went into effect on July 6, 1995. Our owned tanker and chartered in tankers are fully compliant with the MARPOL rules.

The International Convention on Load Lines of 1966 (ICLL), which entered into force on July 21, 1968, establishes principles and rules concerning the limits to which ships may be loaded for international voyages. The provisions take into account the potential for hazards in different maritime regions and seasonal operating conditions, and designate how, where and when assigned load lines are to be marked on each ship. Generally, the ICLL applies to all ships that are greater than 24 meters (79 feet) in length (for ships built since
1966) or greater than 150 tons gross, unless otherwise exempted by the terms of the Convention. Currently each of our ferries, freight vessels, and petroleum tankers, to which the ICLL is applicable, are operating under an International Load Line Certificate demonstrating that the vessel has been surveyed and marked in accordance with the ILCC within the past five years.

SOLAS. The International Convention for the Safety of Life at Sea (SOLAS) establishes basic safety standards for the construction and operation of merchant ships engaged on international voyages (including our Roll-on/Roll-off vessels and tankers). SOLAS has been ratified by more than 90 countries. The SOLAS convention of 1974 (SOLAS '74) provides safety standards for construction, machinery and electrical installations, life-saving appliances, radiotelegraphy and radiotelephony, navigation and the carriage of dangerous goods. SOLAS '74 puts the primary responsibility for compliance on the flag state, but there are provisions which recognize certain rights and obligations of countries where the ships call.

The SOLAS convention of 1990 (SOLAS '90) was adopted in 1990 to set new stability criteria for passenger carrying vessels. RoPax and car/passenger ferry vessels constructed after April 29, 1990 must be built to meet these and other requirements. RoPax and car/passenger ferry vessels that were constructed prior to April 29, 1990 are permitted to be retrofitted to comply with these SOLAS '90 regulations in stages. For example, as of October 1, 2002, a RoPax vessel constructed prior to April 29, 1990 must be in at least 90% but may be in less than 95% compliance with SOLAS '90. In accordance with the IMO SOLAS conference held in November 1995, all such vessels must be in full compliance with SOLAS '90 by October 1, 2005.

At the 1995 SOLAS Conference, several amendments to SOLAS and IMO resolutions were adopted concerning vessel stability, arrangements of bow doors, operations, communications, lifesaving and search and rescue. In particular, Resolution No. 14, also known as the Stockholm Agreement, allows for regional agreements to establish specific stability requirements for RoPax and car/passenger ferry vessels. These regulations also require vessels to fulfill the SOLAS '90 damage stability standard, which had applied to all RoRo passenger ships built since 1990 and was extended to existing ships in accordance with an agreed phase-in program. These regulations entered into force on October 1, 2002. All of our RoPax and car/passenger ferry vessels are currently in full compliance with SOLAS '90 as well as the Stockholm Agreement.

Amendments were adopted to SOLAS '74 in 1992 which establish greater fire safety standards for existing RoPax and multipurpose ferry vessels and newbuildings. These requirements must be complied with over a period of 12 years from 1992 to 2005. We anticipate being in full compliance with these fire and safety regulations by 2005 at an estimated cost of approximately SEK 15 million per vessel. We plan to upgrade eight vessels to meet these regulations.

Further amendments adopted to SOLAS '74 in 2000 that became effective in July 2002 stipulate, among other things, the fitting of an Automatic Identification System (AIS) and a Voyage Data Recorder (VDR) for ships engaged on international voyages. Installation of AIS and VDR is scheduled to be completed for our entire RoRo and RoPax fleet before January 1, 2004 at an estimated cost of SEK 65 million.

In May 1994, the International Code of Safety for High Speed Craft was added to SOLAS' 74, and entered into force under tacit acceptance as Chapter X of the Convention on January 1, 1996. These regulations mandate a variety of safety measures including requirements pertaining to structural stability and fire prevention. The rapid pace of development in this sector of shipping lead to additional revisions of the Code of Safety for High Speed Craft in 2000, which entered into force on July 1, 2002. High Speed Craft to which these regulations apply are required to obtain a safety certificate and a permit to operate. The HSS ferries have been designed to be in compliance with these regulations and we have obtained applicable permits and certifications during operation of these vessels.

Our drilling units are designed and constructed to meet all applicable rules and regulations for operation world-wide. Three of them are designed to cope with the harsh environment of the North Sea British sector and one of these three is designed to withstand the North Sea Norwegian sector environment. This unit is the semi-submersible dynamic positioned drilling unit Stena Don which was delivered during 2001.

Norway has the most demanding rules and regulations in the world. In order to work on Norwegian Continental Shelf, the Stena Don has been fully certified to meet the regulations of the Norwegian Petroleum Directorate (NPD). The Stena Don also meets all the regulations of the Norwegian Maritime Directorate (NMD) for "marine" equipment, systems and arrangement and is also in compliance with all relevant regulations for operation on the British Continental Shelf. The Stena Don is classed with Det Norske Veritas and has all applicable class notations including class notations for dynamic positioning and drilling systems.

OTHER PROPERTIES

PORTS

We own two ports: Holyhead and Stranraer, both located in the United Kingdom. We also own land along the quay in Hook of Holland, The Netherlands, enabling us to control our port area at Hook of Holland. In addition, we own 50% of the capital stock of a company that owns the ports of Fishguard and Rosslare and we operate the port of Fishguard in the United Kingdom. In the case of our other routes, we use port facilities owned by third parties and pay applicable port and harbor fees.

HOTELS

We own two hotels in Denmark. The hotels are marketed as part of tour packages. In December 1998, we signed an agreement with Scandic Hotels for Scandic Hotels to operate the hotels for an initial period of four years. Scandic Hotels also work with us in relation to the marketing for the hotels.

EMPLOYEES

The chart below sets forth the average number of employees in each of our principal business areas.

-------------------------------------------------------------
                                1999        2000         2001
-------------------------------------------------------------
Shipping ....................    326         369          319
Ferry operations ............     --       5,936(1)     5,684
Drilling ....................    310         387          410
Property operations .........    112         104          114
Other .......................     77          50           50
                               ------------------------------
Total .......................    825       6,846        6,577
-------------------------------------------------------------

1 The number of employees in our Ferry operations for 2000 relates to the total year, although Stena Line was only included in our results as of October 31, 2000 after our acquisition in October 2000 of a majority of the outstanding shares of Stena Line.

In addition to the employees referred to above, Northern Marine employed approximately 1,600 persons in 2001 in external ship management services, the same number in 2000.

We have good relations with our work force and the labor unions representing them.

LEGAL PROCEEDINGS

We are a party to various routine legal proceedings arising in the ordinary course of our business. Such claims are generally covered by insurance, subject to customary deductibles. We were subject to certain claims by Swedish tax authorities which were settled in an amount equal to the reserves established in our consolidated financial statements. We do not believe that any liabilities that may result from such legal proceedings will, in the aggregate, have a material adverse effect on our financial condition or results of operations.

The arbitration proceeding between us and Societa Esercizio Cantieri SpA, an Italian shipyard, regarding the cancellation of four RoRo newbuildings was concluded in the beginning of 2001 in our favor. In July 2001, rather than continue negotiations with the insurance company which had guaranteed the repayment of advance payments made to the yard and undertake additional legal proceedings, we agreed to accept a settlement in cash of $36.5 million in satisfaction of our total claim of $43 million.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
Under the Swedish Companies Act of 1975, our Board of Directors has ultimate responsibility for our organization and the management of our affairs. Our articles of association provide for a Board of Directors elected by our stockholders of not fewer than three nor more than nine directors and not more than three deputy directors. Swedish law provides for the appointment of additional directors by the unions representing our employees. All directors, other than union appointees, are elected by resolution of a general meeting of stockholders. The term of office of a director is one year, but a director may serve any number of consecutive terms. Directors may be removed from office by a general meeting of stockholders at any time, and vacancies on the Board, except when filled by a deputy director, may only be filled by stockholder resolution. Each year, one director is elected Chairman of the Board by resolution of a meeting of the Board of Directors. Deputy directors may attend the Board meetings, but may only vote in place of a director who is absent.

The following table sets forth the name, year of birth and position of each of our directors and executive officers as of November 30, 2002.

---------------------------------------------------------------------------------------------------------
NAME                          YEAR BORN   TITLE
---------------------------------------------------------------------------------------------------------
Lennart Jeansson ............ 1941        Chairman of the Board of Directors
Dan Sten Olsson ............. 1947        Chief Executive Officer and Director
Svante Carlsson ............. 1948        Chief Financial Officer, Executive Vice President and Director
Jan Carlstein ............... 1938        Director
Bengt Olof Eriksson ......... 1937        Director
Stefan Lindskog ............. 1951        Director
Bengt Cremonese ............. 1943        Director (Employee Representative)
Jens Ole Hansen ............. 1951        Director (Employee Representative)
Anna-Lena Myhr .............. 1944        Deputy Director (Employee Representative)
---------------------------------------------------------------------------------------------------------

Certain biographical information about each of our directors and executive officers and certain other key employees of Stena AB is set forth below.

Lennart Jeansson was appointed Chairman of the Board of Stena AB in 2000. Mr. Jeansson also serves as a director of the board of Stena Rederi AB, referred to herein as Stena Rederi, a subsidiary of Stena AB, and Stena Metall AB, referred to herein as Stena Metall. Mr. Jeansson is executive vice president and deputy Chief Executive Officer of AB Volvo and a member of the board of directors of Bilia AB and Atlas Copco AB.

Dan Sten Olsson has served as Chief Executive Officer and a director of Stena AB since 1983. Mr. Olsson also serves as Chairman of the Board of Stena Line Holding B.V., referred to herein as Stena Line Holding, Stena Metall, Stena Sessan AB, referred to herein as Sessan, and Concordia, and as a member of the Board of Directors of Stena Rederi, Stena International, B.V., referred to herein as SIBV, Stena Bulk AB, referred to herein as Stena Bulk, AB Stena Finans, referred to herein as Stena Finans, Stena Fastigheter AB, referred to herein as Stena Fastigheter, and a number of other companies in the Stena Sphere (as defined below). Mr. Olsson served as Co-Chairman of P&O Stena Line from March 1998 until August 2002 and is also a member of the board of directors of the Swedish Ship Owner's Association. Mr. Olsson has been employed by Stena AB since 1972.

Svante Carlsson has served as Chief Financial Officer since 1984, Executive Vice President of Stena AB since 1989 and a Director of Stena AB since 1984. Mr. Carlsson also serves as a member of the Board of Directors of Stena Line Holding, SIBV, Stena Finans, Stena Fastigheter and a number of other companies in the Stena Sphere (as defined below). He has been employed by Stena AB since 1975.

Jan Carlstein has served as director of Stena AB since late 1999 and Managing Director of Stena Metall from 1975 to August 31, 1999.

Bengt Olof Eriksson has served as director of Stena AB since May 1997 and served as Managing Director of Stena Fastigheter, a subsidiary of Stena AB, from 1980 to 1997.

Stefan Lindskog has served as a director of Stena AB since 1988. Mr. Lindskog is a partner of Wistrand Advokatbyra KB and is also a member of the Board of Directors of Stena Rederi and Stena Metall.

Bengt Cremonese has served as a director of Stena AB representing Stena AB employees affiliated with the Swedish Ship Officers' Association since 1986. Mr. Cremonese is a Master mariner and has been employed in our ferry operations since 1972.

Jens Ole Hansen has served as a director of Stena AB representing Stena AB employees affiliated with the Swedish Seamens' Union since 1992. Mr. Hansen is a carpenter and has been employed in our ferry operations since 1974.

Anna-Lena Myhr has served as a deputy director of Stena AB representing Stena AB employees affiliated with the Swedish Union of Commercial Employees since 1999. Ms. Myhr is a salary clerk and has been employed in our ferry operations since 1973.

OTHER KEY EMPLOYEES

Mats Berglund (born 1962) was appointed executive vice president of Stena Rederi as of January 1, 2002. Mr. Berglund has served as Financial Manager of Concordia and worked from 1995 to 2000 in our oil and petroleum products transportation business. Mr. Berglund has served as a director of Stena Bulk since 2001 and has been employed by Stena AB since 1986.

Carl-Otto Dahlberg (born 1949) has served as managing director of Stena RoRo AB, referred to herein as Stena RoRo, a subsidiary of Stena AB since 1989 and as a Director of Stena RoRo since 1989. Mr. Dahlberg has been employed by Stena AB since 1989.

John Helgesson (born 1945) has served as managing director of Stena Fastigheter since June 1, 1997 and as a director of Stena Fastigheter since 1997. Mr. Helgesson has been employed by Stena AB since 1984.

Kenneth MacLeod (born 1943) has served as managing director of Northern Marine since 1991. Mr. MacLeod also serves as a member of the board of directors of Swecal Ltd, one of our subsidiaries, and several other companies. Mr. MacLeod has been employed by Stena AB since 1983.

Peter Olofsson (born 1951) has served as group controller of Stena AB since 1985. Mr. Olofsson also serves on the board of directors of Stena Bulk, Stena Line Holding, Stena RoRo, Stena Finans and a number of other companies in the Stena AB group. Mr. Olofsson has been employed by Stena AB since 1984.

Harry Robertsson (born 1956) has served as the technical director of Stena Rederi since 1999. Mr. Robertsson previously worked as an engineer in the technical department of Stena Rederi since 1996 and was a project leader at Mariterm, a marine consultant, from 1989 to 1996.

Ulf Ryder (born 1952) has served as managing director of Stena Bulk since 1983 and as a director of Stena Bulk since 1982. Mr. Ryder also serves as a member of the board of directors of Northern Marine and Skuld of Stockholm. Mr. Ryder has been employed by Stena AB since 1982.


Gunnar Blomdahl (born 1955) has served as chief operating officer and managing director of Stena Line Holding since January 2003. He has held a number of senior management positions at Stena Line since 1997, including as Area Director in charge of Stena Line's Irish Sea operations and, prior to that, as head of the Sweden-Germany route and sales and marketing director for Stena Line's Scandinavian operations.

Tom Welo (born 1947) has served as managing director of Stena Drilling Ltd. since October 1995. Mr. Welo has a Master of Science in Naval Architecture and in Marine Engineering.

COMPENSATION OF DIRECTORS

For the year ended December 31, 2001, the aggregate compensation paid by the Stena AB to its directors (a total of nine persons) amounted to approximately SEK 11 million. During 2001, we also made contributions to pension plans for the benefit of our directors in the aggregate amount of SEK 8 million.

OPTIONS

No options exist to purchase securities from us.

                             PRINCIPAL SHAREHOLDERS

All of the issued and outstanding voting shares of Stena AB were owned as follows as of November 30, 2002:

--------------------------------------------------------------------------------------
NAME OF BENEFICIAL OWNER                      NUMBER OF SHARES    PERCENTAGE OWNERSHIP
--------------------------------------------------------------------------------------
Dan Sten Olsson .........................              25,500                    51.0%
Madeleine Olsson Eriksson ...............              12,250                    24.5%
Stefan Sten Olsson Holding Ltd. .........              12,250                    24.5%
--------------------------------------------------------------------------------------

The holders listed above have sole voting and investment power over the shares beneficially owned by them. Dan Sten Olsson and Madeleine Olsson Eriksson are brother and sister.

Dan Sten Olsson is the only officer or director of Stena AB who owns any voting shares of Stena AB. All shares of Stena AB have the same voting rights.

Our articles of association contain a restriction on the transfer of our shares. Pursuant to the articles, a person who was not previously a shareholder and to whom shares have been transferred (except in the case of a transfer of shares through inheritance, will or gift to lineal descendants of Sten A. Olsson and his wife Birgit Olsson) is obligated to offer such shares to the other shareholders. If any person other than the current shareholders of Stena AB as of December 30, 1993 or lineal descendants of Sten A. Olsson and Birgit Olsson acquires 48% or more of the voting power of Stena AB, then the remaining shareholders have the right to put all or a part of their shares to such shareholder at a price equal to the highest price per share paid by such shareholder. Under the articles, a vote of at least 75% of shares represented at the annual general meeting of our shareholders is required to amend this put provision. In addition, under the Swedish Companies Act, shareholder resolutions in the ordinary course of business require the vote of a majority of shares voting thereon, and extraordinary items (including amendments to the articles other than the amendment to the put option described above) require support by shareholders holding at least two-thirds of the votes cast as well as two-thirds of all shares present or represented at the shareholders meeting. Holders of at least 10% of the outstanding shares have the right to require us to pay dividends within certain statutory parameters.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have in the past engaged in transactions with our shareholders and other related parties, including the "Stena Sphere" of companies, which encompasses Sessan and Stena Metall, each of which is owned by Dan Sten Olsson and other members of the Sten A. Olsson family, and Concordia, which is 52.2% owned by Sessan. We expect that we will continue to engage in these types of transactions in the future. Transactions between us and our affiliates are subject to certain restrictions set forth in our credit facilities and the 8 3/4% Senior Notes Indenture. Following the completion of the offering, transactions between us and our affiliates will also be subject to certain restrictions set forth in the indenture. See "Description of notes-Certain covenants-Limitation on transactions with affiliates and related persons".

CONCORDIA

Stena Bulk, a wholly owned subsidiary of Stena AB, and Concordia are parties to an allocation agreement pursuant to which Concordia may elect to participate in crude oil and petroleum product tanker and bulk cargo vessel opportunities identified by us. Pursuant to the allocation agreement, Concordia may elect to take such opportunity in its entirety, to participate equally with us or to decline to participate. During 2001, Concordia participated equally with us in respect of one charter contract. Concordia's share of the allocation agreement was a loss of SEK 22 million, a loss of SEK 36 million and a loss of SEK 17 million in 1999, 2000 and 2001, respectively. We and Concordia have agreed to renegotiate the terms of the agreement in respect of tankers that are required to be modified under applicable regulations in order to continue operating in certain jurisdictions.

In October 1995, an agreement was reached between us and Concordia regarding the pooling of results from the operation of Concordia Class vessels. Our share of this agreement was a gain of SEK 4 million, a gain of SEK 4 million and a loss of SEK 6 million in 1999, 2000 and 2001, respectively. We no longer own any Concordia Class vessels.

Pursuant to agreements between us and Concordia, we market and act as the exclusive chartering agent for Concordia's tankers. We also provide technical support, crewing and insurance and other services for two of Concordia's tankers. In consideration for these services, Concordia pays us: (i) a monthly fee in respect of each tanker managed for administration, marketing, insurance claims handling, operation and technical follow-up and development services;
(ii) commissions based upon the collected earnings for each tanker chartered out by us as agent for Concordia; and (iii) a commission based upon the net sale price of any tanker purchased or sold by us as agent for Concordia. We also provide administrative and operational services for tankers chartered in connection with the allocation agreement between us and Concordia described above, as well as offices and office services for Concordia's personnel and accounting services. We also receive a commission of 1% of the sales price on any vessel sold and commissions in respect of charters arranged by us. We earned fees equal to SEK 29 million, SEK 39 million and SEK 31 million in 1999, 2000 and 2001, respectively, for these services. Northern Marine provides crewing for the ULCC owned by Concordia.

Concordia provided ship management services to us for the Stena Concordia, the Stena Conductor and the Stena Companion. We paid fees equal to SEK 10 million, SEK 10 million and SEK 7 million in 1999, 2000 and 2001, respectively, for these services. We no longer own these vessels.

SESSAN

Since June 1999, we have served as the business manager for Sessan for its participation (50%) in a Norwegian partnership that owns the shuttle tanker Stena Sirita that is chartered pursuant to a 10-year contract to ESSO Norway. We earned fees of SEK 1 million in each of the years 2000 and 2001 for these services. We also own interests in two shuttle tankers, one of which is also chartered to ESSO Norway.

In October 2001, we entered into a loan agreement with Sessan. Approximately DKK 141 million (SEK 172 million) is currently outstanding under the loan. The loan matures on December 31, 2002, but is renewable upon one week notice prior to maturity. Interest is payable on the loan at a rate of LIBOR plus 1.50%.


In December 2002, we entered into a short-term loan agreement with Sessan in accordance with which Sessan borrowed $16 million from us. The loan matures on January 31, 2003 and interest is payable on the loan at a rate of 4.0%. The loan is secured by a mortgage over Stena Sessan Rederi AB's 50% interest in a joint venture company, Stena Spirit LLC, and a guarantee from Stena Sessan AB.

In December 2002, we sold our 50% interest in Stena Jutlandica to Sessan for approximately SEK 263 million.


STENA METALL

We provide management and other services to Stena Metall. In each of 1999, 2000 and 2001, we received SEK 3 million a year for such services. We purchase bunker fuel from Stena Metall; such purchases aggregated SEK 185 million, SEK 308 million and SEK 457 million in 1999, 2000 and 2001, respectively, excluding purchases made during these years by Stena Line.

In January 2001, we acquired 4,621,562 shares in Stena Line from Stena Metall at a total cost of SEK 37 million, the same price per share paid for Stena Line shares in our public tender for such shares. These shares represent 7.52% of the equity and 28.65% of the votes of Stena Line.

OLSSON FAMILY

We rent office space from members of the Olsson family. In 1999, 2000 and 2001, we paid SEK 3 million, SEK 6 million and SEK 20 million, respectively, in respect of such properties, including offices for Stena Line, which was consolidated as a subsidiary as of October 31, 2000.

We also manage certain properties owned by members of the Olsson family. In 1999, 2000 and 2001, members of the Olsson family paid us SEK 6 million, SEK 7 million and SEK 8 million, respectively, for such management services.

We have agreed to pay Sten A. Olsson and other members of the Olsson family an annual indexed retirement benefit for life.

In the middle of 2000, we purchased marketable securities from members of the Olsson family for SEK 26 million.

P&O STENA LINE

We guaranteed a credit line of GBP 12.5 million for P&O Stena Line, the joint venture between us and P&O for the English Channel routes. We earned fees equal to SEK 9 million, SEK 10 million and SEK 10 million in 1999, 2000 and 2001, respectively, for these services. We also guaranteed obligations of P&O Stena Fantasia (F.L.) Limited under a lease. These guarantees were released in October 2002 in connection with the sale of our interest in P&O Stena Line.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

When we sold the original notes in November 2002, we entered into a registration rights agreement with the initial purchasers of those original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for notes which are registered under the Securities Act of 1933. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the Securities and Exchange Commission and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest to the holders of the original notes if the exchange offer is not completed or the shelf registration statement, if required, is not declared effective on or before May 27, 2003.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on February 19, 2003. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

As of the date of this prospectus, $200,000,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about January 21, 2003 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "Conditions to the exchange offer."

We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Conditions to the exchange offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

PROCEDURES FOR TENDERING

Except as described below, a tendering holder must, on or prior to the expiration date:

     o transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to JPMorgan Chase Bank at the address listed below under the heading "Exchange agent"; or

     o if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "Exchange agent."

In addition:

     o the exchange agent must receive, on or before the expiration date, certificates for the original notes; or

     o a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at The Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.

The Depository Trust Company will be referred to as DTC in this prospectus.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

     o by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     o  for the account of an "eligible institution."

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things,

     o the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

     o neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of distribution."

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "Conditions to the exchange offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

     o certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility;

     o  a properly completed and duly executed letter of transmittal; and

     o  all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

     o be transmitted to and received by the exchange agent at the address listed below under "--Exchange agent" on or prior to the expiration date; or

     o  comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

     o  the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

        (1) stating the name and address of the holder of original notes and the amount of original notes tendered,

        (2) stating that the tender is being made; and

        (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     o specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

     o identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

     o contain a statement that the holder is withdrawing his election to have the original notes exchanged;

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

     o specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under "Procedures for tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

     o there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

        (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction,

        (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

        (3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or


     o any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses
        (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

     o  the following has occurred:

        (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

        (2) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

        (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

        (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

     o any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

We have appointed JPMorgan Chase Bank as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:


                Delivery To: JPMorgan Chase Bank, Exchange Agent

    By Regular Mail:      By Registered or Certified Mail, or Overnight Delivery
  JPMorgan Chase Bank              after 4:30 pm on the Expiration Date:
     ITS Bond Events                        JPMorgan Chase Bank
       P.O. Box 2320                          ITS Bond Events
     Dallas, TX 75221                  2001 Bryan Street, 9th Floor
                                             Dallas, TX 75201

                             Attention: Frank Ivins


                      For Information Call: (212) 623-6795


                            By Facsimile Transmission
                (for Eligible Institutions only): (214) 468-6494

                             Attention: Frank Ivins

                      Confirm by Telephone: (214) 468-6464


All other questions should be addressed to Stena AB (publ). If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES


We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $225,000.

TRANSFER TAXES

Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE ORIGINAL NOTES

Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     o  will not be able to rely on the interpretation of the SEC's staff;

     o  will not be able to tender its original notes in the exchange offer; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of distribution."

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

                              DESCRIPTION OF NOTES


The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. The original notes were, and the exchange notes will be, issued under an Indenture, dated as of November 27, 2002 (the "Indenture"), between the Company (which for purposes of this description shall mean Stena AB, exclusive of any subsidiaries) and JPMorgan Chase Bank, as Trustee (the "Trustee"). The terms of the original notes and the exchange notes (collectively, the "Notes") include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A summary of certain defined terms used in the Indenture and referred to in the following summary description of the Notes is set forth under "Certain definitions."


GENERAL

The original notes are, and the exchange notes will be, unsecured obligations of the Company and rank pari passu in right of payment with the Company's other unsubordinated indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The original notes are, and the exchange notes will be, effectively subordinated to any secured Debt of the Company to the extent of the value of the assets securing such Debt and, since the Company is a holding company, will be effectively subordinated to all existing and future liabilities of the Company's Subsidiaries (including those under the Revolving Credit Facilities).

The Notes are limited to a maximum of $200,000,000 aggregate principal amount and will mature on December 1, 2012. The Notes will bear interest at the rate of 9 5/8% per annum from November 27, 2002 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2003, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding May 15 or November 15, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal (and premium, if any) and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to the stated rate of interest on the Notes plus 1%.

As discussed below, payment of principal of and premium, if any, and interest on, Notes represented by one or more permanent global Notes registered in the name of or held by The Depository Trust Company (the "Depository") or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner and holder of such permanent global Note or Notes. See "Book-entry; delivery and form."

OPTIONAL REDEMPTION

The Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on and after December 1, 2007 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at the address of the Holder appearing in the note register, in amounts of $1,000, or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the 12-month period beginning December 1 of the years indicated:

-------------------------------------------------
YEAR                             REDEMPTION PRICE
-------------------------------------------------
2007 ........................            104.813%
2008 ........................            103.208%
2009 ........................            101.604%
2010 and thereafter .........            100.000%
-------------------------------------------------

If less than all the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

The Revolving Credit Facilities restrict the ability of the Company to optionally redeem the Notes. See "Description of other indebtedness."

NO SINKING FUND

The Notes will not have the benefit of any sinking fund.

OPTIONAL TAX REDEMPTION

The Notes may be redeemed at the option of the Company, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture, at any time at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the jurisdiction (or of any political subdivision or taxing authority thereof or therein) in which the Company is resident for tax purposes or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party (a "Change in Tax Law"), which becomes effective on or after the date of the Indenture, the Company is or would be required on the next succeeding Interest Payment Date to pay additional amounts with respect to the Notes as described under "Payment of additional amounts," and the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to the Company.

For tax purposes, the Company believes that it is not currently resident in any jurisdiction other than the Kingdom of Sweden.

The Notes may also be redeemed at the option of the Company, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture at any time at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if the Person formed by a consolidation or amalgamation of the Company or into which the Company is merged or to which the Company conveys, transfers or leases its properties and assets substantially as an entirety is required, as a consequence of such consolidation, amalgamation, merger, conveyance, transfer or lease and as a consequence of a Change in Tax Law occurring after the date of such consolidation, amalgamation, merger, conveyance, transfer or lease, to pay additional amounts (as described under "Payment of additional amounts" below) in respect of any tax, assessment or governmental charge imposed on any Holder.

The Company will also pay, or make available for payment, to Holders on the redemption date any additional amounts (as described under "Payment of additional amounts" below) resulting from the payment of such redemption price.

The Revolving Credit Facilities restrict the ability of the Company to optionally redeem the Notes (whether in the event of a Change in Tax Law or otherwise). See "Description of other indebtedness."


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

PAYMENT OF ADDITIONAL AMOUNTS

If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Company is resident for tax purposes shall at any time be required by such jurisdiction (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Company under the Notes, the Company will pay to each Holder of a Note as additional interest, such additional amounts as may be necessary in order that the net amounts paid to such Holder of such Note who, with respect to any such tax, assessment or other governmental charge, is not resident in, or a citizen of, such jurisdiction, after such deduction or withholding, shall be not less than the amount specified in such Note to which such Holder is entitled; provided, however, the Company shall not be required to make any payment of additional amounts for or on account of:

     (i) Any tax, assessment or other governmental charge which would not have been imposed but for (a) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership, limited liability company or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (b) the presentation of a Note (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

     (ii) Any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

     (iii) Any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, premium, if any, or any interest on, Notes;

     (iv) Any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of the Note with a request of the Company addressed to the Holder (a) to provide information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or (b) to make and deliver any declaration or other similar claim (other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company) or satisfy any information or reporting requirements, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

       (v)  Any combination of items (i), (ii), (iii) and (iv) above;

nor shall additional amounts be paid with respect to any payment of the principal of, or any premium or interest on, any Note to any Holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the jurisdiction in which the Company is resident for tax purposes (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such additional amounts had it been the Holder of such Note.

Additional amounts may also be payable in the event of certain consolidations, amalgamations, mergers or sales of assets. See "Optional tax redemption."


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Under Swedish law as applied and interpreted on the date of this prospectus and as more fully described in "Certain tax considerations--Swedish taxation":

     (i) The Company generally is not required to pay withholding tax in respect of the Notes held by non-residents of Sweden;

     (ii) Non-resident Holders of Notes generally will not be subject to estate duty or inheritance tax in respect of the Notes in Sweden; and

     (iii) A non-resident Holder of Notes who sells the Notes generally will not be subject to Swedish capital gains tax.

CERTAIN COVENANTS

The Indenture contains, among others, the following covenants:

Limitation on consolidated debt. The Company shall not Incur any Debt unless:
(a) immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated Interest Coverage Ratio for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Debt, calculated on a pro forma basis as if such Debt had been Incurred (and the receipt and application thereof had been made) at the beginning of such four full fiscal quarters, would be greater than 2 to 1; and (b) no Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to, the Incurrence of such Debt.

Notwithstanding the foregoing limitation, the Company may Incur the following
Debt:

     (i)  Debt pursuant to the Notes;

     (ii) Debt to finance the replacement of a Vessel owned or leased under a Capitalized Lease Obligation by the Company or any Subsidiary of the Company secured by a Lien of the type described under clause (iv) of the definition of "Permitted Liens" upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel was covered by insurance or resulted in the payment of compensation or similar payments to such Person) (collectively, a "Total Loss") in an aggregate amount up to the "Ready for Sea Cost" (as defined below) for such replacement Vessel less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance, protection and indemnity insurance or other third-party liability insurance) received from any Person in connection with the Total Loss in excess of amounts actually used to repay Debt secured by the Vessel subject to the Total Loss; provided that if the Debt Incurred by the Company in financing the Vessel subject to the Total Loss is subordinated to the Notes, the Debt Incurred to finance the replacement Vessel shall be subordinated to the same degree;

     (iii) Debt under any interest rate swap, foreign currency hedge, exchange or similar agreements to the extent entered into to hedge any other Debt permitted under the Indenture or otherwise entered into in the ordinary course of business;

     (iv) Debt to renew, extend, refinance, replace or refund (herein, "refinance") any Debt permitted to be Incurred under the first paragraph hereof (including, without limitation, Debt in respect of binding commitments for Post-Delivery Financing permitted under such paragraph), any Existing Debt or any Debt permitted to be Incurred under clauses (i),
   (ii), (iv) and (vi) hereof; provided that the amount of such Debt does not exceed (a) except as provided in clause (b) below, the principal amount of Debt to be so refinanced (which amount shall be deemed to include the amount of any undrawn or available amounts under any committed credit or lease facility being so refinanced) or (b) in the case of the refinancing of the Post-Delivery Financing of a Vessel within 270 days after the acquisition or


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

   delivery of such Vessel pursuant to a Capitalized Lease Obligation, 100% of the Ready for Sea Cost of such Vessel, plus in either case the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or any of its Subsidiaries Incurred in connection with such refinancing; and provided further, that the Incurrence of Debt the proceeds of which are used to refinance Debt shall only be permitted if (x) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt constitutes Subordinated Debt and (y) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, has an Average Life and Stated Maturity which is equal to or greater than that of the Debt to be refinanced at the time of the Incurrence of such refinancing Debt;

     (v) Debt owed by the Company to any Subsidiary of the Company; provided that upon either (x) the transfer or other disposition by any such Subsidiary of any Debt so permitted to a Person other than the Company or a Subsidiary of the Company or (y) the issuance, sale, transfer or other disposition (other than a pledge of the shares of such Subsidiary permitted under "Limitation on liens") of shares of Capital Stock (including by consolidation or merger) of such Subsidiary to a Person other than the Company or a Subsidiary of the Company which, after giving effect thereto, results in such Subsidiary ceasing to be a Subsidiary of the Company, the provisions of this clause (v) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

     (vi)  Debt Incurred under the Revolving Credit Facilities; and

     (vii) Debt of the Company not otherwise permitted to be Incurred pursuant to clauses (i) through (vi) above, which, together with any other outstanding Debt Incurred pursuant to this clause (vii) and clause (viii) of "Limitation on debt of subsidiaries" (and any outstanding Preferred Stock issued by Subsidiaries of the Company pursuant to clause (iv) of "Limitation on preferred stock of subsidiaries") has an aggregate principal amount (and/or liquidation preference) not in excess of $50 million at any time outstanding.

Limitation on debt of subsidiaries. The Company will not permit any Subsidiary of the Company to Incur any Debt except:

     (i) Debt of such Subsidiary permitted to be Incurred by the provisions (as if such provisions referred to Subsidiaries of the Company) of the Indenture described in clause (ii) or (iii) of the second paragraph of "Limitation on consolidated debt" above;

     (ii) Debt owed to the Company or a Subsidiary of the Company; provided that upon either (x) the transfer or other disposition by the Company or such Subsidiary of any Debt so permitted to a Person other than the Company or a Subsidiary of the Company or (y) the issuance, sale, transfer or other disposition (other than a pledge of the shares of such Subsidiary permitted under "Limitation on liens") of shares of Capital Stock (including by consolidation or merger) of such Subsidiary to a Person other than the Company or another such Subsidiary which, after giving effect thereto, results in such Subsidiary ceasing to be a Subsidiary of the Company, the provisions of this clause (ii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

     (iii) Subject to the satisfaction of the incurrence test set forth in the first paragraph of "Limitation on consolidated debt," Debt Incurred by a Person prior to the time (a) such Person became a Subsidiary of the Company, (b) such Person merges with or into or consolidates with a Subsidiary of the Company or (c) another Subsidiary of the Company


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

   merges with or into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Debt was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction;

     (iv) Subject to the satisfaction of the incurrence test set forth in the first paragraph of "Limitation on consolidated debt," Debt of a Subsidiary of the Company secured by a Lien of the type described under clause (iv) of the definition of "Permitted Liens";

     (v) Debt to refinance Existing Debt of any Subsidiary and Debt to refinance any Debt permitted to be Incurred pursuant to clauses (i) (but only to the extent such clause (i) incorporates clause (ii) of the second paragraph of "Limitation on consolidated debt"), (iii), (iv), (v) and (vi) hereof; provided that the amount of such Debt does not exceed (a) except as provided in clause (b) below, the principal amount of Debt to be so refinanced (which amount shall be deemed to include the amount of any undrawn or available amounts under any committed credit or lease facility to be so refinanced) or (b) in the case of the refinancing of the Post-Delivery Financing of a Vessel within 270 days after the acquisition or delivery of such Vessel pursuant to a Capitalized Lease Obligation, 100% of the Ready for Sea Cost of such Vessel, plus in either case the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or any of its Subsidiaries Incurred in connection with such refinancing and provided that (x) such refinancing Debt shall not be used to refinance outstanding Debt or Preferred Stock of the Company and (y) such refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, has an Average Life and Stated Maturity which is equal to or greater than that of Debt to be refinanced at the time of the Incurrence of such refinancing Debt;

     (vi) Debt Incurred under the Revolving Credit Facilities, including, without limitation Debt Incurred pursuant to guarantees made by Subsidiaries of the Company in respect of the Revolving Credit Facilities;

     (vii)  Debt of any Guarantor pursuant to a Guarantee; and

     (viii) Debt of Subsidiaries of the Company not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, together with
   (a) any other outstanding Debt Incurred pursuant to this clause (viii), (b) any outstanding Preferred Stock issued by Subsidiaries of the Company pursuant to clause (iv) of "Limitation on preferred stock of subsidiaries" and (c) any Debt of the Company Incurred pursuant to clause (vii) of the second paragraph of "Limitation on consolidated debt," has an aggregate principal amount (and/or liquidation preference) not in excess of $50 million at any time outstanding.

Limitation on preferred stock of subsidiaries. The Company will not permit any of its Subsidiaries to issue, directly or indirectly, any Preferred Stock, except:

     (i) Preferred Stock of a Subsidiary of the Company issued to and held by the Company or any of its Wholly Owned Subsidiaries, provided that any subsequent issuance or transfer of any Capital Stock which results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary of the Company or any transfer of such Preferred Stock by any such Wholly Owned Subsidiary will, in each case, be deemed an issuance of Preferred Stock;

     (ii) Preferred Stock issued by a Person prior to the time (a) such Person becomes a Subsidiary of the Company, (b) such Person merges with or into or consolidates with a Subsidiary of the Company or (c) another Subsidiary of the Company merges with or into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Preferred Stock was not issued in anticipation of such transaction;

     (iii) Preferred Stock (other than Disqualified Stock) which is exchanged for Preferred Stock permitted to be outstanding pursuant to clauses (i) and
   (ii) above or which is used to


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

   refinance Debt (or any refinancing thereof), having a liquidation preference not to exceed the liquidation preference of the Preferred Stock in the principal amount of the Debt so refinanced; and

     (iv) Preferred Stock issued by Subsidiaries of the Company not otherwise permitted to be issued pursuant to clauses (i) through (iii) above, which, together with (a) any other Preferred Stock outstanding pursuant to this clause (iv), (b) any Debt of Subsidiaries of the Company Incurred pursuant to clause (viii) of "Limitation on debt of subsidiaries" and (c) any Debt of the Company Incurred pursuant to clause (vii) of the second paragraph of "Limitation on consolidated debt," has an aggregate liquidation preference and/or principal amount not in excess of $50 million at any time outstanding.

Limitation on restricted payments. The Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of the Company's Capital Stock to the holders thereof, excluding any dividends or distributions payable solely in shares of the Capital Stock of the Company or in options, warrants or other rights to acquire the Capital Stock of the Company, (ii) purchase, redeem, defease or otherwise acquire or retire for value (a) any Capital Stock of the Company or any Related Person of the Company or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company, in either case other than acquisitions of Capital Stock or options, warrants or rights to acquire such Capital Stock pursuant to clause
(iii) of the definition of "Permitted Investments," (iii) make any Investment in any Affiliate or Related Person of the Company, other than the Company or a Subsidiary of the Company and other than a Person which becomes a Subsidiary of the Company as a result of such Investment, provided that this clause (iii) shall not prohibit the making of an Investment otherwise permitted under "Limitation on investments," (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to the Notes, except to the extent that payment for such Debt is made from the proceeds of a simultaneous refinancing of such Debt otherwise permitted under the Indenture, or (v) declare or pay any dividend or make any distribution of any kind or character (whether in cash, property or securities) on any Capital Stock of any Subsidiary of the Company (except where the Company or any Subsidiary of the Company receives a ratable portion of such dividend or distribution) to any Person (other than the Company or any Subsidiary of the Company) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary of the Company held by any Person (other than the Company or any Subsidiary of the Company) (each of clauses (i) through (v) being a "Restricted Payment") if at the time thereof: (1) a Default or Event of Default shall have occurred and is continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1 of additional Debt pursuant to the first paragraph of "Limitation on consolidated debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments, together with, (A) payments on guarantees of obligations of Affiliates or Related Persons (other than the Company or a Subsidiary of the Company) of the Company in effect on the date of the Indenture, but only to the extent such payments have not been reimbursed in accordance with the terms of the relevant guarantee or other agreement, and (B) outstanding Investments made pursuant to clause (ii) of the definition of "Permitted Investments," in either case made after the date of the Indenture, exceeds the greater of (i) the sum of (x) 50% of cumulative Consolidated Net Income of the Company (or, if cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since the end of the most recent fiscal quarter of the Company ended on or prior to the date of the Indenture through the last day of the period for which quarterly or annual financial statements of the Company are available, plus (y) 100% of the aggregate net proceeds received after the date of the Indenture, including the fair value of property other than cash, from the issuance of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or


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

options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Debt that has been converted into Capital Stock (other than Disqualified Stock) of the Company after the date of the Indenture plus (z) $100 million, and (ii) $100 million.

The foregoing provisions will not prohibit the payment of any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, such dividend could have been paid in accordance with the provisions of the foregoing covenant.

Under Swedish law, any shareholder of a Swedish corporation owning 10% of more of the outstanding shares has the right to demand the payment of dividends from the profits of the corporation in accordance with the Swedish Companies Act. While the Indenture cannot prevent the payment of a dividend by the Company under such circumstances, the declaration or payment by the Company of dividends in excess of the amount then permitted by the foregoing covenant would constitute a Default under the Indenture. See "Events of default."

Limitation on restrictions concerning distributions and transfers by subsidiaries. The Company will not, and will not permit any Subsidiary of the Company to, suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company: (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any Subsidiary of the Company; (ii) to make loans or advances to the Company or any Subsidiary of the Company; or (iii) to transfer any of its property or assets to the Company or any Subsidiary of the Company. Notwithstanding the foregoing, the Company may, and may permit any Subsidiary of the Company to, suffer to exist any such encumbrance or restriction on the ability of any Subsidiary of the Company with respect to clause (i), (ii) and (iii) above if and to the extent such encumbrance or restriction is (a) pursuant to the Indenture, the 10 1/2% Notes Indenture and the 8 3/4% Notes Indenture, (b) pursuant to an agreement relating to any Debt Incurred by such Subsidiary of the Company prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary of the Company, (c) pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary (or for the sale of any asset or assets of such Subsidiary not constituting all or substantially all of its assets if such restrictions relate only to the asset or assets being sold), provided that any such encumbrances or restrictions contained in such agreement lapse not later than one year (or, with respect to the sale of an asset or assets not constituting all or substantially all of the assets of such Subsidiary, 180 days) after the date of such agreement, (d) pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, provided that the provisions contained in such refinancing agreement relating to such encumbrance or restriction apply only to the Subsidiary or Subsidiaries of the Company party to, and, in the reasonable judgment of the Board of Directors of the Company or such Subsidiary, are no more restrictive to the Company or such Subsidiary in any material respect than the provisions contained in, the agreement the subject thereof, or (e) in the case of clause
(iii) above, an encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a mortgage, security interest, lease, license or similar contract (or the assignment or transfer of such mortgage, security interest, lease, license or similar contract).

Limitation on guarantees by subsidiaries. The Company will not permit any Subsidiary of the Company, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Debt of the Company unless
(a) such Subsidiary simultaneously executes and delivers a supplemental indenture evidencing its guarantee of payment of the Notes, on a ranking in right of payment at least equal to such assumption, guarantee or liability (unless such other Debt of the Company being guaranteed is Subordinated Debt, in which case on a ranking in right of payment prior to such assumption, guarantee or liability) and (b) for as long as any of the Notes remain outstanding, such Subsidiary agrees to waive, and to not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by such Subsidiary under its guarantee.


                                       98
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Each guarantee of the Notes created pursuant to the provisions described in clause (a) of the foregoing paragraph is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Company of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock owned by the Company (directly or indirectly) in, or all or substantially all the assets of, such Subsidiary, which is in compliance with the Indenture.

Limitation on liens. The Company will not, and will not permit any Subsidiary of the Company to, create or incur any Lien on or with respect to any property or assets of the Company or any such Subsidiary now owned or hereafter acquired to secure Debt of any Person without making, or causing such Subsidiary to make, effective provision for securing the Notes equally and ratably with such Debt or, in the event such Debt is subordinate in right of payment to the Notes, prior to such Debt, as to such property or assets for so long as such Debt shall be so secured. The foregoing restrictions shall not apply to Permitted Liens.

In addition to the foregoing, the Company and its Subsidiaries may incur Liens to secure any Debt without securing the Notes equally and ratably with or prior to such Debt, as applicable, if the outstanding amount of Debt secured by Liens created after the date of the Indenture and otherwise prohibited by the Indenture does not at the time of such incurrence exceed (x) 5% of Consolidated Tangible Assets minus (y) the lesser of (1) the Fair Market Value of the Related Collateral and/or other property granted as additional security pursuant to clause (xiv) of the definition of "Permitted Liens" and subject to Liens at such time and (2) the maximum amount of Debt secured at such time or thereafter by such additional collateral set forth in a written security or other agreement at such time or thereafter with respect to such additional collateral.

Limitation on investments. The Company shall not, and shall not permit any of its Subsidiaries to, make any Investment in any Person (other than the Company, any Subsidiary of the Company or any Person which, after giving effect to such Investment, would become a Subsidiary of the Company) except Permitted Investments.

Limitation on business activities. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any type of business other than the business the Company and its Subsidiaries are engaged in on the date of the Indenture, other business activities within the shipping, offshore oilfield services and real estate investment and management industries, and (as determined in good faith by the Board of Directors of the Company) other business activities complementary, incidental or reasonably related thereto.

Maintenance of properties and insurance. The Company will, and will cause its Subsidiaries to, in accordance with customary industry practice, maintain or cause to be maintained in good repair, working order and condition all Vessels and properties used or useful in their businesses; provided, however, that neither the Company nor its Subsidiaries shall be prevented from discontinuing those operations or suspending the maintenance of those Vessels or properties which, in the reasonable judgment of the Company or a Subsidiary of the Company (as the case may be), are no longer necessary or useful in the conduct of the Company's or such Subsidiary's business.

For so long as any Vessel or other property is deemed to be useful to the conduct of the business of the Company or the Subsidiary owning such Vessel or other property, the Company will, or will cause its Subsidiaries to, maintain appropriate insurance, in accordance with customary industry practice, on such Vessels or properties.

Limitation on certain asset dispositions. The Company will not, and will not permit any Subsidiary of the Company to, make any Asset Disposition in one or more related transactions by the Company or a Subsidiary of the Company unless:
(i) the Company or the Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value


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for the shares or assets sold or disposed of as determined by the Board of
Directors of the Company or such Subsidiary in good faith; (ii) at least 85% of the consideration for such disposition consists of one or more of the following: (w) cash or Cash Equivalents, provided that any promissory note (or other evidence of indebtedness) received by the Company or such Subsidiary that is immediately converted into cash or Cash Equivalents shall be deemed to be cash for purposes of this provision to the extent of the cash or Cash Equivalents actually received upon such conversion; (x) in the case of an Asset Disposition relating to a Vessel or Vessels, a promissory note (or other evidence of indebtedness) issued by the purchaser of the asset sold or disposed of and secured by a first perfected security interest in such asset (provided such security interest remains in full force and perfected, or is replaced by a bank guarantee, letter of credit or cash collateral, until all obligations arising under such promissory note (or other evidence of indebtedness) are paid in full), a bank guarantee, a letter of credit or cash collateral; (y) the assumption of Debt (which, for purposes of the calculation of the consideration received pursuant to the Asset Disposition, shall be valued at the principal amount so assumed) of the Company or such Subsidiary or other obligations relating to such assets and release from all liability on such Debt or other obligations assumed, and (z) in the case of an Asset Disposition relating to a Vessel or Vessels, notes received in consideration for such disposition, provided, that at no time shall there be, in the aggregate, more than $15 million of notes received under this clause (z) outstanding (exclusive of notes complying with the requirements of clauses (w) or (x) above); and (iii) no Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to, such Asset Disposition.

The Net Available Proceeds of any Asset Disposition shall be applied by the Company or any Subsidiary of the Company within 360 days after such Asset Disposition (a) first, to repay permanently any outstanding Debt of (i) the Company that ranks senior to or pari passu with the Notes or (ii) any Subsidiary of the Company that does not constitute Subordinated Debt, in each case as required by the terms thereof, and (b) second, to the extent of any then remaining Net Available Proceeds and to the extent the Company or such Subsidiary so elects, (1) to the prepayment of Debt of (x) the Company that ranks senior to or pari passu with the Notes or (y) any Subsidiary of the Company that does not constitute Subordinated Debt and/or (2) to an investment (which shall be deemed to include entering into a legally binding agreement, subject to customary conditions, to invest) in assets, other than Cash Assets, that will be used in the business of the Company and its Subsidiaries subject to the provisions of "Limitation on Business Activities," provided, that the Company or any Subsidiary of the Company may deem that the amount of any prior investment (including, without limitation, any payments made in respect of Vessel Construction Contracts) made in connection with the delivery or acquisition of any Vessel, equal to the difference between the Ready for Sea Cost of such Vessel and the aggregate Debt Incurred to finance the purchase of such Vessel (or related assets) occurring within one year prior to such Asset Disposition, shall be considered an investment made with the Net Available Proceeds of such Asset Disposition. If any legally binding agreement to invest any Net Available Proceeds is terminated, then the Company, or any Subsidiary of the Company, may invest such Net Available Proceeds, prior to the end of the one-year period after such Asset Disposition or six months from such termination, whichever is later, in the business of the Company and Subsidiaries of the Company as provided above. The amount of such Net Available Proceeds neither used to repay or prepay Debt nor used or invested (or deemed used or invested) as set forth in the preceding sentences constitutes "Excess Proceeds."

If at any time the aggregate amount of Excess Proceeds not previously applied pursuant to this paragraph equals $30 million or more (after giving effect to the consummation of offers to purchase required under the 10 1/2% Notes Indenture and the 8 3/4% Notes Indenture), the Company shall apply such Excess Proceeds (x) first, to make an Offer to Purchase Outstanding Notes at 100% of their principal amount plus accrued interest to the date of purchase with such Excess Proceeds, (y) second, to the extent of any remaining Excess Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt (other than Subordinated


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Debt) of the Company and its Subsidiaries to the extent permitted by the agreements governing such Debt and (z) third, to the extent of any then remaining Excess Proceeds, for general corporate purposes of the Company and its Subsidiaries.

This covenant will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "Limitations on mergers, consolidations and certain sales and purchases of assets" below.

In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on sale and leaseback transactions. The Company will not, and will not permit any Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless either: (i) in the case of a Sale and Leaseback Transaction effected pursuant to a Capitalized Lease Obligation (or any similar obligation which is classified and accounted for as a liability on the consolidated balance sheet of the Company), (x) the Incurrence of Debt pursuant to such transaction would be permitted by the provisions of "Limitation on consolidated debt" or "Limitation on debt of subsidiaries" and (y) the Company or such Subsidiary would be entitled to incur a Lien to secure such Debt in accordance with the provisions of "Limitation on liens" without securing the Notes; or
(ii) the gross proceeds of such Sale and Leaseback Transaction are at least equal to the fair value (as determined in good faith by the Board of Directors of the Company or such Subsidiary) of the property and the Company or any Subsidiary of the Company applies or commits to apply within 180 days (or, with respect to clause (b) below, within one year) after such Sale and Leaseback Transaction an amount equal to the Net Available Proceeds of the property sold pursuant to the Sale and Leaseback Transaction to either (a) the repayment of outstanding Debt of (1) the Company that ranks senior to or pari passu with the Notes or (2) any Subsidiary of the Company that does not constitute Subordinated Debt, in each case to the extent required by the terms thereof or, in lieu thereof, either to the redemption of the Notes (if the Notes are then redeemable) or to the repayment of other Debt (other than Subordinated Debt) of the Company and its Subsidiaries or (b) to an investment (which shall be deemed to include entering into a legally binding agreement, subject to customary conditions, to invest) in assets, other than Cash Assets, that will be used in the business of the Company and its Subsidiaries subject to the provisions of "Limitation on business activities," provided, that the Company or any Subsidiary of the Company may deem that the amount of any prior investment (including, without limitation, any payments made in respect of Vessel Construction Contracts) made in connection with the delivery or acquisition of any Vessel, equal to the difference between the Ready for Sea Cost of such Vessel and the aggregate Debt Incurred to finance the purchase of such Vessel (or related assets) occurring within one year prior to such Sale and Leaseback Transaction, shall be considered an investment made with the Net Available Proceeds of such Sale and Leaseback Transaction. If any legally binding agreement to invest any Net Available Proceeds is terminated, then the Company, or any Subsidiary of the Company, may invest such Net Available Proceeds, prior to the end of the one-year period after such Sale and Leaseback Transaction or six months from such termination, whichever is later, in the business of the Company and its Subsidiaries as provided above.

Limitation on issuance and sale of capital stock of wholly owned subsidiaries. Subject to the provisions of the Indenture described under "Limitations on mergers, consolidations and certain sales and purchases of assets" (if applicable), the Company will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, issue, lease or otherwise dispose of any shares of Capital Stock (other than directors' qualifying shares and other than pledges permitted under "Limitation on liens") of such Wholly Owned Subsidiary or any other Wholly Owned Subsidiary (other than to the Company or a Subsidiary of the Company) except to the extent, and subject to the conditions under which, the Company or such Wholly Owned Subsidiary could have transferred, conveyed, sold, issued or otherwise disposed of such shares or


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other ownership interests pursuant to the provisions of the Indenture described above under "Limitation on certain asset dispositions," including the provisions thereof relating to the application of the Net Available Proceeds therefrom.

Limitation on transactions with affiliates and related persons. The Company will not, and will not permit any Subsidiary of the Company to, enter into any transaction not in the ordinary course of business with an Affiliate or Related Person of the Company (other than the Company or a Subsidiary of the Company), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $2.5 million in respect of any single transaction or series of related transactions unless: (i) such transaction is, in the reasonable opinion of the Board of Directors of the Company or such Subsidiary, on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person; and (ii) in the event that the aggregate consideration is in excess of $10 million, either (x) an investment banking firm of national reputation in the United States shall have delivered its letter to the Board of Directors of the Company or such Subsidiary confirming the matters described in clause (i) above or (y) in the case of the purchase or sale of a Vessel, three Independent Appraisers shall have submitted determinations of the Appraised Value of such Vessel as of the date of such appraisal to the Company or such Subsidiary, and the value received (in the case of a sale) or paid (in the case of a purchase) by the Company or such Subsidiary shall not be materially lower (in the case of sale) or materially higher (in the case of a purchase) than the average of the Appraised Values assigned to such Vessel by such Independent Appraisers, provided that this clause (ii) shall not apply to Vessel charter arrangements between the Company or any of its Subsidiaries and their Affiliates and Related Persons if such arrangements are no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person, in each case as determined in good faith by the Board of Directors of the Company or such Subsidiary; and provided further that the foregoing covenant shall not prohibit any transactions contemplated by the allocation agreement or the pooling agreement currently in place with Concordia.

Change of control. Upon the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all Outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest, if any, to the date of purchase. Neither the Company nor the Trustee may waive this obligation.

"Change of Control" shall mean each and every issue, sale or other disposition of shares of Capital Stock of the Company (including, without limitation, pursuant to a merger or consolidation permitted under the Indenture) which results in any Person or Group (other than (A)(1) Sten Allan Olsson, (2) the descendants of Sten Allan Olsson, (3) the estates or legal representatives of the Persons named in clauses (1) and (2), and (4) trusts created for the benefit of the Persons named in clauses (1) and (2) (the "Permitted Shareholder Group"), or (B) a Group which consists of or is under the general control and direction of the Permitted Shareholder Group or any member or members thereof), beneficially owning or controlling, directly or indirectly, more than 50% (by number of votes) of the Voting Stock of the Company.

As used herein, the term "Group" shall mean any Persons constituting a "group" for the purposes of Section 13(d) of the Exchange Act or any successor provision.

There can be no assurance that the Company will have adequate resources to repurchase or refinance all obligations under the Notes in the event of a Change of Control. The failure of the Company following a Change of Control (or as required under "Limitation on certain asset dispositions") to make or consummate an Offer to Purchase the Notes would constitute an Event of Default. In such an event, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all of the Notes. See "--Events of default."

The occurrence of the events constituting a Change of Control with respect to the Notes would give the lenders under the Revolving Credit Facilities the right to require repayment of the borrowings thereunder in full. Moreover, the change of control provisions in the Revolving Credit Facilities would be violated prior to the occurrence of a Change of Control applicable to the Notes. Under the Revolving Credit Facilities, a change of control would be triggered if certain members of the Permitted Shareholder Group beneficially owned less than 75% of the Company as well as under any of the circumstances constituting a Change of Control under the Indenture. As such, the occurrence of a change of control with respect to the Revolving Credit Facilities may not result in a Change of Control with respect to the Notes. Because the Notes will be effectively subordinated to borrowings under the Revolving Credit Facilities and because such indebtedness will be secured by a significant number of the Company's vessels and drilling rigs (including the Stena Tay), the ability of the Company to repay amounts owing under the Notes in such event may be materially adversely affected. See "Risk Factors--Because Stena AB is a holding company, repayment of our indebtedness, including the notes, is dependent on cash flow generated by our subsidiaries" and "--We may be unable to purchase the notes upon a change of control" and "Description of other indebtedness."

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified by such definition.

In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on unrestricted subsidiaries. The Company will not permit any Unrestricted Subsidiary to Incur any Debt other than Non-Recourse Debt. The Company will not, and will not permit any of its Subsidiaries to, become directly or indirectly liable (whether pursuant to a guarantee or otherwise) in respect of any Debt or other contractual obligation of any Unrestricted Subsidiary. The Company will not, and will not permit any Subsidiary of the Company to, incur any obligation (i) to, or for the benefit (directly or indirectly) of, any creditor of any Unrestricted Subsidiary to subscribe for additional shares of Capital Stock or other equity interests of any Unrestricted Subsidiary or (ii) to maintain or preserve any Unrestricted Subsidiary's financial condition or to cause such Unrestricted Subsidiary to achieve certain levels of operating results. Neither the Company nor any of its Subsidiaries will sell, lease, convey or otherwise transfer to any Unrestricted Subsidiary any assets which are essential to the operations of the Company and its Subsidiaries, taken as a whole, and the Company will not permit any Unrestricted Subsidiary to acquire any such essential assets.

Requirements regarding the provision of financial information. Whether or not the Company is required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall, for so long as any of the Notes remain outstanding, file with the Commission and the Trustee (i) the annual reports and other documents and reports which the Company would have been required to file with (and in such form as is required by) the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required and (ii) an English translation of the unaudited quarterly consolidated financial statements of the Company (the "Quarterly Financial Statements") for each of the first three fiscal quarters of its fiscal year, in each case as soon as practicable after the close of the relevant quarter (each such date, a "Quarterly Filing Date"). The Company shall also in any event (a) within 15 days of each Required Filing Date or Quarterly Filing Date, as applicable, request that the Trustee transmit such documents by mail to all


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Holders, as their names and addresses appear in the note register, without cost to such Holders, and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

Limitation on mergers, consolidations and certain sales and purchases of assets. The Company (i) will not consolidate with or merge into any other Person or permit any other Person (other than a Subsidiary of the Company in a transaction in which the Company survives) to consolidate with or merge into the Company or any Subsidiary of the Company (in a transaction in which such Subsidiary remains a Subsidiary of the Company); (ii) will not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets; (iii) will not, and will not permit any Subsidiary of the Company to, directly or indirectly, acquire Capital Stock of any other Person such that such Person becomes a Subsidiary of the Company; and
(iv) will not, and will not permit any Subsidiary of the Company to, directly or indirectly, purchase, lease or otherwise acquire (x) all or substantially all of the property and assets (unless such property and assets consist solely of Vessels and related assets) of any Person (other than a Subsidiary of the Company) or (y) any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person (other than a Subsidiary of the Company) unless: (1) in a transaction in which the Company does not survive, the Person formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company, substantially as an entirety are transferred (the "Successor Entity") (if other than the Company) shall be a company or corporation duly organized under the laws of the Kingdom of Sweden or the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to it, all of the obligations of the Company under the Notes and the Indenture and the Indenture shall remain in full force and effect; (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Subsidiary of the Company as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company or the Successor Entity is equal to or greater than that of the Company immediately prior to the transaction; (4) immediately after giving effect to such transaction, the Company or the Successor Entity could Incur at least $1 of additional Debt pursuant to the provisions of the Indenture described under the first paragraph of "Limitation on consolidated debt" above;
(5) if, as a result of any such transaction, property or assets of the Company or any Subsidiary of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "Limitation on liens" above, the Company or the Successor Entity shall have secured the Notes as required by said covenant; (6) the Successor Entity formed by such transaction (if such Person is duly organized and validly existing under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia) agrees to indemnify the Holder of each Note against (a) any tax, assessment or governmental charge imposed on any such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such transaction and (b) any costs or expenses arising out of the consummation of such transaction; and (7) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each in the form required by the Indenture.

DEFEASANCE

The Indenture provides that (a) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Notes (including any obligations in respect of Liens then securing the Notes) or (b) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (a) or (b) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an


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amount sufficient in the opinion of a nationally recognized firm of independent certified accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to clause (b), the obligations under the Indenture other than with respect to such covenants and the Event of Default other than the Event of Default relating to such covenants shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (a), the Company has delivered to the Trustee an Opinion of Counsel from United States counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, and based thereon such Opinion of Counsel confirms that Holders will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), the Company has delivered to the Trustee an Opinion of Counsel from United States counsel to the effect that the Holders will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; (iv) the Company has delivered to the Trustee an Opinion of Counsel from Swedish counsel as to the tax consequences of such defeasance under Swedish law; and (v) certain other customary conditions precedent are satisfied.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. "Affiliates" of the Company or any Subsidiary of the Company include, without limitation, any Subsidiary of the Company (other than a Wholly Owned Subsidiary of the Company) and any Unrestricted Subsidiary. Neither the Company nor any Wholly Owned Subsidiary of the Company shall be deemed an "Affiliate" of the Company or any Wholly Owned Subsidiary of the Company.

"Appraised Value" means the fair market sale value as of a specified date of a Vessel that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by an Independent Appraiser. The Appraised Value of any tanker shall be determined free of any charters with respect to such Vessel.

"Asset Disposition" by any Person means any transfer, conveyance, sale (including any installment sale or similar arrangement but excluding any sale pursuant to a Sale and Leaseback Transaction), lease (other than pursuant to a charter or operating lease of a Vessel in the ordinary course of business) or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition (i) by a Subsidiary of such Person to such Person or a Subsidiary of such Person, (ii) by such Person (if such Person is the Company) to a Wholly Owned Subsidiary of such Person, or (iii) by such Person (if such Person is a Subsidiary of the Company) to a Subsidiary of the Company) (collectively, a "transfer") of (i) shares of Capital Stock (other than directors' qualifying shares and other than pledges permitted under "Limitation on Liens") or other ownership interests of a Subsidiary of such Person, (ii) all or substantially all of the assets representing a division or line of business of such Person or any of its Subsidiaries, (iii) a Vessel or
(iv) other assets or rights of such Person or any of its Subsidiaries


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outside of the ordinary course of business. Solely for purposes of the provisions of "Limitation on certain asset dispositions," the term "Asset Disposition" shall not include: (a) any transfers of properties or assets which in the aggregate do not exceed $5 million in any fiscal year of the Company,
(b) any transfer of any properties or assets to an Unrestricted Subsidiary permitted to be made under the provisions described under "Limitation on investments" and "Limitation on unrestricted subsidiaries," (c) the exchange of Capital Stock of a Person for Capital Stock of a different class of such Person ranking at least pari passu with the Capital Stock being so exchanged as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, provided that the Fair Market Value of the shares received in such exchange is not less than that of the Capital Stock to be surrendered in such exchange and (d) any sale or transfer pursuant to an arrangement with any lessor, lender, obligee or investor or to which such lessor, lender, obligee or investor is a party providing for the leasing or renting by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person 270 days or less after the acquisition thereof, to such lessor, lender, obligee or investor or to any Person to whom funds have been or are to be advanced by such lessor, lender, obligee or investor on the security of such property or asset.

"Average Life" means as of the date of determination with respect to any Debt or other securities or like instruments, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of each such Debt, securities or instruments multiplied by the amount of such principal payment by
(ii) the sum of all such principal payments.

"Capitalized Lease Obligation" of any Person means (i) the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is, or is required to be, classified and accounted for as a capitalized lease or a liability on the face of a balance sheet of such Person in accordance with GAAP or (ii) the obligation to pay interest, principal, rent or other payment amounts under a financing arrangement pursuant to a Sale and Leaseback Transaction of real or personal property of such Person which is, or is required to be, classified and accounted for as a "financing" or "financing obligation-sale leaseback" or other liability on the face of a balance sheet of such Person in accordance with GAAP. The Stated Maturity of any such obligation or arrangement shall be the date of the last scheduled payment of rent or any other amount due under such lease or financing arrangement prior to the first date upon which such lease or financing arrangement may be terminated by the lessee or obligor without payment of a penalty.

"Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock of such Person.

"Cash Assets" means cash and/or Cash Equivalents, except to the extent such cash or Cash Equivalents are used to cash collateralize or otherwise secure any Capitalized Lease Obligation.

"Cash Equivalents" means (i) any security issued directly or fully guaranteed or insured by the United States, the Kingdom of Sweden or any OECD government whose securities are readily marketable in London, Frankfurt, Paris or New York City, or any agency or instrumentality thereof, (ii) other readily marketable securities having a rating of at least A from Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) any Eurodollar time deposit, overnight deposit, certificate of deposit or bankers' acceptance, issued by, or time deposit of, a commercial banking institution which has, on a combined basis, capital, surplus and undivided profits of not less than $250,000,000 and has a Moody's Bank Credit Service rating for short-term bank deposits of at least P-2 (or such similar equivalent rating by a nationally recognized statistical rating organization as defined in Rule 436 under the Securities
Act), (iv) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any commercial banking institution meeting the qualifications specified in clause (iii) above, (v) short-term commercial paper issued by any Person,


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having one of the top two investment ratings from either Standard & Poor's
Ratings Group or Moody's Investors Service, Inc., (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above and (vii) deposits which are unrestricted as to withdrawal with commercial banking institutions meeting the criteria set forth in clause (iii) above.

"Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Consolidated Cash Flow" of any Person means for any period (i) (a) the Consolidated Operating Income for such period increased by the sum of (without duplication) (x) dividends or other distributions actually paid in cash or Cash Equivalents to such Person by any other Person who is not a Subsidiary of such Person, but only to the extent such dividends or other distributions are paid in respect of securities classified under "investments in affiliated companies" on the balance sheet of such Person, plus (y) consolidated interest income earned by such Person during such period plus (z) to the extent deducted from consolidated revenues in determining Consolidated Operating Income for such period and without duplication, consolidated depreciation and amortization expenses included in the income statement of such Person for such period and other consolidated non-cash charges included in the income statement of such Person for such period, minus (b) the aggregate gain on the disposition of a Vessel or Vessels included in Consolidated Operating Income for such period, plus (ii) the aggregate gain on the disposition of a Vessel or Vessels for such period, but only to the extent such amount does not exceed 25% of the amount calculated pursuant to clause (i) above.

"Consolidated Interest Coverage Ratio" of any Person means for any period the ratio of (i) Consolidated Cash Flow of such Person for such period to (ii) the sum of (a) Consolidated Interest Expense of such Person for such period, plus
(b) the annual interest expense (including the amortization of debt discount) with respect to any Debt proposed to be Incurred by such Person or its Subsidiaries, plus (c) the annual interest expense, (including the amortization of debt discount) with respect to any other Debt Incurred by such Person or its Subsidiaries since the end of such period to the extent not included in clause
(ii)(a) minus (d) Consolidated Interest Expense of such Person to the extent included in clause (ii)(a) with respect to any Debt that will no longer be outstanding as a result of the Incurrence of the Debt proposed to be Incurred; provided that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event such Person or its Subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business or of any Vessel (including acquisitions of other Persons or Vessels by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. In the case of the Post-Delivery Financing of a Vessel or Vessels (or the financing of the acquisition of a Single-Purpose Vessel-Owning Subsidiary) by the Company or any of its Subsidiaries, the computation of Consolidated Cash Flow for purposes of calculating the Consolidated Interest Coverage Ratio shall be increased by (x) the pro forma annual earnings (losses) for such period pursuant to any binding charter, lease or like arrangement which will be applicable to any such Vessel (including a Vessel owned by any such Single-Purpose Vessel-Owning Subsidiary) for at least one year after the date of delivery of such Vessel to the Company or any of its Subsidiaries or (y) with respect to any such Vessel not subject to such an arrangement, the earnings (losses) for such period of the most comparable Vessel of the Company or any of its Subsidiaries (as determined in the reasonable judgment of the Board of Directors of the Company), or, if the Company or any of its Subsidiaries do not have a comparable Vessel, based on industry average earnings for comparable Vessels (as determined in the reasonable judgment of the Board of Directors of the Company) during such period.


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"Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person for such period calculated on a consolidated basis in accordance with GAAP, including, without limitation or duplication (or, to the extent not so included, with the addition of): (i) the amortization of Debt discounts; (ii) any commissions, discounts and other fees and charges with respect to letters of credit, bankers' acceptances, payment guarantees or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends declared and payable in cash; (v) the interest portion of Capitalized Lease Obligations and other deferred payment obligations; (vi) interest actually paid in respect of any guarantee of Debt or other obligation of any other Person (other than a consolidated Subsidiary of such Person); and (vii) all non-cash interest payments.

"Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in such consolidated net income by excluding (without duplication) (i) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the portion of net income (or loss) of any Consolidated Subsidiary allocable to minority interests, (iii) the net income (but not net loss) of any Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (iv) the net income (or loss) of any Person that is not a Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (v) gains or losses on Asset Dispositions by such Person or its Subsidiaries, provided that gains or losses on the disposition of a Vessel or Vessels shall be included (a) in the case of a sale for cash, Cash Equivalents and/or the assumption of Debt in accordance with clause (ii)(z) of the first paragraph of "Limitation on certain asset dispositions," to the full extent of such gain or loss and (b) in the case of a sale pursuant to a deferred payment obligation (whether by way of a promissory note or installment receivable or otherwise), only to the extent of the portion of such gain or loss allocable to such period (based on the life of such deferred payment obligation) and (with respect to gains only) only to the extent payments in respect of such deferred payment obligation are actually received by such Person during such period, (vi) the amount by which the aggregate gain on the disposition of a Vessel or Vessels, for such period, exceeds the amount calculated pursuant to clause (ii) of the definition of "Consolidated Cash Flow" for such period, and (vii) all extraordinary gains and extraordinary losses.

"Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person.

"Consolidated Operating Income" of any Person means for any period the income from operations of such Person for such period determined on a consolidated basis in accordance with GAAP, less gains on the disposition of a Vessel or Vessels pursuant to a deferred payment obligation (whether by way of a promissory note or installment receivable or otherwise), plus the portion of such gain allocable to such period (based on the life of such deferred payment obligation) to the extent payments in respect of such deferred payment obligation are actually received by such Person during such period.

"Consolidated Tangible Assets" of any Person means the sum of the Tangible Assets of such Person after eliminating intercompany items, determined on a consolidated basis in accordance with GAAP, including appropriate deductions for any minority interest in Tangible Assets of such Person's Subsidiaries.

"Consolidation" or "consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such


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Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" or "consolidated" shall have a similar meaning. With respect to the Company or any of its Subsidiaries, the accounts of any Unrestricted Subsidiary shall not be included in any such consolidation, even if the inclusion of such accounts would be required by GAAP.

"Construction Financing" means Debt Incurred by the Company or any Subsidiary of the Company to finance any progress or other similar payments required prior to the delivery of the subject Vessel or Vessels under any Vessel Construction Contract.

"Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances, payment guarantees or similar facilities issued for the account of such Person, other than bonds, letters of credit, payment guarantees or other similar obligations required by governmental or regulatory agencies in connection with Vessels owned by or businesses conducted by the Company or any of its Subsidiaries, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are not being contested in good faith),
(v) the maximum, fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vi) every Capitalized Lease Obligation of such Person, (vii) every net obligation under interest rate swap, foreign currency hedge, exchange or similar agreements of such Person and
(viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, provided that guarantees made by any Person shall not be deemed "Debt" to the extent (x) that the Debt so guaranteed would be classified and accounted for as Debt on the consolidated balance sheet of such Person or (y) that both such Person and the Person whose obligation is being Guaranteed are Subsidiaries of the Company, and provided further that payment obligations of a Person pursuant to a charter or operating lease which does not constitute a Capitalized Lease Obligation shall not be deemed "Debt," and provided further that reimbursement obligations of any Person with respect to facilities in respect of letters of credit, bankers' acceptances or payment guarantees issued for the account of such Person, or obligations of such Person in respect of loan facilities the proceeds of which are used as cash collateral, shall not be deemed "Debt" to the extent that any such facility (or the proceeds thereof) is used to fully and irrevocably secure, guarantee or defease the payment of Debt of such Person or any of its Subsidiaries (including, without limitation, debt under a Capitalized Lease Obligation) which is Incurred in connection with the financing of a Vessel or group of Vessels and which is otherwise permitted to be Incurred under the Indenture.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Notes.

"Existing Debt" of any Person means Debt existing on the date of the Indenture. Existing Debt include, without limitation, the aggregate amount of Debt available to be borrowed under committed credit or lease facilities existing on the date of the Indenture less (i) principal


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payments actually made by or on behalf of such Person on any term Debt or lease facility under any agreement governing such Existing Debt (other than principal payments made in connection with or pursuant to a refinancing of such Existing Debt agreement) and (ii) any amounts by which any revolving credit facility commitment under any Existing Debt agreement is permanently reduced (so long as and to the extent that any required payments in connection therewith are actually made).

"Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

"GAAP" means generally accepted accounting principles in the Kingdom of Sweden, consistently applied, as in effect on the date of the Indenture.

"guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and, including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

"Guarantee" has the meaning ascribed thereto in the second paragraph of "Limitation on guarantees by subsidiaries."

"Guarantor" has the meaning ascribed thereto in the second paragraph of "Limitation on guarantees by subsidiaries."

"Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt of the Company or any Subsidiary of the Company in respect of the Post-Delivery Financing of Vessels shall be deemed to have been "Incurred" in the full amount of such Post-Delivery Financing only on the date the Company (or such Subsidiary) enters into a binding credit or lease commitment in good faith with a lender (or group of lenders) or lessor with respect to such financing. No Debt shall be deemed to have been "Incurred" solely by reason of the Company or any Subsidiary of the Company entering into a Vessel Construction Contract. No Debt shall be deemed to have been "Incurred" solely by reason of the transfer (including, without limitation, by way of novation or assignment and assumption) of Debt secured by a Vessel from a Subsidiary of the Company to another Subsidiary of the Company in connection with the transfer of such Vessel from the former to the latter (including, without limitation, a transfer effected for the purpose of reflagging such Vessel), provided that such transfer is permitted pursuant to the provisions of clause (viii) of the definition of "Permitted Liens."

"Independent Appraiser" means a Person (i) engaged in the business of appraising shipping vessels (including tankers, semi-submersible drilling rigs and drillships) and (ii) who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial


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interest in the Company or any of its Subsidiaries or any of their respective
Affiliates or Related Persons and (c) is not connected with the Company, any of its Subsidiaries or any of such Affiliates or Related Persons as an officer, director, employee, promoter, underwriter, trustee, partner or person performing similar functions.

"Interest Payment Date" means the Stated Maturity of an installment of interest on the Notes.

"Investment" by any Person means any direct or indirect loan, advance or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by any other Person (other than through the exchange or conversion of other securities of such other Person pursuant to the terms of such other securities or pursuant to a bona fide plan of liquidation or reorganization of such other Person in satisfaction of trade payable obligations owed from such other Person). Notwithstanding anything to the contrary set forth above, (i) the receipt by the Company or any of its Subsidiaries of a promissory note or like evidence of indebtedness pursuant to an Asset Disposition otherwise permitted under "Limitation on certain asset dispositions" (insofar as the receipt of such evidence of indebtedness is deemed to be a loan made by the Company or such Subsidiary) and (ii) one or more investments by the Company or any of its Subsidiaries in Persons whose only assets are a Vessel and property directly related thereto shall be deemed not to be an "Investment."

"Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement (other than the subordination of inter-Subsidiary Debt to the extent required by a lender or lessor of the Company or any of its Subsidiaries) of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

"Net Available Proceeds" from any Asset Disposition or Sale and Leaseback Transaction by any Person means cash or Cash Equivalents (including, when received, payments (including any related interest payments) in respect of deferred payment obligations pursuant to a promissory note or installment receivable or otherwise) received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition or Sale and Leaseback Transaction, (ii) all payments made by such Person or its Subsidiaries on any Debt outstanding immediately prior to such Asset Disposition or Sale and Leaseback Transaction which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Disposition or Sale and Leaseback Transaction, and (iii) all distributions and other payments required to be made to any Person (other than the Company or any Subsidiary of the Company) owning a beneficial interest in the assets subject to such Asset Disposition or Sale and Leaseback Transaction.

"Non-Recourse Debt" means Debt or that portion of Debt of any Person (i) as to which neither the Company nor any of its Subsidiaries (a) provide credit support (including any undertaking, agreement or instrument which would constitute Debt) or (b) is directly or indirectly liable (whether pursuant to a guarantee or otherwise) and (ii) no default with respect to such Debt (including any rights which the holders thereof may have to take enforcement action against an


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Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Subsidiary of the Company to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

"Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at its address appearing in the note register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and
(iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

     (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

     (2)  the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount of the Outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

     (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

     (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

     (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;


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     (9)  that each Holder electing to tender a Note pursuant to the Offer to
   Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

     (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

     (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered. Any Offer to Purchase shall be governed by and effected in accordance with the Offer relating to such Offer to Purchase and will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

"Officers' Certificate" means a certificate of the Company signed by the Chairman of the Board, the Chief Executive Officer, the President or the Chief Financial Officer (or any other officer identified by any of the foregoing officers in an Officers' Certificate to be an executive officer of the Company) and the Secretary, any Assistant Secretary, the Treasurer, the Financial Manager, any Assistant Treasurer or the Controller of the Company.

"Opinion of Counsel" means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, and who shall be counsel reasonably satisfactory to the Trustee.

"Permitted Investments" means: (i) any Investment in any Cash Equivalent, provided that the Average Life of the aggregate of all Cash Equivalents held by the Company and its Subsidiaries may not exceed one year at any time; (ii) any Related Business Investment in an amount not in excess of the amount of Restricted Payments that the Company and its Subsidiaries would be permitted to make under the "Limitation on restricted payments" covenant immediately prior to the making of such Investment; (iii) Investments made after the date of the Indenture in Unrestricted Subsidiaries and Related Business Investments in an aggregate amount not to exceed (x) 10% of Consolidated Tangible Assets plus (y) the aggregate amount of all monies from time to time actually received by the Company or any of its Subsidiaries in respect of Investments made from time to time pursuant to this clause (iii), whether such monies are received as interest or principal payments (in the case of Investments made in the form of loans or other debt instruments or other extensions of credit), as dividends or redemption payments or return of capital (in the case of Investments made in the form of the purchase of Capital Stock or capital contributions) or otherwise, provided that the aggregate amount permitted to be invested pursuant to this subclause (y) shall not exceed the aggregate amount of Investments from time to


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time actually made by the Company and its Subsidiaries pursuant to this clause
(iii), plus (z) the aggregate amount of all Investments made in any Person pursuant to this clause (iii) after the date of the Indenture if (and for so long as) any such Person becomes a Subsidiary of the Company, provided that upon giving effect to such Investment, the Company could incur at least $1 of additional Debt pursuant to the first paragraph of "Limitation on consolidated debt"; and (iv) other Investments not otherwise permitted to be made pursuant to clauses (i) through (iii) above, which, together with the then outstanding amount of other Investments made pursuant to this clause (iv), shall not exceed 5% of Consolidated Tangible Assets in the aggregate at the time the Investment is made.

"Permitted Liens" means:

     (i)  Liens securing only the Notes;

     (ii) Liens in favor of the Company or, with respect to Liens granted by any Subsidiary of the Company, in favor of the Company or any Wholly Owned Subsidiary of the Company;

     (iii) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation of such acquisition);

     (iv) (x) Liens to secure Debt Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or lease (pursuant to a Capitalized Lease Obligation) of a Vessel or other property, or the cost of improvements of a Vessel or other property used in the business of the Company and its Subsidiaries, and (y) Liens on any Vessel or other property (including, without limitation, the Related Collateral) owned or leased (pursuant to a Capitalized Lease Obligation) by a Subsidiary of the Company prior to the time it becomes a Subsidiary of the Company to secure Debt Incurred by the Company (or any Subsidiary of the Company), in an amount not to exceed the Fair Market Value of such Vessel or other property or such Subsidiary, for the purpose of financing (or refinancing) all or part of the acquisition cost of such Subsidiary, but only if such Debt is Incurred within 180 days after the acquisition of such Subsidiary; provided that, with respect to clauses (x) and (y) above: (a) in the case of a Vessel or Vessels, the principal amount of any Debt secured by such a Lien does not exceed 80% of the "Ready for Sea Cost" of a Vessel (or, with respect to Debt Incurred under a single financing facility to finance all or part of the purchase price or construction cost of two or more Vessels, the aggregate "Ready for Sea Cost" of such group of Vessels) or such Fair Market Value (as the case may be) of such Vessel or other property; and provided further, that the principal amount of Debt secured by such a Lien may be up to 100% of the "Ready for Sea Cost" of such Vessel or Vessels if such Debt financing consists of Capitalized Lease Obligations; and provided further, that with respect to any Debt Incurred to finance the replacement of a Vessel as described in clause (ii) of the second paragraph of "Limitation on consolidated debt" or the analogous provisions of "Limitation on debt of subsidiaries," the principal amount of such Debt secured by such Lien may be up to 100% of the "Ready for Sea Cost" of such replacement Vessel less all compensation, damages or other such payments (including insurance proceeds other than in respect of business interruption insurance, protection and indemnity insurance or other third-party liability insurance) received in connection with a Total Loss in excess of amounts actually used to repay Debt secured by the Vessel subject to the Total Loss; (b) such Liens do not extend to or cover any property other than such Vessel or other property and Related Collateral and any such improvements; (c) the Incurrence of such Debt is permitted by the provisions of the Indenture described above under "Limitation on consolidated debt" and, if applicable, "Limitation on debt of subsidiaries"; and (d) any such Liens (other than Liens of the type described under clause (iv) of the definition of "Related Collateral") attach within 180 days of the acquisition or delivery (or completion of such improvements) of such Vessel or group of Vessels or Person or other property;

     (v) Liens on property of a Person existing at the time such Person is merged into or consolidated with or acquired by the Company or any Subsidiary of the Company that were not in anticipation of the acquisition of such Person;


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     (vi)  Liens in respect of Vessels and Related Collateral arising in the ordinary course of which, individually or in the aggregate, do not materially and adversely affect such Vessel or materially impair the use and operation thereof or the business of the Company and its Subsidiaries;

     (vii) Liens to secure obligations under workmen's compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable;

     (viii)  Liens to secure Debt Incurred to refinance, in whole or in part,
   (a) any secured Debt existing on the date of the Indenture or (b) any Debt secured by Liens referred to in clauses (i) to (vii) above and clauses (x) and (xiii) below, so long as in each such case the Liens do not extend to any other property (except for the Related Collateral, or other property and Related Collateral secured by Debt which is being concurrently refinanced on a cross-collateralized basis) and the aggregate principal amount of Debt so secured (which amount shall be deemed to include the amount of any undrawn or available amounts under any credit or lease facility to be so refinanced) is not increased (other than as permitted pursuant to subclause (b) of clause (iv) of "Limitation on consolidated debt" or subclause (b) of clause (v) of "Limitation on debt of subsidiaries") by an amount greater than the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or any of its Subsidiaries Incurred in connection with such refinancing;

     (ix) any Liens securing Debt owing by the Company to one or more Wholly Owned Subsidiaries of the Company;

     (x) subject to compliance with clauses (iv) (a), (c) and (d) above, a pledge of, or other Lien in respect of, the Capital Stock of a Single-Purpose Vessel-Owning Subsidiary made to secure (a) Debt Incurred by such Single-Purpose Vessel-Owning Subsidiary to finance or refinance the acquisition, construction or improvement of a Vessel by such Subsidiary or
   (b) Debt Incurred by the Company or any Subsidiary of the Company to finance or refinance the acquisition of any or all of the Capital Stock of such Single-Purpose Vessel-Owning Subsidiary;

     (xi) Liens in respect of Vessels and Related Collateral otherwise permitted hereunder and incurred solely by reason of the substitution of a new mortgage or other security agreements for an existing agreement (or the novation or assignment of such existing agreement), the effect of which new agreement, novation or assignment is to effect the reflagging of the Vessel or Vessels to which such existing agreement relates;

     (xii) Liens incurred to secure the Revolving Credit Facilities as required by the terms thereof;

     (xiii) a pledge or assignment of a promissory note (or other evidence of indebtedness), or the assignment of a mortgage or other security interest, or guarantee received by or granted to the Company or any of its Subsidiaries pursuant to an Asset Disposition to secure the unpaid portion of any Debt of the Company or any of its Subsidiaries attributable to the property sold in such Asset Disposition;

     (xiv) Subject to the provisions of the last paragraph of "Limitation on liens," Liens in respect of Related Collateral and/or other property required to be granted under the terms of an agreement governing Debt of the Company or any Subsidiary of the Company to provide additional security to the lenders under such agreement in the event the value of the Vessel or Vessels and other property securing such Debt falls below the level specified in such agreement; and

     (xv) Liens on a Vessel, Related Collateral (and/or the contract for the acquisition of such Vessel and/or Related Collateral) existing only during the construction of such Vessel and granted to secure the builder's obligations in respect of construction financing for such Vessel obtained by such builder.


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"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Post-Delivery Financing" means Debt Incurred by the Company or any Subsidiary of the Company to finance the total Ready for Sea Cost of a Vessel or group of Vessels. "Post-Delivery Financing" shall include the amount of any Construction Financing with respect to any Vessel or group of Vessels, but only to the extent that fully committed Post-Delivery Financing for such Vessel or group of Vessels has been arranged at such time.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Quarterly Filing Date" has the meaning ascribed thereto under "Requirements regarding the provision of financial information."

"Quarterly Financial Statements" has the meaning ascribed thereto under "Requirements regarding the provision of financial information."

"Ready for Sea Cost" means, with respect to a Vessel or Vessels to be acquired or leased (pursuant to a Capitalized Lease Obligation) by the Company or any Subsidiary of the Company, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for its intended use which would be classified and accounted for as "property, plant and equipment" in accordance with GAAP.

"Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Notes.

"refinance" has the meaning ascribed thereto in clause (iv) of the second paragraph of "Limitation on consolidated debt" and shall be deemed to include successive refinancings.

"Related Business Investment" means an Investment made in a Person engaged in the same or a similar line of business as the Company and its Subsidiaries or made for the purpose of maintaining, enhancing the productivity of or expanding the capabilities of the Company and its Subsidiaries in any business activity permitted under "Limitation on business activities" (as determined, with respect to any such Investment or series of related Investments in an aggregate amount of $5 million or more, in good faith by the Board of Directors of the Person making such Investment).

"Related Collateral" means, with respect to a Vessel, (i) any insurance policies on such Vessel, (ii) any requisition compensation payable in respect of any compulsory acquisition thereof, (iii) any earnings derived from the use or operation thereof and/or any earnings account with respect to such earnings, provided that any assignment with respect thereto may only permit the assignee thereof to apply such earnings to the repayment of Debt held by such assignee
(a) upon the occurrence and during the continuation of a payment default with respect to such Debt, or upon the acceleration of such Debt (unless such acceleration has been rescinded), or (b) in the case of any other default with respect to such Debt which would allow for the acceleration of such Debt at such time, but only until the earliest of (x) 180 days after the initial occurrence of such default, (y) the date such default is cured or waived and
(z) the date such Debt is repaid in full, and (iv) any charters, operating leases, licenses and related agreements entered into in respect of the Vessel and any security or guarantee in respect of the relevant charterer's or lessee's obligations under any relevant charter, operating lease, license or related agreement, (v) any cash collateral account established with respect to such Vessel pursuant to the financing arrangements with respect thereto, (vi) any inter-company loan or facility agreements relating to the financing of


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the acquisition of, and/or the leasing arrangements (pursuant to Capitalized
Lease Obligations) with respect to, such Vessel, (vii) any building or conversion contracts relating to such Vessel and any security or guarantee in respect of the builder's obligations under such contracts, (viii) any interest rate swap, foreign currency hedge, exchange or similar agreement incurred in connection with the financing of such Vessel and required to be assigned by the lender and (ix) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel.

"Related Person" of any Person means any other Person directly or indirectly owning (i) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (ii) 5% or more of the combined voting power of the Voting Stock of such Person.

"Revolving Credit Facilities" means one or more revolving or other credit facilities to which the Company and/or one or more Subsidiaries of the Company may be parties (as obligor or guarantor), in an aggregate principal amount not to exceed $600 million at any time outstanding.

"Sale and Leaseback Transaction" of any Person means an arrangement with any lessor, lender, obligee or investor or to which such lessor, lender, obligee or investor is a party providing for the leasing or renting by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or, if later, the delivery or commencement of operation thereof, to such lessor, lender, obligee or investor or to any Person to whom funds have been or are to be advanced by such lessor, lender, obligee or investor on the security of such property or asset. The Stated Maturity of such arrangement shall be the date of the last scheduled payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

"Significant Subsidiary" means a Subsidiary of the Company having total assets of $25 million or more.

"Single-Purpose Vessel-Owning Subsidiary" means a Subsidiary of the Company the sole purpose of which is to own or lease (pursuant to a Capitalized Lease Obligation) one (but not more than one) Vessel.

"Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable or (ii) with respect to any specified scheduled installment of principal or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

"Subordinated Debt" means Debt of the Company or any Subsidiary of the Company which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

"Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof; provided that an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Company for purposes of the Indenture.

"Tangible Assets" of any Person means, at any date, the gross book value as shown by the accounting books and records of such Person of all its property both real and personal, less (without duplication) (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational


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expenses and other like intangibles, (ii) unamortized Debt discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.

"Unrestricted Subsidiary" means Stena Fastigheter AB, Stena Realty BV, any Subsidiary of the Company which the Company by resolution of its Board of Directors shall classify as an Unrestricted Subsidiary and any Subsidiary of an Unrestricted Subsidiary. A Subsidiary of the Company may only be classified as an Unrestricted Subsidiary if, immediately after giving effect to such classification, (i) there would be no Default or Event of Default under the Indenture, (ii) such Subsidiary would have no Debt other than Non-Recourse Debt, as certified in an Opinion of Counsel delivered to the Trustee, (iii) the Company would be able to Incur at least $1 of Debt pursuant to the first paragraph of "Limitation on consolidated debt," (iv) any Investments made in such Subsidiary after the date of the Indenture would be permitted under "Limitation on investments," (v) such Subsidiary has no assets which are essential to the operations of the Company and its Subsidiaries, taken as a whole, and (vi) neither the Company nor any Subsidiary of the Company has any obligation (a) to subscribe for additional shares of Capital Stock or other equity interests of such Subsidiary or (b) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results; provided, however, that any Subsidiary of the Company may not be reclassified more than once in any 13-month period. An Unrestricted Subsidiary may only be reclassified as a Subsidiary of the Company if immediately after giving effect to such reclassification, there would be no Default or Event of Default under the Indenture. Any such classification or reclassification shall be evidenced by, and shall become effective upon, the filing with the Trustee of the resolution of the Board of Directors of the Company giving effect to such designation, an Officers' Certificate certifying that such designation complies with the applicable conditions set forth above and, if applicable, the Opinion of Counsel required under clause (ii) above, in each case in form and substance satisfactory to the Trustee.

"Vessel Construction Contract" means any contract for the construction (or construction and acquisition) or conversion of a Vessel or Vessels entered into by the Company or any Subsidiary of the Company.

"Vessels" means the shipping vessels whose primary purpose is the maritime transportation of cargo and/or passengers or which are otherwise engaged or used in any business activities of the Company and its Subsidiaries permitted under "Limitation on business activities" (including, without limitation, semi-submersible and other drilling rigs and drillships) and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its Subsidiaries or operated by the Company or any of its Subsidiaries pursuant to a lease or other operating agreement constituting a Capitalized Lease Obligation, in each case together with all related equipment and any additions or improvements.

"Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

EVENTS OF DEFAULT

The following are "Events of default" under the Indenture: (i) failure to pay principal of (or premium, if any, on) any Note when due; (ii) failure to pay any interest on any Note when due, continued for 30 days; (iii) default in the payment of principal, interest or the purchase price of


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the Notes required to be purchased pursuant to an Offer to Purchase as described under "Change of control" and "Limitation on certain asset dispositions" when due and payable; (iv) failure to perform or comply with the provisions described under "Limitation on mergers, consolidations and certain sales and purchases of assets"; (v) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of Outstanding Notes; (vi) default under the terms of any instrument evidencing or securing Debt for money borrowed by the Company or any Subsidiary of the Company having an outstanding principal amount of $15 million individually or in the aggregate which default shall result in the maturity of such Debt being accelerated prior to its Stated Maturity; (vii) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary of the Company in an amount in excess of $15 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

For purposes of the foregoing, the Company shall be deemed to have failed to perform or comply with any covenant contained in the Indenture requiring the Company to cause certain actions to be taken (or to prohibit the taking of certain actions) by any Subsidiary of the Company or any Unrestricted Subsidiary if such Subsidiary or Unrestricted Subsidiary shall have taken (or failed to take) such actions, even where the Company lacks the corporate power and authority under the Swedish Companies Act to cause or prohibit such actions.

If an Event of Default (other than an Event of Default described in clause
(viii) above with respect to the Company or any Significant Subsidiary) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided that after such acceleration, but before a judgment or decree based on such acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may rescind and annul such acceleration if (x) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all overdue interest on all Notes, (2) the principal of (and premium, if any, on) any Notes which have become due otherwise than by acceleration and, to the extent lawful, interest thereon, (3) to the extent lawful, interest on overdue interest and (4) all sums due to the Trustee and (y) all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (viii) above occurs with respect to the Company or any Significant Subsidiary, the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see "Modification and waiver."

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, and interest on such Note on or after the respective due dates expressed in such Note.


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The Company will be required to furnish to the Trustee annually a statement as to the performance by them of certain of their obligations under the Indenture and as to any default in such performance.

GOVERNING LAW

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

MODIFICATION AND WAIVER

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (i) change the Stated Maturity of the principal of or any installment of interest on, any Note, (ii) reduce the principal amount of (or the premium), or interest on, any Note, (iii) change the place or currency of payment of principal of (or premium) or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (v) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (vi) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with the restrictive covenants contained in the Indenture (other than the covenants to pay principal, premium and interest on the Notes) or for the waiver of Defaults (except Defaults in the payment of principal (or premium, if any) or interest on any Note or Defaults in respect of a covenant or provision that cannot be modified without the consent of each affected Holder), (vii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except to increase any percentage set forth therein or to provide that provisions of the Indenture may not be modified or waived without the consent of each Holder affected thereby or (viii) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on certain asset dispositions" and the "Change of control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof.

The Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders, may waive compliance by the Company with the restrictive provisions of the Indenture described in clause (vi) above; provided that after the mailing of any Offer to Purchase, no such waiver with respect to such Offer to Purchase will be effective against any tendering Holder. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

THE TRUSTEE

Initially, the Trustee will also act as Paying Agent and Security Registrar for the Notes. The Trustee's address is 4 New York Plaza, 15th floor, New York, New York 10004. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to


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obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate of the Company, provided that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.


An affiliate of the Trustee acted as the Initial Purchaser of the Notes. In addition, JPMorgan Chase Bank and certain of its affiliates have in the past engaged, and expect to continue to engage, in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business. JPMorgan Chase Bank is also an arranger and lender under the Revolving Credit Facilities. See "Description of other indebtedness."


CONSENT TO JURISDICTION

The Indenture provides that the Company has irrevocably designated CT Corporation System, 111 Eighth Avenue, New York, New York as its authorized agent for service of process in any legal action or proceeding in respect of its obligations under the Indenture and the Notes for actions brought under federal and state courts in New York City and the Company irrevocably submits to the jurisdiction of the federal and state courts in New York City for such purposes. The Trustee is not the agent for service of process for any such actions. To the extent that the Company may acquire immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations under the Indenture and the Notes to the fullest extent permitted by law.


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                        DESCRIPTION OF OTHER INDEBTEDNESS

As of September 30, 2002, on a pro forma basis after giving effect to the offering of the original notes and the application of the net proceeds of the offering, together with borrowings under our revolving credit facilities, to redeem $121.8 million aggregate principal amount of our 10 1/2% Senior Notes for an aggregate redemption price of $125.0 million and approximately $84.2 million aggregate principal amount of the Stena Tay Notes for an aggregate redemption price of $88.1 million (excluding accrued interest) we would have had approximately SEK 11.8 billion ($1.3 billion) of secured debt representing approximately 39% of our total assets of SEK 30.0 billion ($3.2 billion) as of such date. In addition, the restricted group would have had approximately SEK
7.1 billion ($766 million) of secured debt.

10 1/2% Senior Notes. As of October 31, 2002, we had $121.8 million aggregate principal amount of 10 1/2% Senior Notes outstanding. On December 16, 2002, we notified holders of the 10 1/2% Senior Notes that we elected to redeem these notes on January 15, 2003. We used a portion of the proceeds of the offering of the original notes to redeem the 10 1/2% Senior Notes on that date.

Stena Tay Limited 7.30% Senior Secured Guaranteed Notes. As of September 30, 2002, there was $95.4 million principal amount outstanding of 7.30% Senior Secured Guaranteed Notes due July 15, 2004 of Stena Tay Limited. The Stena Tay Notes were redeemable for an aggregate redemption price equal to the principal amount then outstanding, plus interest to the date of redemption and a specified redemption premium. We used a portion of the proceeds of the offering of the original notes, together with borrowings under our revolving credit facilities, to redeem the approximate $84.2 million outstanding aggregate principal amount of the Stena Tay Notes on December 12, 2002.

CONTINUING FACILITIES

8 3/4% Senior Notes. As of September 30, 2002, we had $175 million principal amount of 8 3/4% Senior Notes due 2007 outstanding. The notes, issued in October 1997, mature on June 15, 2007, and interest is payable semi-annually on June 15th and December 15th of each year. The 8 3/4% Senior Notes are redeemable at any time. The 8 3/4% Senior Notes Indenture contains certain covenants with respect to, among others, limitations on consolidated and subsidiary debt and preferred stock, limitations on restricted payments and investments, limitations on restrictions concerning distributions and transfers by subsidiaries, limitations on liens and guarantees, limitations on business activities and limitations on mergers, consolidations and certain sales and purchases of assets. The 8 3/4% Senior Notes are unsecured obligations of Stena AB and rank pari passu in right of payment with Stena AB's other unsubordinated indebtedness including, following this offering, the notes described herein. Since Stena AB is a holding company and all of our operations are conducted through our subsidiaries, the 8 3/4% Senior Notes are structurally subordinated to all existing and future liabilities (including trade payables) of the subsidiaries, including those under the revolving credit facilities.


2002 revolving credit facility. On November 6, 2002, SIBV, our wholly-owned subsidiary, entered into a new $600 million secured revolving credit facility with a syndicate of financial institutions or lenders, for which J.P. Morgan plc, Svenska Handelsbanken AB (publ.) and Nordea Bank Sverige AB (publ.) act as lead arrangers and Svenska Handelsbanken AB (publ.) acts as facility agent. The revolving credit facility was made available for the purposes of refinancing SIBV's existing debt, including the 1995 revolving credit facility, and to provide financing for general corporate purposes. SIBV's obligations under the revolving credit facility are guaranteed by Stena AB and certain of its subsidiaries. As of December 31, 2002, the utilized portion of this facility was $180 million, of which $144 million was drawn and $36 million used for issuing bank guarantees.


The final maturity of the revolving credit facility will be on November 6, 2007, subject to options on SIBV's part to extend the facility for an additional two years with the consent of the lenders. If the facility is extended in accordance with such options, the amount available under the facility will be reduced by $100 million on each of the fifth and sixth anniversaries of the facility.


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

Borrowings under the revolving credit facility bear interest at a rate equal to the aggregate of LIBOR plus an applicable margin which ranges from 1.0% to 1.375% depending on the level of utilization of the facility. Interest is payable at the end of the interest period of each advance, although if an advance has a term of more than six months, interest is payable at six-month intervals. The facility gives the option to drawdown advances for periods of one, two, three or six months, or for other periods with the consent of the lenders. Commitment fees and guarantee indemnity fees will be based on the level of utilization of the facility.

The obligations of SIBV under the revolving credit facility are secured by among other things, first priority security interests on the Stena Clipper, Stena Shipper, Stena Dee, Stena Spey, Stena Clyde, Stena Saga, Stena Nautica, Stena Traveller, P O Aquitaine, Stena Don, Stena Tender and the Stena Timer, and second priority security interests on the vessels and other assets securing the 2001 revolving credit facility. We have also agreed that, within 60 days of the closing of the revolving credit facility, we will grant a first priority mortgage over an additional drilling rig, the Stena Tay. In the event that an asset securing the revolving credit facility is sold or declared a total loss, availability under the revolving credit facility will, unless appropriate replacement collateral is provided within twelve months, be reduced by the lesser of net sale or net loss proceeds and the amount required to bring the security value of the remaining collateral (net of 115% of debt secured by a first mortgage therein) to 150% of the facility amount.

The revolving credit facility imposes various financial and operating covenants upon us and certain of our subsidiaries. Among other things, the principal financial covenants (i) require us to maintain current assets and committed undrawn facilities in an amount greater than or equal to 125% of consolidated current liabilities, (ii) require us and our subsidiaries to maintain minimum cash, cash equivalents or certain other marketable debt or equity securities and undrawn committed facilities of not less than $50 million, (iii) require us to maintain a minimum free net worth of at least $850 million, (iv) permit us to incur additional consolidated debt only if pro forma consolidated cash flow divided by net interest expense following the incurrence of the additional debt is greater than 2:1, except for certain permitted debt, and (v) require us to maintain ownership of the security parties which, at the date of execution of the credit facility agreement, are members of the Stena AB group.

The revolving credit facility also provides that (i) if the Sten A. Olsson family or an Olsson family trust ceases to own at least 75% of the voting equity in Stena AB, and if such circumstances are not cured within 150 days of notice, or (ii) if Stena AB ceases to own, directly or indirectly, 100% of the equity of SIBV, then all amounts outstanding under the revolving credit facilities must be prepaid and upon such payment the facility terminates.

In addition, the revolving credit facility includes limitations on dividends, limitations on liens, limitations on stock repurchases and investments in unconsolidated entities or non-recourse subsidiaries and the repayment of junior debt, optional redemption or defeasance of our 8 3/4% Senior Notes and the notes offered hereby, limitations on guarantees by SIBV in favor of Stena AB and subsidiaries of Stena AB which are not subsidiaries of SIBV, and limitations on incurrence of debt by our subsidiaries.

2001 revolving credit facility. SIBV entered into a $275 million revolving credit facility in 2001 with JPMorgan Chase Bank, Nordbanken AB, Svenska Handelsbanken AB and other banking institutions as lenders. The facility is scheduled to terminate in September 2006. Borrowings under the 2001 revolving credit facility bear interest at a rate based on LIBOR plus an applicable margin of approximately 1% payable on the maturity of each advance or, if the advance has a term of more than six months, at intervals of six months from the drawdown of such advance. The facility gives the option to drawdown for terms of one, three, six, nine, and twelve months. The facility was used to refinance Stena Line's revolving credit facility. The obligations of SIBV under this facility are guaranteed by us and certain of our subsidiaries. The obligations of SIBV under the 2001 revolving credit facility are secured by, among other things, a first priority mortgage on the following vessels, owned either by us or one of our subsidiaries: Stena Baltica,


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

Stena Carisma (including her linkspans), Stena Carrier, Stena Danica, Stena Europe, Stena Freighter, Stena Germanica, Stena Gothica, Stena Scandinavica, Stena Scanrail, Stena Searider and Stena Seatrader. If any of the assets securing the 2001 revolving credit facility are sold or become a total casualty or other loss, availability under the facility will be reduced, unless replacement collateral is provided.

The 2001 revolving credit facility imposes various financial and operating covenants upon us, SIBV and certain of our other subsidiaries. The principal financial covenants: (i) require SIBV to maintain current assets plus committed undrawn facilities greater than or equal to 125% of current liabilities; (ii) require SIBV to maintain minimum cash, cash equivalents or certain other marketable debt or equity securities and undrawn committed facilities of not less than $50 million; (iii) permit us to incur additional consolidated debt only if pro forma consolidated cash flow divided by net interest expense following the incurrence of the additional debt is greater than 2.0:1.0, except for certain permitted debt; (iv) permit our subsidiaries to incur only such additional indebtedness as specified in the agreement, and (v) require us to maintain a ratio of available asset value (as calculated by a formula described in the agreement) to our unsecured debt of 2.5:1.

In addition, the 2001 revolving credit facility includes a cross-acceleration provision that provides that an event of default occurs if SIBV or any of the other parties to the documents relating to the facility, which includes us and certain of our subsidiaries, fails to pay our respective obligations under any debt or guarantee in respect of such debt that exceeds $15 million.


As of September 30, 2002, this facility was not utilized. As of December 31, 2002, $155 million of the facility was utilized, all of which was drawn.

Secured bank facility. SIBV also entered into a $75 million secured revolving bank facility with Deutsche Bank AG in 2001. The secured bank facility terminates on October 31, 2005. Advances under the facility may be borrowed for a term of one month or such other period as the lender may agree. The facility requires cash collateral equal to 100% of each advance thereunder. Borrowings under the secured bank facility bear interest at a rate based on LIBOR plus an applicable margin of 0.2% until June 2002 and LIBOR plus 0.5% thereafter. As of September 30, 2002 and December 31, 2002, this facility was not utilized.


The obligations of SIBV under this facility are guaranteed by us and secured by, among other things, a first priority mortgage on the vessel Stena Discovery, owned by one of our subsidiaries, and a cash collateral account held by SIBV in US dollars equivalent to the amounts drawn down and outstanding from time to time under the secured bank facility and interest accrued thereon for the purpose of securing the bank facility.

The secured bank facility includes a cross-acceleration provision that provides that an event of default occurs if SIBV or any of the other parties to the documents relating to the facility, which includes us and certain of our subsidiaries, fail to pay our respective obligations under any debt, or guarantee in respect of such debt, that exceeds $15 million.

CHANGE OF CONTROL

The revolving credit facilities provide that the failure of immediate members of the Olsson family or their legal representatives to own at least 75% of the voting equity in Stena AB, which failure is not cured within 120 days, triggers a mandatory prepayment of all outstanding advances and the termination of the facility unless all the lenders under such facility agree otherwise. In addition, if Stena AB ceases to own, directly or indirectly, 100% of the equity in SIBV, then all amounts outstanding under the revolving credit facilities become immediately payable on demand, and upon such demand the facilities terminate.

The 8 3/4% Senior Notes Indenture requires Stena AB to make an offer to purchase all notes outstanding under such indenture at 101% of their principal amount if shareholders ultimately controlled by the Olsson family do not directly or indirectly beneficially own or control more than 50% of the voting equity in Stena AB.


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The secured bank facility does not contain any change of control provisions.

OTHER

Property-related debt. As of September 30, 2002, we have bank mortgage loans on the real estate, buildings and land in our real estate business segment of approximately SEK 4.7 billion that are denominated in SEK and EUR and bear interest at rates from 3.95% to 6.6% with maturities through 2024.

Other. As of September 30, 2002, we were obligated with respect to the guarantees of lease obligations and certain loans used to finance the acquisition of vessels and other assets in the aggregate amount of approximately SEK 4.6 billion. These loans are denominated in USD, GBP, DKK and SEK.






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

                         BOOK-ENTRY; DELIVERY AND FORM

THE GLOBAL NOTES

The original notes were and the exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons (the "global notes").

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

     o upon deposit of each global note with DTC's custodian, DTC will credit the respective of the principal amounts of the notes represented by the global notes to the accounts of persons who have accounts with DTC; and

     o ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES


All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.


DTC has advised us that it is:

     o a limited purpose trust company organized under the Banking Law of the State of New York;

     o a "banking organization" within the meaning of the New York State Banking Law;

     o  a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     o  a "clearing agency" registered under Section l7A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:


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


     o will not be entitled to have notes represented by the global note registered in their names;

     o will not receive or be entitled to receive physical, certificated notes; and

     o will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.


Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.


Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear and Clearstream.


Because of the time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.


DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:


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



     o DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

     o DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

     o we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

     o  certain other events provided in the Indenture should occur.



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

                           CERTAIN TAX CONSIDERATIONS

The following is a summary of the material Swedish and United States federal income tax considerations related to the exchange of original notes for exchange notes pursuant to the exchange offer and to the acquisition, ownership and disposition of the exchange notes. This summary does not purport to address Swedish or United States federal income tax consequences applicable to holders of the notes in light of their particular circumstances or to holders subject to special rules, and it does not address the effects of any state, local or other foreign tax laws. Prospective investors should consult their tax advisors as to the particular tax consequences to them of the exchange offer and of acquiring, holding and disposing of the exchange notes.

SWEDISH TAXATION

The following summary generally outlines certain Swedish tax consequences to holders of the exchange notes who are neither citizens nor tax residents of Sweden.


Under Swedish law, payments of principal or interest to the holder of any exchange note will not be subject to Swedish income tax, unless such holder (1) is a tax resident of Sweden, (2) carries on trade or business in Sweden where the payments of principal or interest are attributable to a permanent establishment or (3) is an estate which is liable to pay tax in Sweden. In addition, none of the exchange notes nor any holder thereof will be subject to Swedish inheritance tax unless such holder at the time of his death (1) was a citizen of Sweden, (2) was a resident of Sweden, (3) had an habitual abode in Sweden, (4) was married to a Swedish citizen and was a resident of Sweden within ten years preceding his death or (5) held the exchange notes as assets involved in a trade or business in Sweden conducted by the deceased.


Swedish law does not impose withholding tax on payments of principal or interest to the holder of any exchange note except on payments of interest to a holder who is either an individual with tax residence in Sweden or an estate of a deceased individual resident in Sweden at the time of his death. Stena AB is obliged to notify holders of exchange notes outside Sweden and the Swedish tax authorities of payments of interest made to physical persons. Stena AB might also be obligated to notify the Swedish tax authorities of payments exceeding SEK 100,000 made to holders who are either a physical person, an estate or a legal entity.

Under Swedish law, capital gains on the disposition of exchange notes will not be subject to Swedish income tax unless a holder is a tax resident of Sweden, holds the exchange notes as assets involved in a trade or business in Sweden or is a Swedish estate. Physical persons not resident in Sweden are subject to Swedish net wealth tax on immovable property situated in Sweden.

Non-Swedish holders should not be subject to Swedish taxation on income or capital gains by reason only of the exchange of original notes for exchange notes pursuant to the exchange offer.

UNITED STATES FEDERAL INCOME TAXATION

The following is a summary of the material United States federal income tax considerations applicable to holders that purchased the original notes pursuant to the initial offering at the initial issue price and that hold the original notes and the exchange notes as capital assets. This summary does not address all aspects of United States federal income taxation which may be relevant to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including financial institutions, insurance companies, tax-exempt institutions, dealers in securities, persons that acquire exchange notes as part of a straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the United States dollar). In addition, this summary does not address any aspect of United States federal estate or gift taxation or foreign, state or local tax considerations. This summary is based on the Internal Revenue Code of 1986, as amended (referred to below as the Code), the tax convention between the United States and Sweden,

Treasury regulations, and administrative and judicial authorities, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. Prospective investors should consult their tax advisors regarding the United States federal, state, local, and foreign income and other tax consequences of the exchange offer and of acquiring, owning and disposing of the notes.

For purposes of this summary, a "United States holder" is a beneficial owner of an original note or an exchange note that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation for United States federal income tax purposes that was created or organized under the laws of the United States or any state or political subdivision thereof,
(iii) an estate that is subject to United States federal income taxation without regard to the source of its income or (iv) a trust (x) if a United States court is able to exercise primary supervision over the administration of such trust and one more United States persons have the authority to control all substantial decisions of such trust or (y) that was in existence on August 26, 1996 and has properly elected to be treated as a United States person. A "non-United States holder" is a beneficial owner of an original note or an exchange note that is not a United States holder.

If an entity treated as a partnership for United States federal income tax purposes holds original notes or exchange notes, the United States federal income tax treatment of a partner in such partnership attributable to the original notes or exchange notes will generally depend upon the status of the partner and the activities of the partnership. A partnership that acquires original notes or exchange notes and the partners in such partnership should consult their tax advisors regarding the United States federal income tax consequences of acquiring, owning and disposing of the original notes or exchange notes through the partnership.

United States holders

Exchange of original notes for exchange notes. The exchange of the original notes for the exchange notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for United States federal income tax purposes because under applicable United States Treasury regulations the exchange notes will not differ materially in kind or extent from the original notes. Rather, the exchange notes received by a United States holder will be treated as a continuation of the original notes in the hands of such United States holder. As a result, there will be no United States federal income tax consequences to United States holders that exchange original notes for exchange notes pursuant to the exchange offer, and any such United States holder will have the same tax basis and holding period in the exchange notes as such United States holder had in the original notes immediately prior to the exchange.

Payments of interest. Payments of interest on an exchange note will be included in the income of a United States holder as ordinary interest income in accordance with the United States holder's method of accounting for United States federal income tax purposes. If any foreign taxes are withheld with respect to interest payments on the exchange notes, a United States holder would be required to include in income any additional amounts (as described under "Description of notes -- Payment of additional amounts" in this prospectus) paid and any tax withheld from the interest payment, notwithstanding that such withheld tax is not in fact received by such United States holder. A United States holder may be eligible, subject to a number of limitations, for a deduction or foreign tax credit with respect to any foreign tax withheld. Such interest will constitute foreign source income for United States federal income tax purposes and will generally be considered "passive" income or "financial services" income, which are treated separately from other types of income in computing the United States holder's foreign tax credit. The calculation of foreign tax credits or deductions for United States federal income tax purposes involves the application of complex rules that depend upon a holder's particular circumstances. Accordingly, United States holders should consult their tax advisors regarding the creditability or deductibility of such taxes.

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

As described under "The exchange offer--Purpose of the exchange offer," upon the occurrence of certain enumerated events, we may be required to pay to holders additional interest. We intend to take the position that the payment of additional interest on the exchange notes is a remote contingency within the meaning of the applicable United States Treasury regulations and, accordingly, a United States holder should generally report any payment of additional interest as ordinary income in accordance with such holder's method of accounting for United States federal income tax purposes. This position is binding on a United States holder unless such holder discloses to the United States Internal Revenue Service (referred to below as the IRS) that it is taking a contrary position. It is possible, however, that the IRS may take a different position, in which case the timing, character and amount of income, gain or loss in respect of the exchange notes may be different.

Sale, exchange, retirement or disposition of notes. A United States holder will generally recognize capital gain or loss upon the sale, exchange, retirement or other disposition (collectively referred to below as a disposition) of an exchange note in an amount equal to the difference, if any, between the amount realized from such disposition (less any amounts attributable to accrued interest, which will be taxable as ordinary interest income unless such interest has already been taken into account by such holder) and such United States holder's adjusted tax basis in the exchange note. Such capital gain or loss will be long-term capital gain or loss if the exchange note together with the original note exchanged therefore was held by such United States holder for more than one year at the time of such disposition. The deductibility of capital losses is subject to limitations. Any gain or loss on a sale, exchange or other disposition of an exchange note will generally be treated as United States source income or loss for United States foreign tax credit purposes.

Non-United States holders

Subject to the discussion below regarding information reporting and backup withholding, an investment in the exchange notes by non-United States holders will generally not give rise to any United States federal income tax consequences, unless the interest received on, or any gain recognized on the sale or other disposition of, the exchange notes by such holders is treated as effectively connected with the conduct of a trade or business in the United States or, in the case of gains recognized by an individual, such individual is present in the United States for 183 days or more and has a "tax home" (as defined in the Code) in the United States during the taxable year. In addition, the exchange of original notes for exchange notes pursuant to the exchange offer will not constitute a taxable exchange of the original notes to non-United States holders.

Information reporting and backup withholding

Information reporting will generally apply to payments of principal and interest on an exchange note and to the proceeds of the sale of an exchange note by United States holders other than certain exempt recipients (such as corporations). In addition, backup withholding will apply to such payments if the United States holder fails to provide its taxpayer identification number which, in the case of an individual, is his or her social security number, or otherwise fails to comply with applicable backup withholding requirements. A non-United States holder may, in certain circumstances, have to comply with certain information and identification procedures establishing that it is not a United States person to avoid information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's United States federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.



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

                              PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. And such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

     o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

     o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

Certain legal matters in connection with the exchange notes will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York as to matters of New York law and by Wistrand Advokatbyra Goteborg KB, Gothenburg, Sweden, as to certain matters of Swedish law. Skadden, Arps, Slate, Meagher & Flom LLP may rely, as to matters of Swedish law, on the opinion of Wistrand Advokatbyra Goteborg KB. Stefan Lindskog, one of our directors and a director of

Stena Rederi AB and Stena Metall AB, and Anne-Marie Pouteaux, permanent secretary to our board of directors and the board of directors of Stena Rederi AB and a director of Stena Bulk AB, are each members of Wistrand Advokatbyra Goteborg KB.


                                     EXPERTS

The consolidated financial statements of Stena AB as of December 31, 2001 and December 31, 2000 and for each of the three years in the three-year period ending December 31, 2001 and the consolidated financial statements of Stena Line AB as of and for the year ended December 30, 1999 included in this prospectus have been audited by KPMG Bohlins AB, independent auditors, as indicated in their reports appearing herein, and are included herein in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to our offering of the exchange notes. This prospectus does not contain all of the information in the registration statement. You will find additional information about us and the exchange notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

We are currently subject to the reporting requirements of the Securities Exchange Act applicable to a foreign private issuer. In accordance with these requirements, we file reports and other information with the SEC. As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Our reports and other information may be obtained from or viewed at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a website that contains reports and other information regarding issuers that file electronically with the SEC. For more information on the operation of the Public Reference Room, call the SEC in the United States at 1-800-SEC-0330. The website address is http://www.sec.gov.

We intend to furnish to the holders of the notes annual reports containing audited financial statements examined by our independent auditors, and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Such annual financial statements, which will include a report thereon by our independent auditors, will be prepared in accordance with Swedish GAAP, together with a reconciliation of net income and shareholders' equity to US GAAP. In addition, during such time as we are not subject to the reporting and informational requirements of the Exchange Act, under the terms of the indenture, we have agreed that, so long as the notes remain outstanding, we will furnish to the SEC and distribute to holders of the notes copies of the financial information that would have been contained in such annual reports and other reports that we would have otherwise been required to file with the SEC pursuant to the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

                                                                                                                              PAGE
AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- STENA AB

Report of independent accountants ...........................................................................................  F-3

Consolidated income statements for each of the years in the three-year period ended December 31, 2001 .......................  F-4

Consolidated balance sheets as of December 31, 2000 and 2001 ................................................................  F-5

Consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2001 ................  F-6

Notes to consolidated financial statements ..................................................................................  F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- STENA AB

Condensed consolidated income statements for the nine months ended September 30, 2001 and 2002 .............................. F-50

Condensed consolidated balance sheets as of December 31, 2001 and September 30, 2002 ........................................ F-51

Condensed consolidated statements of cash flows for the nine months ended September 30, 2001 and 2002 ....................... F-52

Notes to unaudited condensed consolidated financial statements .............................................................. F-53

UNAUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION -- STENA AB RESTRICTED GROUP

Supplemental consolidated income statements for each of the years in the three-year period ended December 31, 2001 .......... F-59

Supplemental consolidated balance sheets as of December 31, 2000 and 2001 ................................................... F-60

Supplemental consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2001 ... F-61

UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- STENA AB RESTRICTED GROUP

Supplemental condensed consolidated income statements for the nine months ended September 30, 2001 and 2002 ................. F-62

Supplemental condensed consolidated balance sheets as of December 31, 2001 and September 30, 2002 ........................... F-63

Supplemental condensed consolidated statements of cash flows for the nine months ended September 30, 2001 and 2002 .......... F-64

AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- STENA LINE AB

Report of independent accountants ........................................................................................... F-65

Consolidated statement of operations for the year ended December 31, 1999 ................................................... F-66

Consolidated balance sheet as of December 31, 1999 .......................................................................... F-67

Consolidated statement of cash flows for the year ended December 31, 1999 ................................................... F-68

Notes to consolidated financial statements .................................................................................. F-69

                                                                                                                PAGE
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION -- STENA AB

Pro forma condensed consolidated balance sheet as of September 30, 2002 .....................................   P-2

Notes to pro forma condensed consolidated balance sheet .....................................................   P-3

Pro forma condensed consolidated income statement for the year ended December 31, 2001 ......................   P-5

Pro forma condensed consolidated income statement for the nine months ended September 30, 2001 ..............   P-6

Pro forma condensed consolidated income statement for the nine months ended September 30, 2002 ..............   P-7

Notes to pro forma condensed consolidated income statements .................................................   P-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Stena AB

We have audited the consolidated balance sheets of Stena AB and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Sweden and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Stena AB and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with generally accepted accounting principles in Sweden.

Generally accepted accounting principles in Sweden vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for each of the years in the three-year period ended December 31, 2001 and shareholders' equity as of December 31, 2000 and 2001 to the extent summarized in Note 24 to the consolidated financial statements.



Gothenburg, Sweden


April 19, 2002


/s/ Thord Elmersson


Authorized Public Accountant
KPMG Bohlins AB

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
                        CONSOLIDATED INCOME STATEMENTS
                 YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

----------------------------------------------------------------------------------------------------------------------
                                                                                               YEAR ENDED DECEMBER 31,
                                                             ---------------------------------------------------------
(IN MILLIONS)                                                     1999            2000             2001           2001
----------------------------------------------------------------------------------------------------------------------
                                                                   SEK             SEK              SEK              $
                                                                                                            (UNAUDITED
                                                                                                               NOTE 1)
Revenues:
Shipping: Operations .....................................       1,964           2,590            2,498           270
    Net gain on sale of vessels (Note 3) .................         172              80              171            18
                                                             ---------------------------------------------------------
    Total shipping .......................................       2,136           2,670            2,669           288
Ferry lines: Operations ..................................          --             996            7,909           853
     Net gain (loss) on sale of vessels (Note 3) .........          --              --              (16)           (2)
                                                             ---------------------------------------------------------
     Total ferry lines ...................................          --             996            7,893           851
Drilling .................................................       1,167           1,466            1,702           184
Property: Operations .....................................         587             598              787            85
    Net gain on sale of properties (Note 3) ..............         343               5               41             4
                                                             ---------------------------------------------------------
    Total property .......................................         930             603              828            89
Other ....................................................          41              25               12             1
                                                             ---------------------------------------------------------
Total revenues ...........................................       4,274           5,760           13,104         1,413
Direct operating expenses:
Shipping .................................................      (1,258)         (1,422)          (1,762)         (190)
Ferry lines ..............................................          --          (1,027)          (6,223)         (671)
Drilling .................................................        (435)           (574)            (629)          (68)
Property operations ......................................        (259)           (235)            (299)          (32)
Other ....................................................         (18)             (9)             (15)           (2)
                                                             ---------------------------------------------------------
Total direct operating expenses ..........................      (1,970)         (3,267)          (8,928)         (963)
Selling and administrative expenses ......................        (344)           (510)          (1,421)         (153)
Non-recurring items (Note 4) .............................          --             144               18             2
Depreciation and amortization (Notes 5) ..................        (728)           (974)          (1,506)         (162)
                                                             ---------------------------------------------------------
Total operating expenses .................................      (3,042)         (4,607)         (11,837)       (1,276)
                                                             ---------------------------------------------------------
Income from operations (Note 5) ..........................       1,232           1,153            1,267           137
Share of affiliated companies' results (Note 9) ..........         (70)           (864)             131            14
Gain on sale of affiliated company (Note 9) ..............          --           3,174               --            --
Financial income and expense:
Dividends received .......................................           2               5                5             1
Gain (loss) on securities, net (Notes 10 and 13) .........          (2)            178              107            11
Interest income ..........................................         103             206              120            13
Interest expense .........................................        (593)           (649)            (913)          (98)
Foreign exchange gains (losses), net (Note 6) ............          22             122              (74)           (8)
Other financial income (expense), net (Note 6) ...........          33             (71)             158            17
                                                             ---------------------------------------------------------
Total financial income and expense .......................        (435)           (209)            (597)          (64)
Minority interest ........................................          (1)            123                4            --
                                                             ---------------------------------------------------------
Income before taxes ......................................         726           3,377              805            87
Income taxes (Note 7) ....................................         100            (280)             605            65
                                                             ---------------------------------------------------------
Net income ...............................................         826           3,097            1,410           152
----------------------------------------------------------------------------------------------------------------------

              The accompanying notes form an integral part of these consolidated financial statements.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 2001


--------------------------------------------------------------------------------------------
                                                                          AS OF DECEMBER 31,
                                                          ----------------------------------
(IN MILLIONS)                                                2000        2001           2001
--------------------------------------------------------------------------------------------
                                                              SEK         SEK              $
                                                                                  (UNAUDITED
                                                                                     NOTE 1)
ASSETS:
Noncurrent assets:
 Intangible assets ....................................        21          17              2
Tangible fixed assets:
 Property, vessels and equipment (Note 8) .............    22,159      25,461          2,745
Financial fixed assets:
 Investments in affiliated companies (Note 9) .........     1,869       2,184            236
 Marketable securities (Note 10) ......................     1,084       1,077            116
 Other noncurrent assets (Note 11) ....................     1,630         640             69
                                                          ----------------------------------
Total noncurrent assets ...............................    26,763      29,379          3,168
Current assets:
 Inventories ..........................................       280         256             28
 Receivables (Note 12) ................................     1,362       1,923            207
 Prepaid expenses and accrued income ..................       929         946            102
 Short-term investments (Note 13) .....................       349         376             41
 Cash and cash equivalents (Note 14) ..................     1,122       2,182            235
                                                          ----------------------------------
Total current assets ..................................     4,042       5,683            613
                                                          ----------------------------------
Total assets ..........................................    30,805      35,062          3,781
                                                          ----------------------------------
STOCKHOLDERS' EQUITY AND LIABILITIES:
Stockholders' equity: (Note 15)
 Capital stock ........................................         5           5              1
 Reserves .............................................     9,265      11,105          1,197
                                                          ----------------------------------
Total stockholders' equity ............................     9,270      11,110          1,198
Minority interests ....................................       207          --             --
Convertible subordinated debentures ...................       198          --             --
Provisions: (Note 16)
 Deferred income taxes ................................     1,681         724             78
 Other ................................................       896         706             76
                                                          ----------------------------------
Total provisions ......................................     2,577       1,430            154
Noncurrent liabilities:
Long-term debt: (Note 17)
 Property .............................................     3,875       4,644            501
 Other ................................................     7,403       7,951            857
 Senior Notes .........................................     3,033       3,188            344
Capitalized lease obligations (Note 18) ...............       534         467             50
Other noncurrent liabilities ..........................       248         172             19
                                                          ----------------------------------
Total noncurrent liabilities ..........................    15,093      16,422          1,771
Current liabilities:
Short-term debt: (Note 19)
 Property .............................................         8          60              6
 Other ................................................       797       2,651            286
Capitalized lease obligations (Note 18) ...............        30          67              7
Trade accounts payable ................................       435         423             46
Accrued costs and prepaid income ......................     1,672       1,811            195
Income tax payable ....................................       132         184             20
Other current liabilities .............................       386         904             98
                                                          ----------------------------------
Total current liabilities .............................     3,460       6,100            658
                                                          ----------------------------------
Total stockholders' equity and liabilities ............    30,805      35,062          3,781
--------------------------------------------------------------------------------------------


  The accompanying notes form an integral part of these consolidated financial statements.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


-----------------------------------------------------------------------------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31,
                                                                       ------------------------------------------------
(IN MILLIONS)                                                               1999        2000          2001         2001
-----------------------------------------------------------------------------------------------------------------------
                                                                             SEK         SEK           SEK            $
                                                                                                             (UNAUDITED
                                                                                                                NOTE 1)
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................................       826       3,097          1,410         152
Adjustments to reconcile net income to net cash provided by
 operating activities:
Depreciation and amortization ........................................       728         974          1,506         162
Share of affiliated companies' results ...............................        70         864           (131)        (14)
Dividends from affiliated companies ..................................        29          --             --          --
(Gain) on sale of affiliated company .................................        --      (3,174)            --          --
(Gain)/loss on sale of subsidiary ....................................        --          --              5          --
(Gain)/loss on sale of property, vessels and equipment ...............      (515)        (83)          (194)        (20)
(Gain)/loss on securities, net .......................................         2        (178)          (107)        (11)
Unrealized foreign exchange (gains)/losses ...........................        59         397             56           6
Deferred income taxes ................................................      (192)        250           (679)        (73)
Minority interests ...................................................         1        (123)            (4)         --
Other non cash items .................................................       (11)       (177)          (293)        (32)
Net cash flows from trading securities ...............................       (62)       (227)          (227)        (25)
Changes in assets and liabilities, net of effects of dispositions of businesses:
Receivables ..........................................................        79        (276)          (425)        (46)
Prepaid expenses and accrued income ..................................       (46)        (62)            16           2
Inventories ..........................................................       (13)           (8)          24           3
Trade accounts payable ...............................................       (78)        (34)           255          28
Accrued costs and prepaid income .....................................       (73)         89           (302)        (33)
Income tax payable ...................................................        68          16             46           5
Other current liabilities ............................................         4          65             70           8
                                                                       ------------------------------------------------
Net cash provided by operating activities ............................       876       1,410          1,026         111
NET CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from sale of property, vessels and equipment ...........     2,607         388            746          81
Capital expenditure on property, vessels and equipment ...............    (3,146)     (3,266)        (3,875)       (418)
Purchase of subsidiary net of cash acquired ..........................        --         629           (212)        (23)
Proceeds from sale of subsidiary .....................................        --          --            499          54
Proceeds from sale of affiliated company .............................        --       5,449             --          --
Proceeds from sale of securities .....................................       209         553            948         102
Purchase of securities ...............................................      (301)       (732)          (675)        (73)
Investments in affiliated companies ..................................      (784)         --             --          --
Increase of noncurrent assets ........................................      (194)       (296)          (100)        (11)
Decrease of noncurrent assets ........................................       215          57            695          75
Other ................................................................       (11)         39            (24)         (3)
                                                                       ------------------------------------------------
Net cash (used in)/provided by investing activities ..................    (1,405)      2,821         (1,998)       (216)
NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt .......................................     3,332       2,698          3,455         373
Principal payments on debt ...........................................    (1,230)     (5,059)        (5,153)       (556)
Net change in borrowings on line-of-credit agreements ................    (1,552)     (1,084)         3,555         383
Principal payments on capitalized lease obligations ..................       (20)        (54)           (57)         (6)
Net change in restricted cash accounts ...............................       (87)        (12)           133          14
Other financing activities ...........................................       125         160             81           9
                                                                       ------------------------------------------------
Net cash provided by/(used in) financing activities ..................       568      (3,351)         2,014         217
Effect of exchange rate changes on cash and cash equivalents .........        19            (7)          18           2
                                                                       ------------------------------------------------
Net change in cash and cash equivalents ..............................        58         873          1,060         114
Cash and cash equivalents at beginning of year .......................       191         249          1,122         121
                                                                       ------------------------------------------------
Cash and cash equivalents at end of year .............................       249       1,122          2,182         235
-----------------------------------------------------------------------------------------------------------------------

             The accompanying notes form an integral part of these consolidated financial statements.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

The accompanying consolidated financial statements present the financial position and results of operations of Stena AB and consolidated subsidiaries (the Company) and have been prepared in accordance with generally accepted accounting principles in Sweden (Swedish GAAP). These accounting principles differ in certain significant respects from accounting principles generally accepted in the United States (US GAAP). See Note 24 for a discussion of the principal differences between Swedish GAAP and US GAAP that affect the Company's consolidated net income and stockholders' equity.

Solely for the convenience of the reader, the 2001 financial statements have been translated from Swedish kronor (SEK) into United States dollars ($) using the September 30, 2002 Noon Buying Rate of the Federal Reserve Bank of New York of $1.00 = SEK 9.2740.

Basis of consolidation

The consolidated financial statements include Stena AB and all subsidiaries in which Stena AB has a majority of the voting control. Intercompany transactions are eliminated on consolidation. Acquisitions are accounted for in accordance with the acquisition accounting method. Any resulting negative goodwill is amortized according to a plan, established in connection with the acquisition, normally over a one to four year period to offset trading losses and restructuring costs anticipated on acquisition.

Investment in affiliated companies

The equity method of accounting is used in companies in which the Company owns between 20% and 50% of the voting shares and/or has a significant influence. The Company records its proportionate share of the net income (loss) of these affiliated companies' results in the consolidated income statement. Dividends received are recorded as a reduction of the carrying value.

Estimates and concentrations

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company operates in the shipping and offshore drilling industries which historically have been cyclical with corresponding volatility in profitability and vessel values. Vessel values are strongly influenced by charter rates which in turn are influenced by the level and pattern of global economic growth and the world-wide supply of vessels. The spot market for tankers is highly competitive and charter rates are subject to significant fluctuations. Dependence on the spot market may result in lower utilization. In addition, the Company's ferry line operations are highly seasonal. Each of the aforementioned factors are important considerations associated with the Company's determination of the carrying amount of owned vessels. The Company seeks to mitigate the effect of such factors by various means such as by obtaining long-term charter contracts.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- CONTINUED

Revenue recognition

The Company's shipping and drilling revenues are derived from charter contracts. Revenue is recognized in the period services are rendered at the rates established in the charter contracts.

Revenues from the Company's ferry line operations consist of ticket sales, onboard sales and freight revenues and are recognized in the period services are rendered.

Rental income from the Company's real estate operations is derived from operating leases and is recognized on a straight line basis over the life of the leases.

Sale of vessels and properties

Net gain (loss) on sale of vessels and properties are included as a component of revenues. Vessel and property sales are recorded when title to the asset and risk of loss has passed to the buyer and consideration has been exchanged. Assets sold but not yet delivered are shown at net book value and are classified as current assets if financed by short-term borrowings.

Depreciation and amortization

Property, vessels and equipment are depreciated over their total estimated useful lives as follows:

  Vessels: Crude oil tankers       10-15 years
           Drilling rigs           10-15 years
           RoRo vessels            15 years
           RoPax ferries           20 years
           HSS vessels             20 years
           Multipurpose ferries    25 years
  Equipment                        3-5 years
  Buildings for own use            50 years

Intangible assets are amortized over 5 years. Properties being part of the Company's real estate operations are depreciated at 1% annually based upon acquisition values.

Impairment of long-lived assets

The Company reviews long-lived assets used in its business and investments in affiliated companies on an annual basis for impairment, or whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company uses appraisals carried out by independent international vessel brokers and operating results as its primary indicators of potential impairment. An impaired asset is written down to its estimated fair value if the decline in value is deemed to be permanent.

Foreign exchange

Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates and income statement items are translated at average exchange rates prevailing during the year. Exchange differences arising on the translation of financial statements of foreign subsidiaries are taken

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- CONTINUED

directly to stockholders' equity. Differences arising on the translation of foreign currency borrowings that are designated as a hedge of a net investment in a foreign subsidiary are taken directly to stockholders' equity to match the corresponding exchange difference on the translation of the related net investment in the foreign subsidiary.

Financial instruments

In order to qualify for deferral hedge accounting of unrealized gains and losses on financial instruments, such instruments must be designated as and effective as a hedge of an underlying asset or liability or firm commitment or anticipatory transaction. Management reviews the correlation and effectiveness of its financial instruments on a periodic basis. Financial instruments that do not meet the criteria for hedge accounting treatment are marked-to-market. Unrealized gains are deferred and recognized only when realized while unrealized losses are recorded in the income statement.

It is the Company's policy that terms and contractual maturities of financial instruments that are designed to hedge interest rate and foreign currency exposures correspond to the terms, and where appropriate, the maturities of the underlying hedged transactions.

Realized gains and losses that result from the early termination of financial instruments are deferred and are included in (i) the determination of the carrying value of the underlying asset or liability in the consolidated balance sheet or (ii) the income statement when the anticipated transaction actually occurs. If an underlying asset or liability is sold or settled, any related financial instrument is then marked-to-market and the resulting unrealized gain or loss is recorded as part of the gain or loss on sale or settlement of the underlying item.

Premiums paid for the purchase of foreign currency and interest rate options are recorded as a prepaid expense in the consolidated balance sheet and are amortized as an adjustment of the underlying revenue or expense over the terms of the agreement.

Foreign exchange risk management

Forward exchange contracts -- Assets and liabilities denominated in foreign currencies arising in the normal course of business are translated at the year-end exchange rates unless related or matching forward foreign exchange contracts that are designated as a hedge have been entered into in which case the rate specified in the contract is used.

Options -- Unrealized gains or losses on options, including premiums paid or received, that are used to hedge anticipated foreign currency transactions are deferred and are recognized as an adjustment of such transaction when it actually occurs.

Currency swaps -- The Company enters into currency swaps in order to reduce its exposure in a foreign currency, to lower its funding costs or to diversify sources of funding. Interest expense on the debt is adjusted to include the payments made or received under the swap agreement.

Gains and losses on forward exchange contracts that are designated as and are effective as a hedge of a firm commitment, primarily future cash flows from charter vessel contracts, are deferred and recognized in the income statement in the same period the hedged cash flows are

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- CONTINUED

received. Realized gains and losses on forward exchange contracts and purchased foreign currency options are recognized in the income statement in the period such items are closed or settled.

Interest rate risk management

Interest rate futures -- The difference between the rate specified in an interest rate future contract that is designated as a hedge of an underlying debt obligation and the contractual rate on such debt is recorded as an adjustment of interest expense.

Interest rate swaps -- The interest receivable and interest payable under the terms of interest rate swaps are accrued and recorded as an adjustment to the interest expense of the underlying debt obligation. The Company accounts for the amounts due from or payable to the counterparties of interest rate swaps on an accrual basis at each reporting date based on amounts computed by reference to the respective interest rate swap contract. Generally, the maturity dates of the hedged debt extends beyond the contractual term of the interest rate swaps contracts. Accrual accounting is used over the contractual life of interest rate swaps that are used in connection with the Company's overall program of interest rate management as long as the swaps are considered effective in managing the Company's interest rate risk.

Interest rate collars and caps -- Gains or losses from these interest rate financial instruments are recorded as interest expense in the period that the contracts are closed or expire. Realized gains and losses that occur from the early termination or expiration of contracts are deferred and amortized to interest expense over the terms of the agreements.

Options -- The difference between the rate specified in an option that is designated as a hedge of an underlying debt obligation and the contractual rate on such debt is recorded as an adjustment of interest expense.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Receivables

Receivables are recorded at their expected net realizable value.

Inventories

Inventories are carried at the lower of cost (FIFO) or market value.

Property, vessels and equipment

Property, vessels and equipment are recorded at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Drydocking expenses on vessels are accrued evenly over the anticipated period between drydockings.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- CONTINUED

Interest is capitalized for large-scale assets constructed for the Company's use based on the expenditures incurred during the construction period using the Company's current available rate of borrowing for the applicable project. Capitalized interest on such assets is then depreciated over the estimated useful lives of the respective assets.

When the Company enters into a lease or other similar arrangements which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a capital lease. The leased asset is classified in the balance sheet as vessels and equipment and is depreciated over its estimated useful life and the present value of the future minimum lease payments is recorded as a capital lease obligation. Rent payments are apportioned between the interest element which is charged to operations, and a capital element that is recorded as a reduction of the capital lease obligation.

Investments

Investments in current marketable securities held for trading purposes and noncurrent marketable securities that are held for purposes other than trading are recorded at the lower of cost or market. Net unrealized gains on a portfolio of investments are not recognized and net unrealized losses are recognized in the income statement as part of gain (loss) on securities.

Deferred taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax assets are recognized to the extent that it is more likely than not that an asset will be realized.

Tax legislation in Sweden offers companies the opportunity to defer their current tax liability by making tax deductible allocations to untaxed reserves. The deferred tax on these reserves is classified as a long term liability while the remaining portion is included within restricted reserves in stockholders' equity.

NOTE 2 STRATEGIC INVESTMENTS

The Company is engaged primarily in shipping, ferry lines, drilling, real estate and finance activities. The Company and two related companies, Stena Sessan AB (Sessan) and Stena Metall AB (Stena Metall), represent the three primary holding companies which are wholly owned by the Sten Allan Olsson family in Sweden. Collectively these companies are referred to as the "Stena Sphere." Another significant company within the Stena Sphere is Concordia Maritime AB (Concordia) which is 54% owned by Sessan. Shares in Concordia are listed on the Stockholm Stock Exchange.

Stena Line

The Company has since 1988 had a 45.66% equity interest and a 49.96% voting interest in Stena Line, an international passenger and freight ferry service operator. The remaining shares of Stena

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 2 STRATEGIC INVESTMENTS -- CONTINUED

Line were acquired in late 2000 and early 2001 to reach a total 98.41% equity interest. Having reached more than a 90% equity interest, the remaining outstanding shares will be acquired through a normal legal procedure. Stena Line is consolidated as a subsidiary as of October 31, 2000. In September 2001, the legal ownership of Stena Line was reorganized internally, whereby a new holding company, Stena Line Holding BV, was set up as a fully owned subsidiary of Stena International BV (SIBV), a subsidiary of Stena AB.

P&O Stena Line

In March 1998, Stena Line and P&O combined their English Channel routes, which include the Dover-Calais route, the largest ferry route in Europe in terms of passenger traffic, to form P&O Stena Line ("P&OSL"). Stena Line has a 40% equity interest in P&OSL and Stena Line and P&O each have 50% of the voting interests. After the consolidation of Stena Line into the Stena AB group, P&OSL is an affiliated company in the Stena AB group. Accordingly, Share of affiliated companies' results include the Company's 40% share of the results of P&OSL.

The following table presents summarized information for P&OSL.


---------------------------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                                        -------------------------
(SEK IN MILLIONS)                                            2000            2001
---------------------------------------------------------------------------------
Revenues ............................................       5,610           6,173
Cost of operations ..................................      (4,792)         (5,209)
                                                        -------------------------
Income before depreciation and amortization .........         818             964
Depreciation and amortization .......................        (337)           (361)
Costs for prepayment of loan ........................        (353)             --
Financial income and expense ........................        (195)           (142)
                                                        -------------------------
Net income ..........................................         (67)            461
---------------------------------------------------------------------------------


--------------------------------------------------------------------------
                                                        AS OF DECEMBER 31,
                                                       -------------------
(SEK IN MILLIONS)                                        2000         2001
--------------------------------------------------------------------------
Noncurrent assets ..................................    4,400        4,315
Current assets .....................................      966        1,642
                                                       -------------------
Total assets .......................................    5,366        5,957
Stockholders' equity ...............................    1,429        2,035
Long-term debt .....................................    2,535        2,755
Other liabilities ..................................    1,402        1,167
                                                       -------------------
Total stockholders' equity and liabilities .........    5,366        5,957
--------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

NOTE 3 SALE OF PROPERTY, VESSELS AND EQUIPMENT

-------------------------------------------------------------------------------------------------
                                                                          YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
(SEK IN MILLIONS)                                              1999        2000              2001
-------------------------------------------------------------------------------------------------
Consideration received from sale of property ..........       1,180          15               180
Net book value of property sold .......................        (837)        (10)             (139)
                                                          ---------------------------------------
Net gain on sale of property ..........................         343           5                41
Consideration received from sale of vessels ...........       1,370         341               565
Net book value of vessels sold ........................      (1,198)       (261)             (410)
                                                          ---------------------------------------
Net gain on sale of vessels ...........................         172          80               155
Consideration received from sale of equipment .........          --          --                 1
Net book value of equipment sold ......................          --          (2)               (3)
                                                          ---------------------------------------
Net gain (loss) on sale of equipment ..................          --          (2)               (2)
                                                          ---------------------------------------
Total gain (loss) .....................................         515          83               194
-------------------------------------------------------------------------------------------------

Net gain (loss) on sale of equipment is included in operating expenses

NOTE 4 NON-RECURRING ITEMS

Stena Line was consolidated as a subsidiary as of October 31, 2000 (see Note
2). On consolidation, a reserve of SEK 163 million was recorded, of which SEK 145 million was released at the end of 2000 to offset operating losses in Stena Line for the period from November 1, 2000 to December 31, 2000. The remaining provision of SEK 18 million was released in 2001.

The non-recurring items for the year ended December 31, 2000 amount to SEK 144 million, which include the release of the provision of SEK 145 million as above, restructuring costs in Stena Line of SEK (40) million and SEK 39 million relating to refunds from the Swedish pension insurance company SPP.

NOTE 5 SEGMENT INFORMATION

The Company is active internationally, primarily in the areas of shipping, drilling, property and, as from November 2000, in ferry lines through Stena Line. Shipping includes the ownership and chartering of Roll-on/Roll-off Vessels and crude oil tankers. To support these activities, the Company is also engaged in the management and crewing as well as the design and rebuilding of such kinds of vessels and tankers. Drilling includes the ownership and operation of a fleet of semi-submersible drilling rigs. Property relates to investments in residential and commercial real estate, principally in Sweden and The Netherlands. Other business activities include financial activities and non-allocated central administration costs. In addition to the operating activities, the Company had, up to October 2000 and April 2000, respectively, significant strategic investments in Stena Line and Coflexip. The primary measure of profitability for these segments is income from operations. The Company's shipping operations include revenues earned from Stena Line prior to its consolidation from October 31, 2000, which amounted to SEK 397 million and SEK 394 million for the years ended December 31, 1999 and October 31, 2000, respectively. There are no other significant transactions between the operating segments.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 5 SEGMENT INFORMATION -- CONTINUED

Operating segment data:

---------------------------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                                  -------------------------------
(SEK IN MILLIONS)                                    1999       2000         2001
---------------------------------------------------------------------------------
Income from operations by segment:
Shipping:
   Roll-on/Roll-off vessels ...................       286        247            5
   Crude oil tankers ..........................      (115)       375          357
   Other shipping .............................        12        (10)         (11)
   Net gain on sale of vessels ................       172         80          171
                                                  -------------------------------
      Total shipping ..........................       355        692          522
Ferry lines:
   Operations .................................        --       (132)         (43)
   Net gain (loss) on sale of vessels .........        --         --          (16)
                                                  -------------------------------
      Total ferry lines .......................        --       (132)         (59)
Drilling ......................................       390        392          468
Property:
   Operations .................................       254        279          373
   Net gain on sale of properties .............       343          5           41
                                                  -------------------------------
      Total property ..........................       597        284          414
Other .........................................      (110)       (83)         (78)
                                                  -------------------------------
Income from operations ........................     1,232      1,153        1,267
---------------------------------------------------------------------------------


--------------------------------------------------------------------
                                             YEAR ENDED DECEMBER 31,
                                            ------------------------
(SEK IN MILLIONS)                           1999     2000       2001
--------------------------------------------------------------------
Depreciation and amortization by segment:
Shipping:
   Roll-on/Roll-off vessels .............    328      353        140
   Crude oil tankers ....................     56       41         26
   Other shipping .......................     --        4          5
                                            ------------------------
   Total shipping .......................    384      398        171
Ferry lines .............................     --       90        772
Drilling ................................    294      434        501
Property operations .....................     37       39         54
Other ...................................     13       13          8
                                            ------------------------
Total ...................................    728      974      1,506
--------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

NOTE 5 SEGMENT INFORMATION -- CONTINUED

Depreciation and amortization expense consists of the following components:

--------------------------------------------------------------------------
                                                   YEAR ENDED DECEMBER 31,
                                                 -------------------------
(SEK IN MILLIONS)                                 1999     2000       2001
--------------------------------------------------------------------------
Property ......................................     36       58        120
Vessels .......................................    666      855      1,338
Equipment .....................................     20       54         42
                                                 -------------------------
Total property, vessels and equipment .........    722      967      1,500
Intangible assets .............................      6        7          6
                                                 -------------------------
Total .........................................    728      974      1,506
--------------------------------------------------------------------------

Depreciation and amortization expense includes amortization of assets under capitalized leases amounting to SEK 98 million, SEK 110 million, and SEK 151 million for the years ended December 31, 1999, 2000, and 2001, respectively.

-------------------------------------------------------------------
                                            YEAR ENDED DECEMBER 31,
                                        ---------------------------
(SEK IN MILLIONS)                         1999      2000       2001
-------------------------------------------------------------------
Capital expenditures by segment:
Shipping:
   Roll-on/Roll-off vessels .........    1,044       640        163
   Crude oil tankers ................        2        23         48
   Other shipping ...................        4        31          7
                                        ---------------------------
   Total shipping ...................    1,050       694        218
Ferry lines .........................       --        54        371
Drilling ............................    1,293       959      1,966
Property operations .................      800     1,556      1,317
Other ...............................        3         3          3
                                        ---------------------------
Total ...............................    3,146     3,266      3,875
-------------------------------------------------------------------

Geographic information:


The Company's shipping operations include the ownership and chartering of vessels as well as the operation and management of crude oil tankers and include, up to October 31, 2000, revenues earned from transactions with Stena Line. The other shipping operations are performed throughout the world. Accordingly, such revenues and assets are not presented on a country by country basis. The Company's drilling operations are conducted in Europe (North Sea), Asia Pacific and Brazil, while the Company's property operations are conducted primarily in Sweden and The Netherlands.

                     STENA AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 5 SEGMENT INFORMATION -- CONTINUED

----------------------------------------------------------------------------------------
                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------
(SEK IN MILLIONS)                                             1999       2000       2001
----------------------------------------------------------------------------------------
Revenues:
Scandinavia .............................................      780      1,068      6,198
Europe, other ...........................................    1,149      1,178      3,323
Other markets ...........................................      209        844      1,046
Revenues from Stena Line (before consolidation) .........      397        394         --
Shipping (other than from Stena Line) ...................    1,739      2,276      2,537
                                                            ----------------------------
Total ...................................................    4,274      5,760     13,104
----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
                                                                      AS OF DECEMBER 31,
                                                                    --------------------
(SEK IN MILLIONS)                                                        2000       2001
----------------------------------------------------------------------------------------
Identifiable assets:
Scandinavia .......................................................     8,565     17,397
Europe, other .....................................................     7,176      9,029
Other markets .....................................................     4,103      4,574
Vessels and construction in progress, shipping operations .........     9,092      1,878
Investment in affiliated companies ................................     1,869      2,184
                                                                    --------------------
Total .............................................................    30,805     35,062
----------------------------------------------------------------------------------------

In 2001, the rig Stena Don was transferred from Europe, other to Scandinavia upon its delivery from the yard. In 2001, a number of vessels were transferred from Shipping to Ferry lines and have therefore also been split by market.

NOTE 6 FOREIGN EXCHANGE GAINS (LOSSES) AND OTHER FINANCIAL INCOME (EXPENSE)

Foreign exchange gains (losses) consist of (i) gains and losses incurred in connection with the Company's foreign currency trading activities (see Note 21) and (ii) gains and losses arising from the translation of amounts in foreign currencies and transactions denominated in foreign currencies.

------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31,
                                             ---------------------------
(SEK IN MILLIONS)                                 1999     2000     2001
------------------------------------------------------------------------
Currency trading activities, net .........        (1)         7       4
Translation differences ..................        23        115     (78)
                                             ---------------------------
Total ....................................        22        122     (74)
------------------------------------------------------------------------

In Stena Line the $300 million Senior Notes were replaced by an internal loan. Currency hedging of these loans in Stena Line have been made by matching the loan against $ investments in other subsidiaries. The currency effect has been recorded directly against equity.

Other financial income (expense) of SEK 158 million include released provisions of SEK 277 million relating to the excess of SEK 658 million of the carrying value of the Stena Line

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 6 FOREIGN EXCHANGE GAINS (LOSSES) AND OTHER FINANCIAL INCOME (EXPENSE) -- CONTINUED

$300 million Senior Notes over their redemption price in late 2000. See also
Note 16. This excess value is released between 2001 to 2004 according to a plan determined at the end of 2000. Other items of in total SEK (119) million include amortized deferred financing costs (see Note 11), financial costs regarding the final settlement for the cancelled four Italian RoRo newbuildings and financing of a tanker as well as normal bank charges.

NOTE 7 INCOME TAXES

Income before taxes was distributed geographically as follows:

---------------------------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                                   ------------------------------
(SEK IN MILLIONS)                                    1999        2000        2001
---------------------------------------------------------------------------------
Sweden .........................................      150        (218)       (570)
Rest of the world ..............................      646       1,285       1,244
Share of affiliated companies' results .........      (70)       (864)        131
Gain on sale of affiliated company .............       --       3,174          --
                                                   ------------------------------
Total ..........................................      726       3,377         805
---------------------------------------------------------------------------------

Income tax (expense) benefit consists of the following:

-------------------------------------------------------------
                                      YEAR ENDED DECEMBER 31,
                              -------------------------------
(SEK IN MILLIONS)                1999        2000        2001
-------------------------------------------------------------
Current:
Sweden ....................      (102)         (8)         (8)
Rest of the world .........        10         (22)        (66)
                              -------------------------------
                                  (92)        (30)        (74)
Deferred:
Sweden ....................       355        (104)        578
Rest of the world .........      (163)       (146)        101
                              -------------------------------
                                  192        (250)        679
                              -------------------------------
Total .....................       100        (280)        605
-------------------------------------------------------------

In connection with certain court decisions in May 1999 relating to Swedish taxation for the years 1986-1989, provisions of SEK 190 million were released and replaced by current taxes of SEK (101) million. As a result of these court decisions, deferred tax assets of SEK 138 million related to old tax losses were recognized. Other taxes of 1999 were recorded with a total amount of SEK
(127) million, out of which SEK 9 million related to current taxes and SEK
(136) million related to deferred taxes.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 7 INCOME TAXES -- CONTINUED

The principal reasons for the difference between the statutory tax rate in Sweden and the effective tax rate are set forth below:

------------------------------------------------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                           -------------------------------
(SEK IN MILLIONS)                                             1999         2000       2001
------------------------------------------------------------------------------------------
Statutory income tax rate ..............................       28%          28%        28%
Differences in foreign tax rates .......................        3            3        (31)
Taxes related to previous years ........................      (34)          --         (7)
Losses not currently utilized ..........................        1            1         --
Expenses not deductible ................................        2            6          1
Nontaxable gains on sale of property ...................       (8)          --         --
Nontaxable gains on sale of affiliated company .........       --          (31)        --
Nontaxable income ......................................       (5)          (1)        --
Utilization of tax loss carryforwards ..................       (1)          --        (61)
Share of affiliated companies' results .................        3            2         (5)
Other ..................................................       (3)          --         --
                                                           -------------------------------
Effective income tax rate ..............................      (14)%          8%      (75)%
------------------------------------------------------------------------------------------

     Differences in foreign tax rates in 2001 relate to income in countries with low tax rates and losses in countries with higher tax rates. In 2001 further tax loss carryforwards related to the shareholding in Stena Line were crystallized as a consequence of a legal reorganization in September 2001.

     Details of the deferred tax balances and the principal sources of temporary differences are provided in Note 16.

NOTE 8 PROPERTY, VESSELS AND EQUIPMENT

---------------------------------------------------------------------------------------------------
                                                                 ACCUMULATED
                                       ACQUISITION COST         DEPRECIATION         NET BOOK VALUE
                                     AS OF DECEMBER 31,   AS OF DECEMBER 31,     AS OF DECEMBER 31,
                                     --------------------------------------------------------------
(SEK IN MILLIONS)                       2000       2001      2000       2001        2000       2001
---------------------------------------------------------------------------------------------------
Property .........................     6,691      8,152       167        327       6,524      7,825
Vessels ..........................    15,768     21,342     3,564      4,764      12,204     16,578
Construction in progress .........     2,939        756        --         --       2,939        756
Equipment ........................       598        519       106        130         492        389
                                     --------------------------------------------------------------
Total ............................    25,996     30,769     3,837      5,221      22,159     25,548
Less assets held for sale:
Property .........................        --         21        --          1          --         20
Vessels ..........................        --         75        --          8          --         67
                                     --------------------------------------------------------------
Total ............................    25,996     30,673     3,837      5,212      22,159     25,461
---------------------------------------------------------------------------------------------------

Assets held for sale relate to assets sold in 2001, but only delivered early 2002 and therefore included as current assets (receivables). See Note 12. Gain on sale of these assets is recorded in 2002.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 8 PROPERTY, VESSELS AND EQUIPMENT -- CONTINUED

The amount of interest capitalized on construction in progress was SEK 207 million, SEK 184 million and SEK 198 million for the years ended December 31, 1999, 2000 and 2001, respectively.

The Company has agreed to acquire three RoRo vessels, two RoPax vessels and two tankers, which are currently under construction at shipyards in China, Korea and Poland, respectively. Yard payments of SEK 586 million, interest costs of SEK 59 million and other capitalized items of SEK 111 million are included in "Construction in progress" at December 31, 2001.

The movements during the year ended December 31, 2001 after reduction for assets for sale are as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                 CONSTRUCTION
(SEK IN MILLIONS)                                      PROPERTY       VESSELS     IN PROGRESS     EQUIPMENT       TOTAL
-----------------------------------------------------------------------------------------------------------------------
Acquisition cost as of beginning of year ...........      6,691        15,768          2,939           598       25,996
Acquisitions .......................................      1,363           203          2,192           117        3,875
Disposals ..........................................      (145)          (475)            --           (27)        (647)
Transfers ..........................................       (21)         4,849         (4,747)         (177)         (96)
Translation differences ............................       243            922            372             8        1,545
                                                       ----------------------------------------------------------------
Acquisition cost as of end of year .................      8,131        21,267            756           519       30,673
Accumulated depreciation as of beginning of
 year ..............................................       167          3,564             --           106        3,837
Disposals ..........................................        (6)          (194)            --           (24)        (224)
Translation differences ............................        45             48             --             6           99
Current year depreciation ..........................       120          1,338             --            42        1,500
                                                       ----------------------------------------------------------------
Accumulated depreciation as of end of year .........       326          4,756             --           130        5,212
Net book value as of beginning of year .............      6,524        12,204          2,939           492       22,159
Net book value as of end of year ...................      7,805        16,511            756           389       25,461
-----------------------------------------------------------------------------------------------------------------------

NOTE 9 AFFILIATED COMPANIES

Investments in affiliated companies are accounted for under the equity method whereby the Company records its share of the results of operations and eliminates dividends received and inter-company profits on vessels sold.

The total share of affiliated companies' results is as follows:

-------------------------------------------------------
                                YEAR ENDED DECEMBER 31,
                           ----------------------------
(SEK IN MILLIONS)             1999        2000     2001
-------------------------------------------------------
Stena Line .............      (166)       (885)      --
Coflexip ...............        96          66       --
P&O Stena Line .........        --         (45)     131
                           ----------------------------
Total ..................       (70)       (864)     131
-------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 9 AFFILIATED COMPANIES -- CONTINUED

The Stena Line results for 2000 include SEK (140) million relating to the Company's share of results for the period from January 1, 2000 to October 31, 2000 and SEK (745) million representing an impairment charge on the Company's investment in Stena Line.

These results have been calculated as follows:

--------------------------------------------------------------------------------
                                                         YEAR ENDED DECEMBER 31,
                                               ---------------------------------
(SEK IN MILLIONS)                                 1999        2000          2001
--------------------------------------------------------------------------------
Stena Line:
Net income (loss) ..........................      (388)       (328)           --
Company share ..............................      (177)       (150)           --
Intercompany profit adjustment .............        11          10            --
                                               ---------------------------------
Net ........................................      (166)       (140)           --
Coflexip:
Net income .................................       630         233            --
Company share ..............................       113          70            --
Amortization of goodwill ...................       (17)         (4)           --
                                               ---------------------------------
Net ........................................        96          66            --
P&O Stena Line:
Net income (loss) ..........................        --         (67)          461
Company share before restructuring .........        --          19           184
Share of restructuring .....................        --        (166)           --
Amortization of goodwill ...................        --          (8)          (53)
                                               ---------------------------------
Net ........................................        --         (45)          131
--------------------------------------------------------------------------------

The net loss for Stena Line for 2000 relates to the results for the ten-month period ended October 31, 2000, prior to its consolidation as a subsidiary.

The net for P&O Stena Line for 2000 relates to the Company's share of the results for the two-month period ended December 31, 2000.

Gain on sale of affiliated company refers to the sale of Coflexip in April
2000.

Investment in affiliated companies consists of investments in securities as follows:

---------------------------------------------------------------------------------------------------
                                                                                 AS OF DECEMBER 31,
                                          ---------------------------------------------------------
                                                                 2000                          2001
                                          --------------------------- -----------------------------
                                                                 BOOK                          BOOK
(SEK IN MILLIONS, EXCEPT SHARE DATA)         SHARES   % HELD    VALUE      SHARES   % HELD    VALUE
---------------------------------------------------------------------------------------------------
Shares:
 P&O Stena Line ......................... 5,625,000       40    1,442   5,625,000       40    1,720
Debentures:
 P&O Stena Line .........................                         427                           464
                                          ---------------------------------------------------------
Total investment in affiliated companies                        1,869                         2,184
---------------------------------------------------------------------------------------------------

                     STENA AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 9 AFFILIATED COMPANIES -- CONTINUED

The movements in Investments in affiliated companies for the year ended December 31, 2001 are as follows:



---------------------------------------------------------
(SEK IN MILLIONS)                                   P&OSL
---------------------------------------------------------
Investment as of beginning of year .............    1,869
Share of affiliated companies' results .........      131
Exchange differences ...........................      184
                                                    -----
Investment as of end of year ...................    2,184
---------------------------------------------------------

NOTE 10 MARKETABLE SECURITIES

The carrying value of investments in marketable securities classified as noncurrent consist of the following:

----------------------------------------------------------------------------------------------
                                                                            AS OF DECEMBER 31,
                                              ------------------------------------------------
                                                         2000                             2001
                                              ------------------------------------------------
(SEK IN MILLIONS)                             BOOK VALUE   FAIR VALUE   BOOK VALUE  FAIR VALUE
----------------------------------------------------------------------------------------------
Floating rate notes (FRNs) and bonds .........       738          749          598         598
Strategic equity shares ......................       132          267          291         383
Other equity shares ..........................       214          249          188         189
                                              ------------------------------------------------
Total ........................................     1,084        1,265        1,077       1,170
----------------------------------------------------------------------------------------------

All noncurrent marketable securities are considered by management to be available for sale. Gains and losses realized from the sale of investments are determined by reference to the carrying value of the specific security sold. Information regarding sales of marketable securities is as follows:

-------------------------------------------------------
                                YEAR ENDED DECEMBER 31,
                         ------------------------------
(SEK IN MILLIONS)          1999       2000         2001
-------------------------------------------------------
Proceeds .............      209        553         948
Gross gains ..........       24        247         265
Gross losses .........      (63)       (58)       (142)
                         ------------------------------
Total ................      (39)       189         123
-------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 10 MARKETABLE SECURITIES -- CONTINUED

The movements in marketable securities for the year ended December 31, 2001 are as follows:


------------------------------------------------------------------------------------------------
                                                 FRNS       STRATEGIC           OTHER
(SEK IN MILLIONS)                           AND BONDS   EQUITY SHARES   EQUITY SHARES      TOTAL
------------------------------------------------------------------------------------------------
Investment as of beginning of year .........      738             132             214      1,084
Additions ..................................      395             312              62        769
Disposals ..................................     (520)           (124)            (87)      (731)
Revaluations ...............................      (73)            (38)             (1)      (112)
Revaluations, reversed .....................       --               3              --          3
Exchange differences .......................       58               6              --         64
                                            ----------------------------------------------------
Investment as of end of year ...............      598             291             188      1,077
------------------------------------------------------------------------------------------------

Investments in marketable securities are recorded at the lower of cost or market. Net unrealized gains on a portfolio of investments are not recognized and net unrealized losses are recognized in the income statement as part of gain (loss) on securities and included above under Revaluations.

NOTE 11 OTHER NONCURRENT ASSETS

--------------------------------------------------------------------------------------------------
                                    DEFERRED
(SEK IN MILLIONS)                  TAX ASSETS   RECEIVABLES   SHARES   DEFERRED COSTS      TOTAL
--------------------------------------------------------------------------------------------------
As of beginning of year .........      468           868        218           76           1,630
Additions .......................       20            67         49           28             164
Disposals .......................     (404)         (767)       (15)          --          (1,186)
Amortization ....................       --            --         --          (30)            (30)
Revaluations ....................       --            --        (11)          --             (11)
Exchange differences ............        4            43         23            3              73
                                      ----          ----        ---          ---          ------
As of end of year ...............       88           211        264           77             640
--------------------------------------------------------------------------------------------------

Deferred taxed assets disposed of during the year through the reorganization of Stena Line have been offset against deferred tax liabilities. See Note 16.

Receivables include remaining receivables from the Swedish pension insurance company SPP, not yet utilized to offset current pension costs (see Note 4, non-recurring items). The reduction in receivables in the year also include the final settlement of the cancelled four Italian RoRo newbuildings and repayments of loans given for financing VLCC tankers.

Shares include investments in joint ventures in Norway involved in the shuttle tanker business and other non-listed shares.

Deferred costs as of end of year include financing costs for the 1995 issue of the Senior Notes due 2005, the 1997 issue of the Senior Notes due 2007, the Revolving Credit Facility and the Stena Tay private placement. All of these costs are amortized over the life of the borrowings and are included as part of financial expense. See Note 6.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

NOTE 12 RECEIVABLES


---------------------------------------------------
                               AS OF DECEMBER 31,
                               -------------------
(SEK IN MILLIONS)                  2000       2001
---------------------------------------------------
Trade ......................      721        902
Related parties ............       23         15
Assets held for sale:
 Vessels ...................       --         67
 Properties ................       --         20
Sale of subsidiary .........       --        499
Other receivables ..........      618        420
                               -------------------
Total ......................    1,362      1,923
---------------------------------------------------


The allowance for doubtful trade receivables was SEK 15 million at December 31, 2000 and SEK 23 million at December 31, 2001.

NOTE 13 SHORT-TERM INVESTMENTS


------------------------------------------------------------------
                                                AS OF DECEMBER 31,
                                                ------------------
(SEK IN MILLIONS)                                 2000      2001
------------------------------------------------------------------
Restricted cash ...............................    187        71
Marketable debt and equity securities .........    162       305
                                                ------------------
Total .........................................    349       376
------------------------------------------------------------------

Restricted cash represents bank accounts that have been pledged to cover various long-term liabilities and commitments of the Company. In addition, certain marketable debt and equity securities amounting to SEK 104 million at December 31, 2000 and SEK 138 million at December 31, 2001 have also been pledged for various long-term liabilities and commitments. See Note 20.

Gains and losses realized from the sale of short-term investments are determined by reference to the carrying value of the specific security sold.

Information regarding sales of short-term investments listed above is as follows:

---------------------------------------------------------------
                                     YEAR ENDED DECEMBER 31,
                                  -----------------------------
(SEK IN MILLIONS)                   1999      2000       2001
---------------------------------------------------------------
Proceeds ......................      473     1,095      1,812
Gross gains ...................       85        71          3
Gross losses ..................      (48)      (82)       (19)
                                  -----------------------------
Total net gain (loss) .........       37       (11)       (16)
---------------------------------------------------------------

Investments in marketable securities held for trading purposes are recorded at the lower of cost or market. Net unrealized gains on a portfolio of investments are not recognized and net unrealized losses are recognized in the income statement as part of gain (loss) on securities.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

NOTE 14 CASH AND CASH EQUIVALENTS


---------------------------------------------------
                                AS OF DECEMBER 31,
                                -------------------
(SEK IN MILLIONS)                 2000       2001
---------------------------------------------------
Cash ........................      699        325
Short-term deposits .........      423      1,857
                                   ---      -----
Total .......................    1,122      2,182
---------------------------------------------------

Short-term deposits are defined as bank deposits that have maturities of up to three months.

NOTE 15 STOCKHOLDERS' EQUITY

The authorized share capital of Stena AB consists of 200,000 ordinary shares with a par value of SEK 100 of which 50,000 shares have been issued and fully paid.

Restricted reserves include both untaxed reserves (net of applicable deferred taxes) and legal reserves. The legal reserves of SEK 121 million are not available for distribution as they are required to be held to meet statutory requirements in Sweden and other countries where the Company operates. The untaxed reserves may be distributed as dividends upon payment of the related taxes.

The changes in stockholders' equity for the period December 31, 1998 to December 31, 2001 are as follows:

---------------------------------------------------------------------------------------------------
                                                                                              TOTAL
                                           CAPITAL     RESTRICTED     UNRESTRICTED    STOCKHOLDERS'
(SEK IN MILLIONS)                            STOCK       RESERVES         RESERVES           EQUITY
---------------------------------------------------------------------------------------------------
Balance at December 31, 1998 .........        5          2,218           2,782            5,005
Transfers between reserves ...........       --           (121)            121               --
Transfer to charitable trust .........       --             --             (17)             (17)
Exchange differences .................       --             25            (208)            (183)
Net income ...........................       --             --             826              826
                                           --------------------------------------------------------
Balance at December 31, 1999 .........        5          2,122           3,504            5,631
Transfers between reserves ...........       --         (1,380)          1,380               --
Transfer to charitable trust .........       --             --             (17)             (17)
Dividend paid ........................       --             --             (33)             (33)
Exchange differences .................       --             56             536              592
Net income ...........................       --             --           3,097            3,097
                                           --------------------------------------------------------
Balance at December 31, 2000 .........        5            798           8,467            9,270
Transfers between reserves ...........       --             19             (19)              --
Dividend paid ........................       --             --             (50)             (50)
Exchange differences .................       --             78             402              480
Net income ...........................       --             --           1,410            1,410
                                           --------------------------------------------------------
Balance at December 31, 2001 .........        5            895          10,210           11,110
---------------------------------------------------------------------------------------------------

The board of directors of the Company has suggested to the forth-coming stockholders' meeting that a dividend of SEK 52 million will be made in 2002. Transfers to charitable trust refers to the

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 15 STOCKHOLDERS' EQUITY -- CONTINUED

Sten A Olsson Foundation for Culture and Science set up in October 1996 to make contributions to art and science projects. Transfers of SEK 95 million were made up to December 31, 2000. Further support to this trust is anticipated when needed.

NOTE 16 PROVISIONS

----------------------------------------------------------------
                                              AS OF DECEMBER 31,
                                              ------------------
(SEK IN MILLIONS)                               2000      2001
----------------------------------------------------------------
Deferred income taxes .....................    1,681       724
Pensions (Note 23) ........................        5        77
Restructuring reserve Ferry lines .........      674       406
Other provisions ..........................      217       223
                                              ------------------
Total provisions ..........................    2,577     1,430
----------------------------------------------------------------

The restructuring reserve of SEK 406 million relates to the excess of SEK 658 million of the carrying value of the Stena Line $300 million Senior Notes over their redemption price in late 2000 less SEK 277 million as released in 2001 (See Note 6) plus translation differences of SEK 25 million. The remaining provision of SEK 18 million from the acquisition of the Stena Line shares as of December 31, 2000 has been released in 2001 as a non-recurring item. See Note
4. Other provisions include mainly dry-docking provisions for vessels.

The net deferred tax liability of the Company consists of the following:

-------------------------------------------------------------------------
                                                      AS OF DECEMBER 31,
                                                     --------------------
(SEK IN MILLIONS)                                       2000       2001
-------------------------------------------------------------------------
Deferred tax liabilities:
 Property, vessels and equipment .................     1,591      1,533
 Investments .....................................        32         77
 Provisions ......................................        --        141
 Other ...........................................       265         70
                                                     --------------------
Total deferred tax liabilities ...................     1,888      1,822
Deferred tax assets:
 Property, vessels and equipment .................       125         10
 Tax loss carryforwards ..........................       780      1,422
 Investments .....................................        21         25
 Provisions ......................................       261        364
 Other ...........................................        --          8
 Less deferred tax assets not recognized .........      (512)      (644)
                                                     --------------------
Total deferred tax assets recognized .............       675      1,185
                                                     --------------------
Net deferred tax liability .......................     1,213        636
-------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 16 PROVISIONS -- CONTINUED

Deferred taxes have been netted in the balance sheet on a country basis only, whereby net deferred tax assets are shown as Other noncurrent assets. See Note
11. Deferred taxes have not been provided on the undistributed earnings of subsidiaries and associated companies because such earnings are not taxed or expected to be remitted in the foreseeable future.

The Company's tax loss carryforwards are as follows:

-------------------------------------------------
                              AS OF DECEMBER 31,
                              -------------------
(SEK IN MILLIONS)                 2000       2001
-------------------------------------------------
Sweden ....................      122      2,345
Rest of the world .........    3,289      3,470
                              -------------------
 Total ....................    3,411      5,815
-------------------------------------------------

Most tax loss carryforwards can be carried forward indefinitely. Tax loss carryforwards of SEK 646 million expire between 2002 and 2008.

NOTE 17 LONG-TERM DEBT

---------------------------------------------------------------------
                                                   AS OF DECEMBER 31,
                                                  -------------------
(SEK IN MILLIONS)                                    2000       2001
---------------------------------------------------------------------
Long-term debt -- property (a) ................     3,875      4,644
Long-term debt -- other:
 Revolving credit facilities (b) ..............     3,394      4,132
 Other utilized bank credit lines (c) .........        56        144
 Long-term debt -- other (d) ..................     3,953      3,675
Total long-term debt -- other .................     7,403      7,951
Senior notes (e) ..............................     3,033      3,188
                                                  -------------------
Total long-term debt ..........................    14,311     15,783
---------------------------------------------------------------------

(a) Long-term debt -- property consists principally of bank mortgage loans on the real estate, buildings and land in the Company's real estate business segment. These loans are denominated in SEK and EUR and bear interest at rates from 3.82% to 6.75% with maturities through 2024.

(b) In connection with the offering of the Senior Notes at the end of 1995, Stena International BV (SIBV), a subsidiary of Stena AB, entered into a $250 million, eight-year revolving credit facility, which was extended to $300 million in 1996 and further extended to $500 million in 1997. Obligations under the Revolving Credit Facility are secured by mortgages on certain vessels, rigs, certain receivables and other assets. Following sales of vessels, mortgaged as security for the facility, the limit was reduced to $471 million in 1999, further reduced to $428 million in 2000 and, temporarily, to $415 million in 2001. The Revolving Credit Facility terminates in September 2004. Borrowings under the Revolving Credit Facility bear interest at a rate based on LIBOR plus an applicable margin based on the utilization of the Revolving Credit Facility that ranges from 0.5% to 1.38% per annum. The Revolving Credit Facility imposes certain covenants regarding levels of working capital and cash and cash equivalents and interest coverage ratio. As of December 31, 2001, the utilized portion of the Revolving Credit Facility was $377 million, of

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

NOTE 17 LONG-TERM DEBT -- CONTINUED

which $342 million was actually drawn and $35 million used for issuing of bank guarantees. The total utilized portion of the Revolving Credit Facility as of December 31, 2000 was $144 million, of which $47 million was actually drawn and $97 million was used for guarantees. In connection with the offering of the Stena Line Senior Notes in the middle of 1999, Stena Line also entered into a $425 million revolving credit facility, terminating in 2005. As of December 31, 2000, the utilized portion of this facility was $319 million, of which $309 million was actually drawn and $10 million used for issuing of bank guarantees.

In connection with refinancing of Stena Line in September 2001, the Stena Line Revolving Credit Facility was terminated and replaced by two new facilities, a Revolving Credit Facility terminating in 2006 taken up by SIBV of $275 million, of which $45 million was drawn as of December 31, 2001, and an Unsecured Credit Facility through Stena AB of EUR 200 million, which was fully drawn as of December 31, 2001 and is included as a short-term debt. See Note 19.

(c) As of December 31, 2001 the Company had SEK 421 million in other unutilized, mainly uncommitted overdraft facilities and other similar lines of credit.

(d) "Long-term debt -- other" consists of long-term bank loans used to finance the acquisition of vessels and other assets. They are denominated in USD, GBP, DKK and SEK and bear interest at rates from 2.65% to 7.30% with maturities through 2014.

(e) In December 1995, the Company issued $175 million of Senior Notes that bear interest at 10.50% and mature on December 15, 2005. In 2000, the Company repurchased $30 million of these notes and in 2001 another $15 million. In October 1997, the Company issued another $175 million of Senior Notes that bear interest at 8.75% and mature on June 15, 2007. Interest on the Senior Notes is due semi-annually on June 15 and December 15 of each year. The Senior Notes are unsecured obligations of Stena AB and rank pari passu in right of payment with the Company's other unsubordinated indebtedness and senior in right of payment to all subordinated indebtedness of the Company. Because Stena AB is a holding company and all of its operations are conducted through its subsidiaries, the Senior Notes are subordinated to all existing and future liabilities (including trade payable) of the subsidiaries, including those of the Revolving Credit Facility described below. Amounts borrowed under the Revolving Credit Facility are obligations of SIBV and are guaranteed by Stena AB and certain subsidiaries. The Senior Notes indenture contains certain covenants with respect to, among others, the following matters: (i) limitations on consolidated and subsidiary debt and preferred stock; (ii) limitations on restricted payments and investments; (iii) limitations on restrictions concerning transfers and distributions by subsidiaries, limitations on certain asset distributions and other items.

In the middle of 1998, Stena Line issued $300 million of unsecured Senior Notes bearing interest at 10.625% and maturing in 2008. In connection with the restructuring of Stena Line from October 31, 2000, a tender offer and consent solicitation was made through SIBV for Stena Line-s Senior Notes for a total consideration of 80% of the outstanding amount of the notes plus outstanding interest. The Company had up to December 31, 2000 acquired $298.9 million of these notes. In late 2001, a further amount of $1 million was acquired.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 17 LONG-TERM DEBT -- CONTINUED

Repayment of long-term debt is required according to the following schedule:

----------------------------------------------------------------
(SEK IN MILLIONS)                PROPERTY       OTHER      TOTAL
----------------------------------------------------------------
2003 ........................         12         772         784
2004 ........................         12       4,334       4,346
2005 ........................         12       1,821       1,833
2006 ........................         11         752         763
2007 and thereafter .........      2,182       2,493       4,675
Not specified ...............      2,415         967       3,382
                                --------------------------------
Total .......................      4,644      11,139      15,783
----------------------------------------------------------------

The outstanding amount of the original Revolving Credit Facility is included in 2004. It is the intention of management to extend this facility. "Not specified" refers to borrowings and utilized credit lines for properties and vessels that have formal repayment dates in 2002. These loans have been classified as long-term because it is the intention of the Company to refinance these loans on a long-term basis.

NOTE 18 LEASES

Company as lessee

The Company leases premises, cars and certain vessels under operating leases. Leases on certain vessels have been accounted for as capital leases. The gross amount of assets under capital leases included within property, vessels and equipment as of December 31, 2000 and 2001 amounted to SEK 2,445 million and SEK 2,725 million, respectively. The accumulated depreciation related to these capital leases amounted to SEK 430 million as of December 31, 2000 and SEK 741 million as of December 31, 2001.

Rental expense for operating leases were as follows:

--------------------------------------------------
                           YEAR ENDED DECEMBER 31,
                          ------------------------
(SEK IN MILLIONS)         1999     2000      2001
--------------------------------------------------
Rental expense .........   643      680      1,178
--------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 18 LEASES -- CONTINUED

As of December 31, 2001 the future minimum lease commitments under noncancellable operating leases and capital leases were as follows:

------------------------------------------------------------------------------------------
                                                                   OPERATING       CAPITAL
(SEK IN MILLIONS)                                                     LEASES        LEASES
------------------------------------------------------------------------------------------
2002 .........................................................        932            234
2003 .........................................................        418            200
2004 .........................................................        252            208
2005 .........................................................        148            217
2006 .........................................................         90            225
2007 and thereafter ..........................................        214          3,885
                                                                  ------------------------
Total minimum lease commitments ..............................      2,054          4,969
Less imputed interest ........................................                    (2,541)
                                                                                  --------
Present value of net minimum lease payments ..................                     2,428
Less current portion of capitalized lease obligation .........                       (67)
                                                                                  --------
Noncurrent portion of capitalized lease obligation ...........                     2,361
------------------------------------------------------------------------------------------

Out of the Company's capital lease obligations of SEK 2,428 million, SEK 2,159 million relate to the financing of two High-speed Sea Service ferries (HSSs). The lease obligations are secured by restricted cash deposits of SEK 1,894 million. These deposits have been financed partly by bank loans of SEK 1,154 million and secured by ship mortgages provided by the lessors. In the Consolidated balance sheet, the restricted cash deposits have been shown net against the related lease liabilities. The net HSS lease obligations amount to SEK 265 million. Accordingly, interest income on the cash deposits of SEK 100 million have been netted against the related interest costs for the lease obligations.

Company as lessor

The Company leases properties and certain vessels to third parties under operating leases. The cost, accumulated depreciation and net book value of these assets held for lease as of December 31, 2001 was as follows:

------------------------------------------------------------
                        ACQUISITION    ACCUMULATED  NET BOOK
(SEK IN MILLIONS)              COST   DEPRECIATION     VALUE
------------------------------------------------------------
Vessels .............     12,524         3,124       9,400
Real estate .........      5,464           194       5,270
                        ------------------------------------
 Total ..............     17,988         3,318      14,670
------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 18 LEASES -- CONTINUED

As of December 31, 2001 the future minimum rentals to be received under noncancellable operating leases are as follows:

-----------------------------------------------------------------------
(SEK IN MILLIONS)                       PROPERTY     VESSELS      TOTAL
-----------------------------------------------------------------------
2002 ................................        392       2,299      2,691
2003 ................................        306       1,633      1,939
2004 ................................        212       1,242      1,454
2005 ................................        115         795        910
2006 ................................         53         596        649
2007 and thereafter .................         41          --         41
                                        -------------------------------
Total minimum lease rentals .........      1,119       6,565      7,684
-----------------------------------------------------------------------

The amounts in the table above exclude amounts from the Company's portfolio of residential rental properties since those lease agreements are generally cancelable within three months.

NOTE 19 SHORT-TERM DEBT

----------------------------------------------------------------
                                              AS OF DECEMBER 31,
                                              ------------------
(SEK IN MILLIONS)                              2000       2001
----------------------------------------------------------------
Short-term debt -- property ................      8         60
Short-term debt -- other: ..................
 Current portion of long-term debt .........    797        767
 Unsecured bank credit lines ...............     --      1,884
                                               -----------------
Total short-term debt -- other .............    797      2,651
Total short-term debt ......................    805      2,711
----------------------------------------------------------------

In connection with refinancing of Stena Line in September 2001, an unsecured credit facility through Stena AB of EUR 200 million was introduced. This facility was fully utilized as of December 31, 2001. See also Note 17.

The weighted average interest rates on short-term borrowings for the years ended December 31, 2000 and 2001 were 6.82% and 5.39%, respectively.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 20 PLEDGED ASSETS, COMMITMENTS AND CONTINGENT LIABILITIES

Pledged assets

Assets of the Company that have been pledged to cover various liabilities and commitments are as follows:

------------------------------------------------------------------
                                                AS OF DECEMBER 31,
                                                ------------------
(SEK IN MILLIONS)                                   2000      2001
------------------------------------------------------------------
Mortgages on vessels ........................    13,457    13,815
Mortgages on properties .....................     5,486     6,179
Construction in progress ....................       876        --
Reservation of title ........................     1,966     2,159
Investments in affiliated companies .........     1,778        --
Marketable securities .......................       276       144
Short-term investments ......................       291       209
------------------------------------------------------------------

In addition, certain insurance policies and charter policies have also been pledged to cover various liabilities and commitments.

Commitments

The Company has guaranteed credit card sales related to onboard sales up to a total amount of SEK 77 million. Future minimum lease commitments are included in Note 18.

Newbuildings on order include two RoPax vessels, which are under construction at a shipyard in Korea, three RoRo vessels, which are under construction at a shipyard in China and two tankers which are under construction at a shipyard in Poland. The total purchase commitment for all newbuildings on order amounts to SEK 3,052 million ($286 million), of which yard payments of SEK 586 million ($55 million) were paid up to December 31, 2001.

The Company has agreed to purchase real estate in the Netherlands at an amount of SEK 121 million. Delivery is scheduled for the first half of 2002.

Contingent liabilities

Contingent liabilities of the Company as of December 31, 2000 and 2001 are as follows:

----------------------------------------------------------
                                        AS OF DECEMBER 31,
                                         ----------------
(SEK IN MILLIONS)                          2000     2001
----------------------------------------------------------
Guarantees ...........................    1,046    1,759
Pension liabilities ..................      335      479
Other contingent liabilities .........       23       15
----------------------------------------------------------

Guarantees as of December 31, 2001 include mainly HSS financing and loans to joint ventures in Norway.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company has operations and assets in a number of countries in and outside of Europe. Consequently, the Company's profits and revenues are affected, when measured in Swedish kronor, by fluctuations in currency exchange rates, primarily relative to the US dollar, the Euro and the British pound sterling. When the Swedish kronor appreciates against other currencies, the Company's profit from foreign operations, reported in Swedish kronor, may decrease. Likewise, when the Swedish kronor declines against other currencies, the Company's profit from foreign operations reported in Swedish kronor may increase. The Company also has exposure to market risks from changes in interest rates. Certain financial instruments are used by the Company to manage these foreign currency and interest rate risks as summarized below. The Company also maintains trading positions in a variety of financial instruments unrelated to its risk management activities, which are also discussed below.

Notional amounts and credit exposure

The notional amounts of derivative financial instruments presented in this Note represent face or contractual amounts and thus are not a measure of the exposure of the Company through its use of such financial instruments. The actual amounts exchanged are calculated on the basis of the notional amounts and the other terms of the financial instruments, which relate to interest rates, exchange rates, oil prices, securities prices, or financial and other indexes.

The Company is exposed to credit related losses in the event that counterparties to the derivative financial instruments do not perform according to the terms of the contract. In the opinion of management, the counterparties to the financial instruments are creditworthy financial institutions and other parties and the Company does not expect any significant loss to result from non-performance. The Company, in the normal course of business, does not demand collateral. The credit exposure of interest rate and foreign exchange contracts is represented by the fair value of contracts with a positive fair value at the end of each period, reduced by the effects of master netting arrangements. To the extent that futures contracts are used, the risk of credit related losses on such contracts is significantly reduced because the counterparties are organized exchanges. Initial margin requirements and daily calls are met in cash.

Interest rate risk management

The Group uses various financial instruments to manage its interest rate risk as summarized in the table below:

-----------------------------------------------------------------------------------
                                                 AS OF DECEMBER 31,
                                   -------------------------------------------------
                                             2000                       2001
                                   -----------------------    ----------------------
                                    NOTIONAL       CREDIT       NOTIONAL     CREDIT
(SEK IN MILLIONS)                     AMOUNT     EXPOSURE        AMOUNT     EXPOSURE
------------------------------------------------------------------------------------
Interest rate futures .........       2,443            --             --         --
Interest rate swaps ...........       1,170            --             --         --
Interest rate collars .........       2,590            --          3,055         --
Interest rate caps ............       2,698            21          3,334         40
-----------------------------------------------------------------------------------

The extent of the utilization of interest rate products is determined by reference to the Company's net exposure of its debt subject to interest rate risk and management's views

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED

regarding future interest rates. The interest rate contracts as at December 31, 2001 are part of an interest rate hedge strategy whereby the Company hedges the loan portfolio related to its assets. These contracts run on a consecutive basis to hedge the loan portfolio for a period of between 1 and 5 years. The amount of the loan portfolio hedged was SEK 7,273 million at December 31, 2001. The borrowings in this debt portfolio are denominated primarily in SEK, USD and EUR and have maturity dates ranging from 2002 to 2009. The interest rates are primarily floating and ranged from 3.95% to 6.39% at December 31, 2001.

Interest rate swap agreements allow the Company to synthetically adjust floating rate receivables or borrowings into fixed rates or vice versa. Under the interest rate swaps, an agreement is made with a counterparty to exchange, at specified intervals, the difference between fixed rate and floating rate interest, (such as the London, Stockholm or Amsterdam Inter-bank Offered Rate or LIBOR, STIBOR and AIBOR respectively), calculated by reference to an agreed notional principal amount.

The Company uses interest rate swaps to seek to achieve a desired interest rate on a portfolio of debt. The contractual terms of the interest rate swaps are determined by management based upon assessment of several factors such as views regarding future interest rates, the maturity and currency of the underlying debt portfolio, the cost of the interest rate swap and other factors.

The Company has used interest rates swaps to hedge a portion of interest rate risk on debt financing real estate properties.

The following tables summarizes the Company's interest rate swaps:

-------------------------------------------------------------------------------------
                                                              AS OF DECEMBER 31, 2000
                                                      -------------------------------
NOTIONAL AMOUNT           RECEIVE RATE     PAY RATE                LENGTH OF CONTRACT
-------------------------------------------------------------------------------------
(SEK IN MILLIONS)                                 %
100                     3-month STIBOR       8.25            April 1996 -- April 2001
594                      6-month LIBOR       6.91            March 1996 -- March 2001
477                      6-month LIBOR       5.64      February 1996 -- February 2001
-------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------
                                                            AS OF DECEMBER 31, 2000
-----------------------------------------------------------------------------------
                                                                           INTEREST
CURRENCY                 AMOUNT                       MATURITY              RATES %
-----------------------------------------------------------------------------------
              (SEK IN MILLIONS)
SEK                        104    March 2001 -- September 2005         4.15 -- 4.57
GBP                        582                      April 2008                 7.06
USD                        942                       July 2002                 7.75
-----------------------------------------------------------------------------------

As of December 31, 2001, no interest swaps were outstanding.

Interest rate futures and options are used by the Company to reduce the impact of changes in interest rates on its net interest rate exposure. Interest rate futures are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. Interest rate options grant the purchaser, for a premium payment, the right to either purchase from or sell to the writer a financial instrument under

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED

agreed-upon terms. The writer of the option receives a premium for bearing the risk of adverse interest rate movements. Interest rate options are used when the rates available to the Company under swap agreements are too high relative to management's views of the level of future interest rates.

The Company has also used interest rate collars to hedge a portion of the long-term financing for vessels.

The Company has used interest rate caps to hedge a portion of the long-term financing real estate properties. The following table is a summary by major currency of the portfolio of debt in respect of which the Company utilizes interest rate caps:

------------------------------------------------------------------------------------------------
                                                                         AS OF DECEMBER 31, 2000
                                                                        ------------------------
                                                                                        INTEREST
CURRENCY                  AMOUNT                             MATURITY                    RATES %
------------------------------------------------------------------------------------------------
               (SEK IN MILLIONS)
SEK                      1,488       February 2001 -- December 2005                4.00 -- 5.35
NLG                        184     September 2001 -- September 2005                5.93 -- 6.08
EUR                        257         April 2001 -- September 2005                5.78 -- 6.30
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
                                                                   AS OF DECEMBER 31, 2001
                                                                  ------------------------
                                                                                  INTEREST
CURRENCY                  AMOUNT                       MATURITY                    RATES %
------------------------------------------------------------------------------------------
               (SEK IN MILLIONS)
EUR                      2,259     April 2002 -- October 2008                4.19 -- 5.93
                                                                              Euribor+1.5
SEK                      2,117     January 2002 -- March 2026                3.95 -- 6.39
------------------------------------------------------------------------------------------

Foreign currency risk management

The Company is exposed to the risk of fluctuations in foreign currency exchange rates due to the international nature and scope of its operations. A substantial portion of the Company's revenues and expenses are denominated in the US dollar. The Company's foreign currency risk arises from (i) fluctuations in exchange rates on the value of the Company's sales and purchases in foreign currencies (transaction exposure), (ii) certain financial assets and liabilities (translation exposure when converting such balances to each company's functional currency)) and (iii) the Company's investment in foreign subsidiaries' net assets (equity exposure). The Company's policy is to hedge its transaction exposure from future cash flows from firm commitments such as charter vessel contracts as well as anticipated bunker fuel payment obligations. All realized and unrealized gains and losses of hedges of transaction exposures are deferred and recognized in the period the hedged cash flows are received. Management regularly also reviews the Company's assets and liabilities that are denominated in foreign currencies and determines the net amount that is subject to risk of adverse foreign currency fluctuations. The Company's policy is to hedge its translation risk on its net exposures, using foreign exchange contracts.

The Company primarily uses forward exchange contracts and, to a lesser extent, purchased currency options and currency swaps to manage its foreign currency risk.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED

The following table presents the notional amounts and credit exposure of financial instruments used for foreign currency risk management as of December 31 each year:

---------------------------------------------------------------------------------------
                                                      AS OF DECEMBER 31,
                                       ------------------------------------------------
                                                          2000            2001
                                       ------------------------------------------------
                                         NOTIONAL       CREDIT     NOTIONAL      CREDIT
(SEK IN MILLIONS)                          AMOUNT     EXPOSURE       AMOUNT    EXPOSURE
---------------------------------------------------------------------------------------
Forward exchange contracts .........   7,289        266          8,286        --
---------------------------------------------------------------------------------------

The following table summarizes by major currency the contractual amounts of the Company's forward exchange and option contracts in Swedish kronor. Foreign currency amounts are translated at rates current at the reporting date. The "buy" amounts represent Swedish kronor equivalent of commitments or options to purchase foreign currencies, and the "sell" amounts represent the Swedish kronor equivalent of commitments or options to sell foreign currencies. The forward exchange contracts and currency swaps described in the table above are used by the Company primarily to manage its foreign currency transaction risk with respect to future cash flows from firm charter vessel contracts and anticipated payments for bunker fuels and translation risk from outstanding loans on vessels. The cash flows from the charter vessel contracts are denominated primarily in USD, EUR and GBP whereas payments for bunker fuels are denominated in USD.

----------------------------------------------------------
                                AS OF DECEMBER 31,
                      ------------------------------------
                                   2000          2001
                      ------------------------------------
(SEK IN MILLIONS)        BUY      SELL       BUY      SELL
----------------------------------------------------------
USD ...............    3,045     4,894     2,064     1,800
JPY ...............       --         6        --        --
NOK ...............       --       200        --        47
SEK ...............       --        --         5        --
DKK ...............      100        16        --       164
EUR ...............       --        --       486       171
GBP ...............       --        --       248     3,302
----------------------------------------------------------

Fuel risk management


The company seeks to reduce its risk from changes in the price of bunker fuel, primarily related to Ferry lines, through a combination of swaps and options. The following table presents the notional amounts and credit exposure of financial instruments used for fuel risk management as of December 31 each year:

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED


--------------------------------------------------------------------------------
                                                              AS OF DECEMBER 31,
                                ------------------------------------------------
                                                   2000            2001
                                ------------------------------------------------
                                  NOTIONAL       CREDIT     NOTIONAL      CREDIT
(SEK IN MILLIONS)                   AMOUNT     EXPOSURE       AMOUNT    EXPOSURE
--------------------------------------------------------------------------------
Bunker fuel options .........         259            73           22          17
Bunker fuel swaps ...........       1,418            73        1,541          --
--------------------------------------------------------------------------------


As of December 31, 2001 the term of the contracts range from 3 to 36 months, and as of the same date approximately 85% of the cost of the estimated consumption of various types of bunker fuel was covered for 2002 and approximately 65% for each of the years 2003 and 2004.

Trading activities

The Company also buys and sells certain types of derivative financial instruments with the objective of generating profits based on short-term differences in price. Such financial instruments that are not used in the Company's program of interest rate and foreign currency risk management are referred to as "trading" for purposes of this disclosure. All trading instruments are subject to market risk; the risk that future changes in market conditions may make an instrument less valuable. The Company is a party to a variety of interest rate and foreign currency contracts in its trading activities. A summary of the results of the Company's trading activities on derivative financial instruments is shown below.

--------------------------------------------------------------------------------
                                                         YEAR ENDED DECEMBER 31,
                                          --------------------------------------
                                                 1999          2000         2001
                                          --------------------------------------
                                            NET GAINS     NET GAINS    NET GAINS
(SEK IN MILLIONS)                            (LOSSES)      (LOSSES)     (LOSSES)
--------------------------------------------------------------------------------
Forward exchange contracts ............        2              7           (2)
Currency options written ..............        7             10           20
Currency options bought ...............      (10)           (10)         (14)
                                          --------------------------------------
Total currency trading ................       (1)             7            4
Interest rate caps and floors .........       --             --           --
Interest rate futures .................       --              4           --
                                          --------------------------------------
Total interest rate trading ...........       --              4            0
Total .................................       (1)            11            4
--------------------------------------------------------------------------------

The following table summarizes the notional amounts and credit exposure of such instruments as of December 31, each year.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 21 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- CONTINUED


---------------------------------------------------------------------------------------
                                                                     AS OF DECEMBER 31,
                                       ------------------------------------------------
                                                          2000                     2001
                                       ------------------------------------------------
                                       NOTIONAL       CREDIT     NOTIONAL        CREDIT
(SEK IN MILLIONS)                        AMOUNT     EXPOSURE       AMOUNT      EXPOSURE
---------------------------------------------------------------------------------------
Forward exchange contracts .........       542           23           896            10
Currency options written ...........        48           --           207            --
Currency options bought ............        44           --           562             7
---------------------------------------------------------------------------------------

The following table presents the fair values of the Company's derivative financial instruments held for trading purposes and the average fair values of such instruments during each year.


-------------------------------------------------------------------------------------
                                                         2000                    2001
                                       ----------------------------------------------
                                                   FAIR VALUE              FAIR VALUE
                                       ----------------------------------------------
(SEK IN MILLIONS)                        YEAR-END     AVERAGE     YEAR-END    AVERAGE
-------------------------------------------------------------------------------------
Forward exchange contracts .........           20          (4)          10         (2)
-------------------------------------------------------------------------------------

Quoted market prices are used as the fair values of financial instruments used or held for trading purposes. If quoted market prices are not available, fair values are estimated on the basis of dealer quotes, pricing models or quoted prices for financial instruments with similar characteristics.

Concentrations of credit risk

Credit risk represents the accounting loss that would be recognized at each reporting date if counterparties to contracts failed to perform as agreed. Concentrations of credit risk, whether on- or off-balance-sheet, arise from financial instruments for groups of customers or counterparties when they have similar characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions or other conditions. The Company does not have a significant exposure to any individual customer or counterparty or significant concentrations of credit risk.

NOTE 22 FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of estimated fair values for all financial instruments, both on- and off-balance-sheet, for which it is practicable to estimate fair value. The Company has used a variety of methods and assumptions, which were based on market conditions and risks existing at the time, to estimate the fair value of the Company's financial instruments at December 31, 2000 and 2001. For certain instruments, including cash and cash equivalents, accounts payable and accruals, and short term debt, it was assumed that the carrying amount approximated fair value due to the short maturity of those instruments. Quoted market prices or dealer quotes for the same or similar financial instruments were used to estimate the fair value for marketable securities, long-term investments, and long-term debt. Other techniques, such as estimated discounted cash flows, or replacement cost have been used to determine fair value for the remaining financial instruments. The estimated fair value of the Company's off-balance-sheet financial instruments are primarily

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 22 FAIR VALUE OF FINANCIAL INSTRUMENTS -- CONTINUED

based on settlement values. These values represent the estimated amount that would be received or paid in the event of termination of the contract taking into consideration the current interest rates, the credit worthiness of the counterparties and current foreign currency exchange rates.

-----------------------------------------------------------------------------------------------------------
                                                                                         AS OF DECEMBER 31,
                                                 ----------------------------------------------------------
                                                                          2000                         2001
                                                 ----------------------------------------------------------
(SEK IN MILLIONS)                                 CARRYING VALUE    FAIR VALUE   CARRYING VALUE  FAIR VALUE
-----------------------------------------------------------------------------------------------------------
Assets
Investment in affiliated companies, non-current            1,869         1,869            2,184       2,184
Marketable securities ..........................           1,084         1,265            1,077       1,170
Receivables ....................................           1,362         1,362            1,923       1,923
Short-term investments .........................             349           349              376         381
Liabilities
Long-term debt:
 Property ......................................           3,875         3,875            4,644       4,644
 Other .........................................           7,403         7,403            7,951       7,951
 Senior notes ..................................           3,033         2,579            3,188       3,097
Short-term debt:
 Property ......................................               8             8               60          60
 Other .........................................             797           797            2,651       2,651
Trade accounts payable .........................             435           435              423         423
Derivative financial instruments
Held for trading purposes
 Assets ........................................              --            --               --          --
 Liabilities ...................................              --            --               --          --
Held for purposes other than trading
Interest rate risk management:
 Assets ........................................              --             1               --         (43)
 Liabilities ...................................              --            --               --          --
Foreign currency risk management:
 Assets ........................................              --           246               --         (83)
 Liabilities ...................................              --            --               --          --
Bunker risk management:
 Assets ........................................              --           146               --         (85)
 Liabilities ...................................              --            --               --          --
-----------------------------------------------------------------------------------------------------------


See Note 21 for further details regarding derivative financial instruments.

NOTE 23 PENSIONS

Before consolidation of Stena Line as of October 31, 2000, the substantial majority of personnel in the Company were employed by a wholly-owned subsidiary of the Company, Northern Marine Management ("NMM"). Personnel employed by NMM primarily participate in a multi-employer pension plan. Contributions to this plan recorded as expense in the accompanying Consolidated Income Statements were SEK 5 million, SEK 6 million and SEK 7 million for the years 1999, 2000 and 2001, respectively. The remaining employees participate in various defined benefit and defined contribution pension plans.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 24 US GAAP INFORMATION

The accompanying consolidated financial statements have been prepared in accordance with Swedish GAAP which differs in certain significant respects from US GAAP. The following is a summary of the adjustments to net income and stockholders' equity that would have been required if US GAAP had been applied instead of Swedish GAAP in the preparation of the consolidated financial statements.

-----------------------------------------------------------------------------------
                                                            YEAR ENDED DECEMBER 31,
                                                -----------------------------------
(SEK IN MILLIONS)                                  1999           2000         2001
-----------------------------------------------------------------------------------
Net income under Swedish GAAP ...............       826          3,097        1,410
Adjustments to reconcile to US GAAP:
 Disposal of assets (a) .....................        27           (17)           30
 Depreciation of properties (b) .............        70           (32)          (49)
 Leases (c) .................................        (1)           (2)           (4)
 Investments in securities (d) ..............        40             3           (48)
 Investment in Coflexip (e) .................        16           562            --
 Investment subsidies (f) ...................         2             2             2
 Financial instruments (g) ..................        --            (3)         (268)
 Investment in Stena Line (h) ...............        54           (11)           --
 Purchase accounting Stena Line (i) .........        --             7          (243)
 Investment in P&O Stena Line (j) ...........        --            (1)           (5)
 Pensions (k) ...............................        --           (41)           21
 Others .....................................        16            15            27
 Tax effect of US GAAP adjustments ..........       (14)           23            69
                                                -----------------------------------
Net income under US GAAP ....................      1,036         3,602          942
-----------------------------------------------------------------------------------


---------------------------------------------------------------------------------
                                                               AS OF DECEMBER 31,
                                                          -----------------------
(SEK IN MILLIONS)                                             2000        2001
---------------------------------------------------------------------------------
Stockholders' equity under Swedish GAAP ...............      9,270       11,110
Adjustments to reconcile to US GAAP:
 Disposal of assets (a) ...............................       (129)        (101)
 Depreciation of properties (b) .......................       (218)        (270)
 Leases (c) ...........................................          4           --
 Investments in securities (d) ........................        182           59
 Investment subsidies (f) .............................        (21)         (19)
 Financial instruments (g) ............................         (5)        (129)
 Purchase accounting Stena Line (i) ...................          7          (73)
 Investment in P&O Stena Line (j) .....................       (153)        (268)
 Pensions (k) .........................................        (16)          28
 Others ...............................................        (89)        (138)
 Tax effect of cumulative US GAAP adjustments .........         82          153
                                                          -----------------------
Stockholders' equity under US GAAP ....................      8,915       10,352
---------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 24 US GAAP INFORMATION -- CONTINUED

Those differences which have a material effect on consolidated net income and stockholders' equity are described as follows:

(a) DISPOSAL OF ASSETS -- Disposed assets may have different carrying values under US GAAP resulting in a different gain or loss on disposal than under Swedish GAAP. After consolidation of Stena Line as of October 31, 2000, this includes gains on sales of certain vessels to Stena Line in 1988 to 1995, which under Swedish GAAP have been eliminated to the extent of the Company's 46% investment. For US GAAP purposes, the Company eliminates all of such gains.

(b) DEPRECIATION OF PROPERTIES -- Under Swedish GAAP, properties in the Company's real estate operations are depreciated at 1%. Under US GAAP, all properties are depreciated over their estimated useful lives. For US GAAP purposes, depreciation for the real estate properties is based on periods of 50 years.

(c) LEASES -- Under Swedish GAAP, certain leases are recorded as operating leases and rent expense is recognized in the income statement. Under US GAAP, any lease that meets one of four specific criteria are capitalized. Leases that are capitalized for US GAAP purposes record the leased asset and the corresponding lease obligation at inception. The asset is depreciated over its estimated useful life or the lease term, whichever is shorter, and interest expense is recorded on the lease obligation. Under Swedish GAAP, certain gains or losses that result from the sale of property that is subsequently leased back are recorded currently in the income statement. Under US GAAP, such gains and losses are deferred and recognized into income over the life of the corresponding lease.

(d) INVESTMENTS IN SECURITIES -- Under Swedish GAAP, investments in marketable securities are recorded at either cost or the lower of cost or market. Under US GAAP, all of the Company's investments in debt securities and equity securities with a readily determinable fair value are classified as either trading or available for sale and carried at market value. Changes in the market value of "available for sale" securities are recorded as a separate component of equity, net of applicable deferred taxes. Also under US GAAP, the difference between the acquisition cost of investments in debt securities, including convertible securities, and their redemption value is amortized as an adjustment of the effective yield of the debt security.

For US GAAP purposes, the movement in the unrealized holding gain of investments classified as available-for-sale amounted to SEK 45 million and SEK 39 million for the years ended December 31, 2000 and 2001, respectively. The accumulated effect of SFAS 115 included in the US GAAP equity amounted to SEK 43 million and SEK (7) million for the years ended December 31, 2000 and 2001, respectively.

(e) INVESTMENT IN COFLEXIP -- For Swedish GAAP purposes, a gain on the disposition of Stena Offshore in 1994 was recognized based on the excess of the fair value of the securities received over the carrying value of the Company's investment in Stena Offshore. US GAAP did not allow full gain recognition on this transaction because the proceeds received in the form of Coflexip ordinary shares, the Convertible Notes and the Redeemable Notes represented continuing involvement in Coflexip. The gain for US GAAP purposes was limited to the amount of the consideration received that has been converted to cash. Accordingly, for US GAAP purposes, the carrying value in the investment in Coflexip is the Company's book value of its investment in Stena Offshore. Coflexip was sold in April 2000, after which the US GAAP differences have been reversed.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 24 US GAAP INFORMATION -- CONTINUED

(f) INVESTMENT SUBSIDIES -- Under Swedish GAAP, government investment subsidies related to the financing of vessels are recorded as income upon receipt of cash. Under US GAAP, investment subsidies are netted against the cost of the vessel effectively reducing depreciation expense over the economic useful life of the vessel.

(g) FINANCIAL INSTRUMENTS -- Under Swedish GAAP, unrealized gains and losses on forward exchange contracts and foreign currency options which hedge future cash flows are deferred and recognized only when realized. Under US GAAP, unrealized gains and losses on forward exchange contracts and foreign currency options which do not qualify for hedge accounting treatment would be recognized as income or loss when they occur. Effective January 1, 2001, the Company adopted SFAS No.133 "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Transactions, an Amendment to FASB Statement No. 133." These statements establish accounting and reporting standards requiring that derivative instruments be recorded on the balance sheet at fair value as either assets or liabilities, and requires the company to designate, document and assess the effectiveness of a hedge to qualify for hedge accounting treatment. The Company uses derivative instruments to hedge the value of the Groups' financial position. Management has decided that none of the Groups' hedges of financial exposure qualify for hedge accounting under US GAAP during 2001. In accordance with US GAAP, all outstanding derivative instruments are therefore valued at fair value. The gains and losses that thereby arise are included when calculating income. In accordance with the transition provisions of SFAS No 133, the Company recorded a net transition gain of SEK 106 million in accumulated other comprehensive income. The year-end adjustment to record derivative instruments at fair value in accordance with US GAAP resulted in a net loss adjustment of SEK 199 million recognized in current earnings.

(h) INVESTMENT IN STENA LINE -- For US GAAP purposes, the Company has recorded its share of Stena Line's US GAAP adjustments. After consolidation of Stena Line as of October 31, 2000, these adjustments have been reported in each respective category.

(i) PURCHASE ACCOUNTING STENA LINE -- For US GAAP purposes, the acquisition of the additional 12% of Stena Line in October 2000 should be accounted for as a step acquisition. Thus, for US GAAP purposes, the Company-s carrying value of its prior 46% interest in Stena Line does not change; that is, carryover basis is used for that portion of the investment in Stena Line. Under step acquisition accounting, the additional 12% tranche of Stena Line acquired in 2000 would be recorded at fair value based upon the purchase price paid for shares of Stena Line of SEK 8 per share. In connection with the Company's offer for shares of Stena Line, the Company also agreed to repurchase the outstanding Senior Notes of Stena Line for 80% of their redemption value. The difference between the book value of those Senior Notes and the reacquisition price paid by the Company was SEK 656 million. That price paid by the Company to acquire the Senior Notes is deemed to be the fair value of the Notes due to the proximity of the two transactions. The excess of the carrying value of these notes over their fair value represents negative goodwill resulting from the acquisition of Stena Line by the Company. Under Swedish GAAP, such negative goodwill is amortized to the income statement in accordance with a predetermined plan. However, for US GAAP purposes, the excess of the fair value of an acquired business over its purchase price (i.e., negative goodwill) is applied as a reduction of the carrying value of acquired long-lived assets. The reduction of the carrying value of the acquired Stena Line long-lived assets results in a lower

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 24 US GAAP INFORMATION -- CONTINUED

depreciation expense for US GAAP purposes on the Stena Line long-lived assets, primarily vessels, as compared to Swedish GAAP. The reduction in depreciation expense amounted to SEK 7 million and SEK 45 million for the years ended December 31, 2000 and 2001, respectively.

(j) INVESTMENT IN P&O STENA LINE -- Under Swedish GAAP, the book value of the net assets contributed to P&O Stena Line represents the Company's investment in the joint venture. Under US GAAP, the 1997 charge of SEK 165 million represented the excess of the book value over the estimated fair value at December 31, 1997. During 1998 a further charge of SEK 88 million was recorded due to Stena Line's obligation to fund an amount of losses up to GBP 6.25 million from sale of vessels within P&O Stena Line. This difference results in different amounts of goodwill amortization between Swedish GAAP and US GAAP.

(k) PENSIONS -- For Swedish GAAP purposes, pension expense for defined benefit pension plans is based on actuarial computations. Under US GAAP, the determination of pension expense for defined benefit pension plans is made pursuant to Statement of Financial Accounting Standard, "Employees Accounting for Pensions SFAS No. 87." SFAS 87 is more prescriptive than Swedish GAAP in that it requires the use of specific actuarial method (the projected unit credit method). Also under SFAS 87, under certain circumstances, a minimum liability is recorded with a corresponding intangible asset and/or reduction of shareholders' equity for plans that are underfunded.

NOTE 25 RELATED PARTY TRANSACTIONS

The Company has entered into various transactions with companies in the Stena Sphere. The significant transactions between the Company and its affiliates are described below.

Concordia

Stena Bulk AB, a wholly-owned subsidiary of the Company ("Stena Bulk"), and Concordia are parties to an allocation agreement (the "Allocation Agreement") pursuant to which Concordia may elect to participate in business opportunities identified by Stena Bulk relating to the ownership and chartering of crude oil and petroleum product tankers and bulk cargo vessels. Pursuant to the Allocation Agreement, Concordia may elect to take such opportunity in its entirety, to participate equally with Stena Bulk or to decline to participate. Concordia's share of the Allocation Agreement was a loss of SEK 22 million in 1999, a loss of SEK 36 million in 2000 and a loss of SEK 17 million in 2001.

In October 1995, an agreement was reached between the Company and Concordia regarding the pooling of results from the operation of Concordia Class vessels. The Company's share of this agreement was a gain of SEK 4 million in 1999, a gain of SEK 4 million in 2000 and a loss of SEK 6 million in 2001.

The Company provides certain services to Concordia such as administration, marketing, insurance and technical support for Concordia's vessels, including ship management for the Stena King and the Stena Queen, administration of jointly chartered vessels, office and office services for Concordia's personnel and certain financial and other services. The Company also receives a commission of 1% of the sales price on any vessel sold and commissions in respect of charters arranged by the Company. The Company earned fees equal to SEK 29 million, SEK 39 million and SEK 31 million in 1999, 2000 and 2001, respectively, for these services.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 25 RELATED PARTY TRANSACTIONS -- CONTINUED

Concordia provides ship management services to the Company for the Stena Concordia, the Stena Conductor and the Stena Companion. The Company paid fees equal to SEK 10 million, SEK 10 million and SEK 7 million in 1999, 2000 and 2001, respectively, for these services.

Sessan

As of June 1999, the Company is the business manager for Sessan for its participation (50%) in a Norwegian partnership that owns the shuttle tanker "STENA SIRITA" which is on a 10-year contract to ESSO Norway. The Company earned fees of SEK 1 million in each of the years 2000 and 2001 for these services.

Stena Metall

The Company provides management and other services to Stena Metall. In 1999, 2000 and 2001, the Company received SEK 3 million a year for such services. The Company purchases bunker fuel from Stena Metall; such purchases aggregated SEK 185 million, SEK 308 million and SEK 457 million in 1999, 2000 and 2001, respectively, excluding Stena Line, which was consolidated as a subsidiary as of October 31, 2000.

In January 2001, the Company acquired 4,621,562 shares in Stena Line from Stena Metall at a total cost of SEK 37 million, representing 7.52% of the equity and 28.65% of the votes of Stena Line.

Olsson Family

The Company rents office space from members of the Olsson family. In 1999, 2000 and 2001, the Company paid SEK 3 million, SEK 6 million and SEK 20 million, respectively, in respect of such properties, including offices for Stena Line, which was consolidated as a subsidiary as of October 31, 2000.

The Company also manages certain properties owned by members of the Olsson family and a property owned by Stena Metall. In 1999, 2000 and 2001, members of the Olsson family and Stena Metall paid the Company SEK 6 million, SEK 7 million and SEK 8 million, respectively, for such management services.

The Company has agreed to pay Sten A. Olsson and other members of the Olsson family an annual indexed retirement benefit for life.

In the middle of 2000, the Company purchased marketable securities from members of the Olsson family for SEK 26 million.

P&O Stena Line

The Company has guaranteed a credit line of GBP 12.5 million for P&O Stena Line, the joint venture between Stena Line and The Peninsular & Oriental Steam Navigation Company for the English Channel routes. The Company earned fees equal to SEK 9 million, SEK 10 million and SEK 10 million in 1999, 2000 and 2001, respectively, for these services.

NOTE 26 PERSONNEL

The following table presents the average number of employees and wages, salaries and other remuneration of the Company. Stena Line was consolidated as a subsidiary as of October 31,

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 26 PERSONNEL -- CONTINUED

2000. To facilitate comparison, Stena Line is included for the whole year 2000. The average number of employees for Stena Line for 2000 was 5,936.

------------------------------------------------------------------------
                                    AVERAGE NUMBER
                                      OF EMPLOYEES          REMUNERATION
                                 ---------------------------------------
(SEK IN MILLIONS)                  2000       2001       2000       2001
------------------------------------------------------------------------
Parent Company:
Board, CEO, Dep. CEO .........        2          2          5          5
Other employees ..............       11         11         10         11
Subsidiaries:
Sweden .......................    3,266      3,117        900        833
Great Britain ................    2,092      1,806        556        570
The Netherlands ..............      451        681        140        175
Denmark ......................      200        189         55         61
Ireland ......................      140        116         33         32
Norway .......................       63         61         18         21
Poland .......................       36         41          6          7
Switzerland ..................        4          6          6          8
Germany ......................       12         12          2          2
Brazil .......................        4          4          4          5
Shipborne employees ..........      565        531        221        273
                                 ---------------------------------------
Total ........................    6,846      6,577      1,956      2,003
------------------------------------------------------------------------

Shipborne employees does not include Stena Line, where such persons have been allocated by country. The total number of shipborne employees in Stena Line in 2001 was 3,544, to be compared with 3,933 in 2000.

Salaries of SEK 8 million were paid to the Chief Executive Officer and the Executive Vice President to be compared with SEK 7 million in 2000. The corresponding pension charges amounted to SEK 4 million in 2001 and SEK 3 million in 2000. The Chief Executive Officer and the Executive Vice President have retirement conditions allowing retirement from 55 and 60 years of age, respectively, with a salary of 65% of the salary then valid. The period of notice for the Company is 12 and 24 months, respectively. Severance pay may amount to 24 months salary. The board members of Stena AB have been paid SEK
0.105 million in 2001, out of which SEK 0.025 million to the Chairman of the board and SEK 0.010 million was paid to each of the Chief Executive Officer and the Executive Vice President.

NOTE 27 SUBSEQUENT EVENTS (UNAUDITED)

In January 2002, properties were sold in the south of Sweden at a value of approximately SEK 35 million. In the first three months of 2002, the Company took delivery of properties in the Netherlands at a value of approximately SEK 90 million.

At the end of February 2002, the multipurpose ferry Stena Galloway was sold.

On April 23, the Company signed a memorandum of understanding with P&O, which means that Stena Line will sell its 40% shareholding in P&O Stena Line to P&O. P&O will pay Stena Line

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 27 SUBSEQUENT EVENTS (UNAUDITED) -- CONTINUED

approximately (pounds sterling)150 million by way of consideration. Stena Line is also in advanced negotiations with P&O regarding the acquisition of three ships owned by P&O and currently operating on their Felixstowe-Rotterdam freight route. The sale requires approval from the relevant competition authorities.

The first of the three RoRo newbuildings ordered in China, the Stena Foreteller, was delivered from the shipyard on May 3, 2002.

NOTE 28 ADDITIONAL US GAAP DISCLOSURES

Certain disclosures and financial statement classifications required under US GAAP and the US Securities and Exchange Commission rules and regulations would be different from the amounts disclosed on a Swedish GAAP basis. The following information is presented on a US GAAP basis for US GAAP presentation purposes.

(a) Income taxes

The net deferred tax liability of the Company computed on a US GAAP basis consists of the following:

----------------------------------------------------------------------
                                                   AS OF DECEMBER 31,
                                                   -------------------
(SEK IN MILLIONS)                                      2000       2001
----------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
 Property, vessels and equipment .................     1,560     1,498
 Investments .....................................        32        93
 Provisions ......................................        --       141
 Other ...........................................       265        70
                                                   -------------------
Total deferred tax liabilities ...................     1,857     1,803
Deferred tax assets:
 Property, vessels and equipment .................       212       177
 Tax loss carryforwards ..........................       780     1,422
 Investments .....................................        21        25
 Provisions ......................................       261       364
 Other ...........................................         8        16
 Less deferred tax assets not recognized .........      (512)     (644)
                                                   -------------------
Net deferred tax assets ..........................       770     1,360
                                                   -------------------
Net deferred tax liability under US GAAP .........     1,087       443
----------------------------------------------------------------------

(b) Long-term debt

For Swedish GAAP purposes, certain borrowings that have formal repayment dates in 2001 have been classified as long-term because the Company intends to refinance those borrowings on a long-term basis. See Note 17. Those borrowings which amount to SEK 1,128 million, SEK 1,795 million and SEK 3,382 million at December 31, 1999, 2000 and 2001 respectively would be classified as short-term in a US GAAP consolidated balance sheet.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

(c) Comprehensive income

The Company has adopted Statement of Financial Accounting ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income generally encompasses all changes in stockholders' equity (except those arising from transactions with the owners) and includes Net income (loss), Net unrealized capital gains or losses and available for sale securities and Foreign currency translation adjustments. Comprehensive income in accordance with US GAAP for the year ended December 31, 2000 and 2001 was SEK 4,088 million and SEK 1,380 million, respectively.

(d) Cash payments

Cash paid for interest and taxes was as follows:

-----------------------------------------------------
                              YEAR ENDED DECEMBER 31,
                             ------------------------
(SEK IN MILLIONS)              1999     2000     2001
-----------------------------------------------------
Interest ..................     678      661    1,153
Income taxes paid .........      28        4        4
-----------------------------------------------------

(e) Pensions

The Group has certain Swedish pension arrangements that are not multiemployer or non-participating insurance arrangements that are funded through payments to a separate pension foundation. For Swedish GAAP purposes, pension expense for defined benefit pension plans is based on actuarial computation. The net periodic pension expense and the vested benefit obligation have also been determined for US GAAP purposes on the basis that would result if all employees are separated immediately. The accounting for pension plans in accordance with Swedish GAAP is different from the accounting and disclosure requirements of SFAS No. 87 "Employers Accounting for Pensions" and SFAS No. 132 "Employers Disclosure about Pensions and Other Post-retirement Benefits."

Pension cost, on the defined benefit plans, calculated in accordance with US GAAP includes the following:

-----------------------------------------------------------------
                                          YEAR ENDED DECEMBER 31,
                                          -----------------------
(SEK IN MILLIONS)                             2000           2001
-----------------------------------------------------------------
 Service cost ...........................        8             48
 Interest cost ..........................       20            125
 Expected return on plan assets .........      (29)          (156)
 Net amortization and deferral ..........        1              5
                                          -----------------------
Net periodic pension cost ...............       --             22
-----------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

The changes in benefit obligation are as follows:

-----------------------------------------------------------------------------------------
                                                                       AS OF DECEMBER 31,
                                                                -------------------------
(SEK IN MILLIONS)                                                       2000         2001
-----------------------------------------------------------------------------------------
Benefit obligation at beginning of year ........................       2,408        2,671
 Service cost ..................................................           8           48
 Interest cost .................................................          20          125
 Plan amendments ...............................................          --           97
 Actuarial gain (loss) .........................................         251         (456)
 Benefit paid ..................................................         (16)        (120)
                                                                -------------------------
Benefit obligation at end of year ..............................       2,671        2,365
Funded status ..................................................      (2,671)      (2,365)
Amounts recognized in the consolidated balance sheets as accrued
 pension liability .............................................       2,671        2,365
-----------------------------------------------------------------------------------------

The change in fair value of plan assets are as follows:

------------------------------------------------------------------
                                                AS OF DECEMBER 31,
                                          -------------------------
(SEK IN MILLIONS)                             2000          2001
------------------------------------------------------------------
 Assets at beginning of year ..........      2,861         3,011
 Actual return on plan assets .........         (6)         (405)
 Company contributions ................          6             6
 Members contributions ................          1             1
 Benefits paid ........................        (95)         (119)
 Other ................................         (1)           (1)
                                          -------------------------
 Assets at end of year ................      2,766         2,493
-------------------------------------------------------------------

   Assumptions used in the calculation of pension obligations are as follows:

-------------------------------------------------------------------------------------
                                                                 2000            2001
                                                      -------------------------------
Weighted discount rate ..............................     4.9 - 5.0%     5.5 - 5.8%
Expected long-term rate of return on assets .........           5.5%           7.0%
Rates of increase in compensation levels ............    2.5 - 4.25%     2.5 - 4.5%
-------------------------------------------------------------------------------------

(f) Recent U.S. accounting pronouncements issued but not yet adopted

In June 2001, the FASB issued SFAS No. 141, Business Combinations, (SFAS No.
141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption.

The Company adopted the provisions of SFAS No. 141 as of July 1, 2001 and SFAS No. 142 is effective January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001 but before SFAS No. 142 is adopted are not amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized and tested for impairment prior to the full adoption of SFAS No. 142. The Company did not complete any purchase business combinations after June 30, 2001 and prior to the adoption of SFAS No. 142, thus there was no effect on the current year financial statements from the adoption of SFAS No. 141.

SFAS No. 142 requires the Company to perform a transitional goodwill impairment evaluation to assess whether there is an indication that goodwill is impaired as of the date of adoption. The Company must identify its reporting units, determine the carrying value and fair value of each reporting unit, and compare those values. To the extent the carrying amount of a reporting unit exceeds the fair value, an indication exists that the reporting unit goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit goodwill, which is determined by allocating the fair value to all assets and liabilities in a manner similar to a purchase price allocation prescribed by SFAS No. 141, with the carrying amount of the reporting unit goodwill to determine whether any transitional impairment loss should be recognized. The Company is currently completing its determination of the effect of the adoption of SFAS No. 142.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also records a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003. The Company is currently reviewing the impact of the future adoption of SFAS No.143.

In August, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


NOTE 28 ADDITIONAL US GAAP DISCLOSURES -- CONTINUED

been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 on January 1, 2002 and is currently completing its determination of the effect of the adoption of the standard.

(g) Difference in classification of gain on sale of a subsidiary

Income before taxes for the year ended December 31, 2001 would be SEK 331 million higher under US GAAP than under Swedish GAAP. A gain on the sale of a subsidiary that was presented as a tax benefit under Swedish GAAP would be classified as a gain on sale of affiliated company under US GAAP. This difference in classification had no impact on US GAAP or Swedish GAAP net income.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                  (UNAUDITED)

-----------------------------------------------------------------------------------------
                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                   --------------------------------------
(IN MILLIONS)                                           2001          2002           2002
-----------------------------------------------------------------------------------------
                                                         SEK           SEK           $(1)
Revenues:
Ferry operations ...............................       6,196         6,670           719
 Net gain (loss) on sale of vessels ............          --            (2)           --
                                                   --------------------------------------
 Total ferry operations ........................       6,196         6,668           719
Drilling .......................................       1,249         1,598           172
Shipping .......................................       1,907         1,319           142
 Net gain on sale of vessels ...................         127            29             3
                                                   --------------------------------------
 Total shipping ................................       2,034         1,348           145
Property .......................................         572           665            72
 Net gain on sale of properties ................          30            14             2
                                                   --------------------------------------
 Total property ................................         602           679            74
Other ..........................................           9             8             1
                                                   --------------------------------------
Total revenues .................................      10,090        10,301         1,111
Direct operating expenses:
Ferry operations ...............................      (4,770)       (4,743)         (511)
Drilling .......................................        (390)         (685)          (74)
Shipping .......................................      (1,352)       (1,083)         (117)
Property .......................................        (220)         (261)          (28)
Other ..........................................         (13)           (1)           --
                                                   --------------------------------------
Total direct operating expenses ................      (6,745)       (6,773)         (730)
Selling and administrative expenses ............        (993)       (1,123)         (121)
Depreciation and amortization ..................      (1,170)       (1,323)         (143)
                                                   --------------------------------------
Total operating expenses .......................      (8,908)       (9,219)         (994)
                                                   --------------------------------------
Income from operations .........................       1,182         1,082           117
Share of affiliated companies- results .........          82             4            --
Gain on sale of affiliated companies ...........          --           652            71
Financial income and expense:
Dividends received .............................           5            15             2
Gain (loss) on securities, net .................          36          (190)          (21)
Interest income ................................          98           181            20
Interest expense ...............................        (738)         (746)          (81)
Foreign exchange gains (losses), net ...........         (51)            8             1
Other financial income (expense), net ..........         153           105            11
                                                   --------------------------------------
Total financial income and expense .............        (497)         (627)          (68)
Minority interest ..............................           1             1            --
                                                   --------------------------------------
Income (loss) before taxes .....................         768         1,112           120
Income taxes ...................................        (326)          (95)          (10)
                                                   --------------------------------------
Net income (loss) ..............................         442         1,017           110
-----------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

----------------------------------------------------------------------------------------------------
(IN MILLIONS)                                   AS OF DECEMBER 31, 2001     AS OF SEPTEMBER 30, 2002
----------------------------------------------------------------------------------------------------
                                                                    SEK             SEK         $(1)
ASSETS:
Noncurrent assets:
 Intangible assets .........................                         17              14            2
Tangible fixed assets:
 Property, vessels and equipment ...........                     25,461          23,726        2,558
Financial fixed assets:
 Investments in affiliated companies .......                      2,184              --           --
 Marketable securities .....................                      1,077             721           78
 Other assets ..............................                        640             896           96
                                                ----------------------------------------------------
Total noncurrent assets ....................                     29,379          25,357        2,734
Current assets:
 Inventories ...............................                        256             228           25
 Receivables ...............................                      1,923           2,375          256
 Prepaid expenses and accrued income .......                        946             811           87
 Short-term investments ....................                        376             409           44
 Cash and cash equivalents .................                      2,182             785           85
                                                ----------------------------------------------------
Total current assets .......................                      5,683           4,608          497
                                                ----------------------------------------------------
Total assets ...............................                     35,062          29,965        3,231
                                                ----------------------------------------------------
STOCKHOLDERS' EQUITY AND LIABILITIES:
Stockholders' equity:
 Capital stock .............................                          5               5            1
 Reserves ..................................                     11,105          11,738        1,265
                                                ----------------------------------------------------
Total stockholders' equity .................                     11,110          11,743        1,266
Provisions:
 Deferred income taxes .....................                        724             772           83
 Other .....................................                        706             327           35
                                                ----------------------------------------------------
Total provisions ...........................                      1,430           1,099          118
Noncurrent liabilities:
Long-term debt:
 Property ..................................                      4,644           4,683          505
 Other .....................................                      7,951           5,122          552
 Senior Notes ..............................                      3,188           2,753          297
Capitalized lease obligations ..............                        467             605           65
Other noncurrent liabilities ...............                        172             144           16
                                                ----------------------------------------------------
Total noncurrent liabilities ...............                     16,422          13,307        1,435
Current liabilities:
Short-term debt:
 Property ..................................                         60              15            2
 Other .....................................                      2,651             678           73
Capitalized lease obligations ..............                         67              75            8
Trade accounts payable .....................                        423             499           54
Accrued costs and prepaid income ...........                      1,811           1,688          182
Income tax payable .........................                        184              67            7
Other current liabilities ..................                        904             794           86
                                                ----------------------------------------------------
Total current liabilities ..................                      6,100           3,816          412
                                                ----------------------------------------------------
Total stockholders' equity and liabilities .                     35,062          29,965        3,231
----------------------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                  (UNAUDITED)


------------------------------------------------------------------------------------------------------------
                                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                                   -----------------------------------------
(IN MILLIONS)                                                           2001             2002           2002
------------------------------------------------------------------------------------------------------------
                                                                         SEK              SEK           $(1)
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .....................................................         442            1,017            110
Adjustments to reconcile net income to net cash provided
 by operating activities:
Depreciation and amortization ..................................       1,170            1,323            143
Share of affiliated companies' results .........................         (82)              (4)            --
(Gain) on sale of affiliated company ...........................          --             (652)           (71)
(Gain)/loss on sale of property, vessels and equipment .........        (155)             (41)            (4)
(Gain)/loss on sale of securities ..............................         (36)             190             21
Unrealized foreign exchange (gains) losses .....................         (14)             373             40
Deferred income taxes ..........................................         157               72              8
Minority interest ..............................................          (1)              (1)          --
Other non cash items ...........................................        (200)            (168)           (18)
Net cash flows from trading securities .........................         (93)              62              7
Changes in assets and liabilities, net of effects of
 dispositions of business:
Receivables ....................................................        (136)            (545)           (60)
Prepaid expenses and accrued income ............................          76              103             11
Inventories ....................................................          45               22              2
Trade accounts payable .........................................          78               91             10
Accrued costs and prepaid income ...............................         (92)             (94)           (10)
Income tax payable .............................................         156             (110)           (12)
Other current liabilities ......................................          60              (73)            (8)
                                                                   -----------------------------------------
Net cash provided by operating activities ......................       1,375            1,565            169
NET CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from sale of property, vessels and
 equipment .....................................................         518              255             28
Capital expenditure on property, vessels and equipment .........      (3,173)          (1,511)          (163)
Purchase of subsidiary net of cash acquired ....................        (207)              --             --
Sale of affiliated company .....................................          --            2,728            294
Proceeds from sale of securities ...............................         737              447             48
Purchase of securities .........................................        (651)            (316)           (34)
Purchase of non-current assets .................................        (100)            (342)           (37)
Sale of non-current assets .....................................         789               25              3
Other investing activities .....................................          13                2             --
                                                                   -----------------------------------------
Net cash used in investing activities ..........................      (2,074)           1,288            139
NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt .................................       1,334              406             44
Principal payments on debt .....................................      (4,346)          (2,649)          (286)
Net change in borrowings on line-of-credit agreements ..........       3,676           (1,984)          (214)
New capitalized lease obligations ..............................          --              232             25
Principle payments capital lease obligations ...................         (46)             (52)            (6)
Net change in restricted cash accounts .........................          30             (153)           (16)
Other financing activities .....................................         (34)             (46)            (5)
                                                                   -----------------------------------------
Net cash provided by/(used in) financing activities ............         614           (4,246)          (458)
Effect of exchange rate changes on cash and cash
 equivalents ...................................................          (3)              (4)          --
                                                                   -----------------------------------------
Net change in cash and cash equivalents ........................         (88)          (1,397)          (150)
Cash and cash equivalents at beginning of period ...............       1,122            2,182            235
                                                                   -----------------------------------------
Cash and cash equivalents at end of period .....................       1,034              785             85
----------------------------------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1 BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements present the financial position and results of operations of Stena AB and its subsidiaries ("the Company") and have been prepared in accordance with Swedish GAAP.

The interim financial information included in the condensed consolidated financial statements is unaudited but reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Interim results for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the full year.

Solely for the convenience of the reader, the condensed consolidated financial statements for the most recent period have been translated into United States dollars ($) using the rate on September 30, 2002 of $1 = SEK 9.2740.

NOTE 2 AFFILIATED COMPANIES

The Company's investment in P&O Stena Line, which as of June 30, 2002 was 40% owned by the Company, is accounted for under the equity method. This investment was sold in August 2002.

NOTE 3 SEGMENT INFORMATION

-----------------------------------------------------
                                    NINE MONTHS ENDED
                                        SEPTEMBER 30,
                                    -----------------
(SEK IN MILLIONS)                     2001       2002
-----------------------------------------------------
Depreciation and amortization:
Ferry operations ..................    561        581
Drilling ..........................    431        581
Shipping:
 Roll-on/Roll-off vessels .........     97         94
 Crude oil tankers ................     30         13
 Other shipping ...................      5          4
                                    -----------------
 Total shipping ...................    132        111
Property ..........................     39         47
Other .............................      7          3
                                    -----------------
Total .............................  1,170      1,323
-----------------------------------------------------

Dry-docking. Within the international shipping industry, there are different methods that are used to account for dry-docking costs. We changed our accounting policy for dry-docking costs as of January 1, 2002 due to a new accounting standard issued in Sweden. We now use a method that capitalizes dry-docking costs as incurred and amortizes such costs as depreciation and amortization expense over the period to the next scheduled dry-docking. The change in accounting principle had no material impact on net income or shareholder equity. Dry-docking costs of SEK 73 million for the nine month period ended September 30, 2001 have been reclassified to conform with the current year classification.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (UNAUDITED)


NOTE 3 SEGMENT INFORMATION -- CONTINUED


--------------------------------------------------------------
                                             NINE MONTHS ENDED
                                                 SEPTEMBER 30,
                                            ------------------
(SEK IN MILLIONS)                               2001      2002
--------------------------------------------------------------
Income from operations:
Ferry operations ............................    191       626
 Net gain (loss) on sale of vessels .........     --        (2)
                                            ------------------
 Total ferry operations .....................    191       624
Drilling ....................................    351       243
Shipping:
 Roll-on/Roll-off vessels ...................     --        (8)
 Crude oil tankers ..........................    302       (25)
 Other shipping .............................    (10)      (11)
 Net gain on sale of vessels ................    127        29
                                            ------------------
 Total shipping .............................    419       (15)
Property ....................................    265       304
 Net gain on sale of properties .............     30        14
                                            ------------------
 Total property .............................    295       318
Other .......................................    (74)      (88)
                                            ------------------
Total .......................................  1,182      1,082
                                            ------------------
Capital expenditures:
Ferry operations ............................    406       585
Drilling ....................................  1,808       109
Shipping:
 Roll-on/Roll-off vessels ...................     58       334
 Crude oil tankers ..........................     14       220
 Other shipping .............................      5         3
                                            ------------------
 Total shipping .............................     77       557
Property ....................................    880       258
Other .......................................      2         2
                                            ------------------
Total .......................................  3,173      1,511
--------------------------------------------------------------

NOTE 4 STOCKHOLDERS' EQUITY


Restricted reserves include both untaxed reserves (net of deferred taxes) and legal reserves. The legal reserves of SEK 158 million are not available for distribution as they are required to be held to meet statutory requirements in Sweden and other countries where group companies operate. The untaxed reserves may be distributed as dividends upon payment of the related taxes.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (UNAUDITED)


NOTE 4 STOCKHOLDERS' EQUITY -- CONTINUED

The changes in stockholders' equity for the period December 31, 2001 to September 30, 2002 are as follows:

-----------------------------------------------------------------------------------------------------------
                                                                                                      TOTAL
                                                    CAPITAL    RESTRICTED     UNRESTRICTED    STOCKHOLDERS'
(SEK IN MILLIONS)                                     STOCK      RESERVES         RESERVES           EQUITY
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 2001 .....................        5           895           10,210           11,110
Transfers between reserves .......................       --           (97)              97               --
Dividend paid ....................................       --            --              (52)             (52)
Foreign currency translation adjustments .........       --           (49)            (283)            (332)
Net income .......................................       --            --            1,017            1,017
                                                         --           ---           ------           ------
Balance at September 30, 2002 ....................        5           749           10,989           11,743
-----------------------------------------------------------------------------------------------------------

NOTE 5 US GAAP INFORMATION

The accompanying condensed consolidated financial statements have been prepared in accordance with Swedish GAAP which differs in certain significant respects from US GAAP. A description of differences between Swedish GAAP and US GAAP which significantly affect the determination of net income and shareholders' equity of the Company is set forth in Note 24 to the Consolidated Financial Statements included in the Company-s Annual Report on Form 20-F.

The following is a summary of the adjustments to net income and stockholders' equity that would have been required if US GAAP had been applied instead of Swedish GAAP in the preparation of the condensed consolidated financial statements.

--------------------------------------------------------------------
                                                   NINE MONTHS ENDED
                                                       SEPTEMBER 30,
                                                 -------------------
(SEK IN MILLIONS)                                    2001       2002
--------------------------------------------------------------------
Net income under Swedish GAAP ..................      442      1,017
Adjustments to reconcile to US GAAP:
 Disposal of assets ............................       27          8
 Depreciation of properties ....................      (35)       (42)
 Leases ........................................       (4)        --
 Investments in securities .....................      (36)       183
 Financial instruments .........................     (117)       172
 Investment subsidies ..........................        1          1
 Purchase accounting Stena Line ................     (171)      (118)
 Investment in P&O Stena Line ..................       (3)       242
 Equity investee goodwill amortization .........       --         26
 Pensions ......................................      (14)        34
 Others ........................................       20         20
 Tax effect of US GAAP adjustments .............        8       (108)
                                                 -------------------
Net income under US GAAP .......................     118       1,435
--------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (UNAUDITED)


NOTE 5 US GAAP INFORMATION -- CONTINUED

---------------------------------------------------------------------------------
                                                             AS OF          AS OF
                                                      DECEMBER 31,  SEPTEMBER 30,
                                                      ---------------------------
(SEK IN MILLIONS)                                             2001           2002
---------------------------------------------------------------------------------
Stockholders' equity under Swedish GAAP ...............     11,110         11,743
Adjustments to reconcile to US GAAP:
 Disposal of assets ...................................       (101)           (93)
 Depreciation of properties ...........................       (270)          (311)
 Investments in securities ............................         59            (12)
 Investment subsidies .................................        (19)           (18)
 Financial instruments ................................       (129)            43
 Purchase accounting Stena Line .......................        (73)          (190)
 Investment in P&O Stena Line .........................       (268)            --
 Pensions .............................................         28             54
 Others ...............................................       (138)          (112)
 Tax effect of cumulative US GAAP adjustments .........        153            122
                                                      ---------------------------
Stockholders' equity under US GAAP ....................     10,352         11,226
---------------------------------------------------------------------------------

The Company has adopted Statement of Financial Accounting ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income generally encompasses all changes in stockholders' equity (except those arising from transactions with the owners) and includes net income, net unrealized gains or losses on available for sale securities and foreign currency translation adjustments. Comprehensive income in accordance with US GAAP for the nine month periods ended September 30, 2001 and 2002 was SEK 756 million and SEK 926 million, respectively.

The Company adopted SFAS 142 and SFAS 144 in 2002. SFAS 142 eliminates the amortization of goodwill and intangible assets with indefinite economic useful lives and addresses the amortization of intangible assets with finite lives and impairment testing and recognition for goodwill and intangible assets. SFAS 144 establishes a single model for the impairment of long-lived assets and broadens the presentation of discontinued operations to include the disposal of an individual business. As a result of the adoption of SFAS 142 and SFAS 144 the amortization of the goodwill recognized in connection with the Company's acquisition of P&O Stena Line ceased. No impairment charges resulted from the required transitional impairment evaluations.

The following reflects the impact that SFAS 142 would have had on prior period net income:

----------------------------------------------------------------------------------------
                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                         -------------------------------
(SEK IN MILLIONS)                                                                   2001
----------------------------------------------------------------------------------------
Reported net loss under US GAAP .....................                                118
Cease equity investee goodwill amortization .........                                 39
                                                         -------------------------------
Adjusted net loss under US GAAP .....................                                157
----------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (UNAUDITED)


NOTE 5 US GAAP INFORMATION -- CONTINUED

In connection with the sale of the interest in P&O Stena Line on August 13, 2002, a portion of the cash proceeds was determined by reference to an interest factor for the period from January 1, 2002 to date of sale. For Swedish GAAP purposes, SEK 103 million was classified in the income statement as interest income. Under US GAAP, that amount would be considered a component or the proceeds from the sale of the interest in P&O Stena Line and accordingly, would be classified as part of the gain on the sale.

Recent U.S. accounting pronouncements issued but not yet adopted

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also records a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003. The Company has not evaluated the impact of adopting this standard on the consolidated financial statements.

In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64. Amendment of FASB Statement No.13 and Technical Corrections". SFAS No 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. SFAS No 145 will be adopted beginning January 1, 2003, except for the provisions relating to the amendment of SFAS No 13, which will be adopted for transactions occurring subsequent to May 15, 2002. The Company has not evaluated the impact of adopting this standard on the consolidated financial statements.

In July, 2002, the FASB issued SFAS No 146 , "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 nullifies Emerging Issues Task Force Issue No 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS 146 requires that a liability for a cost associated with an exit or disposal activity should be recorded when it is incurred and initial measurement be at fair value. The statement is effective for exit or disposal activities that are initiated after December 31, 2002, although earlier adoption is encouraged. The Company has not evaluated the impact of adopting this standard on the consolidated financial statements.

NOTE 6 SUBSEQUENT EVENTS

On November 6, 2002, SIBV, a wholly-owned subsidiary, entered into a new $600 million secured revolving credit facility with a syndicate of financial institutions or lenders, for which J.P. Morgan plc, Svenska Handelsbanken AB (publ.) and Nordea Bank Sverige AB (publ.) act as lead arrangers and Svenska Handelsbanken AB (publ.) acts as facility agent. The revolving credit facility closed on November 13, 2002. The facility was made available for the purposes of refinancing SIBV's existing debt, including the 1995 revolving credit facility, and to provide financing for general corporate purposes. The final maturity of the revolving credit facility will be on November 6, 2007, subject to options on SIBV's part to extend the facility for an additional two years with the

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (UNAUDITED)


NOTE 6 SUBSEQUENT EVENTS -- CONTINUED

consent of the lenders. If the facility is extended in accordance with such options, the amount available under the facility will be reduced by $100 million on each of the fifth and sixth anniversaries of the facility. SIBV's obligations under the revolving credit facility are guaranteed by Stena AB and certain of its subsidiaries.

On December 12, 2002, the Company redeemed in full the 7.30% Senior Secured Guaranteed Notes due 2004 of Stena Tay Limited for an aggregate redemption price of approximately $89.1 million.

On November 27, 2002, the Company issued $200 million in aggregate principal amount of 9 5/8% Senior Notes due 2012 in a private placement pursuant to Rule 144A under the Securities Act of 1933. A portion of the net proceeds of the offering is intended to be used to redeem the approximately $121.8 million outstanding aggregate principal amount of the Company's 10 1/2% Senior Notes due 2005. On December 16, 2002, the Company notified holders of its 10 1/2% Senior Notes due 2005 that the Company intends to redeem these notes on January 15, 2003 for an estimated aggregate redemption price of $125.0 million.

In October 2002, the Company took delivery of the Stena Calypso, the second coastal tanker vessel (C-MAX) built in Poland. Financing was arranged through a capital lease. The vessel was time-chartered to ChevronTexaco in early November, 2002.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
        SUPPLEMENTAL CONSOLIDATED INCOME STATEMENTS -- RESTRICTED GROUP
                 YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                                  (UNAUDITED)

---------------------------------------------------------------------------------------------------------
                                                                                  YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------
(IN MILLIONS)                                           1999            2000           2001          2001
---------------------------------------------------------------------------------------------------------
                                                         SEK             SEK            SEK          $(1)
Revenues:
Ferry operations ...............................          --             996          7,909           853
 Net gain (loss) on sale of vessels ............          --              --            (16)           (2)
                                                   ------------------------------------------------------
 Total ferry operations ........................          --             996          7,893           851
Drilling .......................................       1,167           1,466          1,702           184
Shipping .......................................       1,964           2,590          2,498           270
 Net gain on sale of vessels ...................         172              80            171            18
                                                   ------------------------------------------------------
 Total shipping ................................       2,136           2,670          2,669           288
Other ..........................................          51              34             24             3
                                                   ------------------------------------------------------
Total revenues .................................       3,354           5,166         12,288         1,326
Direct operating expenses:
Ferry operations ...............................          --          (1,027)        (6,223)         (671)
Drilling .......................................        (435)           (574)          (629)          (68)
Shipping .......................................      (1,258)         (1,422)        (1,762)         (190)
Other ..........................................         (28)            (17)           (26)           (3)
                                                   ------------------------------------------------------
Total direct operating expenses ................      (1,721)         (3,040)        (8,640)         (932)
Selling and administrative expenses ............        (306)           (457)        (1,360)         (147)
Non-recurring items ............................          --             136             18             2
Depreciation and amortization ..................        (692)           (936)        (1,453)         (157)
                                                   ------------------------------------------------------
Total operating expenses .......................      (2,719)         (4,297)       (11,435)       (1,234)
                                                   ------------------------------------------------------
Income from operations .........................         635             869            853            92
Share of affiliated companies' results .........         (70)           (864)           131            14
Gain on sale of affiliated company .............          --           3,174             --            --
Financial income and expense:
Dividends received .............................         252               5              5             1
Gain (loss) on securities, net .................          (2)            178            107            11
Interest income ................................         100             199            112            12
Interest expense ...............................        (434)           (475)          (671)          (72)
Foreign exchange gains (losses), net ...........          22             122            (74)           (8)
Other financial income (expense), net ..........          28             (81)           159            17
                                                   ------------------------------------------------------
Total financial income and expense .............         (34)            (52)          (362)          (39)
Minority interest ..............................          (1)            123              4            --
                                                   ------------------------------------------------------
Income before taxes ............................         530           3,250            626            67
Income taxes ...................................         144            (272)           625            67
                                                   ------------------------------------------------------
Net income .....................................         674           2,978          1,251           134
---------------------------------------------------------------------------------------------------------

(1) Amounts in U.S. dollars have been translated, solely for the convenience of the reader, at an exchange rate of $1.00 = SEK 9.2740, the Noon Buying Rate on September 30, 2002.

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS -- RESTRICTED GROUP
                          DECEMBER 31, 2000 AND 2001
                                  (UNAUDITED)


-------------------------------------------------------------------------------------
                                                                   AS OF DECEMBER 31,
                                                       ------------------------------
(IN MILLIONS)                                             2000        2001       2001
-------------------------------------------------------------------------------------
                                                           SEK         SEK       $(1)
ASSETS:
Noncurrent assets:
 Intangible assets..................................        21          17          2
Tangible fixed assets:
 Property, vessels and equipment ...................    17,312      19,433      2,095
Financial fixed assets:
 Investments in affiliated companies ...............     1,869       2,184        236
 Marketable securities .............................     1,084       1,077        116
 Other noncurrent assets ...........................     2,745       1,863        201
                                                       ------------------------------
Total noncurrent assets ............................    23,031      24,574      2,650
Current assets:
 Inventories .......................................       280         256         28
 Receivables .......................................     1,397       1,976        213
 Prepaid expenses and accrued income ...............       894         894         96
 Short-term investments ............................       349         376         40
 Cash and cash equivalents .........................       915       2,131        230
                                                       ------------------------------
Total current assets ...............................     3,835       5,633        607
                                                       ------------------------------
Total assets .......................................    26,866      30,207      3,257
                                                       ------------------------------
STOCKHOLDERS' EQUITY AND LIABILITIES:
Stockholders' equity:
 Capital stock .....................................         5           5          1
 Reserves ..........................................     9,517      11,295      1,218
                                                       ------------------------------
Total stockholders' equity .........................     9,522      11,300      1,219
Minority interests .................................       207          --         --
Convertible subordinated debentures ................       198          --         --
Provisions:
Deferred income taxes ..............................     1,537         561         60
 Other .............................................       896         703         76
                                                       ------------------------------
Total provisions ...................................     2,433       1,264        136
Noncurrent liabilities:
Long-term debt:
 Property ..........................................        33          34          4
 Other..............................................     7,403       7,951        857
 Senior Notes ......................................     3,033       3,188        344
Capitalized lease obligations ......................       534         467         50
Other noncurrent liabilities .......................       230         155         17
                                                       ------------------------------
Total noncurrent liabilities .......................    11,233      11,795      1,272
Current liabilities:
Short-term debt:
 Property ..........................................         2           2         --
 Other..............................................       797       2,651        286
Capitalized lease obligations ......................        30          67          7
Trade accounts payable .............................       383         384         41
Accrued costs and prepaid income ...................     1,562       1,696        183
Income tax payable .................................       132         188         20
Other current liabilities ..........................       367         860         93
                                                       ------------------------------
Total current liabilities...........................     3,273       5,848        630
                                                       ------------------------------
Total stockholders- equity and liabilities .........    26,866      30,207      3,257
-------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS -- RESTRICTED GROUP
                 YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                                  (UNAUDITED)


----------------------------------------------------------------------------------------------------------------------
                                                                                               YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------------
(IN MILLIONS)                                                               1999        2000          2001        2001
----------------------------------------------------------------------------------------------------------------------
                                                                             SEK         SEK           SEK        $(1)
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................................       674       2,978          1,251        134
Adjustments to reconcile net income to net cashprovided by
 operating activities:
Depreciation and amortization ........................................       692         936          1,453        157
Share of affiliated companies- results ...............................        70         864           (131)       (14)
Dividends from affiliated companies ..................................        29          --             --         --
(Gain) on sale of affiliated company .................................        --      (3,174)            --         --
(Gain)/loss on sale of subsidiary ....................................        --          --              5         --
(Gain)/loss on sale of property, vessels and equipment ...............      (172)        (80)          (153)       (16)
(Gain)/loss on securities, net .......................................         2        (178)          (107)       (11)
Unrealized foreign exchange (gains)/losses ...........................        59         415             56          6
Deferred income taxes ................................................      (244)        244           (691)       (75)
Minority interests ...................................................         1        (123)            (4)        --
Other non cash items .................................................       (11)       (172)          (293)       (32)
Net cash flows from trading securities ...............................       (62)       (227)          (227)       (25)
Changes in assets and liabilities, net of effects of dispositions of businesses:
Receivables ..........................................................        91        (302)          (409)       (44)
Prepaid expenses and accrued income ..................................       (53)        (33)            32          3
Inventories ..........................................................       (13)         (8)            24          3
Intercompany accounts ................................................       (16)        (87)            48          5
Trade accounts payable ...............................................       (57)        (46)           250         27
Accrued costs and prepaid income .....................................       (90)         90           (314)       (34)
Income tax payable ...................................................        70          12             52          6
Other current liabilities ............................................         7          56             70          8
                                                                        ----------------------------------------------
Net cash provided by operating activities ............................       977       1,165            912         98
NET CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from sale of property, vessels and equipment ...........     1,428         372            566         61
Capital expenditure on property, vessels and equipment ...............    (2,346)     (1,710)        (2,558)      (275)
Purchase of subsidiary net of cash acquired ..........................        --         629           (212)       (23)
Proceeds from sale of subsidiary .....................................        --          --            499         54
Proceeds from sale of affiliated company .............................        --       5,449             --         --
Proceeds from sale of securities .....................................       209         553            948        102
Purchase of securities ...............................................      (301)       (732)          (675)       (73)
Investments in affiliated companies ..................................      (784)         --             --         --
Increase of noncurrent assets ........................................      (194)       (296)          (100)       (11)
Decrease of noncurrent assets ........................................       215          10            695         75
Other ................................................................        50         (25)           (82)        (9)
                                                                        ----------------------------------------------
Net cash (used in)/provided by investing activities ..................    (1,723)      4,250           (919)       (99)
NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt .......................................     2,744       1,089          2,560        276
Principal payments on debt ...........................................      (456)     (4,747)        (5,030)      (542)
Net change in borrowings on line-of-credit agreements ................    (1,552)     (1,087)         3,522        380
Principal payments on capitalized lease obligations ..................       (20)        (54)           (57)        (6)
Net change in restricted cash accounts ...............................       (87)        (12)           133         14
Other financing activities ...........................................       122         142             79          8
                                                                        ----------------------------------------------
Net cash provided by/(used in) financing activities ..................       751      (4,669)         1,207        130
Effect of exchange rate changes on cash and cash equivalents .........        22          (8)            16          2
                                                                        ----------------------------------------------
Net change in cash and cash equivalents ..............................        27         738          1,216        131
Cash and cash equivalents at beginning of year .......................       150         177            915         99
                                                                        ----------------------------------------------
Cash and cash equivalents at end of year .............................       177         915          2,131        230
----------------------------------------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
   SUPPLEMENTAL CONDENSED CONSOLIDATED INCOME STATEMENTS -- RESTRICTED GROUP
                 NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2002
                                  (UNAUDITED)

-----------------------------------------------------------------------------------------
                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                     ------------------------------------
(IN MILLIONS)                                           2001          2002           2002
-----------------------------------------------------------------------------------------
                                                         SEK           SEK              $
Revenues:
Ferry operations ...............................       6,196         6,670            719
 Net gain (loss) on sale of vessels ............          --           (2)             --
                                                     ------------------------------------
 Total ferry operations ........................       6,196         6,668            719
Drilling .......................................       1,249         1,598            172
Shipping .......................................       1,907         1,319            142
 Net gain on sale of vessels ...................         127            29              3
                                                     ------------------------------------
 Total shipping ................................       2,034         1,348            145
Other ..........................................          18            16              2
                                                     ------------------------------------
Total revenues .................................       9,497         9,630          1,038
Direct operating expenses:
Ferry operations ...............................      (4,770)       (4,743)          (511)
Drilling .......................................        (390)         (685)           (74)
Shipping .......................................      (1,352)       (1,083)          (117)
Other ..........................................         (21)           (8)            (1)
                                                     ------------------------------------
Total direct operating expenses ................      (6,533)       (6,519)          (703)
Selling and administrative expenses ............        (945)       (1,070)          (115)
Depreciation and amortization ..................      (1,132)       (1,277)          (138)
                                                     ------------------------------------
Total operating expenses .......................      (8,610)       (8,866)          (956)
Income from operations .........................         887           764             82
Share of affiliated companies- results .........          82             4             --
Gain on sale of affiliated companies ...........          --           652             71
Financial income and expense:
Dividends received .............................           5            15              2
Gain (loss) on securities, net .................          36          (190)           (21)
Interest income ................................          93           177             19
Interest expense ...............................        (555)         (548)           (59)
Foreign exchange gains (losses), net ...........         (51)            8              1
Other financial income (expense), net ..........         154           104             11
                                                     ------------------------------------
Total financial income and expense .............        (318)         (434)           (47)
Minority Interest ..............................           1             1             --
                                                     ------------------------------------
Income (loss) before taxes .....................         652           987            106
Income taxes ...................................        (320)          (69)            (7)
                                                     ------------------------------------
Net Income (loss) ..............................         332           918             99
-----------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES

    SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS -- RESTRICTED GROUP
                    DECEMBER 31, 2001 AND SEPTEMBER 30, 2002
                                  (UNAUDITED)

---------------------------------------------------------------------------------------------------
                                                       DECEMBER 31,    SEPTEMBER 30,  SEPTEMBER 30,
                                                     -------------- ---------------- --------------
(IN MILLIONS)                                                  2001             2002           2002
---------------------------------------------------------------------------------------------------
                                                                SEK              SEK              $
ASSETS:
Noncurrent assets:
Intangible assets ..................................             17               14              2
Tangible fixed assets:
Property, vessels and equipment ....................         19,433           17,569          1,894
Financial fixed assets:
Investments in affiliated companies ................          2,184               --             --
Marketable securities ..............................          1,077              721             78
Other assets .......................................          1,863            2,218            239
                                                             ------           ------          -----
Total noncurrent assets ............................         24,574           20,522          2,213
Current assets:
Inventories ........................................            256              228             25
Receivables ........................................          1,976            2,364            255
Prepaid expenses and accrued income ................            894              758             81
Short-term investments .............................            376              407             44
Cash and cash equivalents ..........................          2,131              714             77
                                                             ------           ------          -----
Total current assets ...............................          5,633            4,471            482
                                                             ------           ------          -----
Total assets .......................................         30,207           24,993          2,695
                                                             ------           ------          -----
STOCKHOLDERS' EQUITY AND LIABILITIES:
Stockholders' equity:
Capital stock ......................................              5                5              1
Reserves ...........................................         11,295           11,821          1,274
                                                             ------           ------          -----
Total stockholders' equity .........................         11,300           11,826          1,275
Provisions:
 Deferred income taxes .............................            561              600             65
 Other .............................................            703              324             35
                                                             ------           ------          -----
Total provisions ...................................          1,264              924            100
Noncurrent liabilities:
Long-term debt:
 Property ..........................................             34               31              3
 Other .............................................          7,951            5,122            553
 Senior Notes ......................................          3,188            2,753            297
Capitalized lease obligations ......................            467              605             65
Other noncurrent liabilities .......................            155              127             13
                                                             ------           ------          -----
Total noncurrent liabilities .......................         11,795            8,638            931
Current liabilities:
Short-term debt:
 Property ..........................................              2                2             --
 Other .............................................          2,651              678             73
Capitalized lease obligations ......................             67               75              8
Trade accounts payable .............................            384              417             45
Accrued costs and prepaid income ...................          1,696            1,564            169
Income tax payable .................................            188               79              9
Other current liabilities ..........................            860              790             85
                                                             ------           ------          -----
Total current liabilities ..........................          5,848            3,605            389
                                                             ------           ------          -----
Total stockholders' equity and liabilities .........         30,207           24,993          2,695
----------------------------------------------------------------------------------------------------

                    STENA AB AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW -- RESTRICTED GROUP
                 NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2002
                                  (UNAUDITED)

----------------------------------------------------------------------------------------------------------
                                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                                                    --------------------------------------
(IN MILLIONS)                                                            2001             2002        2002
----------------------------------------------------------------------------------------------------------
                                                                          SEK              SEK           $
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ......................................................         332              918          99
Adjustments to reconcile net income to net cash provided by
 operating activities:
Depreciation and amortization ...................................       1,132            1,277         138
Share of affiliated companies- results ..........................         (82)              (4)         --
(Gain) on sale of affiliated company ............................          --             (652)        (71)
(Gain)/loss on sale of property, vessels and equipment ..........        (124)             (27)         (3)
(Gain)/loss on sale of securities ...............................         (36)             190          21
Unrealized foreign exchange (gains) losses ......................         (14)             373          40
Deferred income taxes ...........................................         148               47           5
Minority interest ...............................................          (1)              (1)         --
Other non cash items ............................................        (200)            (158)        (17)
Net cash flows from trading securities ..........................         (93)              64           7
Changes in assets and liabilities, net of effects of dispositions of business:
Receivables .....................................................        (106)            (555)        (60)
Prepaid expenses and accrued income .............................          93              106          12
Inventories .....................................................          45               22           2
Intercompany accounts ...........................................          47               94          10
Trade accounts payable ..........................................          71               66           7
Accrued costs and prepaid income ................................        (106)             (83)         (9)
Income tax payable ..............................................         157             (102)        (11)
Other current liabilities .......................................          54              (80)         (9)
                                                                    --------------------------------------
Net cash provided by/(used in) operating activities .............       1,317            1,495         161
NET CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from sale of property, vessels and equipment ......         378              171          19
Capital expenditure on property, vessels and equipment ..........      (2,293)          (1,253)       (135)
Purchase of subsidiary net of cash acquired .....................        (207)              --          --
Sale of affiliated companies ....................................          --            2,728         294
Proceeds from sale of securities ................................         737              447          48
Purchase of securities ..........................................        (651)            (316)        (34)
Purchase of non-current assets ..................................        (100)            (342)        (37)
Sale of non-current assets ......................................         789               25           3
Other investing activities ......................................         (31)             (98)        (11)
                                                                    --------------------------------------
Net cash used in investing activities ...........................      (1,378)           1,362         147
NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt ..................................         722              275          30
Principal payments on debt ......................................      (4,312)          (2,577)       (278)
Net change in borrowings on line-of-credit agreements ...........       3,676           (1,950)       (210)
New capitalized lease obligations ...............................          --              232          25
Principle payments capital lease obligations ....................         (46)             (52)         (6)
Net change in restricted cash accounts ..........................          30             (153)        (16)
Other financing activities ......................................         (36)             (47)         (5)
                                                                    --------------------------------------
Net cash provided by/(used in) financing activities .............          34           (4,272)       (461)
Effect of exchange rate changes on cash and cash equivalents               (5)              (2)         --
                                                                    --------------------------------------
Net change in cash and cash equivalents .........................         (32)          (1,417)       (153)
Cash and cash equivalents at beginning of period ................         915            2,131         230
                                                                    --------------------------------------
Cash and cash equivalents at end of period ......................         883              714          77
----------------------------------------------------------------------------------------------------------

                       REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
 Stena Line AB

We have audited the consolidated balance sheet of Stena Line AB and subsidiaries as of December 31, 1999, and the related consolidated statement of operations and cash flows for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards in Sweden and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Stena Line AB and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999 in conformity with generally accepted accounting principles in Sweden.

Generally accepted accounting principles in Sweden vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected net loss for the year ended December 31, 1999 and stockholders' equity as of December 31, 1999 to the extent summarized in Note 28 to the consolidated financial statements.


Gothenburg, Sweden

March 24, 2000


/s/ Thord Elmersson


Authorized Public Accountant
KPMG

                   STENA LINE AB AND CONSOLIDATED SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999


-------------------------------------------------------------------------------
                                                             AS OF DECEMBER 31,
                                                        -----------------------
(SEK IN MILLIONS)                                                          1999
-------------------------------------------------------------------------------
Revenues ............................................   Note 2            6,963
Personnel costs .....................................   Note 3           (1,926)
Other operating expenses ............................   Note 4, 5        (4,462)
Restructuring expenses ..............................   Note 6              (47)
Income from associated companies ....................   Note 7               65
                                                                         ------
Income before depreciation and amortization .........                       593
Depreciation and amortization .......................   Note 8             (587)
                                                                         ------
Income from Operations ..............................   Note 2                6
Interest income .....................................                         6
Interest expense ....................................                      (479)
Foreign exchange losses .............................                        (3)
Other financial expenses ............................                       (26)
                                                                         ------
Financial income and expenses, net ..................   Note 9             (502)
                                                                         ------
Loss before income taxes ............................                      (496)
Income taxes ........................................   Note 10             108
                                                                         ------
Net loss ............................................                      (388)
-------------------------------------------------------------------------------

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999


-------------------------------------------------------------------------
                                                       AS OF DECEMBER 31,
                                                       ------------------
(SEK IN MILLIONS)                                                    1999
-------------------------------------------------------------------------
ASSETS:
Noncurrent assets:
 Intangible assets .................................   Note 12        457
Tangible assets:
 Vessels ...........................................   Note 13      3,758
 Construction-in-progress ..........................   Note 14         59
 Other tangible assets .............................   Note 14      2,286
Financial assets:
 Investments .......................................   Note 15      1,391
 Deferred income taxes .............................   Note 21        256
 Other long-term assets ............................   Note 16        548
                                                                    -----
Total noncurrent assets ............................                8,755
Current assets:
 Inventories .......................................                  224
 Accounts receivable--trade ........................                  199
 Other current assets ..............................   Note 17        521
 Cash and cash equivalents .........................   Note 18        121
                                                                    -----
Total current assets ...............................                1,065
                                                                    -----
Total assets .......................................                9,820
STOCKHOLDERS' EQUITY AND LIABILITIES:
Stockholders' equity ...............................   Note 19
Restricted stockholders' equity:
 Capital stock .....................................                  307
 Restricted reserves ...............................                2,683
Unrestricted stockholders' equity:
 Net income (loss) brought forward .................                 (441)
 Net income (loss) for the year ....................                 (388)
                                                                    -----
Total stockholders' equity .........................                2,161
Convertible subordinated debentures ................   Note 20        558
Provisions:
 Non-interest bearing
 Provision for taxes ...............................   Note 21        298
 Interest bearing
 Provision for pensions ............................   Note 22         60
                                                                    -----
Total provisions ...................................                  358
Long term debt: ....................................   Note 23
 Interest bearing debt on loans ....................                5,543
                                                                    -----
Total long term debt ...............................                5,543
Current liabilities: ...............................   Note 24
 Non-interest bearing current liabilities ..........                1,013
 Current portion of longterm debt ..................                  187
                                                                    -----
Total current liabilities ..........................                1,200
                                                                    -----
Total stockholders' equity and liabilities .........                9,820
-------------------------------------------------------------------------

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999


---------------------------------------------------------------------------------------
                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
(SEK IN MILLIONS)                                                                  1999
---------------------------------------------------------------------------------------
CASH FLOW FROM OPERATIONS:
Net loss ........................................................                  (388)
Adjustments for non-cash items:
 Income from associated companies ...............................                   (60)
 Depreciation and amortization ..................................                   587
 Deferred tax ...................................................                  (110)
 Unrealized exchange losses .....................................                    80
 Other non-cash items ...........................................                     1
Changes in working capital:
 Accounts receivable ............................................                   219
 Other current assets ...........................................                    38
 Inventories ....................................................                   (79)
 Accounts payable ...............................................                   (17)
 Accrued expenses and deferred income ...........................                   (79)
 Other current liabilities ......................................                   (18)
                                                                                -------
Cash flow from operations .......................................                   174
INVESTING ACTIVITIES:
Proceeds from sale of fixed assets ..............................                   239
Purchase of fixed assets ........................................                  (331)
Other investments ...............................................                   (55)
Payments received on long-term loans ............................                    15
                                                                                -------
Cash flow used in investing activities ..........................                  (132)
FINANCING ACTIVITIES:
Payments on capital lease obligations ...........................                  (105)
Proceeds from borrowings ........................................                 1,195
Payments on borrowings ..........................................                (1,175)
                                                                                -------
Cash flow used in financing activities ..........................                   (85)
Effect of foreign exchange on cash and cash equivalents .........                    12
                                                                                -------
Net decrease in cash and cash equivalents .......................                   (31)
Beginning balance of cash and cash equivalents ..................                   152
                                                                                -------
Cash and cash equivalents at end of year ........................                   121
Available cash and cash equivalents:
Cash and cash equivalents, as at December 31 ....................                   121
Confirmed, unutilised credit facilities .........................                 1,191
                                                                                -------
Available cash and cash equivalents .............................                 1,312
Interest paid ...................................................                   493
Taxes paid ......................................................                     3
---------------------------------------------------------------------------------------

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1999

Amounts are in SEK million unless otherwise specified.


NOTE 1. ACCOUNTING PRINCIPLES

The accompanying consolidated financial statements present the financial position and results of operations of Stena Line AB and its subsidiaries (the "Company") and have been prepared in accordance with generally accepted accounting principles in Sweden (Swedish GAAP) and comply with the recommendations of the Swedish Financial Accounting Standards Council. These accounting principles differ in certain significant respects from generally accepted accounting principles in the United States (U.S. GAAP). See Note 28 for a discussion of the principal differences between Swedish GAAP and U.S. GAAP that affect the Company's consolidated net loss and stockholders' equity. The Company's shares are traded on the OM Stockholm Exchange.

CONSOLIDATED ACCOUNTS

The consolidated financial statements include Stena Line AB and all subsidiaries in which Stena Line AB directly or indirectly has a majority of the voting control.

Basis of consolidation. Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. The seasonality of the Company's operations result in significant variations in the volume of currency transactions. Accordingly, the income statements of foreign subsidiaries are translated at an average exchange rate for each quarter. Exchange differences arising on the translation of the financial statements of foreign subsidiaries are recorded directly to the cumulative translation adjustment component of stockholders' equity.

When foreign subsidiaries and associated companies are divested or liquidated, the accumulated translation difference relating to the divested entity is reported as a realized gain (loss) in the consolidated income statement.

The Acquisition method. The consolidated financial statements have been prepared in accordance with the acquisition accounting method. This method means that assets and liabilities acquired are recorded at fair value. The difference between the purchase price and the estimated fair value of the net assets acquired is recorded as goodwill. The net income (loss) of companies acquired during the year are included in the Company's income statement from the date of acquisition and the net income (loss) of companies sold during the year are included through the date of disposal.

Associated companies. The equity accounting method is used for those companies in which the Company has significant influence and/or owns between 20 percent and 50 percent of the voting shares. In the consolidated balance sheet, associated companies are reported at the original purchase price together with the Company's share in net income (loss) earned after the acquisition. Dividends received are recorded as a reduction of the recorded investment. Stena Line's share in income before taxes is included in income from operations. The Company's share of associated companies' taxes is included in income taxes.

Estimates and concentrations. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition. The Company generates revenues from three principal business areas: (i) travel, which consists of ticket sales for passengers and vehicles, package tours and hotel sales;

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

(ii) onboard sales, which consists of duty and tax free and other retail sales, restaurants, bars, arcades and gaming; and (iii) freight, which consists primarily of trailers and truck transportation. Revenue is recognized in the period services are rendered.

Sale of vessels and property. Vessel and property sales are recorded when title to the asset has passed to the buyer and consideration has been exchanged. Assets sold but not yet delivered are shown at net book value as current assets.

EXCHANGE RATES

-----------------------------------------------------------------------------------------------------------------
                            CLOSING DATE RATE                                                       AVERAGE RATES
                          -------------------   -----------------------------------------------------------------
                                         1999       Q 1/99       Q 2/99       Q 3/99       Q 4/99    FULL YEAR 99
-----------------------------------------------------------------------------------------------------------------
USD (USA) .............                  8.53         8.00         8.92         8.31         8.32            8.26
NOK (Norway) ..........                106.05       104.40       108.09       105.99       105.55          106.01
GBP (UK) ..............                 13.80        13.06        13.54        13.30        13.58           13.37
IEP (Ireland) .........                 10.87        11.40        11.31        11.06        10.98           11.19
NLG (Holland) .........                388.60       407.47       404.20       395.39       392.50          399.89
DEM (Germany) .........                437.85       465.78       455.50       446.42       441.69          452.35
DKK (Denmark) .........                115.05       120.75       119.87       117.17       116.31          118.53
FRF (France) ..........                130.55       136.89       135.81       132.83       131.86          134.35
-----------------------------------------------------------------------------------------------------------------

Receivables and liabilities denominated in foreign currencies. All receivables and liabilities in denominated foreign currencies are translated into Swedish kronor at year-end exchange rates unless the Company has entered into matching forward foreign exchange contracts, in which case the rate specified in the contract is used. The premium or discount arising on these forward exchange contracts is recorded as interest expense or income over the duration of these contracts. All exchange rate gains and losses are reported as part of income from operations except for gains and losses relating to debt which are reported as a component of financial income (expense), net.

Hedging net investments. Exchange rate gains and losses on loans and forward foreign exchange contracts qualifying as a hedge of net investments in foreign subsidiaries were recorded directly to shareholders' equity to match the corresponding exchange differences which arise when translating the foreign subsidiaries' net assets.

Hedging future cash flows. The Company hedges certain expected future cash flows arising from firm commitments or anticipated transactions. Unrealized gains and losses on financial instruments that are designated as a hedge of such firmly committed future cash flows or anticipated transactions are realized when the underlying transaction occurs.

Financial instruments. The unrealized gains or losses are included in the income statement when the underlying transaction actually occurs if the financial instrument is designated and effective as a hedge for the underlying transaction. The Company reviews the correlation and effectiveness of its financial instruments on a periodic basis. Financial instruments that do not meet the criteria for hedge accounting treatment are marked-to-market with the resulting unrealized gain or loss recorded as foreign exchange gain or loss in the income statement.

It is the Company's policy that terms and contracted maturities of financial instruments that are designed to hedge interest rate and foreign currency exposures correspond to the terms and, where appropriate, the maturities of the underlying hedged transactions.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

Realized gains and losses that result from the early termination of financial instruments used for hedging purposes are deferred and are included in (i) the underlying asset or liability in the consolidated balance sheet or (ii) the income statement when the anticipated transaction actually occurs. If an underlying asset or liability is sold or settled, any related financial instrument is then marked-to-market and the unrealized gain or loss is recorded as part of the gain or loss on sale or settlement of the underlying item.

Premiums paid for the purchase of foreign currency and interest rate options are recorded as a prepaid expense in the consolidated balance sheet and are amortized over the duration of the option contract.

Foreign exchange risk management.

FORWARD EXCHANGE CONTRACT - forward foreign exchange contracts that are designated as a hedge of foreign currency loans and investments are marked-to-market with the unrealized gain or loss recorded in the income statement to offset the corresponding gain or loss on the underlying exposure. Unrealized gains and losses on forward foreign exchange contracts that are designated as a hedge of a firm commitment or anticipated transaction are included in the financial statement when the transaction actually occurs.

OPTIONS - Unrealized gains or losses on options that are used to hedge anticipated foreign currency transactions are included in the financial statement when such a transaction actually occurs.

Interest rate risk management.

FRA (Forward Rate Agreements) - The difference between the rate specified in a forward rate agreement that is designated as a hedge of an underlying debt obligation and the contractual rate on such debt is recorded as an adjustment of interest expense.

INTEREST RATE SWAPS - The interest receivable and interest payable under the terms of the swap are accrued and recorded as an adjustment to the interest expense of the underlying debt obligation.

OPTIONS -The difference between the rate specified in the option that is designated as a hedge of an underlying debt obligation and the contractual rate on such debt is recorded as an adjustment of interest expense.

Fuel risk management. The Company enters into swap and option contracts in order to seek to manage its risk relating to adverse movements of fuel prices. Fuel expense is adjusted by any payments made or received under the swap and option agreements.

Cash equivalents. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Income taxes. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax assets are recognized to the extent that it is more likely than not that an asset will be realized. Tax legislation in Sweden offers companies the opportunity to defer their current tax liability by making tax deductible allocations to untaxed reserves. The deferred tax on these reserves is classified as a long-term liability while the remaining portion is included within restricted reserves in stockholders' equity.

Fixed assets. Fixed assets are recorded at acquisition cost net of accumulated depreciation. Repair and maintenance costs are expensed as incurred.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

Interest is capitalized for large-scale assets constructed for the Company's use based on the expenditures incurred during the construction period using the Company's current available rate of borrowing for the applicable project. Capitalized interest on such assets is then depreciated over the estimated useful lives of the respective assets.

Depreciation. Depreciation is calculated on the basis of the historic acquisition cost and the straight-line method of depreciation is used for all assets. The rates of depreciation are based on the economic useful life of the assets as follows:

Vessels .........................   10-25 years
Machinery and equipment .........    5-25 years
Buildings .......................   20-50 years
Land improvements ...............      20 years
Goodwill ........................   10-20 years
Routes ..........................      20 years
Other intangible assets .........   10-20 years

Goodwill. When determining the amortization period of goodwill an evaluation is made of the nature of the operations and the anticipated development of the acquired business. The goodwill arising from the acquisition of Sealink British Ferries in 1990 is amortized over 20 years as the acquisition is judged to have long-term earnings potential and strategic value. The maximum amortization period for other goodwill is 10 years.

Vessels. The depreciation period for vessels is based on the economic useful life of the respective vessel and is depreciated down to a residual value of 5 per cent of the original acquisition cost. The residual value corresponds to the estimated scrap value. The depreciation period is between 10 and 25 years from the date of acquisition. When major overhauls are carried out on a vessel, a new assessment of the economic useful life of the vessel is made which may lead to a change in the depreciable life of the vessel.

Leasing. Assets under capital lease are reported as an asset with a corresponding obligation on the balance sheet and the leasing charges are allocated between depreciation and interest expense.

Sale/Lease-Back. Profits and losses on the sale of assets that are leased back under a finance lease are recorded over the term of the related leasing contract.

Inventories. Inventories are valued at the lower of cost (first-in, first-out) or net realizable value, after deductions for obsolescence. Inventories consist mainly of retail goods sold onboard the vessels and supplies for bars and restaurants onboard the vessels. Fuel and spareparts for the vessels are also held as inventories.

Interest bearing receivables and liabilities. Interest income and interest expense are recorded in accordance with the interest rate which the receivable or liability bears.

Prepaid expenses. Expenses arising from opening new routes, commencing operations in new markets and introducing new vessels are amortized over a period of 1 to 5 years.

Drydocking costs. Drydocking costs are capitalized and amortized over the period of time until the next dry docking. Individual drydocking plans exist for all vessels which generally provides for vessels to be drydocked every 1 to 3 years.

Advertising costs. Advertising costs are expensed as incurred.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

Impairment of assets. The Company reviews long-lived assets used in the business and investments in affiliated companies on an annual basis for impairment or whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company uses valuations carried out by independent international vessel brokers and operating results as its primary indicators of potential impairment. An impaired asset is written down to its estimated fair market value if the decline in fair value is deemed to be permanent. Charges for impairment of assets are included as part of depreciation and amortization expense.

Loss per share. Loss per share basic is determined by dividing net loss for the year by the weighted average number of shares outstanding (in thousands) of 61,471 for the years ended December 31, 1999. Loss per share assuming dilution includes the effect, when dilutive, of the Company's convertible subordinated debentures.

NOTE 2. SEGMENT INFORMATION

REVENUE BY BUSINESS AREA AND MARKET AREA:

------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31,
                          ----------------------------------------------
(SEK in millions)          Travel     Onboard     Freight/Ports    Total
------------------------------------------------------------------------
Scandinavia ...........     1,127       1,374               848    3,349
The UK ................     1,715         737             1,162    3,614
                          ----------------------------------------------
TOTAL REVENUE .........     2,842       2,111             2,010    6,963
------------------------------------------------------------------------

The Company operates in two principal geographic areas: Scandinavia and the UK.

INCOME FROM OPERATIONS BY GEOGRAPHICAL SEGMENT

---------------------------------------------------------------------
                                              YEAR ENDED DECEMBER 31,
                                             ------------------------
(SEK IN MILLIONS)                                                1999
---------------------------------------------------------------------
Scandinavia ..............................                         85
The UK ...................................                       (144)
                                                                 ----
Income from operations ...................                        (59)
Income from associated companies .........                         65
                                                                 ----
Income from operations ...................                          6
---------------------------------------------------------------------

IDENTIFIABLE ASSETS BY GEOGRAPHICAL AREA

-------------------------------------------
                         AS OF DECEMBER 31,
                        -------------------
(SEK IN MILLIONS)                      1999
-------------------------------------------
Scandinavia .........                 2,822
The UK ..............                 5,152
                        -------------------
Total ...............                 7,974
-------------------------------------------

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

PROFIT CONTRIBUTION, BEFORE DEPRECIATION AND AMORTIZATION, BY OPERATING SEGMENT

-------------------------------------------------------------------------------
                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
(SEK IN MILLIONS)                                                          1999
--------------------------------------------------------------------------------
Travel ..............................................                       877
Onboard .............................................                       157
Freight .............................................                     1,134
                                                        -----------------------
                                                                          2,168
Charter and rents ...................................                      (577)
Other ship expenses .................................                    (1,016)
Restructuring expenses ..............................                       (47)
Income from associated companies ....................                        65
                                                        -----------------------
Income before depreciation and amortization .........                       593
-------------------------------------------------------------------------------

NOTE 3. PERSONNEL

THE FOLLOWING IS A SUMMARY OF THE COMPANY'S PERSONNEL COSTS:(4)

------------------------------------------------------------------
                                           YEAR ENDED DECEMBER 31,
                                          ------------------------
(SEK MILLIONS)                                                1999
------------------------------------------------------------------
Salaries and remunerations(1) .........                      1,390
Social costs(2)(3) ....................                        367
Other personnel costs .................                        169
                                          ------------------------
Total personnel costs(4) ..............                      1,926
------------------------------------------------------------------

1) Bonuses to the Board and the president in UK included in salaries and remunerations amounted to SEK 0 million for the year ended December 31, 1999. The corresponding amounts for the Parent Company were SEK 0 million.

2) Social costs include payroll taxes and pension costs. Pension costs amounted to SEK 82 million for the year ended December 31, 1999.

3) Pension costs pertaining to the Board and the president amounted to SEK 0 million for the year ended December 31, 1999.

4) Redundancy payments of SEK 47 million for the year ended December 31, 1999 included in restructuring expenses, are not included in the specifications on the personnel costs.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

SALARIES AND REMUNERATIONS WERE AS FOLLOWS:


------------------------------------------------------------
                                     YEAR ENDED DECEMBER 31,
                                  --------------------------
                                                        1999
                                  --------------------------
                                    DIRECTORS          OTHER
(SEK IN MILLIONS)                AND OFFICERS      EMPLOYEES
------------------------------------------------------------
SWEDEN
Stena Line AB ..................           3             544
Subsidiaries in Sweden .........           1              72
                                 ---------------------------
Total in Sweden ................           4             616
SUBSIDIARIES OUTSIDE SWEDEN:
United Kingdom .................           1             474
The Netherlands ................           2             120
Denmark ........................           2              76
Ireland ........................          --              47
Norway .........................          --              19
Poland .........................          --              29
                                 ---------------------------
Total outside Sweden ...........           5             765
                                 ---------------------------
Total the Company ..............           9           1,381
------------------------------------------------------------

THE FOLLOWING IS A SUMMARY OF THE AVERAGE
NUMBER OF EMPLOYEES OF THE COMPANY:

------------------------------------------------------
                                             NUMBER OF
(SEK IN MILLIONS)                   TOTAL        WOMEN
------------------------------------------------------
SWEDEN
Stena Line AB ..................    2,458          991
Subsidiaries in Sweden .........      273           96
                                    -----          ---
Total in Sweden ................    2,731        1,087
SUBSIDIARIES OUTSIDE SWEDEN:
United Kingdom .................    1,895          622
The Netherlands ................      538          132
Denmark ........................      274          177
Ireland ........................      138           56
Norway .........................       67           44
Poland .........................      205           65
                                    -----        -----
Total outside Sweden ...........    3,117        1,096
                                    -----        -----
Total ..........................    5,848        2,183
------------------------------------------------------

REMUNERATIONS TO SENIOR MANAGEMENT

Directors fees have been paid to members of the Board totaling SEK 785,000 for the year ended December 31, 1999. The amounts include a Director's fee of SEK 125,000 to the Chairman of the Board, Dan Sten Olsson.

Bo Severed, President and CEO, has an annual salary of SEK 2,280,000. Bonuses based on future profit can be added. During 1999, Bo Severed received a total of SEK 2,395,000 in remuneration and other benefits.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

The President is entitled to retire at the age of 62 whilst retaining 65% of his annual salary excluding bonuses. The Company may retire the President when he reaches the age of 60. The President's conditions of employment also stipulate that notice given by the company must be preceded by a period of notice of 12 months and a redundancy payment equivalent to 2 years' salary. In the event of notice being given after the age of 55 has been reached, an additional redundancy payment corresponding to 6 months' salary shall be paid, in addition to that specified above.

Pension and redundancy terms similar to those pertaining to the President apply for other Members of the Executive Management.

Salaries and remuneration to the current Members of the Executive Management, a total of 13 persons, excluding the President, were paid in the amount of SEK
14.4 million for the year ended December 31, 1999.

There are no synthetic options within the Company.

NOTE 4. OTHER OPERATING EXPENSES

---------------------------------------------------------------------
                                              YEAR ENDED DECEMBER 31,
                                             ------------------------
(SEK IN MILLIONS)                                                1999
---------------------------------------------------------------------
Vessel charter costs .......................                      464
Lease and rental costs .....................                      129
Fuel .......................................                      466
Other vessel costs .........................                      550
Product, marketing and other costs .........                    2,853
                                             ------------------------
Total ......................................                    4,462
---------------------------------------------------------------------

Advertising costs included in product, marketing and other costs were SEK 335 million for the year ended December 31, 1999.

Audit fees and other services from the Company's auditors for 1999, totaled SEK 3 million and SEK 2 million respectively.

NOTE 5. LEASES

The Company leases vessels, buildings, machinery and equipment under operating leases. Rental expense for operating leases amounted to SEK 593 million for the year ended December 31, 1999.

The number of leased or chartered vessels as of December 31, 1999 totaled 12 of which 3 are accounted for as capital leases as of December 31, 1999.

The net book value of assets under capital leases amounted to SEK 775 million for the year ended December 31, 1999, including ships of SEK 708 million for the year ended December 31, 1999.

In the summaries below, it is presumed that no purchase options in respect of leased vessels are exercised.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


As of December 31, 1999 the future minimum lease commitments under noncancellable capital leases and operating leases were:

CAPITAL LEASES

------------------------------------------------------------------------------------------------
                                                                              AS OF DECEMBER 31,
                                                                --------------------------------
                                                                                            1999
                                                                --------------------------------
                                                                             MACHINERY
(SEK IN MILLIONS)                                              VESSELS   AND EQUIPMENT     TOTAL
------------------------------------------------------------------------------------------------
2000 ..........................................................    213              11       224
2001 ..........................................................     77               4        81
2002 ..........................................................     77              35       112
2003 ..........................................................     78              --        78
2004 ..........................................................     81              --        81
2005-2009 .....................................................    323              --       323
                                                                                          ------
Total minimum lease commitments ...............................                              899
Less imputed interest .........................................                             (175)
                                                                                          ------
Present value of minimum lease payments .......................                              724
Less current portion of capitalized lease obligations .........                             (176)
                                                                                          ------
Noncurrent portion of capitalized lease obligations ...........                              548
------------------------------------------------------------------------------------------------

OTHER OPERATING LEASES

------------------------------------------------------------------
                                                AS OF DECEMBER 31,
                    ----------------------------------------------
                                                              1999
                    ----------------------------------------------
                                            MACHINERY
(SEK IN MILLIONS)   VESSELS  BUILDINGS  AND EQUIPMENT        TOTAL
------------------------------------------------------------------
2000 ..............     501         81             37          619
2001 ..............     582         78             31          691
2002 ..............     605         78             31          714
2003 ..............     608         77             31          716
2004 ..............     385         77             32          494
2005-2009 .........     220        202            133          555
2010-2014 .........      --         76             --           76
2015-2019 .........      --         83             --           83
2020-2024 .........      --         18             --           18
                      --------------------------------------------
Total .............   2,901        770            295        3,966
------------------------------------------------------------------

NOTE 6. RESTRUCTURING EXPENSES



-----------------------------------------------------------
                                    YEAR ENDED DECEMBER 31,
                                   ------------------------
(SEK IN MILLIONS)                                      1999
-----------------------------------------------------------
Restructuring expenses .........                         47
-----------------------------------------------------------

The restructuring expenses of SEK 47 million were attributable to redundancy payments following the abolition of tax and duty free sales.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


NOTE 7. INCOME FROM ASSOCIATED COMPANIES

Income from associated companies consists of Stena Line's share in the profit before tax of associated companies, after deduction of goodwill depreciation where applicable.


--------------------------------------------------------------------------
                                                   YEAR ENDED DECEMBER 31,
                                                  ------------------------
(SEK IN MILLIONS)                                                     1999
--------------------------------------------------------------------------
P&O Stena Line ................................                        131
Stena Tor Line HB .............................                          5
Societe Proprietare des Navires (SPN) .........                        (71)
                                                  ------------------------
Total .........................................                         65
--------------------------------------------------------------------------


The loss of SEK 71 million is attributed to the sale of shares in SPN.

The following table presents summarized information as to the assets, liabilities and results of operations for P&O Stena Line.

-------------------------------------------------------------------------------
                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
(SEK IN MILLIONS)                                                          1999
-------------------------------------------------------------------------------
Revenues ............................................                     5,793
Cost of operations ..................................                    (4,602)
Restructuring costs .................................                      (325)
                                                        -----------------------
Income before depreciation and amortization .........                       866
Depreciation and amortization .......................                      (306)
Financial income and expenses, net ..................                      (221)
                                                        -----------------------
Income after financial income and expenses ..........                       339
-------------------------------------------------------------------------------


--------------------------------------------------------------------------
                                                        AS OF DECEMBER 31,
                                                       -------------------
(SEK IN MILLIONS)                                                     1999
--------------------------------------------------------------------------
Current assets .....................................                 1,825
Noncurrent assets ..................................                 4,470
                                                       -------------------
Total assets .......................................                 6,295
Current liabilities ................................                 1,299
Long-term debt .....................................                 3,520
Other noncurrent liabilities .......................                    24
Stockholder's equity ...............................                 1,452
                                                       -------------------
Total liabilities and stockholders' equity .........                 6,295
--------------------------------------------------------------------------

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


STENA LINE'S 40% OF RESULT

-------------------------------------------------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                              -----------------------
(SEK IN MILLIONS)                                                                1999
-------------------------------------------------------------------------------------
Stena Line's share of result before restructuring .........                       266
Share of restructuring ....................................                      (129)
                                                              -----------------------
Stena Line's share of result before tax ...................                       137
Intercompany profit adjustment ............................                        38
Depreciation goodwill .....................................                       (44)
                                                              -----------------------
Share of result before tax ................................                       131
-------------------------------------------------------------------------------------

NOTE 8. DEPRECIATION AND AMORTIZATION

------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31,
                                                ------------------------
(SEK IN MILLIONS)                                                   1999
------------------------------------------------------------------------
Intangible assets ...........................                         43
Vessels .....................................                        326
Machinery and equipment .....................                        166
Buildings ...................................                         51
Land improvements ...........................                          1
                                                ------------------------
Total depreciation and amortization .........                        587
------------------------------------------------------------------------

Depreciation and amortization expense includes depreciation of assets under capitalized leases amounting to SEK 65 million for the year ended December 31, 1999.

NOTE 9. FINANCIAL INCOME AND EXPENSE, NET

Other financial items includes amortization SEK 12 million due to a refinancing cost of SEK 112 million during 1998.

The interest component of financial leasing contracts is included in interest expenses, and totals SEK 50 million for the year ended December 31, 1999.

NOTE 10. INCOME TAXES

LOSS BEFORE INCOME TAXES WAS DISTRIBUTED GEOGRAPHICALLY AS FOLLOWS:

---------------------------------------------------------------------
                                              YEAR ENDED DECEMBER 31,
                                             ------------------------
(SEK IN MILLIONS)                                                1999
---------------------------------------------------------------------
Sweden ...................................                       (242)
Foreign ..................................                       (319)
Income from associated companies .........                         65
                                             ------------------------
Total ....................................                       (496)
---------------------------------------------------------------------

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

A SUMMARY OF INCOME TAX BENEFIT (EXPENSE) IS AS FOLLOWS:

----------------------------------------------------------
                                   YEAR ENDED DECEMBER 31,
                                  ------------------------
(SEK IN MILLIONS)                                     1999
----------------------------------------------------------
Current:
 Sweden .......................                         --
 Foreign ......................                         (2)
                                  ------------------------
                                                        (2)
Deferred:
 Sweden .......................                         64
 Foreign ......................                         78
 Associated companies .........                        (32)
                                  ------------------------
                                                       110
                                  ------------------------
Total .........................                        108
----------------------------------------------------------

The principal reasons for the difference between income tax benefit computed by applying the statutory tax rate of 28 per cent to loss before income taxes and the actual tax benefit are set forth below:

------------------------------------------------------------------------------
                                                       YEAR ENDED DECEMBER 31,
                                                      ------------------------
(SEK IN MILLIONS)                                                         1999
------------------------------------------------------------------------------
Loss before income taxes ..........................                       (496)
Statutory tax rate, per cent ......................                         28
Income tax benefit at statutory tax rates .........                        139
Differences in foreign tax rates ..................                         14
Amortization of goodwill ..........................                        (12)
Revaluation of tax loss carryforwards .............                        (40)
Expenses not deductible for tax purposes ..........                         (1)
Share of affiliated companies' results ............                          5
Other .............................................                          3
                                                      ------------------------
Income tax benefit ................................                        108
Tax rate for the Group ............................                         22%
------------------------------------------------------------------------------

NOTE 11. LOSS PER SHARE

The following table is a summary of the components of the computation of loss per share:

-----------------------------------------------------------------------------------------------
                                                                        YEAR ENDED DECEMBER 31,
                                                                       ------------------------
(SEK IN MILLIONS)                                                                          1999
-----------------------------------------------------------------------------------------------
Net loss ............................................................                      (388)
Average number of shares, basic .....................................                    61,471
Loss per share-basic, SEK ...........................................                     (6.30)
Interest on Convertible Subordinated Debentures, net of tax .........                        28
Average number of shares assuming full conversion ...................                    73,867
-----------------------------------------------------------------------------------------------

In 1999 conversion of the Convertible Subordinated Debentures would have been antidilutive and was therefore not considered.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


NOTE 12. INTANGIBLE ASSETS

The movements in goodwill are as follows:

-----------------------------------------------------------------------------
                                                           AS OF DECEMBER 31,
                                                          -------------------
(SEK IN MILLIONS)                                                        1999
-----------------------------------------------------------------------------
GOODWILL
   As of beginning of year, acquisition value .........                   838
   Translation difference .............................                    17
                                                          -------------------
AS OF END OF YEAR, ACQUISITION VALUE ..................                   855
   As of beginning of year, amortization ..............                  (367)
   Current year amortization ..........................                   (43)
   Translation difference .............................                    (7)
                                                          -------------------
AS OF END OF YEAR, AMORTIZATION .......................                  (417)
                                                          -------------------
NET BOOK VALUE ........................................                   438
-----------------------------------------------------------------------------

     The movements in other intangible assets are as follows:

--------------------------------------------------------------------------
                                                        AS OF DECEMBER 31,
                                                       -------------------
(SEK IN MILLIONS)                                                     1999
--------------------------------------------------------------------------
OTHER INTANGIBLE ASSETS:
As of beginning of year, acquisition value .........                    59
Translation difference .............................                    (3)
                                                       -------------------
AS OF END OF YEAR, ACQUISITION VALUE ...............                    56
As of beginning of year, amortization ..............                   (36)
Current year amortization ..........................                    (2)
Translation difference .............................                     1
                                                       -------------------
AS OF END OF YEAR, AMORTIZATION ....................                   (37)
                                                       -------------------
NET BOOK VALUE - OTHER INTANGIBLE ASSETS ...........                    19
                                                       -------------------
NET BOOK VALUE - INTANGIBLE ASSETS .................                   457
--------------------------------------------------------------------------

NOTE 13. VESSELS

On December 31, 1999, Stena Line's fleet consisted of 25 vessels, 13 of which were wholly-owned and 12 leased or chartered. 4 of the charter contracts expire in 2000 and 2001. The latest valuation of the owned and leased vessels was carried out at the end of 1999 by three independent shipbrokers in Sweden and the UK. At an exchange rate of the 8.53 SEK/USD, the value of the vessels, including machinery and equipment, was approximately SEK 4,100 million, which provides a non-taxed surplus value of approximately SEK 270 million.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

The movements in vessels are as follows:

-----------------------------------------------------------------------------
                                                           AS OF DECEMBER 31,
                                                          -------------------
(SEK IN MILLIONS)                                                        1999
-----------------------------------------------------------------------------
VESSELS:
   As of beginning of year, acquisition value .........                 6,267
   Acquisitions .......................................                   124
   Disposals ..........................................                   (60)
   Translation difference .............................                  (119)
                                                          -------------------
AS OF END OF YEAR, ACQUISITION VALUE ..................                 6,212
                                                          -------------------
   As of beginning of year, depreciation ..............                (2,177)
   Disposals ..........................................                    48
   Current year depreciation ..........................                  (307)
   Translation difference .............................                    69
                                                          -------------------
AS OF END OF YEAR, DEPRECIATION .......................                (2,367)
                                                          -------------------
   As of beginning of year, appreciation ..............                    99
   Depreciation .......................................                   (18)
   Translation difference .............................                    (3)
                                                          -------------------
AS OF END OF YEAR, APPRECIATION .......................                    78
                                                          -------------------
   As of beginning of year, write-downs ...............                  (163)
   Translation difference .............................                    (2)
                                                          -------------------
AS OF END OF YEAR, WRITE-DOWNS ........................                  (165)
                                                          -------------------
NET BOOK VALUE ........................................                 3,758
-----------------------------------------------------------------------------

See further note 5 regarding capital leases.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

NOTE 14. OTHER TANGIBLE ASSETS


-----------------------------------------------------------------------------
                                                           AS OF DECEMBER 31,
                                                          -------------------
(SEK IN MILLIONS)                                                        1999
-----------------------------------------------------------------------------
MACHINERY AND EQUIPMENT:
   As of beginning of year, acquisition value .........                 1,929
   Acquisitions .......................................                   147
   Disposals ..........................................                   (80)
   Transfers ..........................................                     9
   Translation difference .............................                   (47)
                                                          -------------------
AS OF END OF YEAR, ACQUISITION VALUE ..................                 1,958
                                                          -------------------
   As of beginning of year, depreciation ..............                (1,058)
   Disposals ..........................................                    74
   Current year depreciation ..........................                  (170)
   Translation difference .............................                   (18)
                                                          -------------------
AS OF END OF YEAR, DEPRECIATION .......................                (1,136)
                                                          -------------------
NET BOOK VALUE ........................................                   822

BUILDINGS:
   As of beginning of year, acquisition value .........                 1,787
   Disposals ..........................................                   (23)
   Transfers ..........................................                     4
   Translation difference .............................                   (17)
                                                          -------------------
AS OF END OF YEAR, ACQUISITION VALUE ..................                 1,751
                                                          -------------------
   As of beginning of year, depreciation ..............                  (310)
   Disposals ..........................................                     4
   Current year depreciation ..........................                   (46)
   Translation difference .............................                     7
                                                          -------------------
AS OF END OF YEAR, DEPRECIATION .......................                  (345)
                                                          -------------------
NET BOOK VALUE ........................................                 1,406
-----------------------------------------------------------------------------

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


-----------------------------------------------------------------------------
                                                           AS OF DECEMBER 31,
                                                          -------------------
(SEK IN MILLIONS)                                                        1999
-----------------------------------------------------------------------------
LAND IMPROVEMENTS:
   As of beginning of year, acquisition value .........                    30
   Translation difference .............................                    (3)
                                                          -------------------
AS OF END OF YEAR, ACQUISITION VALUE ..................                    27
   As of beginning of year, depreciation ..............                    (3)
   Current year depreciation ..........................                    (1)
                                                          -------------------
AS OF END OF YEAR, DEPRECIATION .......................                    (4)
                                                          -------------------
NET BOOK VALUE ........................................                    23

LAND:
   As of beginning of year, acquisition value .........                    37
   Disposals ..........................................                    (1)
   Translation difference .............................                    (1)
                                                          -------------------
AS OF END OF YEAR, ACQUISITION VALUE ..................                    35

CONSTRUCTIONS-IN-PROGRESS:
   As of beginning of year, acquisition value .........                    15
   Acquisitions .......................................                    57
   Transfers ..........................................                   (13)
                                                          -------------------
NET BOOK VALUE ........................................                    59
                                                          -------------------
NET BOOK VALUE--OTHER TANGIBLE FIXED ASSETS ...........                  2,345
-----------------------------------------------------------------------------

See further note 5 regarding capital leases.

NOTE 15. INVESTMENTS

-------------------------------------------------------------------------------------
                                                                   AS OF DECEMBER 31,
                                                                  -------------------
(SEK IN MILLIONS)                                                                1999
-------------------------------------------------------------------------------------
SHARES AND PARTICIPATIONS IN COMPANIES OTHER THAN SUBSIDIARIES:
As of beginning of year, acquisition value ....................                 1,591
Equity in earnings of associated companies ....................                    99
Disposals .....................................................                  (337)
Translation difference ........................................                    38
                                                                  -------------------
As of end of year, acquisition value ..........................                 1,391
Write-down as of beginning of year ............................                   (50)
Disposals .....................................................                    50
                                                                  -------------------
Write-down as of end of year ..................................                    --
                                                                  -------------------
NET BOOK VALUE ................................................                 1,391
-------------------------------------------------------------------------------------

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


SHARES AND PARTICIPATIONS

-------------------------------------------------------------------------------
                                                             AS OF DECEMBER 31,
                                     ------------------------------------------
                                                                           1999
                                     ------------------------------------------
(SEK IN MILLIONS)                           % HELD        SHARES     BOOK VALUE
-------------------------------------------------------------------------------
ASSOCIATED COMPANIES
P&O Stena Line Ltd .................            40%(1) 5,625,000          1,383(2)
Stena Tor Line HB ..................            50%           --              8
                                     ------------------------------------------
Total associated companies .........                                      1,391
-------------------------------------------------------------------------------

   (1)   Stena Line holds 50% of the voting interests in P&O Stena Line.

   (2) The difference between the book value of the holdings in P&O Stena Line and the share of the equity amounts to SEK 802 million and is mainly comprised of goodwill.

NOTE 16. OTHER LONG-TERM ASSETS

----------------------------------------------------
                                  AS OF DECEMBER 31,
                                 -------------------
(SEK IN MILLIONS)                               1999
----------------------------------------------------
Interest bearing .............                    47
Non-interest bearing .........                   501
                                 -------------------
Total ........................                   548
----------------------------------------------------

Interest bearing assets comprise a loan to the associated company handling the HSS spare part pool amounting to SEK 47 million. Non-interest bearing assets include SEK 85 million of the capitalized amount relating to the refinancing costs and the Company's subscription of the subordinated "Second loan stock" amounting to GBP 30 million (SEK 414 million) issued in connection with the formation of P&O Stena Line. The Second loan stock does not bear interest and is redeemable no later than 2017.

NOTE 17. OTHER CURRENT ASSETS

-------------------------------------------------------------------
                                                 AS OF DECEMBER 31,
                                                -------------------
(SEK IN MILLIONS)                                              1999
-------------------------------------------------------------------
Prepaid expenses and accrued income .........                   434
Tax receivables .............................                     1
Other receivables ...........................                    86
                                                -------------------
Total .......................................                   521
-------------------------------------------------------------------

Prepaid expenses of SEK 191 million as of December 31, 1999, include amounts by which the value of pension funds exceed the Company's pension liabilities.

The Company's prepaid expenses include costs related to opening new routes, commencing operations in new markets and introduction of new vessels and totaled SEK 10 million as of December 31, 1999.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

NOTE 18. CASH AND CASH EQUIVALENTS

--------------------------------------------------------------------
                                                  AS OF DECEMBER 31,
                                                 -------------------
(SEK IN MILLIONS)                                               1999
--------------------------------------------------------------------
Cash .........................................                   121
Committed, unused, credit facilities .........                 1,191
                                                 -------------------
Available cash and cash equivalents ..........                 1,312
--------------------------------------------------------------------

Committed credit facilities totalled SEK 4,060 million at December 31, 1999, including Revolving Credit facility of SEK 3,625 million and other credit facilities of SEK 435 million as of December 31, 1999.

NOTE 19. STOCKHOLDERS' EQUITY

The share capital of the Company is divided into two classes of shares; A and
B. Both classes carry the same rights, except that each Series A share carries the right to ten votes and each Series B share carries the right to one vote.

The following is a summary of the changes in the Company's outstanding share capital:

-------------------------------------------------------------------------------------
                                                                     NUMBER OF SHARES
                              -------------------------------------------------------
                                                                           PAR VALUE,
                                 SERIES A       SERIES B          TOTAL   SEK MILLION
                              -------------------------------------------------------
December 31, 1999 .........     8,125,200     53,345,973     61,471,173           307
-------------------------------------------------------------------------------------

In accordance with the Swedish Companies Act, distribution of dividends is limited to the lesser of the unrestricted equity shown in the consolidated or Parent Company balance sheets after proposed appropriations to restricted equity. Unrestricted equity of Stena Line AB was a deficit of SEK 31 million at December 31, 1999 and the accumulated deficit as per the Consolidated Balance Sheet amounted to SEK 789 million at December 31, 1999. No amounts of unrestricted equity are expected to be appropriated to restricted equity.

STOCKHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------------
                                                                                                     TOTAL
                                                                   RESTRICTED   UNRESTRICTED  SHAREHOLDERS
                                                  CAPITAL STOCK   RESERVES(1)    RESERVES(2)        EQUITY
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1998 ..................             307         2,689          (460)         2,536
Net loss for the year .........................                                        (388)          (388)
Effect of equity method of accounting .........                            99           (99)            --
Transfer between reserves .....................                          (103)          103             --
Translation difference ........................                            (2)           15             13
                                                 ---------------------------------------------------------
Balance at December 31, 1999 ..................             307         2,683          (829)         2,161
----------------------------------------------------------------------------------------------------------

(1) The closing balance includes the equity part of untaxed reserves, totaling SEK 955 million as of December 31, 1999. The cumulative translation adjustment component of stockholders' equity and restricted reserves totaled SEK 587 million as of December 31, 1999. The cumulative equity method reserve totaled SEK 151 million as of December 31, 1999.

(2) The cumulative translation adjustment component of unrestricted reserves in foreign subsidiaries totaled SEK (157) million as of December 31, 1999.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


NOTE 20. CONVERTIBLE SUBORDINATED DEBENTURES

The Convertible Subordinated Debentures issued in 1994 for SEK 558 million bear interest at a rate of 7% per annum and mature on April 30, 2001. Conversion may be carried out at any time until March 30, 2001. The conversion rate is SEK 45 per share for each class of shares. Stena AB, the Company's largest shareholder, has all of the conversion rights to the A shares.

The number of shares that would be issued upon full conversion of the Convertible Subordinated Debentures are as follows:

------------------------------------------
Number of shares full conversion:
A shares ...................     1,731,600
B shares ...................    10,663,972
------------------------------------------

NOTE 21. DEFERRED TAX

Deferred taxes are recorded as follows in the balance sheet:



----------------------------------------------------------
                                        AS OF DECEMBER 31,
                                       -------------------
(SEK IN MILLIONS)                                     1999
----------------------------------------------------------
Deferred tax liability .............                   298
Deferred tax asset .................                  (256)
                                       -------------------
Net deferred tax liability .........                    42
----------------------------------------------------------

The following are the components of the Company's deferred taxes:

---------------------------------------------------------------
                                             AS OF DECEMBER 31,
                                            -------------------
(SEK IN MILLIONS)                                          1999
---------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Untaxed reserves ........................                   371
Property, vessels and equipment .........                    79
Other ...................................                    54
                                            -------------------
Total deferred tax liabilities ..........                   504
DEFERRED TAX ASSETS:
Tax loss carryforwards ..................                   410
Capital losses ..........................                     4
Accrued expenses ........................                   183
Property, vessels and equipment .........                    57
Less: valuation allowance ...............                  (192)
                                            -------------------
Total deferred tax assets ...............                   462
                                            -------------------
Net deferred tax liability ..............                    42
---------------------------------------------------------------

The deferred tax liability arising on the temporary difference related to the formation of P&O Stena Line has not been recognized. This is due to the facts that the reversal of the temporary difference is in the control of Stena Line AB and it is probable that it will not reverse in the foreseeable future.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


The Company's tax loss carryforwards are as follows:

-----------------------------------------
                       AS OF DECEMBER 31,
                      -------------------
(SEK IN MILLIONS)                    1999
-----------------------------------------
Sweden ............                   257
Other .............                 1,059
                      -------------------
TOTAL .............                 1,316
-----------------------------------------

Tax losses can be carried forward indefinitely.

NOTE 22. PROVISION FOR PENSIONS

--------------------------------------------------------------------
                                                  AS OF DECEMBER 31,
                                                 -------------------
(SEK IN MILLIONS)                                               1999
--------------------------------------------------------------------
Pension Registration Institute (PRI) .........                    59
Other ........................................                     1
                                                 -------------------
Total provision for pensions .................                    60
PRI interest rate ............................                   2.0%
--------------------------------------------------------------------

PRI is a public organization that administers employee pensions in Sweden. The pension liability consists of the actuarially calculated value of statutory and voluntary pension schemes. Interest has been calculated on the respective years' average liability at the interest rate shown above and reported as an interest expense. Only the PRI part of the provision for pensions is interest-bearing.

No provision has been made for the Board and President. Pension undertakings towards these individuals are ensured by means of directly paid insurance policies.

Total pension expense was SEK 82 million for the year ended December 31, 1999.

NOTE 23. LONG-TERM DEBT

The following is a summary of long-term debt.

-------------------------------------------------------------------
                                                 AS OF DECEMBER 31,
                                                -------------------
(SEK IN MILLIONS)                                              1999
-------------------------------------------------------------------
State mortgage institutes (1) ...............                   162
Commercial banks (2) ........................                 2,535
Other creditors (3) .........................                   504
Senior notes due 2008 (4) ...................                 2,342
                                                -------------------
TOTAL LONG-TERM DEBT ........................                 5,543
Convertible Subordinated Debentures .........                   558
                                                -------------------
TOTAL INTEREST BEARING DEBT .................                 6,101
-------------------------------------------------------------------

Long-term liabilities include capitalized leases of SEK 548 million as of December 31, 1999.

(1) Obligations from State mortgage institutes bear interest at a variable rate of LIBOR plus 0.4% with maturities through 2007.

(2) SEK 2,444 million of loans from Commercial banks consists of drawings in SEK, GBP and

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


      NLG/Euro under the Revolving Credit Facility. This facility bears interest at a variable rate of Libor plus, at present, 1.5% and matures in October 2005. Included are capitalized ship leases of SEK 44 million as of December 31, 1999.

(3) Other creditors include an obligation of SEK 504 million as of December 31, 1999, from a capitalized lease with Stena AB and related companies for the Stena Jutiandica at a variable interest rate of Libor plus 2.85% and matures in September 2006.

(4) The senior notes bear interest at a fixed rate of 10 5/8% and mature in 2008. The Company has entered into a five year cross currency interest rate swap, where the company receives fixed USD interest at 10 5/8% and pays variable interest rate in SEK at Libor plus 4.5%.

The average life of all liabilities on loans and leasing undertakings was approximately 5 years. The average interest rate level on the net debt was approximately 7.9% for the year ended December 31, 1999.

Maturities of the Company's debt at December 31, 1999 is as follows:

-------------------------------------------------------------------------------------------------------------
                                                                                          ANNUAL AMORTIZATION
                                          -------------------------------------------------------------------
(SEK IN MILLIONS)                         2000         2001       2002   2003       2004       2005-    TOTAL
-------------------------------------------------------------------------------------------------------------
Loans .................................     11          569(1)      11     10          8      4,955     5,564
Capitalized lease obligations .........    176           64         82     56         60        286       724
                                          -------------------------------------------------------------------
Total .................................    187          633         93     66         68      5,241     6,288
-------------------------------------------------------------------------------------------------------------

(1) Includes the Convertible Subordinated Debentures which mature in full in 2001.

The Group's companies are financed in local currencies. This means that the Swedish operations are financed in Swedish kronor, the English in Pounds sterling and the Dutch in Dutch guilders. The Group's interest bearing liabilities on loans, excluding pensions, were denominated in the following currencies at the end of 1999:

INTEREST BEARING LIABILITIES:

----------------------------------------
                      AS OF DECEMBER 31,
                      ------------------
                                    1999
                      ------------------
(SEK IN MILLIONS)                   %
----------------------------------------
SEK ...............    3,028          48
GBP ...............    2,173          35
NLG ...............      719          11
DKK ...............      368           6
                      ------------------
Total .............    6,288         100
----------------------------------------

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

NOTE 24. CURRENT LIABILITIES

------------------------------------------------------------------------------
                                                            AS OF DECEMBER 31,
                                                           -------------------
(SEK IN MILLIONS)                                                         1999
------------------------------------------------------------------------------
NON-INTEREST BEARING:
Accounts payable .......................................                   375
Tax payable ............................................                     1
Accrued costs/prepaid income ...........................                   545
Miscellaneous ..........................................                    92
                                                           -------------------
TOTAL NON-INTEREST BEARING CURRENT LIABILITIES .........                 1,013
                                                           -------------------
INTEREST BEARING
Current portion of long-term debt ......................                   187
                                                           -------------------
TOTAL INTEREST BEARING CURRENT LIABILITIES .............                   187
                                                           -------------------
TOTAL CURRENT LIABILITIES ..............................                 1,200
------------------------------------------------------------------------------

The current portion of debt includes the current portion of financial leases of SEK 176 million as of December 31, 1999.

The Company had sold accounts receivable amounting to SEK 284 million at December 31, 1999 through a securitization program with an independent financing company. The total amount of accounts receivable that may be securitized under the agreement is USD 40 million (SEK 341 million).

In April 1999, the parent company was made party to the securitization program whereas before only the legal units in the United Kingdom had been included. The extension to Stena Line AB was brought about by the Company's decision to conduct all of its freight operations in Stena Line AB as from January 1, 1999, and as a consequence all freight receivables were transferred to the parent company.

NOTE 25. PLEDGED ASSETS AND CONTINGENT LIABILITIES

     The security pledged by the Company to various lenders in the form of mortgages are recorded as pledged assets. The mortgages are listed at their normal amounts as agreed with the lenders, which means that e.g, vessel mortgages normally are registered at an amount of 120% of an agreed market value. Additional security in the form of shares and other assets are listed at their book values. As a consequence the amounts for pledged assets are recorded at significantly higher amounts than the outstanding credit facilities they are intended to provide security for.

The pledged assets exceed by approximately SEK 4,468 million as of December 31, 1999 the amount of debt and unutilised credit facilities for which they are intended to provide security.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

------------------------------------------------------------------------
                                                      AS OF DECEMBER 31,
                                                     -------------------
(SEK IN MILLIONS)                                                   1999
------------------------------------------------------------------------
PLEDGED ASSETS:
For own liabilities and provisions
For Long Term Debt:
Vessel mortgages .................................                 3,837
Corporate mortgages ..............................                    23
Property mortgages ...............................                 1,289
Receivables ......................................                   398
Shares in affiliated comp. .......................                 1,383
                                                     -------------------
Total ............................................                 6,930
For short term debt:
Vessel mortgages .................................                   128
Property mortgages ...............................                    26
Receivables ......................................                     8
                                                     -------------------
Total ............................................                   162
                                                     -------------------
Total for own liabilities and provisions .........                 7,092
For contingent liabilities:
Vessel mortgages .................................                    71
Property mortgages ...............................                     1
Receivables ......................................                    11
                                                     -------------------
Total ............................................                    83
                                                     -------------------
Assets under capital leases ......................                   775
Unutilized credit facilities .....................                 1,091
------------------------------------------------------------------------

The unused portion of the Company's revolving credit facility is secured primarily by a pledge in the form of mortgages on vessels. The Company has also pledged shares of certain of its subsidiaries as collateral for debt.

--------------------------------------------------------------------
                                                  AS OF DECEMBER 31,
                                                 -------------------
(SEK IN MILLIONS)                                               1999
--------------------------------------------------------------------
CONTINGENT LIABILITIES:
Warranties ...................................                   148
Pensions and undertakings ....................                   318
Participation liability, partnership .........                     8
Guarantee commitments ........................                     1
                                                 -------------------
Total contingent liabilities .................                   475
--------------------------------------------------------------------

The counter indemnities issued by the Company to banks for various types of bonds and guarantees are reported as Contingent liabilities. Parent company guarantees in favour of lenders to subsidiaries are included in Guarantee commitments. The major part of the borrowings by subsidiaries are also secured by the assets of the subsidiaries.

NOTE 26. FINANCIAL INSTRUMENTS

The Company has operations and assets in a number of countries in Europe. Consequently the Company's profits and expenses are affected, when measured in Swedish kronor, by fluctuations

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


in foreign currency exchange rates, primarily relative to the British pound sterling (GBP), US dollars, French francs (FRF), Dutch guilders (NLG), Irish punts (IEP), Danish kroner (DKK), and Norwegian kronor (NOK). When the Swedish kronor appreciates against other currencies, the Company's income from foreign operations reported in Swedish kronor, may decrease. Likewise, when the Swedish kronor declines against other currencies, the Company's profit from foreign operations reported in Swedish kronor may increase. The Company also has exposure to market risks from changes in interest rates and price fluctuations in fuel which is priced in US dollars. The Company addresses these risks through a risk management program that includes the use of financial instruments. The Company's hedging activities are initiated within the guidelines of risk management policies.

Notional amounts and credit exposure

The notional amount of off-balance sheet financial instruments presented in this Note represent face or contractual amounts and thus are not a measure of the exposure of the Company through its use of such financial instruments. The actual amounts exchanged are calculated on the basis of the notional amounts and the other terms of the financial instruments, which relate to interest rates, foreign currency exchange rates and fuel prices. The notional amounts included in the tables below for forward rate agreements (FRA) and options include contracts that generally have durations of three months and run on a consecutive basis to hedge debt in the Company's loan portfolio for a period of up to one year from the respective start date.

The Company is exposed to credit related losses in the event that counterparties to the off-balance sheet financial instruments do not perform according to the terms of the contract. In the opinion of management, the counterparties to the financial instruments are creditworthy financial institutions and other parties and the Company does not expect any significant loss to result from non-performance. The Company, in the normal course of business, does not demand collateral. The credit exposure of interest rate and foreign exchange contracts is represented by the fair value of contracts with a positive fair value at the end of each period, reduced by the effects of master netting arrangements.

Interest rate risk management

The Group uses various financial instruments to manage its interest rate risk as summarized in the table below:

-----------------------------------------------------------
                                         AS OF DECEMBER 31,
                                       --------------------
                                                       1999
                                       --------------------
                                       NOTIONAL      CREDIT
(SEK IN MILLIONS)                        AMOUNT    EXPOSURE
-----------------------------------------------------------
Forward(1) rate agreements .........      8,843          10
Interest rate swaps ................      2,342         179
Interest rate options(1) ...........      4,764          --
                                       --------------------
Total ..............................     15,949         189
-----------------------------------------------------------

(1) The notional amounts for interest forward rate contracts and for interest rate options consist of contracts of a duration of three months. The total amount, as of December 31, 1999, of SEK 13,607 million equates to an annualized amount of SEK 3,402 million.

The Company uses various types of interest rate financial instruments in an effort to achieve a desired interest rate on its debt portfolio and to reduce the risk of increased costs resulting from

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


rising interest rates. The contractual terms of the interest rate swaps and options are determined by management based upon assessment of several factors such as views regarding future interest rates, the maturity and currency of the underlying debt portfolio, the cost of the interest rate swap and other factors.

As of December 31, 1999, forward rate agreements (FRAs) are part of an interest rate hedging strategy under which the Company hedges its loan portfolio. An FRA is an agreement between two parties to exchange amounts at a specified future date, based on the difference between and agreed interest rate and a reference rate (e.g. LIBOR) on a notional principal amount. The interest rates on the Company's obligations in its debt portfolio are primarily floating.

The following table summarizes the Company's forward rate agreements (FRA) as of December 31, 1999:

INTEREST FORWARD RATE CONTRACTS FRA'S



------------------------------------------------------------------
                                                AS OF DECEMBER 31,
                      --------------------------------------------
                                                              1999
                      --------------------------------------------
                      NOTIONAL    ANNUALIZED      WEIGHTED AVERAGE
(SEK IN MILLIONS)       AMOUNT        VOLUME       INTEREST RATE %
------------------------------------------------------------------
SEK ...............      3,200           800                  4.28
GBP ...............      2,897           724                  6.18
EUR ...............      2,055           514                  3.75
DKK ...............        691           173                  4.14
                      --------------------------------------------
Total .............      8,843         2,210
------------------------------------------------------------------

Interest rate swap agreements allow a company to change variable rate loans or receivables to fixed rate, or vice versa. In interest rate swaps, an agreement is made with the other party to exchange, at specified intervals, the difference between fixed and variable interest rates (e.g. LIBOR and STIBOR, respectively), calculated on an agreed upon face value. The following table summarizes the Company's interest swaps, as of December 31, 1999.


CROSS CURRENCY INTEREST RATE SWAPS



---------------------------------------------------------------------------------------------------------
                                                                                       AS OF DECEMBER 31,
                                              -----------------------------------------------------------
                                                                                                     1999
                                              -----------------------------------------------------------
                                                                  NOTIONAL
                                                                    AMOUNT         INTEREST      MATURITY
(SEK IN MILLIONS)                              CURRENCY      (IN MILLIONS)             RATE          DATE
---------------------------------------------------------------------------------------------------------
Notional amounts to receive fixed .........         USD               300            10,625     2003-06-04
Notional amounts to pay variable ..........         SEK             2,342      Stibor + 4.5     2003-06-04
---------------------------------------------------------------------------------------------------------

Interest rate options give the purchaser, in exchange for a premium, the right to either purchase from, or sell to, the issuer a financial instrument on agreed upon terms. The writer of the option receives a premium for bearing the risk of adverse interest rate movement. Interest rate options are used when the rates available to the company under swap agreements are too high relative to managements' view of the level of future interest rates.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

The table below summarized the Company's interest rate options, as of December 31, 1999:

INTEREST RATE OPTIONS

-------------------------------------------------------------------
                                                 AS OF DECEMBER 31,
                      ---------------------------------------------
                                                               1999
                      ---------------------------------------------
                        NOTIONAL     ANNUALIZED    WEIGHTED AVERAGE
(SEK IN MILLIONS)         AMOUNT         VOLUME        STRIKE PRICE
-------------------------------------------------------------------
SEK ...............        2,300            575                5.42
GBP ...............        2,207            552                5.96
EUR ...............          257             64                4.00
                      ---------------------------------------------
Total .............        4,764          1,191
-------------------------------------------------------------------

FOREIGN CURRENCY RISK MANAGEMENT

The Company is exposed to the risk of fluctuations in foreign currency exchange rates due to the international nature and scope of its operations. A substantial portion of the Company's revenues and expenses are denominated in foreign currency. The Company's foreign currency risk arises from fluctuations in foreign currency exchange rates on the value of the Company's sales and purchases in foreign currencies (translation exposure) and certain financial assets and liabilities (financial exposure). Management regularly reviews the Company's assets and liabilities that are denominated in foreign currency and determines the net amount that is subject to risk of adverse foreign currency fluctuations. The Company primarily uses foreign currency forward contracts, and to a lesser extent, currency options, to manage its foreign currency risks.

The following table shows the notional amounts and credit exposure for financial instruments used in foreign currency risk management:

CREDIT EXPOSURE -- FOREIGN CURRENCY INSTRUMENTS

-----------------------------------------------------------
                                         AS OF DECEMBER 31,
                                       --------------------
                                                       1999
                                       --------------------
                                       NOTIONAL      CREDIT
(SEK IN MILLIONS)                        AMOUNT    EXPOSURE
-----------------------------------------------------------
Currency forward contracts .........      2,127           8
-----------------------------------------------------------

The forward foreign exchange contracts and currency options described in the table above are used by the Company primarily to manage its foreign currency risk with respect to firm commitments, anticipated transactions, assets and liabilities denominated in foreign currencies.

COMMERCIAL EXPOSURE

The following table summarizes by major currency the contractual amounts of the Company's forward exchange contracts in Swedish kronor. Foreign currency amounts are translated at rates prevailing at December 31, 1999. The "buy" amounts represent Swedish kronor equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the Swedish kronor equivalent of commitments to sell foreign currencies.

Amounts in the table below include forward exchange contracts designed to hedge foreign currency risk from both future cash flows from firm commitments or anticipated transactions and the translation of receivables and liabilities denominated in foreign currencies.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


FOREIGN CURRENCY EXCHANGE RATE CONTRACTS -- COMMERCIAL EXPOSURE, DECEMBER 31,
1999

-------------------------------------------------------------
BOUGHT             SOLD
NOTIONAL       NOTIONAL
AMOUNT           AMOUNT     AVERAGE                MATURITIES
MILLIONS       MILLIONS        RATE           RANGING BETWEEN
-------------------------------------------------------------
DKK 60          SEK  69        1.16      January 00--March 00
SEK 149         EUR  17        8.79    January 00--October 00
SEK 136         NOK 130        1.05       January 00--June 00
USD 8           EUR   8        1.05     February 00--March 00
USD 25          GBP  16        1.62       January 00--June 00
-------------------------------------------------------------

FINANCIAL EXPOSURE

The following table summarizes the outstanding forward contracts, which have been entered into in order to cover the financial exposure, in the form of net positions of foreign currency assets and liabilities (excluding shareholders' equity in foreign subsidiaries).

FOREIGN CURRENCY CONTRACTS -- FINANCIAL EXPOSURE, DECEMBER 31, 1999

----------------------------------------------------------
BOUGHT       SOLD
NOTIONAL     NOTIONAL
AMOUNT       AMOUNT        AVERAGE              MATURITIES
MILLIONS     MILLIONS         RATE         RANGING BETWEEN
----------------------------------------------------------
SEK 315      DKK  273         1.15                March 00
SEK 998      GBP 73          13.69    January 00--March 00
SEK 117      EUR 14           8.59              January 00
SEK 49       USD 6            8.37                March 00
----------------------------------------------------------

The trading positions that the Company enters into are short-term foreign exchange positions. According to Company policy, the maximum risk from trading activities that the Company is approved to have at any time is SEK 5 million based on the value-at-risk method.

BUNKER FUEL RISK MANAGEMENT

The Company seeks to reduce its risk from changes in the price of bunker, through a combination of swaps and options. The following table shows the notional amounts and credit risk exposure of the swaps and options used to manage the Company's bunker risk.

INSTRUMENT FOR BUNKER RISK MANAGEMENT



---------------------------------------------------
                                 AS OF DECEMBER 31,
                               --------------------
                                               1999
                               --------------------
                               NOTIONAL      CREDIT
(SEK IN MILLIONS)                AMOUNT    EXPOSURE
---------------------------------------------------
Bunker oil swaps ...........        653          62
Bunker oil options .........        440          18
                               --------------------
Total ......................      1,093          80
---------------------------------------------------

As of December 31, 1999 the term of the contracts range from one month to 36 months.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


As of December 31, 1999, approximately 75% of the estimated consumption of various types of bunker fuel was covered for 2000, approximately 50% and 25% for 2001 and 2002, respectively. After the periods end, also 2001 and 2002 have been covered up to 75%.

27. MARKET VALUATION OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of estimated fair values for all financial instruments, both on- and off-balance-sheet, for which it is practicable to estimate fair value. The Company has used a variety of methods and assumptions, which were based on market conditions and risks existing at the time, to estimate the fair value of the Company's financial instruments at December 31, 1999. For certain instruments, including cash and cash equivalents, and accounts payable and accruals, the carrying amount approximated fair value due to the short maturity of those instruments.

Quoted market prices or dealer quotes for the same or similar financial instruments were used to estimate the fair value long term debt. The estimated fair value of the Company's off-balance-sheet financial instruments are primarily based on settlement values. These values represent the estimated amount that would be received or paid in the event of termination of the contract taking into consideration the current interest rates, the creditworthiness of the counterparties and current foreign currency exchange rates.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


FAIR VALUE OF FINANCIAL INSTRUMENTS

-----------------------------------------------------------
                                         AS OF DECEMBER 31,
                                        -------------------
                                                       1999
                                        -------------------
                                        CARRYING       FAIR
(SEK IN MILLIONS)                          VALUE      VALUE
-----------------------------------------------------------
ASSETS:
Cash and cash equivalents ...........        121        121
Receivables, short term .............        199        199
Receivables, long-term ..............        463        131
LIABILITIES:
Short-term debt .....................
Long-term debt ......................      6,102      4,954
HELD FOR PURPOSES OTHER THAN TRADING:
Interest risk management
Assets ..............................         --        189
Foreign currency risk management
Assets ..............................         --          2
Bunker risk management
Assets ..............................         --         75
-----------------------------------------------------------

See also note 26, Financial investments.

NOTE 28. U.S. GAAP INFORMATION

The following is a summary of the most significant differences between the Company's net loss and stockholders' equity in accordance with Swedish and U.S. GAAP.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------
                                                  AS OF DECEMBER 31,
                                                 -------------------
(SEK IN MILLIONS)                                               1999
--------------------------------------------------------------------
NET LOSS:
According to Swedish GAAP ....................                  (388)
Adjustments in accordance with U.S. GAAP:
 Start-up costs (1) ..........................                   103
 Pensions(2) .................................                    (8)
 Financial instruments(3) ....................                    14
 Revaluation of assets(4) ....................                    12
 Sale leaseback(5) ...........................                    13
 Investment in P&O Stena Line(6) .............                    (5)
 Tax effects of U.S. GAAP adjustment .........                   (40)
Net loss according to U.S. GAAP ..............                  (299)
Loss per share in accordance with U.S. GAAP:
Basic(6) .....................................                 (4.90)
Assuming dilution ............................                 (4.90)
Weighted number of shares
 outstanding (in thousands) ..................                 61,471
--------------------------------------------------------------------

(A) Loss per share assuming dilution does not include the conversion of the Convertible Subordinated Debentures as the effect would be antidilutive.

---------------------------------------------------------------------------------
                                                               AS OF DECEMBER 31,
                                                              -------------------
(SEK IN MILLIONS)                                                            1999
---------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
According to Swedish GAAP .................................                 2,161
Adjustments in accordance
 with U.S. GAAP: ..........................................
 Start-up costs(1) ........................................                  (10)
 Pensions(2) ..............................................                  123
 Financial instruments(3) .................................                    3
 Revaluation of assets(4) .................................                  (12)
 Sale leaseback(5) ........................................                 (396)
 Investment in P&O Stena Line(6) ..........................                 (258)
 Accumulated tax effects of U.S. GAAP adjustments .........                   (5)
                                                              -------------------
According to U.S. GAAP ....................................                 1,906
---------------------------------------------------------------------------------

1) START UP COSTS

   Under Swedish GAAP, expenditures for opening new routes, commencing operations in new markets and introducing new vessels are capitalized and amortized over a period of 1 to 5 years. Under U.S. GAAP, certain of such costs are expensed as incurred or have been capitalized and amortized over a period not to exceed 24 months and are now fully amortized.

2) PENSIONS

   For Swedish GAAP purposes, pension expense for defined benefit pension plans is based on

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


   actuarial computations. Under U.S. GAAP, the determination of pension expense for defined benefit pension plans is made pursuant to Statement of Financial Accounting Standard, "Employers' Accounting for Pensions SFAS No. 87." SFAS 87 is more prescriptive than Swedish GAAP in that it requires the use of specific actuarial method (the projected unit credit method). Also under SFAS 87, under certain circumstances, a minimum liability is recorded with a corresponding intangible asset and/or reduction of shareholders' equity for plans that are underfunded.

3) FINANCIAL INSTRUMENTS

   Under Swedish GAAP, unrealized gains and losses on forward exchange contracts and foreign currency options which hedge future cash flows are deferred and recognized only when realized. Under U.S. GAAP, unrealized gains and losses on forward exchange contracts and foreign currency options which do not qualify for hedge accounting treatment would be recognized as income or loss when they occur.

4) REVALUATION OF ASSETS

   Under Swedish GAAP, until 1996, certain fixed assets could be revaluated upwards to the extent that other fixed assets were written down with the resulting impacts being offset in the income statement. Under U.S. GAAP, assets to be held and used should be written down to fair value only when the undiscounted cash flows of the long-lived asset are less than its carrying value. Accordingly, the carrying value of the vessels are different between Swedish GAAP and U.S. GAAP which results in a different gain or loss upon disposal and differing amounts of depreciation expense while held for use.

5) SALE LEASEBACK

   In August 1997 the Harwich International Port was sold and the Company entered into a long-term contract for usage of the port which contains minimum specified payments. Under Swedish GAAP the resulting gain was immediately recognized. Under U.S. GAAP the gain should be deferred and amortized into income over the term of the contract due to continued business involvement.

6) INVESTMENT IN P&O STENA LINE

   Under Swedish GAAP, the book value of the net assets contributed to P&O Stena Line will represent the Company's investment in the joint venture. Under U.S. GAAP, the 1997 charge of SEK 165 million represented the excess of the book value over the estimated fair value at December 31, 1997. During 1998 a further charge of SEK 88 million was recorded due to Stena Lines obligation to fund an amount of losses up to GBP 6.25 million from sale of vessels within P&O Stena Line. This different results in different amounts of goodwill depreciation between Swedish GAAP and U.S. GAAP.

The Company has adopted Statement of Financial Accounting ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income generally encompasses all changes in stockholders equity (except those arising from transactions with the owners) and includes Net income (loss), Net unrealized capital gains or losses and available for sale securities and Foreign currency translation adjustments. Comprehensive loss in accordance with US GAAP for the year ended December 31, 1999 was as follows:

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999

-------------------------------------------------------------------------------------------
                                                                          ACCUMULATED OTHER
(SEK IN MILLIONS)                                     COMPREHENSIVE    COMPREHENSIVE INCOME
-------------------------------------------------------------------------------------------
Balance of January 1, 1999 ......................                                       426
Net loss ........................................             (299)
Foreign currency translation adjustment .........               15                       15
                                                              ----
Comprehensive loss 1999 .........................             (284)
                                                    ---------------------------------------
Balance at December 31, 1999 ....................                                       441
-------------------------------------------------------------------------------------------

The Second loan stock (see Note 16) would under US GAAP be a part of the investment in P&O Stena Line. The total investment in P&O Stena Line under US GAAP would amount to SEK 1,797 million as of December 31, 1999.

Other US GAAP disclosures

Schedule of movements in allowance for doubtful accounts for the year ended December 31, 1999 is as follows:

------------------------------------------------------------------------------------------------------
           BALANCE AT
         BEGINNING OF   CHARGED TO COSTS      CHARGED (CREDITED)          ADDITIONS  BALANCE AT END OF
YEAR           PERIOD       AND EXPENSES   TO OTHER ACCOUNTS (1)   (DEDUCTIONS) (2)             PERIOD
------------------------------------------------------------------------------------------------------
1999               26                  9                      0                (14)                 21
------------------------------------------------------------------------------------------------------

(1)   Primarily foreign exchange differences

(2)   Write-offs of bad debts

Recent US accounting pronouncement issued but not yet adopted

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management has not determined the effect of the adoption of SFAS 133.

Pension information

Substantially all of the Company's employees in Sweden participate in a state-sponsored multiemployer pension plan. The Company has certain Swedish pension arrangements that are not multiemployer or non-participating insurance arrangements that are funded through payments to a separate pension foundation. The Company also has defined benefit pension plans in the United Kingdom. For Swedish GAAP purposes, pension expense for defined benefit pension plans is based on actuarial computations. The net periodic pension expense and the vested benefit obligation have also been determined for US GAAP purposes on the basis that would result if all employees are separated immediately. The accounting for pension plans in accordance with Swedish GAAP is different from the accounting and disclosure requirements of SFAS No. 87.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


Pension cost calculated in accordance with US GAAP includes the following:

------------------------------------------------------------------
                                           YEAR ENDED DECEMBER 31,
                                          ------------------------
(SEK IN MILLIONS)                                             1999
------------------------------------------------------------------
Service cost ..........................                         34
Interest cost .........................                        111
Return on assets ......................                       (146)
Net amortization and deferral .........                         (8)
                                          ------------------------
Net periodic pension cost .............                         (9)
------------------------------------------------------------------

-----------------------------------------------------------------------------------
                                                            YEAR ENDED DECEMBER 31,
                                                           ------------------------
(SEK IN MILLIONS)                                                              1999
-----------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year ................                       2394
Service cost ...........................................                         38
Interest cost ..........................................                        111
Actuarial gain (loss) ..................................                          8
Benefits paid ..........................................                        (87)
Foreign currency translation adjustment ................                         52
                                                           ------------------------
Benefit obligation at end of year ......................                       2516
Change in plan assets:
Fair value of plan assets at beginning of year .........                       2571
Actual return on plan assets ...........................                        425
Company contribution ...................................                         12
Employee contribution ..................................                          5
Benefits paid ..........................................                        (86)
Foreign currency translation adjustment ................                         66
                                                           ------------------------
Fair value of plan assets at end of year ...............                       2993
Funded status, excess of plan assets ...................                        477
Unrecognized actuarial loss (gain) .....................                       (273)
Unrecognized transition asset ..........................                        (47)
Unrecognized prior service cost ........................                         22
                                                           ------------------------
Net amount recognized ..................................                        179
-----------------------------------------------------------------------------------

Assumptions used in the calculation of pension obligations are as follows:

------------------------------------------------------------------------------
                                                         DOMESTIC      FOREIGN
------------------------------------------------------------------------------
Weighted discount rate ..............................       5.00%        4.75%
Rates of increase in compensation levels ............       2.50%        4.00%
Expected long term rate of return on assets .........         --         5.75%
------------------------------------------------------------------------------

Plan assets consist of cash, loans receivable, debt securities, equity securities and real estate.

NOTE 29.  RELATED PARTY TRANSACTIONS

The significant transactions between the Company and its affiliates are described below.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


Stena AB and affiliates

In the ordinary course of business, the Company charters and leases pursuant to long-term finance leases vessels from Stena AB. The Company also purchases and sells vessels to Stena AB. In 1999 the company paid Stena AB and its affiliates SEK 433 million, in respect of such charters, sales and leases.

Stena AB assigned options to Stena Line to order the construction of two HSS 1500s. Pursuant to these arrangements, the Company purchased one HSS 1500. The second option has been cancelled. The company has paid Stena AB a fee of SEK 23 million in respect of the HSS 1500 purchased to such option. The Company has also paid a license fee of SEK 12 million to Stena AB with respect to the use of Stena AB's patents in connection with the construction of an HSS 900 purchased by the Company directly from a shipyard.

In December 1996 Stena AB acquired 50% of the Stena Jutlandica, a RoPax vessel delivered to the Company in June 1996. The remaining 50% was sold the same time by the Company to Stena Sessan AB, an affiliate of Stena AB. The purchase prices paid by Stena AB and Stena Sessan AB were SEK 350 million and SEK 335 million, respectively. The purchase is a sale/lease-back agreement, pursuant to which the Company has chartered the vessel for a period of ten years. After three years, the Company has an option exercisable each quarter to purchase the vessel at the remaining value of the lease agreement. The Company is accounting for the lease as a capital lease.

In 1994 Stena AB acquired Convertible Subordinated Debentures from the Company for SEK 313 million. These debentures have a face value of SEK 304 million, bear interest at 7%, mature in April, 2001, and are convertible into the Company's A and B shares at a rate of SEK 45 per share.

Stena AB and the Company share office space in Gothenburg and have agreements relating to certain administrative services. Stena AB also provides certain insurance services to the Company. The Company also rents its terminals and certain office space used by the Company in Gothenburg from the Olsson family. In addition, the Company purchases at market prices bunker fuel for vessels used in its Scandinavian operations from Stena Metall AB, a company owned by the stockholders of Stena AB. The Company has purchased fuel in an amount of SEK 177 million during 1999.

In August 1997, the Company reached a settlement arrangement with Stena AB in respect of all claims arising under the charters of the two HSS 1500s chartered to the Company. The claims by the Company related to the stabilizing fins on the vessels and compensation payable to the Company for the vessels not being in full commercial use due to delays in construction carried out to the vessels and to certain port installations necessary to enable the vessels to operate in rough weather conditions. Pursuant to such settlement, Stena AB paid the Company GBP 11 million. In January 1998, Stena AB amended the charter contracts on these two HSS ferries to extend the term of the current charter period by three years and reduce the charter rate for a three-year period commencing January 1, 1998. Commencing January 1, 2001, the charter rate returns to the rates originally set forth in the charter agreement.

In May 1997, the Company and Stena AB formed a company to acquire spare parts for the HSS vessels and to lease such parts to the Company. The Company has a 33 1/3% interest and Stena AB has a 66 2/3% interest in such company. In 1999 the amount of the charter rental incurred by the Company was SEK 25 million.

                  STENA LINE AB AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                          YEAR ENDED DECEMBER 31, 1999


P&O Stena Line (Holdings) Limited and subsidiaries

The Company has subscribed to a GBP 30 million non interest bearing loan to P&O Stena Line which is mandatorily redeemable in 2017 if not earlier redeemed.

Stena Tor Line NB

The Company owned a 50% interest in Stena Tor Line HB. The Company's profit share has been SEK 5 million for the year ending December 31, 1999 respectively. The Company charters out the Stena Gothica to Stena Tor Line HB.

NOTE 30.  SUBSEQUENT EVENTS (UNAUDITED)

In September 2000, Stena Line will extend Northern Ireland operation, with the route Larne-Stranraer.

As of September 2000, the route Varberg-Grena will only handle freight during the low season.

In October, 2000 a new freight route will be opened between Hook van Holland -- Killingholme.

                   PRO FORMA CONDENSED FINANCIAL INFORMATION


The following unaudited Pro Forma Condensed Financial information gives effect to the sale of our 40% interest in P&O Stena Line in August 2002, and the use of proceeds of that sale to repay amounts outstanding under our revolving credit facilities, and the application of the net proceeds of the offering of the original notes, together with borrowings under our revolving credit facilities, for the redemption of our 10 1/2% Senior Notes due 2005 (which were called for redemption on December 16, 2002 to be redeemed on January 15, 2003) and the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004 (which were redeemed on December 12, 2002).


On August 13, 2002, we completed the sale of our 40% interest in P&O Stena Line to P&O. In connection with the sale, we received approximately (pounds sterling)193 million (SEK 2.8 billion) comprised of approximately (pounds sterling)152 million for our equity interest, (pounds sterling)30 million as repayment of an outstanding loan to P&O Stena Line and approximately (pounds sterling)11 million as dividends and interest. We used the proceeds to repay indebtedness under our revolving credit facilities.

The Pro Forma Condensed Financial Information assumes the redemption of $121.8 million aggregate principal amount of our 10 1/2% Senior Notes due 2005 that was outstanding at September 30, 2002. The premium to redeem the 10 1/2% Senior Notes is assumed to be $3.2 million, based on the $121.8 million principal amount outstanding when the notes are redeemed. The Pro Forma Condensed Financial Information also assumes the redemption of $95.4 million aggregate principal amount of Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004. The premium to redeem the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004 was $3.9 million.The redemption of the Stena Tay Limited Notes was and the redemption of the 10 1/2% Senior Notes will be financed by the offering of the original notes and the borrowings under our revolving credit facilities.

The pro forma adjustments are reflected as if these transactions had actually occurred on January 1, 2001 for the unaudited Pro Forma Condensed Consolidated Income Statement and at September 30, 2002 for the unaudited Pro Forma Condensed Consolidated Balance Sheet. The unaudited Pro Forma Condensed Financial Information should be read in conjunction with our Consolidated Financial Statements and the Notes and the Unaudited Condensed Consolidated Financial Statements and the Notes appearing elsewhere in this Prospectus.

The unaudited Pro Forma Condensed Financial Information has been prepared in accordance with Swedish GAAP. A reconciliation of stockholders' equity from Swedish GAAP to US GAAP is included in note (e) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. A reconcilation of pro forma net income from Swedish GAAP to US GAAP is included in note (h) to the unaudited Pro Forma Condensed Consolidated Income Statement.

The unaudited Pro Forma Condensed Consolidated Financial Information does not purport to represent what our financial position or results of operations would have been had such transactions been completed as of the dates indicated nor does it give effect to any events other than those discussed in the notes to the unaudited Pro Forma Condensed Financial Information. The unaudited Pro Forma Condensed Financial Information also does not purport to project our financial position or results of operations as of any date or for any future period.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 2002
                                  (UNAUDITED)
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                                                   -------------------
                                                           STENA
(IN MILLIONS)                                         HISTORICAL        REFINANCING         PRO FORMA   PRO FORMA (A)
---------------------------------------------------------------------------------------------------------------------
                                                             SEK                SEK               SEK               $
ASSETS:
Noncurrent assets:
 Intangible assets .................................          14                                   14               2
Tangible fixed assets:
 Property, vessels and equipment ...................      23,726                               23,726           2,558
Financial fixed assets:
 Marketable securities .............................         721                                  721              78
 Other noncurrent assets ...........................         896                 29 (c)           925             100
                                                       --------------------------------------------------------------
Total noncurrent assets ............................      25,357                 29            25,386           2,737
Current assets: ....................................
 Inventories .......................................         228                                  228              25
 Receivables .......................................       2,375                                2,375             256
 Prepaid expenses and accrued income ...............         811                (10)(c)           801              86
 Short-term investments ............................         409                                  409              44
 Cash and cash equivalents .........................         785                                  785              85
                                                       --------------------------------------------------------------
Total current assets ...............................       4,608                (10)            4,598             496
                                                       --------------------------------------------------------------
Total assets .......................................      29,965                 19            29,984           3,233
                                                       --------------------------------------------------------------
STOCKHOLDERS EQUITY AND LIABILITIES:
Stockholders' equity (g) ...........................      11,743                (97) (d)       11,646           1,256
Provisions .........................................       1,099                                1,099             119
Noncurrent liabilities:
Long-term debt:
 Property ..........................................       4,683                                4,683             505
 Other .............................................       5,122               (459)(b)         4,941             533
                                                                                278 (b)
 Senior Notes ......................................       2,753             (1,131) (b)        3,477             375
                                                                              1,855 (b)
Capitalized lease obligations ......................         605                                  605              65
Other noncurrent liabilities .......................         144                                  144              15
                                                       --------------------------------------------------------------
Total noncurrent liabilities .......................      13,307                543            13,850           1,493
Current liabilities:
Short-term debt:
 Property ..........................................          15                                   15               2
 Other .............................................         678               (427)(b)           251              27
Capital lease obligations ..........................          75                                   75               8
Accrued costs and prepaid income ...................       1,688                                1,688             182
Other current liabilities ..........................       1,360                                1,360             146
                                                       --------------------------------------------------------------
Total current liabilities ..........................       3,816               (427)            3,389             365
                                                       --------------------------------------------------------------
Total stockholders' equity and liabilities .........      29,965                 19            29,984           3,233
---------------------------------------------------------------------------------------------------------------------

See accompanying notes to the unaudited pro forma condensed consolidated balance sheet.

                         NOTES TO PRO FORMA CONDENSED
                          CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)


(a) Amounts in U.S. dollars have been translated, solely for the convenience of the reader, at an exchange rate of $1.00 = 9.2740 SEK, the noon buying rate on September 30, 2002.

(b) The accompanying pro forma condensed consolidated balance sheet reflects the following sources and uses of cash, based on amounts that are recorded in our balance sheet at September 30, 2002:

         -----------------------------------------------------------------------
         (SEK IN MILLIONS)
         -----------------------------------------------------------------------
         Sources:
          9 5/8% Senior Notes due 2012 issued in November 2002....    1,855
          Borrowings under 2002 revolving credit facility ........      278
                                                                      -----
                                                                      2,133
         Uses:
          Redemptions:
            10 1/2% senior notes due 2005 ........................    1,131
            Stena Tay Limited 7.30% senior secured guaranteed
            notes due 2004:
          Current ................................................      427
          Long-term ..............................................      459
          Call premiums:
            10 1/2% senior notes due 2005 ........................       30
            Stena Tay Limited 7.30% senior secured guaranteed
            notes due 2004 .......................................       36
          Fees and expenses of the offering of 9 5/8% Senior
            Notes due 2012 issued in November 2002 ...............       50
                                                                      -----
                                                                      2,133
          ----------------------------------------------------------------------

(c) Represents the estimated financing costs of SEK 50 million related to the issuance of the 9 5/8% Senior Notes due 2012 consisting of underwriting commissions and related debt issuance costs and the write-off of existing deferred debt issuance costs of SEK 31 million (SEK 21 million of which is included in other noncurrent assets and SEK 10 million of which is included in prepaid expenses and accrued income) from the redemption of the 10 1/2% Senior Notes and the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004.

(d) Represents a nonrecurring loss of an estimated SEK 97 million, which consists of SEK 66 million of call premiums that will be paid upon the redemption of the 10 1/2% Senior Notes due 2005 and call premiums that were paid upon the redemption of the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes due 2004, and the write-off of SEK
           31 million of unamortized debt issuance costs related to those borrowings.

(e) The Swedish accounting principles followed in the preparation of the historical financial statements differ in certain significant respects from US GAAP. Those differences which have a significant effect on stockholders' equity are discussed in Note 24 of the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

The calculation of pro forma stockholders' equity in accordance with US GAAP is as follows:

--------------------------------------------------------------------------
                                                       AS OF SEPTEMBER 30,
(SEK IN MILLIONS)                                                     2002
--------------------------------------------------------------------------
Stockholders' equity as per pro forma balance sheet
 in accordance with Swedish GAAP ......................             11,646
Adjustments to reconcile to US GAAP:
 Disposal of assets ...................................                (93)
 Depreciation of properties ...........................               (311)
 Investments in securities ............................                (12)
 Investment subsidies .................................                (18)
 Financial instruments ................................                 43
 Purchase accounting Stena Line .......................               (190)
 Pensions .............................................                 54
 Others ...............................................               (112)
 Tax effect of cumulative US GAAP adjustments .........                122
                                                                    ------
Pro forma stockholders' equity under US GAAP ..........             11,129
--------------------------------------------------------------------------

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                         YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                         PRO FORMA ADJUSTMENTS
                                                              --------------------------------
                                                      STENA   DISPOSITION OF
(IN MILLIONS)                                    HISTORICAL   P&O STENA LINE     REFINANCING      PRO FORMA   PRO FORMA (A)
---------------------------------------------------------------------------------------------------------------------------
                                                        SEK              SEK             SEK            SEK               $
Revenues .......................................     13,104                                          13,104          1,413
Direct operating expenses ......................     (8,928)                                         (8,928)          (963)
Selling and administrative expenses ............     (1,421)                                         (1,421)          (153)
Non-recurring items ............................         18                                              18              2
Depreciation and amortization ..................     (1,506)                                         (1,506)          (162)
                                                --------------------------------------------------------------------------
Total operating expenses .......................    (11,837)              --              --        (11,837)        (1,276)
                                                --------------------------------------------------------------------------
Income from operations .........................      1,267                                           1,267            137
Share of affiliated companies' results .........        131             (131)(b)                         --             --
Financial income and expense (g) ...............       (597)             106 (c)         260 (e)       (456)           (49)
                                                                                        (225)(f)
Minority interest ..............................          4                                               4             --
                                                --------------------------------------------------------------------------
Income before taxes ............................        805              (25)             35            815             88
Income taxes ...................................        605              (30)(d)          22(d)         597             64
                                                --------------------------------------------------------------------------
Net income (h) .................................      1,410              (55)             57          1,412            152
---------------------------------------------------------------------------------------------------------------------------


See accompanying notes to the unaudited pro forma condensed consolidated income statement

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                     NINE MONTHS ENDED SEPTEMBER 30, 2001
                                  (UNAUDITED)
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                                                               PRO FORMA ADJUSTMENTS
                                                                  ----------------------------------
                                                       STENA     DISPOSITION OF
(IN MILLIONS)                                     HISTORICAL     P&O STENA LINE       REFINANCING     PRO FORMA (A)
-------------------------------------------------------------------------------------------------------------------
                                                         SEK                SEK               SEK              SEK
Revenues .......................................      10,090                                                 10,090
Direct operating expenses ......................      (6,745)                                                (6,745)
Selling and administrative expenses ............        (993)                                                  (993)
Depreciation and amortization ..................      (1,170)                                                (1,170)
                                                 ------------------------------------------------------------------
Total operating expenses .......................      (8,908)                --                --            (8,908)
                                                 ------------------------------------------------------------------
Income from operations .........................       1,182                 --                --             1,182
Share of affiliated companies' results .........          82                (82) (b)           --                --
Financial income and expense (g) ...............        (497)               104 (c)           194 (e)          (370)
                                                                                             (171)(f)
Minority interest ..............................           1                 --                --                 1
                                                 ------------------------------------------------------------------
Income before taxes ............................         768                 22                23               813
Income taxes ...................................        (326)               (29)(d)             2 (d)          (353)
                                                 ------------------------------------------------------------------
Net income (h) .................................         442                 (7)               25               460
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to the unaudited pro forma condensed consolidated income statement

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                     NINE MONTHS ENDED SEPTEMBER 30, 2002
                                  (UNAUDITED)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                   PRO FORMA ADJUSTMENTS
                                                              --------------------------------
                                                     STENA   DISPOSITION OF
(IN MILLIONS)                                   HISTORICAL   P&O STENA LINE     REFINANCING      PRO FORMA  PRO FORMA (A)
------------------------------------------------------------------------------------------------------------------------
                                                       SEK              SEK             SEK            SEK              $
Revenues .......................................    10,301                                          10,301          1,110
Direct operating expenses ......................    (6,773)                                         (6,773)          (730)
Selling and administrative expenses ............    (1,123)                                         (1,123)          (121)
Depreciation and amortization ..................    (1,323)                                         (1,323)          (143)
                                                -------------------------------------------------------------------------
Total operating expenses .......................    (9,219)              --              --         (9,219)          (994)
                                                -------------------------------------------------------------------------
Income from operations .........................     1,082               --              --          1,082            116
Share of affiliated companies' results .........         4               (4)(b)                         --             --
Gain on sale of affiliated companies ...........       652             (652)(b)          --             --             --
Financial income and expense (g) ...............      (627)              48 (c)         168 (e)       (568)           (61)
                                                                                       (157)(f)
Minority interest ..............................         1                                               1             --
                                                -------------------------------------------------------------------------
Income before taxes ............................     1,112             (608)             11            515             55
Income taxes ...................................       (95)             (13)(d)          14 (d)        (94)           (10)
                                                -------------------------------------------------------------------------
Net income (h) .................................     1,017             (621)             25            421             45
------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the unaudited pro forma condensed consolidated income statement

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                               INCOME STATEMENT
                                  (UNAUDITED)

(a) Amounts in U.S. dollars have been translated solely for the convenience of the reader, at an exchange rate of $1.00 = SEK 9.2740, the noon buying rate on September 30, 2002.

(b) Represents adjustments to eliminate the equity in the earnings (loss) of P&O Stena Line. Also represents an adjustment to eliminate the non-recurring gain of SEK 652 million which was included in the historical results of operations and resulted directly from the sale of P&O Stena Line.

(c) Represents a reduction in interest expense from the repayment of SEK 2.7 billion of indebtedness under our revolving credit facilities from the proceeds of the sale of our 40% interest in P&O Stena Line.

(d) Represents the income tax effects of the pro forma adjustments at the Company's statutory rate. In the historical financial statements, no tax benefit was realized on interest expense on the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes because the interest was incurred in a non-taxable jurisdiction. A tax benefit will be realized on the interest expense on the new Senior Notes due 2012.

(e) Represents a reduction in interest expense from the repayment of the 10 1/2% Senior Notes and the Stena Tay Limited 7.30% Senior Secured Guaranteed Notes including the reversal of the amortization of existing deferred debt issuance costs of SEK 10 million for the year ended December 31, 2001 and SEK 8 million for the nine-month periods ended September 30, 2001 and 2002.

(f) Represents interest expense on the $200 million of new Senior Notes due 2012 at an interest rate of 9 5/8% and interest expense on additional assumed borrowings of SEK 278 million under the 2002 revolving credit facility at applicable rates. This pro forma adjustment also includes SEK 6 million for the year ended December 31, 2001 and SEK 4 million for the nine-month periods ended September 30, 2001 and 2002 related to amortization of deferred financing costs from the issuance of the new Senior Notes due 2012.

(g)  Interest expense for the consolidated and restricted group is as follows:



-----------------------------------------------------------
                                                NINE MONTHS
                                  YEAR ENDED          ENDED
                                DECEMBER 31,  SEPTEMBER 30,
                                ---------------------------
(IN MILLIONS)                           2001  2001     2002
-----------------------------------------------------------
                                         SEK  SEK       SEK
Historical:
 Consolidated Group .........            913  738       746
 Restricted Group ...........            671  555       548
Pro forma: ..................
 Consolidated Group .........            776  615       691
 Restricted Group ...........            534  432       493
-----------------------------------------------------------

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                          INCOME STATEMENT--CONTINUED
                                  (UNAUDITED)


(h) The Swedish accounting principles followed in the preparation of the historical financial statements differ in certain significant respects from US GAAP. Those differences which have a significant effect on net income are discussed in Note 24 of the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

     The calculation of pro forma net income in accordance with US GAAP is as follows:

---------------------------------------------------------------------------------------------
                                                               YEAR ENDED   NINE MONTHS ENDED
                                                             DECEMBER 31,       SEPTEMBER 30,
                                                             --------------------------------
(IN MILLIONS)                                                        2001       2001     2002
---------------------------------------------------------------------------------------------
                                                                      SEK        SEK      SEK
      Net Income as per pro forma statements of income
         in accordance with Swedish GAAP .................          1,412        460      421
      Adjustments to reconcile to US GAAP:
       Disposal of assets ................................             30         27        8
       Depreciation of properties ........................            (49)       (35)     (42)
       Leases ............................................             (4)        (4)      --
       Investments in securities .........................            (48)       (36)     183
       Financial instruments .............................           (268)      (117)     172
       Purchase accounting Stena Line ....................           (243)      (171)    (118)
       Pensions ..........................................             21        (14)      34
       Other .............................................             29         21       21
       Tax effect of US GAAP adjustments .................             69          8     (108)
                                                             --------------------------------
      Pro forma net income in accordance with US GAAP.....            949        139      571
---------------------------------------------------------------------------------------------

================================================================================


                                 $200,000,000



                              [STENA LOGO OMITTED]



                                 STENA AB (PUBL)


          Offer to Exchange All Outstanding 9 5/8% Senior Notes due 2012
                        for 9 5/8% Senior Notes due 2012,
                        Which Have Been Registered Under
                           the Securities Act of 1933









                             ---------------------
                                   PROSPECTUS
                             ---------------------





                                 January 17, 2003



================================================================================